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As filed with the Securities and Exchange Commission on August 9, 2007

Registration No. 333-143205

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Duff & Phelps Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	6199
(Primary Standard Industrial
Classification Code Number)
 55 East 52nd Street
New York, New York 10055
(212) 871-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	20-8893559 (I.R.S. Employer Identification Number)

Edward S. Forman, Esq.
Executive Vice President, General Counsel and Secretary
Duff & Phelps Corporation
55 East 52nd Street
New York, New York 10055
(212) 871-2000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3000	Michael Kaplan, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 9, 2007

PROSPECTUS

Shares

Class A Common Stock

        This is the initial public offering of our Class A common stock. We are offering                        shares of our Class A common stock.

        Prior to this offering there has been no public market for our Class A common stock. It is currently estimated that the public offering price per share of our Class A common stock will be between $            and $            . We intend to list our Class A common stock on the New York Stock Exchange under the symbol "DUF."

        See "Risk Factors" on page 10 to read about factors you should consider before buying our Class A common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

        To the extent that the underwriters sell more than                        shares of our Class A common stock, the underwriters have the option to purchase up to an additional                         shares of our Class A common stock from us at the initial public offering price less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

        The underwriters expect to deliver the shares of our Class A common stock against payment in New York, New York on            , 2007.

Goldman, Sachs & Co.	UBS Investment Bank
Lehman Brothers
William Blair & Company
Keefe, Bruyette & Woods
Fox-Pitt, Kelton

Prospectus dated            , 2007.

        You should rely only on the information contained in this prospectus or to which we have referred you, including any free writing prospectus that we file with the Securities and Exchange Commission relating to this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	10
Cautionary Note Regarding Forward-Looking Statements	23
Our Structure	24
Use of Proceeds	28
Dividend Policy	29
Capitalization	30
Dilution	31
Unaudited Pro Forma Financial Information	33
Selected Consolidated Financial and Operating Data	38
Management's Discussion and Analysis of Financial Condition and Results of Operations	41
Business	69
Management	84
Related Party Transactions	103
Principal Shareholders	107
Description of Capital Stock	109
Description of Indebtedness	113
Shares Eligible for Future Sale	115
Material U.S. Federal Tax Consequences to Non-U.S. Stockholders	118
Underwriting	120
Legal Matters	124
Experts	124
Where You Can Find More Information	125
Index to Financial Statements	F-1

        Until            , 2007 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

MARKET AND INDUSTRY DATA AND FORECASTS

        This prospectus includes market and industry data and forecasts that we have developed from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, neither we nor the underwriters have independently verified the data.

        Our internal data, estimates and forecasts are based upon information obtained from our investors, partners, trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. Although we believe that such information is reliable, we have not had such information verified by any independent sources.

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, especially the risks of investing in our Class A common stock discussed under "Risk Factors," and the consolidated financial statements and notes to those consolidated financial statements, before making an investment decision. In this prospectus, unless the context otherwise requires, the terms "Duff & Phelps," "the company," "we," "us" and "our" refer to Duff & Phelps Corporation and its subsidiaries. The pro forma revenues data for the year ended December 31, 2006 give pro forma effect to the Chanin acquisition described below, as if the acquisition had been completed as of January 1, 2006. Unless the context otherwise requires, the use of the term "revenue" or "revenues" in this prospectus, refers to revenue or revenues before reimbursable expenses.

Our Business

        We are a leading provider of independent financial advisory and investment banking services. Our mission is to help our clients protect, maximize and recover value. The foundation of our services is our ability to provide independent advice on issues involving highly technical and complex assessments of value. We principally support client needs in financial and tax valuation (especially in the context of business combinations and other corporate transactions), mergers and acquisitions ("M&A"), restructuring and litigation and disputes. We believe the Duff & Phelps brand is associated with a high level of professional service and integrity, knowledge leadership and independent, trusted advice. With over 680 highly experienced and credentialed client service professionals at June 30, 2007, we serve a global client base through offices in 21 cities, comprised of offices in 15 U.S. cities, including New York, Chicago and Los Angeles, and six international offices located in Amsterdam, London, Munich, Paris, Tokyo and Zurich.

        We provide our services through our Financial Advisory and Investment Banking segments. Our Financial Advisory segment provides valuation advisory, transaction advisory, specialty tax and dispute and legal management consulting services. These services help our clients effectively navigate through increasingly complex financial, accounting, tax, regulatory and legal issues. Our Investment Banking segment provides M&A advisory services, transaction opinions and restructuring advisory services. Through these services we provide independent advice to our clients in order to assist them in making critical decisions in a variety of strategic situations. The Financial Advisory and Investment Banking segments serve a broad base of clients and work collaboratively to identify and capture new business opportunities. For the year ended December 31, 2006, we generated 77% of our revenues and 72% of our pro forma revenues from our Financial Advisory segment, and 23% of our revenues and 28% of our pro forma revenues from our Investment Banking segment. For the six-month periods ended June 30, 2007 and 2006, we generated 76% and 83%, respectively, of our revenues from our Financial Advisory segment and 24% and 17%, respectively, of our revenues from our Investment Banking segment.

        We provide our services globally to a wide variety of companies who are in need of industry-leading, customized financial advice. Our clients include publicly-traded and privately-held companies, as well as investment firms such as private equity firms and hedge funds. Additionally, we maintain extensive relationships with law, accounting and investment banking firms from whom we receive referral business.

        We have a collaborative culture that is based on a team approach. This approach promotes the cross-selling of new business opportunities across practice groups and enables us to deliver the most appropriate Duff & Phelps professionals to meet a client's needs. In addition, our integrated, multi-disciplinary approach enables us to cross-staff our professionals across multiple service lines to better manage the utilization of our staff. We believe that, as a result of our firm's culture, global scale, broad service offering and strong brand name, Duff & Phelps provides an attractive career platform, which allows us to attract and retain highly qualified professionals.

        From the fiscal year ended December 31, 2004 through the fiscal year ended December 31, 2006, our revenue has grown from $28.9 million to $246.7 million through a combination of acquisitions and organic growth. Our number of client service professionals has increased from 75 at December 31, 2004 to over 680 at June 30, 2007.

Our History

        The original Duff & Phelps business was founded in 1932 to provide high quality investment research services focused on the utility industry. Over several decades, it evolved into a diversified financial services firm providing investment banking, credit rating, and investment management services. In 1994, the credit rating business of Duff & Phelps was spun off into a separate public company that was eventually purchased by Fitch Ratings, Ltd. ("Fitch Ratings"). In 2000, Duff & Phelps, LLC, the company that operated the investment banking practice of the Duff & Phelps business, was acquired by Webster Financial Corporation ("Webster"). In 2004, Duff & Phelps, LLC was acquired from Webster by its management and an investor group led by Lovell Minnick Partners LLC ("Lovell Minnick"), a leading private equity firm.

        In 2005, Duff & Phelps, LLC teamed with Lovell Minnick and Vestar Capital Partners ("Vestar"), another leading private equity firm, to acquire the Corporate Value Consulting business ("CVC") from the Standard & Poor's division of The McGraw-Hill Companies, Inc. ("McGraw-Hill"). CVC was formed in the 1970's, initially as part of the financial advisory service groups of Price Waterhouse and Coopers & Lybrand. These practices were combined in 1998 when Price Waterhouse merged with Coopers & Lybrand to form PricewaterhouseCoopers ("PwC") and were subsequently acquired by McGraw-Hill in 2001, thereby establishing independence from the audit practice of PwC. In connection with the acquisition of CVC, Duff & Phelps Acquisitions, LLC ("D&P Acquisitions") was formed and Duff & Phelps, LLC became a wholly-owned subsidiary of D&P Acquisitions. In October 2006, D&P Acquisitions acquired Chanin Capital Partners LLC ("Chanin"), one of the leading independent specialty investment banks providing restructuring advisory services for middle market and distressed transactions. Duff & Phelps Corporation was formed in connection with this offering and will, upon consummation of this offering, be the sole managing member of D&P Acquisitions.

Industry Trends

        We believe that favorable long-term global trends have created a climate that supports strong revenue and profit growth in the industry segments in which we compete. These trends include:

  •
  Growing demand for independent advisors. We are not affiliated with any public accounting firm and, therefore, we are not constrained by the provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act") that limit an accounting firm's ability to provide certain non-audit services to its audit clients. We believe that these restrictions, together with the perceived conflicts of interest when auditors provide non-audit services to their audit clients, provide us with a competitive advantage over public accounting firms in securing financial advisory engagements. In addition, we believe our investment banking business will benefit from the growing scrutiny by regulators and investors regarding corporate governance. This has led to increased sensitivity among managers and corporate boards to the conflicts of interest presented by the advisory fees, underwriting, lending, sales and trading and other investment banking activities of our more diversified competitors. For example, we believe corporate boards are increasingly seeking independent fairness opinions from independent M&A advisory firms, such as us, either as the primary fairness opinion or as a supplemental opinion when there are concerns that their investment banking advisors are conflicted due to the M&A advisory fees they stand to earn upon successful consummation of a transaction.

  •
  Movement to fair value accounting. Both the Financial Accounting Standards Board ("FASB") and the International Accounting Standards Board ("IASB") are increasingly favoring the use of fair value accounting techniques. These techniques seek to measure the current market value of a company's assets and liabilities as an alternative to the traditional historical cost method of accounting, which they argue is less relevant to investors who make investment decisions based on current, not historical, assessments of value. We believe that the movement of accounting standards to fair value accounting, coupled with the increased scrutiny by boards and investors of the quality, transparency and reliability of financial statements, will drive continued demand for high quality, third-party valuation services.

  •
  Growth in global M&A activity. Strong equity markets, robust earnings and significant cash balances have made corporate buyers much more active in M&A. In addition, strong credit markets and the increased desire by institutional investors for alternative investment vehicles have fueled growth in private equity-backed leveraged buyouts. Despite recent growth, we believe that M&A activity will remain strong. We believe, in addition to creating demand for investment banking services such as M&A advisory and transaction opinions services, increased M&A activity will drive the demand for our financial advisory services, such as purchase price allocation and other valuation services. In addition, we believe demand for our M&A due diligence services will grow significantly with increased activity of private equity firms and hedge funds in M&A.

  •
  Restructuring and financial distress. If economic growth slows and default rates increase, we believe there will be a significant increase in demand for restructuring services, especially from new entrants into the market who lack experience in complex workout and bankruptcy situations.

  •
  Litigation and disputes. Litigation and disputes often arise as a result of disagreements over economic value in the context of bankruptcies, M&A, commercial and shareholder disputes, intellectual property disputes, tax disputes, financial reporting and insurance claims. We believe increased M&A activity, shareholder activism, increased regulatory scrutiny and the increased complexity and value of intellectual property assets will continue to drive demand for our dispute consulting services.

Our Competitive Strengths

        We believe our key competitive strengths include:

  •
  Strong brand name with leading market positions. We believe that the Duff & Phelps brand is well-recognized and associated with independent, trusted advice, knowledge leadership and technical expertise in the fields of finance, valuation, accounting and tax. We have a leading market position for many of the services that we provide. For example, we believe we are the industry's leading independent practice providing purchase price allocation services. Additionally, according to Thomson Financial, in 2006, we were the number two independent provider of fairness opinions (which we define as excluding investment banks that engage in underwriting, capital markets or lending activities) in the world based on the number of opinions delivered, and, according to The Deal, a top ten global provider of restructuring services based on number of assignments.

  •
  Independent provider of financial advisory services. We consider ourselves independent because, among other things, we do not provide our clients with audit or Sarbanes-Oxley Act Section 404 compliance services, and we do not engage in public capital raising, trading, underwriting or lending activities. We believe that our independent and objective perspective is highly valued by our clients in various financial and strategic settings.

  •
  Long-standing, diverse client relationships. We have achieved long-standing client relationships by providing advice on issues involving highly technical and complex assessments of value. We proactively assess the needs of our clients and deliver the full resources of our firm to address their issues, working collaboratively with our clients' other advisors, including law firms and accounting firms, to provide services which these advisors cannot provide either because they lack the expertise or due to conflict issues. We provide services to a diverse base of clients, including public and private companies, investment firms such as private equity firms and hedge funds and professional services firms, such as law firms and public accounting firms. In 2006, 62% of our revenue was derived from repeat engagements with existing clients.

  •
  Broad service offering. We have a broad and well-balanced service offering. Our service offerings span across cyclical, non-cyclical and counter-cyclical activities and provide for revenue diversification through both time-and-materials-based and success-based fee structures. Our broad service offering allows us to better serve our global client base by drawing solutions from our various areas of expertise, reduce our dependence on any one service offering and promote cross-selling of our services and the development of our client service professionals.

  •
  Critical mass of highly qualified and experienced professionals. With over 680 highly qualified and credentialed client service professionals at June 30, 2007, we can execute large and complex advisory assignments that we believe many of our competitors cannot. Many of our client service professionals are regarded as industry leaders, have previously held senior positions at the Big Four (i.e., the four largest accounting firms in the world: Deloitte Touche Tohmatsu; Ernst & Young Global Limited; KPMG International; and PricewaterhouseCoopers International Limited), hold advanced degrees or occupy or have occupied positions on national trade boards and trade associations.

  •
  Distinctive, collaborative culture. We have developed a collaborative culture that is based on a team approach which aims to deliver the most appropriate Duff & Phelps client service professionals to meet a client's needs, regardless of the source of the client engagement. Our culture is exemplified by this team approach, the meritocracy under which client service professionals are promoted, the cross-selling of services between our practice groups and the cross-staffing by which client service professionals are encouraged to assist in other areas of client projects outside of their core practice group.

  •
  Global presence. We deliver our services through offices in 21 cities, including six international offices. We believe our ability to operate in an integrated global manner provides us with a competitive advantage over many of our competitors to perform complex engagements that span multiple countries and continents.

  •
  Strong and experienced management team. Our executive officers have an average of approximately 20 years of industry experience. In addition, our executive officers have successfully sourced, executed and integrated several acquisitions, including the hiring of various teams of seasoned professionals from other firms and the CVC and Chanin acquisitions.

Our Growth Strategy

        We intend to expand our business by:

  •
  Expanding services to our existing clients. We intend to use our broad service offering, our leading market positions and our entrenched client relationships to continue penetrating our existing clients. Given the recent CVC and Chanin acquisitions and the recent additions of new business lines, we believe we have a meaningful opportunity to increase revenue through increased penetration of existing clients.

  •
  Expanding our client base. We aim to significantly expand our client base and increase the overall exposure of our firm in the markets we serve. Despite holding market-leading positions in many of our service offerings, we operate in highly fragmented industries and believe there are significant opportunities to serve clients with whom we have no current relationship.

  •
  Expanding our global presence. We believe that the continuing convergence of international and U.S. accounting standards and increasing global M&A activity have created a significant opportunity for global expansion of our services. In addition, we believe we have a significant opportunity to leverage our reputation and capabilities in the U.S. to Europe and Asia. In addition to our existing offices in Amsterdam and London, over the past year we have opened four international offices in Munich, Paris, Tokyo and Zurich, and currently have over 50 client service professionals in our international locations. We intend to continue our expansion in Europe and Asia in the future.

  •
  Expanding our service offerings. We intend to expand our current capabilities around our core competencies and broaden the scope of our existing services to address the evolving needs of our clients and shifting market conditions. For example, in 2006, given the increasingly global nature of our client base, we invested resources internally to develop a specialty tax business in response to our identification of an underserved area in our Financial Advisory segment.

  •
  Attracting additional highly qualified professionals. We believe our attractive, collaborative culture, differentiated business model, leading market positions and performance-based compensation structure will continue to enable us to attract and retain top client service professionals and provide a platform for career development.

  •
  Pursuing strategic acquisitions and alliances. We plan to expand our operations opportunistically through the acquisition of complementary businesses and by establishing strategic alliances.

Our Structure

        In connection with this offering we will effect the reorganization transactions described in "Our Structure" beginning on page 24 to simplify the capital structure of D&P Acquisitions. Currently, D&P Acquisitions' capital structure consists of seven different classes of membership interests that have different capital accounts and profits interests. The net effect of the Recapitalization Transactions will be to convert the current multiple-class structure into a single-class of membership interests in D&P Acquisitions. Following the Reorganization and Offering described under "Our Structure," we will be a holding company and our sole asset will be a controlling equity interest in D&P Acquisitions. We will operate and control all of the business and affairs of D&P Acquisitions and its subsidiaries and consolidate the financial results of D&P Acquisitions and its subsidiaries.

Additional Information

        Our principal executive offices are located at 55 East 52nd Street, New York, New York 10055. The telephone number of our principal executive offices is (212) 871-2000, and we maintain a website at www.duffandphelps.com. Information contained on our website does not constitute a part of this prospectus.

THE OFFERING

Class A common stock offered by us	shares of Class A common stock
Over-allotment option	shares of Class A common stock
Common stock to be outstanding immediately after this offering	shares of Class A common stock shares of Class B common stock
Voting	One vote per share; Class A and Class B common stock voting together as a single class.
Use of proceeds	We estimate that the net proceeds from the sale of our Class A common stock in this offering, after deducting offering expenses and the underwriting discounts, will be approximately $ million based on the assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover of this prospectus. Based on this assumed initial public offering price, we intend to use the proceeds from the offering, (i) to redeem approximately $ million of New Class A Units held by the existing unitholders of D&P Acquisitions, of which approximately $ will be paid to Noah Gottdiener, our Chairman and Chief Executive Officer, approximately $ to Gerard Creagh, our President, approximately $ to Jacob Silverman, our Executive Vice President and Chief Financial Officer, approximately $ to Brett Marschke, our Executive Vice President and Chief Operating Officer, approximately $ to Edward Forman, our Executive Vice President, General Counsel, and Secretary and approximately $ to Harvey Krueger, one of our independent directors, (ii) to repay $ outstanding borrowings under our credit agreement, and (iii) in respect of the remainder, for general corporate purposes.
For further information, see "Use of Proceeds."
Dividend policy	We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.
Proposed New York Stock Exchange symbol	"DUF"
Risk factors	Please read the section entitled "Risk Factors" for a discussion of some of the factors you should carefully consider before deciding to invest in our Class A common stock.

        References in this section to the number of shares of our common stock to be outstanding after this offering, and the percent of our voting rights held, is based on             shares of common stock outstanding at            , 2007.

        Unless otherwise indicated, the information presented in this prospectus:

  •
  assumes an initial public offering price of $            per share, the midpoint of the estimated initial public offering price range;

  •
  assumes that the underwriters' option to purchase additional Class A common stock from us to cover over-allotments, if any, is not exercised; and

  •
  excludes            shares reserved for future issuance under our 2007 Omnibus Stock Incentive Plan.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND
OPERATING INFORMATION

        The following summary historical consolidated financial information and other data of D&P Acquisitions and its predecessor should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

        The summary consolidated statements of operations data for each of the years ended December 31, 2006 and 2005, for the periods from March 15, 2004 through December 31, 2004 and from January 1, 2004 through March 14, 2004, and the summary consolidated balance sheets data at December 31, 2006 and 2005 have been derived from our and our predecessor's audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the six months ended June 30, 2007 and 2006, and the summary consolidated balance sheet data at June 30, 2007 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

	Successor					Predecessor
	Six Months Ended June 30,		Year Ended December 31,		Period from March 15, 2004 through December 31, 2004(1)	Period from January 1, 2004 through March 14, 2004(1)
Consolidated statements of operations	2007	2006	2006	2005
	(in thousands)
Revenues:
Financial Advisory	$124,432	$85,078	$189,486	$35,460	$—	$—
Investment Banking	40,131	17,598	57,256	38,466	24,995	3,881
Reimbursable expenses	6,058	6,574	12,526	4,313	1,339	272

Total revenues	170,621	109,250	259,268	78,239	26,334	4,153
Direct client service costs:
Compensation and benefits (including $22,041 and $2,889 of equity-based compensation for the six months ended June 30, 2007 and June 30, 2006, respectively and $10,244 and $2,113 of equity-based compensation for 2006 and 2005, respectively)(2)	110,051	64,098	146,926	44,387	15,545	2,861
Other direct client service costs	813	341	1,034	145	267	19
Acquisition retention expenses(3)	1,331	4,178	6,003	11,695	—	—
Reimbursable expenses	6,085	6,339	12,685	4,541	1,339	272

Total direct client service costs	118,280	74,956	166,648	60,768	17,151	3,152
Operating expenses:
Selling, general and administrative (including $7,798 and $1,298 of equity-based compensation for the six months ended June 30, 2007 and June 30, 2006, respectively and $3,790 and $1,803 of equity-based compensation for 2006 and 2005, respectively)(2)	49,160	30,305	68,606	22,246	5,212	1,466
Depreciation and amortization	4,398	4,048	7,702	3,186	1,237	113
Merger and acquisition costs(4)	—	—	—	2,138	—	—

Total operating expenses	53,558	34,353	76,308	27,570	6,449	1,579

Operating income/(loss)	(1,217)	(59)	16,312	(10,099)	2,734	(578)
Total other expenses, net	2,550	1,657	5,112	2,066	256	28

Income/(loss) before income tax expense	(3,767)	1,716	11,200	(12,165)	2,478	(606)
Provision/(benefit) for income taxes	946	(27)	701	330	63	12

Net income/(loss)	$(4,713)	$(1,689)	$10,499	$(12,495)	$2,415	$(618)

Other financial data
Adjusted EBITDA(5)	$34,351	$12,354	$44,051	$10,836	$3,971	$(465)

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005		2004
Other operating data
Number of client service professionals (at period end)
Financial Advisory	588	490	553	425		—
Investment Banking	98	77	118	84		75

Total	686	567	671	509		75
Average number of client service professionals for the period
Financial Advisory	582	460	506	103		—
Investment Banking	104	84	88	93		69

Total	686	544	594	196		69
Financial Advisory utilization rate(6)	69.3%	67.7%	68.1%	71.4	%(7)	—
Financial Advisory rate per hour(8)	$325	$293	$300	$264	(9)	—
		As of December 31,
	As of June 30, 2007
		2006	2005
	(in thousands)
Consolidated balance sheets data
Cash and cash equivalents	$42,575	$59,132	$12,134
Total assets	273,459	268,031	181,292
Total debt	77,585	77,997	48,750
Total liabilities	190,287	174,013	97,176
Total redeemable units	91,918	91,973	92,053
Total unitholders' equity/(deficit)	(8,746)	2,045	(7,937)
Total stockholders' equity	—	—	—

(1)
D&P Acquisitions was formed in September 2005. Prior to that date, this financial information represents the operations of Duff & Phelps, LLC. Prior to March 15, 2004, Duff & Phelps, LLC was a majority-owned subsidiary of Webster. Webster owned approximately 73% of Duff & Phelps, LLC's outstanding equity interests. On March 15, 2004, Webster sold its interests in Duff & Phelps, LLC to an investor group consisting of management and Lovell Minnick. That transaction constituted a change of control and required purchase accounting revaluation of Duff & Phelps, LLC's assets and liabilities. Accordingly, this financial information reflects results of operations before and after the impact of the March 15, 2004 transaction.

(2)
The six months ended June 30, 2007 and June 30, 2006 include an aggregate of $24.8 million and $3.6 million, respectively, of equity-based compensation related to one-time grants of equity in connection with the acquisitions of Duff & Phelps, LLC in March 2004, CVC in September 2005 and Chanin in October 2006. During 2006, equity-based compensation reflects liability accounting treatment for our Class C, D and E Units. The years ended December 31, 2006 and 2005 include an aggregate of $12.7 million and $3.9 million, respectively, of equity-based compensation related to one-time grants of equity in connection with the acquisitions of Duff & Phelps, LLC in March 2004, CVC in September 2005 and Chanin in October 2006.

(3)
Reflects expense classified as compensation in connection with deferred payments that we agreed to make to certain employees of CVC in connection with the CVC acquisition in September 2005. The offers of employment to these employees included retention payments of $9.8 million paid in November 2005 and $11.4 million payable in installments of one-third on each of the first three anniversary dates of the CVC acquisition under the condition that the individuals are still employed by us at the anniversary date. We recognize the expenses associated with these payments on a graded-tranche basis, and there will be no further expense associated with these deferred payments after 2008. Retention payments to certain individuals may be accelerated if such individuals are terminated without cause.

(4)
Represents one-time costs associated with the CVC acquisition not otherwise included in acquisition retention expenses. We do not expect to recognize any further CVC acquisition costs after 2006 other than the expenses associated with acquisition retention expenses described in footnote (3) above.

(5)
The Adjusted EBITDA measure presented consists of net income/loss before (a) interest income and expense, (b) provision/(benefit) for income taxes, (c) other (income)/expense, (d) depreciation and amortization, (e) acquisition retention expenses, (f) equity-based compensation included in "compensation and benefits," (g) equity-based compensation included in "selling, general and administrative" and (h) merger and acquisition costs.

(continued)

(5)
We believe that Adjusted EBITDA provides a relevant and useful alternative measure of our ongoing profitability and performance, when viewed in conjunction with GAAP measures, as it adjusts for (a) interest expense and depreciation and amortization (a significant portion of which relates to debt and capital investments that have been incurred recently as the result of acquisitions and investments in stand-alone infrastructure which we do not expect to incur at the same levels in the future), (b) equity-based compensation (a significant portion of which is due to certain one-time grants associated with recent acquisitions as described in footnote (2) above) and (c) acquisition retention expenses and other merger and acquisition costs, which are generally non-recurring in nature or are related to deferred payments associated with prior acquisitions.

Given
our recent level of acquisition activity and related capital investments and equity grants (which we do not expect to incur at the same levels in the future), and our belief that, as a professional services organization, our operations are not capital intensive on an ongoing basis, we believe the Adjusted EBITDA measure, in addition to GAAP financial measures, provides a relevant and useful benchmark for investors, in order to assess our financial performance and comparability to other companies in our industry. The Adjusted EBITDA measure is utilized by our senior management to evaluate our overall performance and operating expense characteristics and to compare our performance to that of certain of our competitors. A measure substantially similar to Adjusted EBITDA is the principal measure that determines the compensation of our senior management team. In addition, a measure similar to Adjusted EBITDA is a key measure that determines compliance with certain financial covenants under our senior secured credit facility. Management compensates for the inherent limitations associated with using the Adjusted EBITDA measure through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income/(loss). Furthermore, management also reviews GAAP measures, and evaluates individual measures that are not included in Adjusted EBITDA such as our level of capital expenditures, equity issuance and interest expense, among other measures.

Adjusted
EBITDA is a non-GAAP measure that has material limitations because it does not include all items of income and expense that impact or have impacted our operations, including (a) interest income and expense, (b) provision/(benefit) for income taxes, (c) other (income)/expense, (d) depreciation and amortization, (e) acquisitions retention expenses, (f) equity-based compensation included in "compensation and benefits," (g) equity-based compensation included in "selling, general and administrative" and (h) merger and acquisition costs. This non-GAAP financial measure in not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income/(loss), net income/(loss) per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate Adjusted EBITDA differently and, therefore, Adjusted EBITDA as presented for us may not be comparable to Adjusted EBITDA reported by other companies.

The
following is a reconciliation of our net income/(loss) to Adjusted EBITDA:

	Successor					Predecessor
	Six Months Ended June 30,		Year Ended December 31,		Period from March 15, 2004 through December 31, 2004	Period from January 1, 2004 through March 14, 2004
	2007	2006	2006	2005
	(in thousands)
Adjusted EBITDA reconciliation
Net income/(loss)	$(4,713)	$(1,689)	$10,499	$(12,495)	$2,415	$(618)
Provision/(benefit) for income taxes	946	(27)	701	330	63	12
Interest expense	3,571	2,570	5,911	1,661	299	31
Interest income	(829)	(128)	(556)	(137)	(43)	(3)
Other (income)/expense	(192)	(785)	(243)	542	—	—
Depreciation and amortization	4,398	4,048	7,702	3,186	1,237	113
Acquisition retention expenses	1,331	4,178	6,003	11,695	—	—
Equity-based compensation included in "compensation and benefits"	22,041	2,889	10,244	2,113	—	—
Equity-based compensation included in "selling, general and administrative"	7,798	1,298	3,790	1,803	—	—
Merger and acquisition costs	—	—	—	2,138	—	—

Adjusted EBITDA	$34,351	$12,354	$44,051	$10,836	$3,971	$(465)

(6)
The utilization rate for any given period is calculated by dividing the number of hours all our Financial Advisory client service professionals worked on client assignments during the period by the total available working hours for all of such client service professionals during the same period, assuming a forty-hour work week, less paid holidays and vacation days.

(7)
Represents utilization rate for all of fiscal 2005 as if the CVC acquisition had occurred on January 1, 2005.

(8)
Average billing rate per hour for any given period is calculated by dividing revenues for the period by the number of hours worked on client assignments during the same period.

(9)
Represents rate per hour for all of fiscal 2005 as if the CVC acquisition had occurred on January 1, 2005.

RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risks as well as other information contained in this prospectus, including our consolidated financial statements and the notes to those statements before investing in our Class A common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow, in which case, the trading price of our Class A common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, prospects, financial condition, results of operations and cash flow.

Risks Related to Our Business

Our business operates in a highly competitive environment where typically there are no long-term contracted sources of revenue and clients can terminate engagements with us at any time

        Our business operates in a highly competitive environment where typically there are no long-term contracted sources of revenue. Each revenue-generating engagement typically is separately solicited, awarded and negotiated. In addition, many businesses do not routinely engage in transactions requiring our services. As a consequence, our fee-paying engagements with many clients are not likely to be predictable and high levels of revenue in one period are not necessarily predictive of continued high levels of revenue in future periods. We also lose clients each year as a result of the sale or merger of a client, a change in a client's senior management, competition from other firms and other causes. As a result, our revenue could decline materially due to such changes in the volume, nature and scope of our engagements.

        Further, many of our engagements depend upon transactions, disputes, or proceedings that involve our clients. Our clients may decide at any time to abandon the transaction, resolve the dispute or proceeding or file for bankruptcy. Our engagements can therefore terminate suddenly and without advance notice to us. If an engagement is terminated unexpectedly, our client service professionals working on the engagement could be underutilized until we assign them to other projects. In addition, because much of our work is project-based rather than recurring in nature, our client service professionals' utilization depends on our ability to secure engagements on a continual basis. Accordingly, the termination or significant reduction in the scope of a single large engagement could have an immediate adverse impact on our revenues and results of operations.

The financial advisory and investment banking industries are highly competitive, and we may not be able to compete effectively

        The financial advisory industry is extremely competitive, highly fragmented and subject to rapid change and we expect it to remain so in the future. The industry includes a large number of participants with a variety of skills and industry expertise, including the consulting practices of major accounting firms, financial consulting firms, technical and economic advisory firms, general management consulting firms, regional and specialty consulting firms and the internal professional resources of organizations. Our competitors vary depending on the particular practice group. In addition, we also expect to continue to face competition from new entrants because the barriers to entry into financial advisory services are relatively low. The principal competitive factors in the financial advisory market include firm and professional reputations, client and referral source relationships, the ability to attract and retain top professionals, the ability to manage engagements effectively and the ability to be responsive and provide high quality services. There is also competition on price. Many of our competitors have greater national and international presences, as well as significantly greater personnel, financial, technical and marketing resources. In addition, these competitors may generate greater revenues and have greater name recognition than we do. If we are unable to compete successfully with our existing competitors or with any new competitors, our financial results will be adversely affected.

        Further, in connection with our acquisition of the CVC business, we entered into a non-competition agreement with PwC, which prohibited PwC from offering certain services that are currently offered by us. This non-competition agreement terminated in the third quarter of 2006. It is difficult to predict the effect, if any, on our business, of PwC's reentry into the marketplace. Given the relatively short period of time that has transpired since the expiration of the non-competition agreement, it is unclear to us to what extent PwC will devote its resources to its reentry into the valuation advisory marketplace and the level of success PwC may have in this marketplace. Should PwC be successful in reentering the valuation advisory marketplace, such reentry could have a material impact on our business.

        The investment banking industry is extremely competitive and we expect it to remain so in the future. Most of our competitors in the investment banking industry have a greater range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, more managing directors to serve their clients' needs, greater global reach and more established relationships with their customers than we have. These larger and better capitalized competitors may be better able to respond to changes in the investment banking market, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally. In particular, the ability to provide financing as well as advisory services has become an important advantage for some of our larger competitors, and because we are unable to provide such financing we may be unable to compete for advisory clients in a significant part of the investment banking market.

Our inability to hire and retain talented people in an industry where there is great competition for talent could have a serious negative effect on our prospects and results of operations

        Our business involves the delivery of professional services and is highly labor-intensive. Our performance is largely dependent on the talents and efforts of highly skilled individuals. Competition for qualified professionals in the financial advisory and investment banking industries is intense. Our continued ability to compete effectively in our business depends on our ability to attract new professionals and to retain and motivate our existing professionals. The loss of a significant number of our professionals or the inability to attract, hire, develop, train and retain additional skilled personnel could have a serious negative effect on us, including our ability to manage, staff and successfully complete our existing engagements and obtain new engagements. Increasing competition for these individuals may also significantly increase our labor costs, which could negatively affect our margins and results of operations.

Our inability to retain our senior management team and other key personnel would be detrimental to our business

        We rely heavily on our senior management team and other key personnel, and our ability to retain them is particularly important to our business. Given the highly specialized nature of our services, these people must have a thorough understanding of our service offerings as well as the skills and experience necessary to manage an organization consisting of a diverse group of professionals. In addition, we rely on our senior management team and other key personnel to generate and market our business. Many of our key personnel do not have employment contracts with us. Any of our key personnel, including those with written employment contracts, may voluntarily terminate his or her employment with us. If one or more members of our senior management team or our other managing directors leave and we cannot replace them with a suitable candidate quickly, we could experience difficulty in securing and successfully completing engagements and managing our business properly, which could harm our business prospects and results of operations. In addition, the loss of these personnel could jeopardize our relationships with clients and result in the loss of client engagements.

Declines in the global financial markets may materially and adversely affect our business

        As a financial advisory and investment banking firm, our business segments are materially affected by conditions in the global financial markets and economic conditions throughout the world. For example, revenue generated by our M&A advisory, transaction opinions and purchase price allocation practice groups is directly related to the volume and value of the M&A transactions for which we provide service. During periods of unfavorable market or economic conditions, the volume and value of M&A transactions may decrease, thereby reducing the demand for our services and increasing price competition among financial advisory firms seeking such engagements. Our results of operations would be adversely affected by any such reduction in the volume or value of M&A transactions. Our profitability could also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions. The future market and economic climate may deteriorate because of many factors beyond our control, and any one of these factors may cause a substantial decline in the global financial services markets, which could potentially result in reduced demand for our services. These factors include, among other things, economic and political conditions in the United States and elsewhere in the world, wavering corporate/consumer confidence levels, the availability of cash for investment by mutual funds and other institutional as well as retail investors, and legislative and regulatory changes. Beginning in July 2007, there has been a significant disruption in world financial markets, principally in the credit markets, which may impact M&A activity. If this disruption continues, it could adversely affect our results of operations in future periods.

Revenues from our success-based engagements are difficult to predict, and the timing and extent of recovery of our costs is uncertain

        From time to time, primarily in our Investment Banking segment, we enter into engagement agreements under which our fees include a significant success-based component. Success-based fees are contingent on the achievement of certain goals, such as the successful completion of a transaction or restructuring. In many cases we are not paid for advisory engagements that do not result in the successful consummation of a transaction or restructuring, other than the reimbursement of certain out-of-pocket expenses and, in some cases, a modest retainer. The achievement of these contractually-defined goals is often impacted by factors outside of our control, such as market conditions and the decisions and actions of our clients and interested third parties. For example, a client could delay or terminate an acquisition transaction because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or shareholder approvals, failure to secure necessary financing, adverse market conditions or because the target's business is experiencing unexpected financial problems. Anticipated bidders for assets of a client during a restructuring transaction may not materialize or our client may not be able to restructure its operations or indebtedness due to a failure to reach agreement with its principal creditors. In many of these circumstances, we do not receive any advisory fees, other than the reimbursement of certain out-of-pocket expenses and, in some cases, a modest retainer. Because success-based fees are contingent, revenues on such engagements, which are recognized when all revenue recognition criteria are met, are not certain and the timing of receipt is difficult to predict and may not occur evenly throughout the year. We intend to continue to enter into success-based fee arrangements and these engagements could impact our revenues to a greater extent in the future. Should success-based fee arrangements represent a greater percentage of our business in the future, we may experience increased volatility in our working capital requirements and greater variations in our quarter-to-quarter results, which could affect the price of our Class A common stock.

Our financial results could suffer if we are unable to achieve or maintain adequate utilization and suitable billing rates for our client service professionals

        Our profitability depends to a large extent on the utilization and billing rates of our client service professionals in our Financial Advisory segment. Utilization of our client service professionals is affected by a number of factors, including, among other things, the number and size of client engagements, the timing of the commencement, completion and termination of engagements, which in many cases is unpredictable, our ability to transition our client service professionals efficiently from completed engagements to new engagements, the hiring of additional client service professionals (because there is generally a transition period for new client service professionals that may result in a temporary drop in our utilization rate, which may be the result of restrictions imposed by non-compete or other similar agreements with the professional's former employer), unanticipated changes in the scope of client engagements, our ability to forecast demand for our services and thereby maintain an appropriate level of client service professionals, and conditions affecting the industries in which we practice as well as general economic conditions.

        The billing rates of our client service professionals in our Financial Advisory segment are also affected by a number of factors, including, among other things, our clients' perception of our ability to add value through our services, the market demand for the services we provide, introduction of new services by us or our competitors, the pricing policies of our competitors and general economic conditions.

        If we are unable to achieve and maintain adequate overall utilization as well as maintain or increase the billing rates for our professionals, our financial results could materially suffer.

The profitability of our fixed-fee engagements with clients may not meet our expectations if we underestimate the cost of these engagements

        When making proposals for fixed-fee engagements, we estimate the costs and timing for completing the engagements. These estimates reflect our best judgment regarding the efficiencies of our methodologies and client service professionals as we plan to deploy them on engagements. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-fee engagements, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable, which would have an adverse effect on our profit margin.

Fees earned in connection with assignments in the bankruptcy context may be subject to challenge and reduction

        From time to time we advise debtors or creditors of companies which are involved in bankruptcy proceedings in the United States Bankruptcy Courts. Under the applicable rules of those courts, our fees are subject to approval by the court and other interested parties have the ability to challenge the payment of those fees. Fees earned and reflected in our revenues may from time to time be subject to successful challenges, which could result in a reduction of revenues and affect our stock price adversely.

We have incurred losses and may incur losses in the future, which may impact our ability to implement our business strategy and adversely affect our financial condition

        We incurred a net loss for the six months ended June 30, 2007 and for the year ended December 31, 2005. We cannot assure you that we will be profitable or generate sufficient profits from operations in the future. We may experience a loss in one or more future periods, which may impact our ability to implement our business strategy and adversely affect our financial condition.

Fluctuations in our quarterly revenues and results of operations could depress the market price of our common stock

        We may experience significant fluctuations in our revenues and results of operations from one quarter to the next. If our revenues or net income in a quarter fall below the expectations of securities analysts or investors, the market price of our Class A common stock could fall significantly. Our results of operations in any quarter can fluctuate for many reasons, including the number, scope, and timing of ongoing client engagements, the extent to which we can reassign our client service professionals efficiently from one engagement to the next, the extent to which our client service professionals take holiday, vacation, and sick time, hiring, the extent of fee discounting or cost overruns, and other factors affecting productivity and collectibility of receivables and unbilled work in process.

        Because we generate a substantial portion of our revenues from advisory services that we provide on a time-and-materials basis, our revenues in any period are directly related to the number of our client service professionals, their billing rates, and the number of billable hours they work in that period. We have a limited ability to increase any of these factors in the short term. Accordingly, if we underutilize our client service professionals during one part of a fiscal period, we may be unable to compensate by augmenting revenues during another part of that period. In addition, we are occasionally unable to fully utilize any additional client service professionals that we hire, particularly in the quarter in which we hire them. Moreover, a significant majority of our operating expenses, primarily office rent and salaries, are fixed in the short term. As a result, if our revenues fail to meet our projections in any quarter, that could have a disproportionate adverse effect on our net income. For these reasons, we believe our historical results of operations are not necessarily indicative of our future performance.

Our clients may be unable to pay us for our services

        Our clients include some companies that may from time to time encounter financial difficulties. If a client's financial difficulties become severe, the client may be unwilling or unable to pay our invoices in the ordinary course of business, which could adversely affect collections of both our accounts receivable and unbilled services. On occasion, some of our clients have entered bankruptcy, which has prevented us from collecting amounts owed to us. The bankruptcy of a client with a substantial account receivable could have a material adverse effect on our financial condition and results of operations. In addition, if a client declares bankruptcy after paying us certain invoices, a court may determine that we are not properly entitled to that payment and may require repayment of some or all of the amount we received, which could adversely affect our financial condition and results of operations.

Potential conflicts of interest may preclude us from accepting some engagements

        We provide our services primarily in connection with significant or complex transactions, disputes, or other matters that usually involve sensitive client information or are adversarial. Our engagement by a client may preclude us from accepting engagements with the client's competitors or adversaries because of conflicts, or perceived conflicts, between their business interests or positions on disputed issues or other reasons. Accordingly, the nature of our business limits the number of both potential clients and potential engagements. Moreover, in many industries in which we provide services, there has been a continuing trend toward business consolidations and strategic alliances. These consolidations and alliances reduce the number of potential clients for our services and increase the chances that we will be unable to continue some of our ongoing engagements or accept new engagements as a result of actual or perceived conflicts of interest.

Our ability to maintain and attract new business depends upon our reputation, the professional reputation of our client service professionals and the quality of our services

        As a professional services firm, our ability to secure new engagements depends heavily upon our reputation and the individual reputations of our client service professionals. Any factor that diminishes our reputation or that of our client service professionals, including not meeting client expectations or misconduct by our client service professionals, could make it substantially more difficult for us to attract new engagements and clients. Similarly, because we obtain many of our new engagements from former or current clients or from referrals by those clients or by law, accounting or investment banking firms with whom we have worked in the past, any client that questions the quality of our work or that of our client service professionals could impair our ability to secure additional new engagements and clients.

Our intellectual property rights in our "Duff & Phelps" name are important, and any inability to use that name could negatively impact our ability to build brand identity

        We believe that establishing, maintaining and enhancing the "Duff & Phelps" name is important to our business. Pursuant to a name use agreement between us and Phoenix Duff & Phelps Corporation, a subsidiary of Phoenix Life Insurance Company, we have the perpetual exclusive right to use the Duff & Phelps name in connection with capital raising, M&A services, corporate valuations, fairness opinions, strategic financial consulting, capital adequacy opinions and certain other investment banking businesses. It is possible that we and Phoenix Duff & Phelps Corporation could disagree on whether certain types of our businesses are covered by the name use agreement. If Phoenix Duff & Phelps Corporation were to successfully challenge our right to use our name, or if we were unable to prevent a competitor from using a name that is similar to our name, our ability to build brand identity could be negatively impacted. In addition, if Phoenix Duff & Phelps Corporation is involved in any misconduct or illegal act, our reputation could be negatively impacted.

Our engagements could result in professional liability, which could be very costly and hurt our reputation

        Our engagements typically involve complex analysis and the exercise of professional judgment. As a result, we are subject to the risk of professional liability. If a client questions the quality of our work, the client could threaten or bring a lawsuit to recover damages or contest its obligation to pay our fees. Litigation alleging that we performed negligently or breached any other obligations to a client could expose us to significant legal liabilities and, regardless of outcome, is often very costly, could distract our management and could damage our reputation. In addition, third parties may allege reliance on our work which could expose us to additional lawsuits and potential liability. We are not always able to include provisions in our engagement agreements that are designed to limit our exposure to legal claims relating to our services. Even if these limiting provisions are included in an engagement agreement, they may not protect us or may not be enforceable under some circumstances. In addition, we carry professional liability insurance to cover many of these types of claims, but the policy limits and the breadth of coverage may be inadequate to cover any particular claim or all claims plus the cost of legal defense. For example, we provide services on engagements in which the impact on a client may substantially exceed the limits of our professional liability coverage. If we are found to have professional liability with respect to work performed on such an engagement, we may not have sufficient insurance to cover the entire liability.

If the number of debt defaults, bankruptcies or other factors affecting demand for our restructuring advisory services declines, or we lose business to new entrants into the restructuring advisory business that are no longer precluded from offering such services due to changes to the U.S. Bankruptcy Code, our restructuring advisory business' revenue could suffer

        We provide various financial restructuring and related advice to companies in financial distress or to their creditors or other stakeholders. A number of factors affect demand for these advisory services, including general economic conditions, the availability and cost of debt and equity financing and changes to laws, rules and regulations, including deregulation or privatization of particular industries and those that protect creditors.

        Section 327 of the U.S. Bankruptcy Code, which requires that a "disinterested person" be employed in a restructuring, has been modified pursuant to the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005. The "disinterested person" definition of the U.S. Bankruptcy Code had historically disqualified certain of our competitors, but had not often disqualified us from obtaining a role in restructurings because we are not an underwriter of securities or lender. However, the 2005 amendment to the "disinterested person" definition allows underwriters of securities to compete for restructuring engagements, as well as for the recruitment and retention of restructuring professionals. If our competitors are retained in new restructuring engagements, our restructuring advisory business, and thereby our results of operations, could be adversely affected.

Legal and regulatory restrictions on our clients may reduce the demand for our services

        New laws or regulations or changes in enforcement of existing laws or regulations applicable to our clients may adversely affect our businesses. For example, changes in antitrust enforcement could affect the level of M&A activity and changes in regulation could restrict the activities of our clients and their need for the types of advisory services that we provide to them.

Changes in laws, regulations or accounting standards may adversely affect our business

        As an independent financial advisory firm, we have benefited from the enactment of the Sarbanes-Oxley Act, which substantially limits the scope of non-audit services that public accounting firms, such as the Big Four, can provide to their audit clients. Additionally, we have benefited from increased sensitivity among investors, managers and boards to auditor conflicts, which we believe has limited the engagement of public accounting firms to perform even permissible non-audit services. However, changes in the federal securities laws, changes in judicial interpretations of these laws or less vigorous enforcement of these laws, as a result of changes in political appointments or priorities or for other reasons, or reduced sensitivity among investors, managers and boards to auditor conflicts, could substantially reduce the limitations on public accounting firms to provide non-audit services, including the services that we provide or may provide in the future. Increased competition from accounting firms could materially adversely affect our financial condition and results of operations. Conversely, it is possible that increased sensitivity among investors or changes in regulations could lead to limits that would adversely impact us by creating real or perceived "conflicts" among the various services we provide to our clients.

        Further, the demand for a substantial portion of our business is generated by financial reporting requirements under U.S. Generally Accepted Accounting Principles ("GAAP") or International Financial Reporting Standards ("IFRS"). For example, the demand for our purchase price allocation services is primarily driven by the requirement under Statement of Financial Accounting Standards ("SFAS") 141 that, in a business combination, the acquiring company allocates the purchase price to individual tangible assets as well as intangible assets and liabilities, based on fair value. Therefore, the demand for our services could decrease as a result of any future changes in accounting standards and our financial condition and results of operation could be materially adversely affected by any future changes in accounting standards.

We are subject to extensive regulation in the financial services industry

        We participate in the financial services industry, and are subject to extensive regulation in the United States and elsewhere. Duff & Phelps Securities, LLC, our subsidiary through which we provide our M&A advisory services, is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") and is a member firm of the National Association of Securities Dealers ("NASD"). Accordingly, the conduct and activities of Duff & Phelps Securities, LLC are subject to the rules and regulations of, and oversight by the SEC, the NASD, and other self-regulatory organizations which are themselves subject to oversight by the SEC. State securities regulators also have regulatory or oversight authority over Duff & Phelps Securities, LLC. Duff & Phelps Securities, Ltd., our subsidiary, is in the process of applying for registration with the Financial Services Authority in the United Kingdom. Our business may also be subject to regulation by non-U.S. governmental and regulatory bodies and self-regulatory authorities in other countries where we operate. We face the risk of significant intervention by regulatory authorities in all jurisdictions in which we conduct our business. Among other things, we could be fined, prohibited from engaging in some of our business activities or subject to limitations or conditions on our business activities. In addition, as a result of highly publicized financial scandals, the environment in which we operate may be subject to further regulation. New laws or regulations or changes in the enforcement of existing laws or regulations applicable to our clients may also adversely affect our business. See "—Legal and regulatory restrictions on our clients may reduce the demand for our services" and "Business—Regulation."

Our operations and infrastructure may malfunction or fail

        Our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which we are located. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with or through whom we conduct business, whether due to human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism, acts of terrorism or war or otherwise. We do not have fully redundant systems, and our disaster recovery plan does not include restoration of all services. Nearly all of our personnel in our primary locations work in close proximity to each other. If a disruption occurs in one location and our personnel in that location are unable to communicate with or travel to other locations, our ability to service and interact with our clients and customers may suffer and we may not be able to implement successfully contingency plans that depend on communication or travel.

        Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious events that could have a security impact. If one or more of such events occur, this could jeopardize our or our clients' or counterparties' confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients', our counterparties' or third parties' operations. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

Our historical financial information may not be comparable to our results for future periods

        The historical financial information included in this prospectus is not necessarily indicative of our future results of operations, financial position and cash flows. For example, our historical financial data does not reflect the CVC acquisition or the Chanin acquisition prior to the dates of such acquisitions.

Acquisitions may disrupt our operations or adversely affect our results

        We regularly evaluate opportunities to acquire other businesses. The expenses we incur evaluating and pursuing acquisitions could have a material adverse effect on our results of operations. If we acquire a business, such as our recent acquisitions of CVC and Chanin, we may be unable to manage it profitably or successfully integrate its operations with our own. Moreover, we may be unable to realize the financial, operational, and other benefits we anticipate from acquisitions. Competition for future acquisition opportunities in our markets could increase the price we pay for businesses we acquire and could reduce the number of potential acquisition targets. Further, acquisitions may involve a number of special financial and business risks, including expenses related to any potential acquisition from which we may withdraw, diversion of our management's time, attention, and resources, decreased utilization during the integration process, loss of key acquired personnel, difficulties in integrating diverse corporate cultures, increased costs to improve or coordinate managerial, operational, financial, and administrative systems including compliance with the Sarbanes-Oxley Act, dilutive issuances of equity securities, including convertible debt securities, the assumption of legal liabilities, amortization of acquired intangible assets, potential write-offs related to the impairment of goodwill, and additional conflicts of interest.

If we are unable to manage the growth of our business successfully, we may not be able to sustain profitability

        We have grown significantly in recent years, increasing the number of our client service professionals from 75 at December 31, 2004 to over 680 at June 30, 2007. As we continue to increase the number of our client service professionals, we may not be able to successfully manage a significantly larger workforce. Additionally, our significant growth has placed demands on our management and our internal systems, procedures and controls and will continue to do so in the future. To successfully manage growth, we must add administrative staff and periodically update and strengthen our operating, financial, accounting and other systems, procedures and controls, which will increase our costs and could adversely affect our profitability if we do not generate increased revenues to offset the costs.

Expanding our service offerings or number of offices may not be profitable and our failure to manage expansion successfully could adversely affect our revenues and results of operations

        We may choose to develop new service offerings or open new offices because of market opportunities or client demands. Developing new service offerings involves inherent risks, including our inability to estimate demand for the new service offerings, competition from more established market participants, a lack of market understanding, and unanticipated expenses to recruit and hire qualified client service professionals and to market and provide our new service offerings.

        In addition, expanding into new geographic areas and/or expanding current service offerings is challenging and may require integrating new client service professionals into our culture as well as assessing the demand in the applicable market. Expansion creates new and increased management and training responsibilities for our professionals. Expansion also increases the demands on our internal systems, procedures, and controls, and on our managerial, administrative, financial, marketing, and other resources. New responsibilities and demands may adversely affect the overall quality of our work. If we cannot manage the risks associated with new service offerings or new locations effectively, we are unlikely to be successful in these efforts, which could harm our ability to sustain profitability and our business prospects.

Our international operations create special risks

        We intend to continue our international expansion, and our international revenues could account for an increasing portion of our revenues in the future. Our international operations carry special financial and business risks, including greater difficulties in managing and staffing foreign operations, cultural differences that result in lower utilization, currency fluctuations that adversely affect our financial position and operating results, unexpected changes in trading policies, regulatory requirements, tariffs and other barriers, greater difficulties in collecting accounts receivable, longer sales cycles, restrictions on the repatriation of earnings, potentially adverse tax consequences, such as trapped foreign losses, less stable political and economic environments, and civil disturbances or other catastrophic events that reduce business activity. If our international revenues increase relative to our total revenues, these factors could have a more pronounced effect on our operating results.

Employee misconduct could harm us and is difficult to detect and deter

        There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years and we run the risk that employee misconduct could occur at our company. For example, misconduct by employees could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. Our business often requires that we deal with confidences of the greatest significance to our clients, the improper use of which may have a material adverse impact on our clients. It is not always possible to deter employee misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases. Any breach of our clients' confidences as a result of employee misconduct could impair our ability to attract and retain clients.

Risks Related to Our Organization and Structure

Our only material asset after completion of this offering will be our interest in D&P Acquisitions, and we are accordingly dependent upon distributions from D&P Acquisitions to pay dividends, if any, taxes and other expenses

        Duff & Phelps Corporation will be a holding company and will have no material assets other than its ownership of New Class A Units. Duff & Phelps Corporation has no independent means of generating revenue. We intend to cause D&P Acquisitions to make distributions to its unitholders in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by us. To the extent that we need funds, and D&P Acquisitions is restricted from making such distributions under applicable law or regulation, or is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

Duff & Phelps Corporation is controlled by the existing unitholders of D&P Acquisitions, whose interests may differ from those of our public shareholders

        Immediately following this offering and the application of net proceeds from this offering, the existing unitholders of D&P Acquisitions will control approximately    % of the combined voting power of our Class A and Class B common stock. Accordingly, the existing unitholders of D&P Acquisitions, if voting in the same manner, will have the ability to elect all of the members of our board of directors, and thereby to control our management and affairs. In addition, they will be able to determine the outcome of all matters requiring shareholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors, and could preclude any unsolicited acquisition of our company.

        In addition, immediately following this offering and the application of net proceeds from this offering, the existing unitholders of D&P Acquisitions will own    % of the New Class A Units. Because they hold their ownership interest in our business through D&P Acquisitions, rather than through the public company, these existing unitholders may have conflicting interests with holders of our Class A common stock. For example, the existing unitholders of D&P Acquisitions may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, and whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement. In addition, the structuring of future transactions may take into consideration these existing unitholders' tax considerations even where no similar benefit would accrue to us. See "Related Party Transactions—Tax Receivable Agreement."

We will be required to pay the existing unitholders of D&P Acquisitions for certain tax benefits we may claim arising in connection with this offering and related transactions

        On the date of this offering, we will be treated for U.S. federal income tax purposes as having directly purchased a membership interest in D&P Acquisitions, by which purchase we will become a member of D&P Acquisitions entitled to our proportionate share of certain deductions and other adjustments to taxable income of D&P Acquisitions. A portion of the New Class A Units held by the existing unitholders of D&P Acquisitions will be treated for U.S. federal income tax purposes as having been exchanged on the date of this offering, and in the future, additional New Class A Units may be exchanged (as described in "Related Party Transactions—Tax Receivable Agreement"), for shares of our Class A common stock. The exchanges may result in tax basis adjustments to the assets of D&P Acquisitions. These adjustments in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future, although the Internal Revenue Service ("IRS") may challenge all or part of that tax basis adjustment, and a court could sustain such a challenge.

        We intend to enter into a tax receivable agreement with the existing unitholders of D&P Acquisitions that will provide for the payment by us to the existing unitholders of D&P Acquisitions of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these adjustments in tax basis as well as the initial basis in our proportionate share of D&P Acquisitions' assets we receive as a result of our contribution into and associated membership in D&P Acquisitions and our proportionate share, as a member of D&P Acquisitions, of certain deductions and other adjustments to taxable income of D&P Acquisitions. While the actual amount of the adjusted tax basis, as well as the amount and timing of any payments under this agreement will vary depending upon a number of factors, including the basis of our proportionate share of D&P Acquisitions' assets on the date of our initial contribution into D&P Acquisitions, the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the deductions and other adjustments to taxable income to which D&P Acquisitions is entitled, and the amount and timing of our income, we expect that during the expected term of the tax receivable agreement, the payments that we may make to the existing unitholders of D&P Acquisitions could be substantial.

        Were the IRS to challenge a tax basis adjustment, or other deductions or adjustments to taxable income of D&P Acquisitions, the existing unitholders of D&P Acquisitions will not reimburse us for any payments that may previously have been made under the tax receivable agreement, except that excess payments made to an existing unitholder are netted against payments otherwise to be made, if any, after our determination of such excess. As a result, in certain circumstances we could make payments to the existing unitholders of D&P Acquisitions under the tax receivable agreement in excess of our cash tax savings. Our ability to achieve benefits from any tax basis adjustment, or other deductions or adjustments to taxable income of D&P Acquisitions, and the payments to be made under this agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

Our amended and restated certificate of incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities identified by Lovell Minnick and Vestar

        Lovell Minnick and Vestar and their affiliates are in the business of providing buyout capital and growth capital to developing companies, and may acquire interests in businesses that directly or indirectly compete with certain portions of our business. Our amended and restated certificate of incorporation, to be effective upon consummation of this offering, provides for the allocation of certain corporate opportunities between us, on the one hand, and Lovell Minnick and Vestar, on the other hand. As set forth in our amended and restated certificate of incorporation, neither Lovell Minnick nor Vestar, nor any director, officer, stockholder, member, manager or employee of Lovell Minnick or Vestar has any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Therefore, a director or officer of our company who also serves as a director, officer, member, manager or employee of Lovell Minnick or Vestar may pursue certain acquisition opportunities that may be complementary to our business and, as a result, such acquisition opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by Lovell Minnick or Vestar to themselves or their other affiliates instead of to us. The terms of our amended and restated certificate of incorporation are more fully described in "Description of Capital Stock."

Risks Related To This Offering

An active market for our Class A common stock may not develop

        We intend to submit an application to have our Class A common stock listed on the New York Stock Exchange under the symbol "DUF." However, we cannot assure you that our Class A common stock will be approved for listing on the New York Stock Exchange or, if approved, that a regular trading market of our Class A common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our Class A common stock will develop or be maintained, the liquidity of any trading market, your ability to sell your Class A common stock when desired, or at all, or the prices that you may obtain for your Class A common stock.

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our shareholders

        Even if an active trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to sell your Class A common stock at or above your purchase price, if at all. We cannot assure you that the market price of our Class A common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A common stock or result in fluctuations in the price or trading volume of our Class A common stock include: variations in our quarterly operating results; failure to meet our earnings estimates; publication of research reports about us or the investment management industry or the failure of securities analysts to cover our Class A common stock after this offering; additions or departures of our executive officers and other key management personnel; adverse market reaction to any indebtedness we may incur or securities we may issue in the future; actions by stockholders; changes in market valuations of similar companies; speculation in the press or investment community; changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters; adverse publicity about the financial advisory industry generally or individual scandals, specifically; and general market and economic conditions.

Our Class A common stock price may decline due to the large number of shares eligible for future sale and for exchange into Class A common stock

        The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After the consummation of this offering, we will have     shares of outstanding Class A common stock on a fully diluted basis, assuming that all the New Class A Units outstanding after giving effect to the Reorganization and Offering described under "Our Structure," excluding those held by us, are exchanged into shares of our Class A common stock.

        In connection with this offering, the existing unitholders of D&P Acquisitions will enter into an Exchange Agreement with D&P Acquisitions under which, from time to time, typically once a quarter, they will have the right to exchange with D&P Acquisitions their New Class A Units for shares of our Class A common stock on a one-for-one basis, subject to notice requirements and minimum retained ownership requirements, and subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The Exchange Agreement generally provides that (i) certain of our existing unitholders, including Vestar and Lovell Minnick, may elect to exchange with D&P Acquisitions 100% of their New Class A Units into shares of our Class A common stock after the 180-day lock-up period following the date of this prospectus (unless extended as provided in the Exchange Agreement); (ii) our executive unitholders may elect to exchange with D&P Acquisitions up to 20% of their New Class A Units into shares of our Class A common stock after the first anniversary of this offering, 40% of such New Class A Units after the second anniversary of this offering, 60% of such New Class A Units after the third anniversary of this offering, and 100% of such New Class A Units after the fourth anniversary of this offering, subject to the notice requirement; and (iii) our non-executive unitholders may elect to exchange with D&P Acquisitions up to one-third of their New Class A Units into shares of our Class A common stock after the first anniversary of this offering, two-thirds of such New Class A Units after the second anniversary of this offering, and 100% of such New Class A Units after the third anniversary of this offering, subject to the notice requirements. See "Related Party Transactions—Exchange Agreement." As a result of the Reorganization and Offering transactions described under "Our Structure," immediately following this offering and the application of net proceeds from this offering, the existing unitholders of D&P Acquisitions will beneficially own      New

Class A Units, all of which will be potentially exchangeable with D&P Acquisitions for shares of our Class A common stock. These shares of Class A common stock would be "restricted securities," as defined in Rule 144 of the Securities Act of 1933, as amended ("Rule 144"). However, effective upon consummation of this offering, we will enter into a registration rights agreement with D&P Acquisitions that would require us to register under the Securities Act of 1933, as amended ("Securities Act") these shares of Class A common stock. See "Related Party Transactions—Registration Rights Agreement" and "Shares Eligible for Future Sale."

        We and each of the existing unitholders of D&P Acquisitions who is a party to the Exchange Agreement have agreed with the underwriters not to sell, otherwise dispose of or hedge any of our Class A common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and UBS Securities LLC. Subject to these agreements, we may issue and sell in the future additional Class A common stock. In addition, after the expiration of the 180-day lock-up period, the shares of Class A common stock issuable upon exchange of the New Class A Units will be eligible for resale from time to time, subject to certain contractual and Securities Act restrictions. Further, we expect to grant to certain of our professionals an aggregate of                  stock options pursuant to the 2007 Omnibus Stock Incentive Plan at the time of this offering. None of these stock options will be fully vested and will vest at various times pursuant to the schedule contained in each grant agreement.

Investors in this offering will suffer immediate and substantial dilution

        The initial public offering price per share of Class A common stock will be substantially higher than our pro forma net tangible book value per share immediately after this offering. As a result, you will pay a price per Class A share that substantially exceeds the book value of our assets after subtracting our liabilities. At an offering price of $            per share, the mid-point of the range set forth on the cover of this prospectus, you will incur immediate and substantial dilution in an amount of $                  per share of Class A common stock. See "Dilution."

Anti-takeover provisions in our charter documents and Delaware law could delay or prevent a change in control

        Our certificate of incorporation and by-laws may delay or prevent a merger or acquisition that a stockholder may consider favorable by permitting our board of directors to issue one or more series of preferred stock, requiring advance notice for stockholder proposals and nominations, and placing limitations on convening stockholder meetings. In addition, we are subject to provisions of the Delaware General Corporation Law that restrict certain business combinations with interested stockholders. These provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price. See "Description of Capital Stock."

The requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain qualified board members

        As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), the Sarbanes-Oxley Act and the New York Stock Exchange rules promulgated in response to the Sarbanes-Oxley Act. The requirements of these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management's attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We will need to hire more staff to comply with these requirements, which will increase our costs.

        These rules and regulations could also make it more difficult for us to attract and retain qualified independent members of our board of directors. Additionally, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. We generally identify forward looking statements by terminology such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "could," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

OUR STRUCTURE

        The diagram below depicts our organizational structure immediately after the consummation of this offering and related transactions.

Recapitalization Transactions

        Immediately prior to this offering, D&P Acquisitions will effectuate certain transactions, which we collectively refer to as the "Recapitalization Transactions," intended to simplify the capital structure of D&P Acquisitions. Currently, D&P Acquisitions' capital structure consists of seven different classes of membership interests (Classes A through G), each of which has different capital accounts and profits interests. The net effect of the Recapitalization Transactions will be to convert the current multiple-class structure into a single new class of units called "New Class A Units." The conversion of all of the different classes of units of D&P Acquisitions will be in accordance with conversion ratios for each class of outstanding units based upon the liquidation value of D&P Acquisitions, as if it was liquidated upon this offering, with such value determined by the initial public offering price of the Class A common stock sold in this offering. The distribution of New Class A Units per class of outstanding units will be determined pursuant to the distribution provisions set forth in D&P Acquisitions' Second Amended and Restated Limited Liability Company Agreement, dated October 31, 2006. Upon completion of the Recapitalization Transactions and after the redemptions have been made with the

proceeds from this offering, there will be approximately          New Class A Units issued and outstanding. We refer to the contribution of certain of the net proceeds from this offering to D&P Acquisitions and the redemptions to be made with such proceeds collectively as the "Redemption." See "Shares Eligible for Future Sales" for a discussion of vesting provisions.

        In connection with the Recapitalization Transactions, we have entered into an agreement with the existing unitholders of D&P Acquisitions, pursuant to which certain unaffiliated unitholders have elected to have up to 100% of the New Class A Units held by them immediately prior to this offering redeemed by D&P Acquisitions upon consummation of this offering. Such unaffiliated unitholders held    %, in the aggregate, of the membership interests of D&P Acquisitions immediately prior to this offering. In addition, in accordance with the Recapitalization Transactions, most of the other unitholders of D&P Acquisitions elected to have up to 15% of the New Class A Units held by them immediately prior to this offering redeemed by D&P Acquisitions upon consummation of this offering. In addition, we are redeeming those units that have a liquidation preference of approximately $93 million that are held by certain of our unitholders, including Lovell Minnick, Vestar, Noah Gottdiener, Jacob Silverman and Harvey Krueger. After the Redemption, there will be             New Class A Units outstanding,               of which will be subject to vesting provisions.

Incorporation of Duff & Phelps Corporation

        Duff & Phelps Corporation was incorporated as a Delaware corporation on April 23, 2007. Duff & Phelps Corporation has not engaged in any business or other activities except in connection with its formation. The amended and restated certificate of incorporation of Duff & Phelps Corporation authorizes two classes of common stock, Class A common stock and Class B common stock, each having the terms described in "Description of Capital Stock."

        Duff & Phelps Corporation will issue a number of shares of Class B common stock equal to the number of outstanding New Class A Units. Each existing unitholder of D&P Acquisitions will receive a number of shares of Class B common stock equal to the number of New Class A Units held by such existing unitholder.

        The creation of Duff & Phelps Corporation will facilitate public ownership and achieve other desirable objectives, such as permitting use of its stock as acquisition currency and for long-term incentive compensation. However, Duff & Phelps Corporation is acquiring only a minority ownership interest in D&P Acquisitions. Following this offering, D&P Acquisitions and its subsidiaries will continue to operate the historical business. The existing members of D&P Acquisitions are implementing this structure because they desire that it maintain its existing tax treatment as a partnership for U.S. federal income tax purposes and they will continue to hold their ownership interests in the historical business until such time in the future as they may elect to exchange such membership interests for stock in Duff & Phelps Corporation.

Offering Transactions

        Upon the consummation of this offering, Duff & Phelps Corporation will contribute all of the net proceeds from this offering to D&P Acquisitions, and D&P Acquisitions will issue to Duff & Phelps Corporation a number of New Class A Units equal to the number of shares of Class A common stock that Duff & Phelps Corporation has issued in this offering. In connection with its acquisition of New Class A Units, Duff & Phelps Corporation will also become the sole managing member of D&P Acquisitions. D&P Acquisitions will then use such proceeds as described under "Use of Proceeds."

        In connection with the closing of this offering, D&P Acquisitions and certain of its existing unitholders will enter into the Exchange Agreement under which, subject to the applicable minimum retained ownership requirements and certain other restrictions, including notice requirements, from time to time, typically once a quarter, they (or certain transferees thereof) will have the right to exchange with D&P Acquisitions their New Class A Units for shares of our Class A common stock on a one-for-one basis. See "Related Party Transactions—Exchange Agreement."

        As a result of the transactions described above, including the application of the net proceeds from this offering as described herein, which we collectively refer to as the "Reorganization and Offering," immediately following this offering:

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  Duff & Phelps Corporation will become the sole managing member of D&P Acquisitions and, through D&P Acquisitions and its subsidiaries and affiliates, operate our business;

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  the existing unitholders of D&P Acquisitions will hold     shares of our Class B common stock and    New Class A Units (or      shares of our Class B common stock and    New Class A Units if the underwriters exercise in full their over-allotment option to purchase additional shares), and Duff & Phelps Corporation will hold    New Class A Units (or    New Class A Units if the underwriters exercise in full their over-allotment option to purchase additional shares);

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  through their holdings of our Class B common stock, the existing unitholders of D&P Acquisitions will have    % of the voting power in Duff & Phelps Corporation (or    % if the underwriters exercise in full their over-allotment option to purchase additional shares);

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  the investors in this offering will collectively own all of our shares of Class A common stock and will collectively have    % of the voting power in Duff & Phelps Corporation (or    % if the underwriters exercise in full their over-allotment option to purchase additional shares); and

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  the New Class A Units are exchangeable with D&P Acquisitions on a one-for-one basis for shares of our Class A common stock. In connection with an exchange, a corresponding number of shares of our Class B common stock will be required to be cancelled. However, the exchange of New Class A Units for shares of our Class A common stock will not affect our Class B common stockholders' voting power since the votes represented by the cancelled shares of our Class B common stock will be replaced with the votes represented by the shares of Class A common stock for which such New Class A Units are exchanged.

Holding Company Structure

        We will be a holding company and, immediately after the consummation of the Reorganization and Offering, our sole asset will be our approximately    % equity interest in D&P Acquisitions (    % if the underwriters exercise in full their over-allotment option to purchase additional shares), and our controlling interest and related rights as the sole managing member of D&P Acquisitions. Our only business following this offering will be to act as the sole managing member of D&P Acquisitions, and, as such, we will operate and control all of the business and affairs of D&P Acquisitions and will consolidate D&P Acquisitions' financial results into our consolidated financial statements.

        The number of New Class A Units we will own equals the number of outstanding shares of our Class A common stock. The economic interest represented by each New Class A Unit that we will own will correspond to one of our shares of Class A common stock, and the total number of New Class A Units owned by us and the holders of our Class B common stock will equal the sum of outstanding shares of our Class A and Class B common stock. In addition, you should note that:

  •
  a share of Class B common stock cannot be transferred except in connection with a transfer of a New Class A Unit. Further, a New Class A Unit cannot be exchanged with D&P Acquisitions for a share of our Class A common stock without the corresponding share of our Class B common stock being delivered together at the time of exchange for cancellation by us; and

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  we do not intend to list our Class B common stock on any stock exchange.

        As the result of a federal income tax election made by D&P Acquisitions applicable to a portion of our acquisition of D&P Acquisitions interests, the income tax basis of the assets of D&P Acquisitions underlying a portion of the interests we acquire will be adjusted based upon the amount that we have paid for that portion of our D&P Acquisitions interests. Further, we expect that, as a result of our initial contribution into D&P Acquisitions, we will receive the benefit of depreciation and other tax deductions that will be allocated to us and will be taken into account in reporting our taxable income. We intend to enter into an agreement with the existing unitholders of D&P Acquisitions (for the benefit of the existing unitholders of D&P Acquisitions) that will provide for the payment by us to D&P Acquisitions members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these and other adjustments to tax basis and allocated deductions. We will retain the remaining 15% of such cash savings, if any. See "Related Party Transactions—Tax Receivable Agreement."

        As a member of D&P Acquisitions, we will incur U.S. federal, state and local income taxes on our allocable share of any net taxable income of D&P Acquisitions. As authorized by the Third Amended and Restated Limited Liability Company Agreement of D&P Acquisitions ("LLC Agreement"), pursuant to which D&P Acquisitions will be governed, we intend to cause D&P Acquisitions to continue to distribute cash on a pro rata basis to its members at least to the extent necessary to provide funds to pay the members' tax liabilities, if any, with respect to the earnings of D&P Acquisitions. See "Related Party Transactions—Third Amended and Restated Limited Liability Company Agreement of D&P Acquisitions."

USE OF PROCEEDS

        We will receive net proceeds of approximately $             million from the sale of     shares of Class A common stock at the assumed initial public offering price of $             per share, the midpoint of the range set forth on the cover of this prospectus, after deducting underwriting commissions and discounts of $             million and estimated expenses of $             million. If the underwriters exercise their option to purchase an additional     shares in full, then the net proceeds will be approximately $             million.

        Based on this assumed initial public offering price, we intend to use the proceeds from the offering, (i) to redeem approximately $             million of New Class A Units held by the existing unitholders of D&P Acquisitions, of which amount we expect approximately $            will be paid to Vestar and its affiliates, approximately $            will be paid to Lovell Minnick and its affiliates, approximately $            will be paid to Mr. Gottdiener, approximately $            to Mr. Creagh, approximately $            to Mr. Silverman, approximately $            to Mr. Marschke, approximately $            to Mr. Forman and approximately $                  to Mr. Krueger, (ii) to repay $            outstanding borrowings under our credit agreement, and (iii) in respect of the remainder, for general corporate purposes. If the underwriters exercise their option to purchase an additional                   shares in full, we will redeem an additional approximately $                   million of New Class A Units held by the existing unitholders, (including approximately $            to Mr. Gottdiener, approximately $                  to Mr. Creagh, approximately $            to Mr. Silverman, approximately $                  to Mr. Marschke, approximately $                  to Mr. Forman and approximately $                  to Mr. Krueger) and the remainder will be used for general corporate purposes. We do not anticipate significant short-term capital needs, which allows us to apply a portion of the net proceeds from this offering to the Redemption. The Redemption will provide the existing unitholders of D&P Acquisitions with the opportunity to monetize a portion of their holdings in D&P Acquisitions.

        Our credit agreement consists of a revolving credit facility in the amount of $20.0 million and a term loan facility in the amount of $80.0 million. The revolving credit facility matures on October 1, 2011 and the term loan facility matures on October 1, 2012. At June 30, 2007, we had outstanding borrowings of $79.0 million under the term loan facility (before debt discount) bearing interest at a rate of LIBOR plus a margin of 2.75%. Proceeds from these borrowings have been used to acquire the CVC and Chanin businesses and for working capital purposes. At June 30, 2007, there was no outstanding loan balance under the revolving credit facility.

        A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the midpoint of the range set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us from this offering by $            , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY

        We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

        Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors the board of directors may deem relevant.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization at June 30, 2007:

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  on an actual basis for D&P Acquisitions;

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  on a pro forma basis for Duff & Phelps Corporation to give effect to the Recapitalization Transactions; and

  •
  on a pro forma as adjusted basis for Duff & Phelps Corporation to give effect to the sale by us of                         shares of Class A common stock at an assumed initial public offering price of $             per share, the midpoint of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses, and the use of the estimated net proceeds as described under "Use of Proceeds," for more information regarding our use of the net proceeds of this offering.

        A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, the midpoint of the range set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us from this offering by $            , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. You should read the following table in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

	As of June 30, 2007
		Duff & Phelps Corporation
	D&P Acquisitions Actual	Pro Forma		Pro Forma As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$42,575		$42,575	$

Total debt	$77,585		$77,585	$
Minority interest	—
Redeemable units	91,918		—		—
Total unitholders' deficit	(8,746)		—		—
Class A common stock, par value $0.01 per share, shares authorized; shares issued and outstanding on a pro forma basis	—
Class B common stock, par value $0.0001 per share, shares authorized; shares issued and outstanding on a pro forma basis	—
Additional paid-in capital	—
Retained earnings	—

Total stockholders' equity	—

Total capitalization	$160,757	$		$

DILUTION

        If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the net tangible book value per share attributable to the existing equity holders. Net tangible book value represents net book equity excluding intangible assets, if any.

        Our pro forma net tangible book value at June 30, 2007 was approximately $     million, or $      per share of our Class A common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, after giving effect to the Recapitalization Transactions, and pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of Class A common stock outstanding, after giving effect to the Recapitalization Transactions and assuming that all of the members of D&P Acquisitions exchanged their vested New Class A Units for newly-issued shares of our Class A common stock on a one-for-one basis.

        After giving effect to the sale by us of    shares of our Class A common stock at an assumed initial public offering price of $            per share, the mid-point of the price range set forth on the cover page of this prospectus in this offering, after deducting the underwriting discounts, estimated offering expenses and other related transaction costs payable by us, and the use of the estimated net proceeds as described under "Use of Proceeds," our pro forma net tangible book value at June 30, 2007 was $       million or $      per share of Class A common stock, assuming that all of the existing unitholders of D&P Acquisitions exchanged their vested New Class A Units for shares of our Class A common stock on a one-for-one basis.

        The following table illustrates the pro forma immediate increase in book value of $      per share for existing equity holders and the immediate dilution of $    per share to new shareholders purchasing Class A common stock in this offering, assuming the underwriters do not exercise their option to purchase additional shares to cover any over-allotment.

Assumed initial public offering price per share	$
Pro forma net tangible book value per share prior to this offering at June 30, 2007 $
Increase in net tangible book value per share attributable to Class A shareholders purchasing shares in this offering $

Pro forma net tangible book value per share after this offering	$

Dilution to new Class A shareholders per share	$

        The following table summarizes, on the same pro forma basis at June 30, 2007, the total number of shares of Class A common stock purchased from us, the total cash consideration paid to us and the average price per share paid by the existing equityholders and by new investors purchasing shares in this offering, assuming that all of the existing unitholders of D&P Acquisitions exchanged their vested New Class A Units for shares of our Class A common stock on a one-for-one basis.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percentage		Amount	Percentage
Existing equity holders			%	$		%	$
New investors			%	$		%	$

Total		100.0%			$100.0%

        Of the    New Class A Units to be held by the existing unitholders of D&P Acquisitions following this offering, after giving effect to the impact of the redemption by D&P Acquisitions of certain of its outstanding New Class A Units immediately following the consummation of this offering,    will be fully vested and            will be unvested. If we had assumed that all of the existing unitholders exchanged their unvested membership interests in addition to their vested membership interests for shares of our Class A common stock, the dilution in pro forma net tangible book value per share to new investors would have been greater and the average price per share paid by the existing equityholders would have been lower.

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share of Class A common stock, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors in this offering and by all investors by $             million, and would increase (decrease) the average price per share paid by new investors by $            , assuming the number of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and without deducting the estimated underwriting discounts and offering expenses payable by us in connection with this offering.

        If the underwriters' option to purchase additional shares to cover any over-allotment is exercised in full, the pro forma net tangible book value per share at June 30, 2007 would be approximately $     per share and the dilution in pro forma net tangible book value per share to new investors would be $     per share. Furthermore, the percentage of our shares held by existing equity owners would decrease to approximately    % and the percentage of our shares held by new investors would increase to approximately     %.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The unaudited consolidated pro forma statements of operations for the year ended December 31, 2006 present our consolidated results of operations giving pro forma effect to the Chanin acquisition, the Reorganization and Offering described under "Our Structure" and the use of the estimated net proceeds as described under "Use of Proceeds," as if such transactions occurred on January 1, 2006. The unaudited consolidated pro forma statements of operations for the six months ended June 30, 2007 present our consolidated results of operations giving pro forma effect to the Reorganization and Offering described under "Our Structure" and the use of the estimated net proceeds as described under "Use of Proceeds," as if such transactions occurred on January 1, 2007. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions and this offering, on the historical financial information of D&P Acquisitions.

        The unaudited consolidated pro forma financial information of Duff & Phelps Corporation should be read together with "Our Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the D&P Acquisitions and Chanin historical financial statements and related notes included elsewhere in this prospectus.

        The unaudited consolidated pro forma financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position of Duff & Phelps Corporation that would have occurred had we operated as a public company during the periods presented. The unaudited consolidated pro forma financial information should not be relied upon as being indicative of our results of operations or financial condition had the Chanin acquisition, the Reorganization and Offering described under "Our Structure" and the use of the estimated net proceeds as described under "Use of Proceeds" occurred on the dates assumed. The unaudited consolidated pro forma financial information also does not project the results of operations or financial position for any future period or date.

        The D&P Acquisitions pro forma adjustments principally give effect to the acquisition of Chanin including adjustments relating to equity-based compensation, amortization of intangibles, interest expense and compensation with respect to the restructuring business of Chanin to reflect the agreement with the principals of Chanin that compensation for such restructuring business shall represent 50% of the net revenue of the restructuring business for the five-year period following the Chanin acquisition. With respect to the unaudited condensed consolidated pro forma balance sheet of D&P Acquisitions, the pro forma adjustments give effect to the Recapitalization Transactions and the Redemption, as described in "Our Structure." The pro forma adjustments do not give effect to any proceeds from Duff & Phelps Corporation in excess of the amount required to effect the Redemption.

        The Duff & Phelps Corporation pro forma adjustments principally give effect to the following items:

  •
  the Reorganization and Offering described under "Our Structure" and the use of the estimated net proceeds as described under "Use of Proceeds" and

  •
  in the case of the unaudited consolidated pro forma statements of operations data, a provision for corporate income taxes at an effective rate of    , which includes a provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction.

Unaudited Consolidated Pro Forma Statements of Operations

	Year Ended December 31, 2006
	D&P Acquisitions Actual	Chanin Actual(1)	Pro Forma Adjustments for Chanin		D&P Acquisitions Pro Forma	Adjustments for Reorganization and Offering			Duff & Phelps Corporation Pro Forma
	(in thousands, except per share data)
Revenues:
Financial Advisory	$189,486	$—	$—		$189,486		$—			$189,486
Investment Banking	57,256	17,386	—		74,642		—			74,642
Reimbursable expenses	12,526	1,381	—		13,907		—			13,907

Total revenues	259,268	18,767	—		278,035		—			278,035

Direct client service costs:
Compensation and benefits (including $10,244 and $736 of equity-based compensation for D&P Acquisitions Actual and Chanin Actual, respectively)	146,926	12,693	(2,668	)(2)(3)(4)	156,951		—			156,951
Other direct client service costs	1,034	1,344	—		2,378		—			2,378
Acquisition retention expenses	6,003	—	—		6,003		—			6,003
Reimbursable expenses	12,685	1,872	—		14,557		—			14,557

Total direct client service costs	166,648	15,909	(2,668)		179,889		—			179,889

Operating expenses:
Selling, general and administrative (including $3,790 and $0 of equity-based compensation for D&P Acquisitions Actual and Chanin Actual, respectively)	68,606	4,992	—		73,598		—			73,598
Depreciation and amortization	7,702	191	2,173	(5)	10,066		—			10,066

Total operating expenses	76,308	5,183	2,173		83,664		—			83,664

Operating income/(loss)	16,312	(2,325)	495		14,482		—			14,482
Other (income)/expense:
Interest income	(556)	(116)	—		(672)
Interest expense	5,911	—	1,014	(6)	6,925
Other (income)/expense	(243)	—	—		(243)

Total other expenses, net	5,112	(116)	1,014		6,010

Income/(loss) before taxes and minority interest	11,200	(2,209)	(519)		8,472
Provision for income taxes	701	91	—		792			(7)
Minority interest	—	—	—		—			(8)

Net income/(loss)	$10,499	$(2,300)	$(519)		$7,680	$			$

Weighted average shares of Class A common stock outstanding:
Basic
Diluted
Net income/(loss) available to holders of shares of Class A common stock per share(9)
Basic
Diluted

(1)
Represents the audited financial results of Chanin for the ten-month period ended October 31, 2006.

(2)
Includes $2.9 million reduction to compensation with respect to the restructuring business to reflect the agreement with the principals of Chanin that compensation for the restructuring business shall represent 50% of net revenue of the restructuring business.

(3)
Includes $1.0 million additional equity-based compensation expense to reflect the incremental full-year impact of equity grants issued by D&P Acquisitions as part of the Chanin acquisition.

(4)
Includes $0.7 million elimination of expense attributable to Chanin stock appreciation rights held by certain employees of Chanin.

(5)
Reflects additional amortization expense representing the incremental intangible asset amortization expense based on the Company's estimates of the values and lives of acquired intangible assets.

(6)
Reflects additional interest expense for the $15 million seventy-one-month credit facility entered into in conjunction with the Chanin acquisition as if it occurred as of January 1, 2006.

(7)
Following the Reorganization and Offering, we will be subject to U.S. federal income taxes, in addition to state, local and international taxes, with respect to our allocable share of any net taxable income of D&P Acquisitions, which will result in higher income taxes and an increase in income taxes paid. As a result, this reflects an adjustment to our provision for corporate income taxes to reflect an effective rate of                        , which includes provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction.

(8)
Following the Reorganization and Offering, we will record significant minority interest relating to the ownership interest of the existing unitholders in D&P Acquisitions. As described in "Our Structure," Duff & Phelps Corporation will be the sole managing member of D&P Acquisitions. Accordingly, although Duff & Phelps Corporation will have a minority economic interest in D&P Acquisitions, it will have a majority voting interest and control the management of D&P Acquisitions. As a result, Duff & Phelps Corporation will consolidate D&P Acquisitions and record a minority interest for the economic interest in D&P Acquisitions held by the existing unitholders.

(9)
Net income/(loss) available to holders of Class A common stock per share represents net income/(loss) adjusted for any preferred dividends.

Unaudited Consolidated Pro Forma Statements of Operations

	Six Months Ended June 30, 2007
	D&P Acquisitions Actual	Adjustments for Reorganization and Offering			Duff & Phelps Corporation Pro Forma
	(in thousands, except per share data)
Revenues:
Financial Advisory	$124,432		$—			$124,432
Investment Banking	40,131		—			40,131
Reimbursable expenses	6,058		—			6,058

Total revenues	170,621		—			170,621

Direct client service costs:
Compensation and benefits (including $22,041 of equity-based compensation)	110,051		—			110,051
Other direct client service costs	813		—			813
Acquisition retention expenses	1,331		—			1,331
Reimbursable expenses	6,085		—			6,085

Total direct client service costs	118,280		—			118,280

Operating expenses:
Selling, general and administrative (including $7,798 of equity-based compensation)	49,160		—			49,160
Depreciation and amortization	4,398		—			4,398
Merger and acquisition costs	—		—			—

Total operating expenses	53,558		—			53,558

Operating loss	(1,217)		—			(1,217)
Other (income)/expense:
Interest income	(829)
Interest expense	3,571
Other (income)/expense	(192)

Total other expenses, net	2,550

Income/(loss) before taxes and minority interest	(3,767)
Provision for income taxes	946			(1)
Minority interest	—			(2)

Net income/(loss)	$(4,713)	$			$

Weighted average shares of Class A common stock outstanding:
Basic
Diluted
Net income/(loss) available to holders of shares of Class A common stock per share(3)
Basic
Diluted

(1)
Following the Reorganization and Offering, we will be subject to U.S. federal income taxes, in addition to state, local and international taxes, with respect to our allocable share of any net taxable income of D&P Acquisitions, which will result in higher income taxes and an increase in income taxes paid. As a result, this reflects an adjustment to our provision for corporate income taxes to reflect an effective rate of                        , which includes provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction.

(2)
Following the Reorganization and Offering, we will record significant minority interest relating to the ownership interest of the existing unitholders in D&P Acquisitions. As described in "Our Structure," Duff & Phelps Corporation will be the sole managing member of D&P Acquisitions. Accordingly, although Duff & Phelps Corporation will have a minority economic interest in D&P Acquisitions, it will have a majority voting interest and control the management of D&P Acquisitions. As a result, Duff & Phelps Corporation will consolidate D&P Acquisitions and record a minority interest for the economic interest in D&P Acquisitions held by the existing unitholders.

(3)
Net income/(loss) available to holders of Class A common stock per share represents Net income/(loss) adjusted for any preferred dividends.

Unaudited Condensed Consolidated Pro Forma Balance Sheet

	As of June 30, 2007
	D&P Acquisitions
	Actual	Adjustments for the Recapitalization Transactions and the Redemption (1)	Pro Forma (1)	Duff & Phelps Corporation Pro Forma (2)
Assets
Current assets:
Cash and cash equivalents	$42,575	—	$42,575
Accounts receivable, net	53,016	—	53,016	53,016
Unbilled services	25,059	—	25,059	25,059
Prepaid expenses	2,639	—	2,639	2,639
Other current assets	253	—	253	253

Total current assets	123,542	—	123,542
Property and equipment, net	17,863	—	17,863	17,863
Goodwill	98,389	—	98,389	98,389
Intangible assets, net	24,998	—	24,998	24,998
Other assets	8,667	—	8,667	8,667

Total assets	$273,459		$273,459

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,478	—	$6,478	$6,478
Accrued expenses	8,070	—	8,070	8,070
Accrued compensation and benefits	40,595	—	40,595	40,595
Deferred revenues	4,676	—	4,676	4,676
Equity-based compensation liability, current	6,947	—	6,947	6,947
Current portion of long-term debt	794		794

Total current liabilities	67,560	—	67,560
Long-term debt, less current portion	76,791	—	76,791
Equity-based compensation liability, long term	31,491	—	31,491	31,491
Other long-term liabilities	14,445	—	14,445	14,445
Minority interest	—	—
Redeemable units	91,918
Unitholders' deficit	(8,746)
Class A common stock, par value $0.01 per share, shares authorized; shares issued and outstanding on a pro forma basis	—
Class B common stock, par value $0.01 per share, shares authorized; shares issued and outstanding on a pro forma basis	—
Additional paid-in capital	—
Retained earnings	—
Total stockholders' equity	—	—	—

Total liabilities and stockholders' equity	$273,459

(1)
Represents adjustments for D&P Acquisitions relating to the Recapitalization Transactions and the Redemption, as described in "Our Structure." The pro forma adjustments do not give effect to any proceeds from Duff & Phelps Corporation as a result of the offering in excess of the amount required to effect the Redemption.

(2)
Represents the pro forma balance sheet for Duff & Phelps Corporation, giving effect to the Reorganization and Offering, and consolidation of D&P Acquisitions.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following tables set forth selected financial consolidated information on a historical basis.

        The consolidated statements of operations data for each of the years ended December 31, 2006 and 2005, for the periods from March 15, 2004 through December 31, 2004 and from January 1, 2004 through March 14, 2004, and the consolidated balance sheets data as of December 31, 2006 and 2005 have been derived from our and our predecessor's audited consolidated financial statements included elsewhere in this prospectus and the consolidated balance sheet data as of December 31, 2004 and the consolidated statements of operations data and consolidated balance sheets data as of December 31, 2003 and 2002 have been derived from our predecessor's audited consolidated financial statements not included in this prospectus. The condensed consolidated statements of operations data for the six months ended June 30, 2007 and 2006, and the condensed consolidated balance sheet data as of June 30, 2007 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements include all adjustments (consisting of normal, recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of our financial position and results of operations for the periods presented. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

        The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included in this prospectus.

	Successor					Predecessor
	Six Months Ended June 30,		Year Ended December 31,		Period from March 15, 2004 through December 31, 2004(1)	Period from January 1, 2004 through March 14, 2004(1)	Year Ended December 31,
Consolidated statements of operations	2007	2006	2006	2005			2003	2002
	(in thousands)
Revenues:
Financial Advisory	$124,432	$85,078	$189,486	$35,460	$—	$—	$—	$—
Investment Banking	40,131	17,598	57,256	38,466	24,995	3,881	23,023	19,552
Reimbursable expenses	6,058	6,574	12,526	4,313	1,339	272	1,197	976

Total revenues	170,621	109,250	259,268	78,239	26,334	4,153	24,220	20,528
Direct client service costs:
Compensation and benefits (including $22,041 and $2,889 of equity-based compensation for the six months ended June 30, 2007 and June 30, 2006, respectively) and $10,244 and $2,113 of equity-based compensation for 2006 and 2005, respectively(2)	110,051	64,098	146,926	44,387	15,545	2,861	14,456	13,138
Other direct client service costs	813	341	1,034	145	267	19	—	—
Acquisition retention expenses(3)	1,331	4,178	6,003	11,695	—	—	—	—
Reimbursable expenses	6,085	6,339	12,685	4,541	1,339	272	1,197	976

Total direct client service costs	118,280	74,956	166,648	60,768	17,151	3,152	15,653	14,114
Operating expenses:
Selling, general and administrative (including $7,798 and $1,298 of equity-based compensation for the six months ended June 30, 2007 and June 30, 2006, respectively) and $3,790 and $1,803 of equity-based compensation for 2006 and 2005, respectively(2)	49,160	30,305	68,606	22,246	5,212	1,466	6,095	6,691
Depreciation and amortization	4,398	4,048	7,702	3,186	1,237	113	730	800
Merger and acquisition costs(4)	—	—	—	2,138	—	—	—	—

Total operating expenses	53,558	34,353	76,308	27,570	6,449	1,579	6,825	7,491

Operating income/(loss)	(1,217)	(59)	16,312	(10,099)	2,734	(578)	1,742	(1,077)
Other (income)/expense:
Interest income	(829)	(128)	(556)	(137)	(43)	(3)	(12)	(8)
Interest expense	3,571	2,570	5,911	1,661	299	31	182	244
Other (income)/expense	(192)	(785)	(243)	542	—	—	—	—

Total other expenses, net	2,550	1,657	5,112	2,066	256	28	170	236

Income/(loss) before income tax expense	(3,767)	(1,716)	11,200	(12,165)	2,478	(606)	1,572	(1,313)
Provision/(benefit) for income taxes	946	(27)	701	330	63	12	—	—

Net income/(loss)	$(4,713)	$(1,689)	$10,499	$(12,495)	$2,415	$(618)	$1,572	$(1,313)

Other financial data
Adjusted EBITDA(5)	$34,351	$12,354	$44,051	$10,836	$3,971	$(465)	$2,472	$(276)

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005		2004
Other operating data
Number of client service professionals (at period end)
Financial Advisory	588	490	553	425		—
Investment Banking	98	77	118	84		75

Total	686	567	671	509		75
Average number of client service professionals for the period
Financial Advisory	582	460	506	103		—
Investment Banking	104	84	88	93		69

Total	686	544	594	196		69
Financial Advisory utilization rate(6)	69.3%	67.7%	68.1%	71.4	%(7)	—
Financial Advisory rate per hour(8)	$325	$293	$300	$264	(9)	—
		As of December 31,
	As of June 30, 2007
		2006	2005	2004	2003	2002
	(in thousands)

Consolidated balance sheets data
Cash and cash equivalents	$42,575	$59,132	$12,134	$12,282	$3,298	$1,077
Total assets	273,459	268,031	181,292	30,591	9,154	7,176
Total debt	77,585	77,997	48,750	8,570	3,549	4,006
Total liabilities	190,287	174,013	97,176	17,241	8,795	8,389
Total redeemable units	91,918	91,973	92,053	—	—	—
Total unitholders' equity/(deficit)	(8,746)	2,045	(7,937)	13,350	359	(1,213)
Total stockholders' equity	—	—	—	—	—	—

(1)
D&P Acquisitions, LLC was formed on September 30, 2005. Prior to that date, this financial information represents the operations of Duff & Phelps, LLC. Prior to March 15, 2004, Duff & Phelps, LLC was a majority-owned subsidiary of Webster. Webster owned approximately 73% of Duff & Phelps, LLC's outstanding equity interests. On March 15, 2004, Webster sold its interests in Duff & Phelps, LLC to an investor group consisting of management and Lovell Minnick. That transaction constituted a change of control and required purchase accounting revaluation of Duff & Phelps, LLC's assets and liabilities. Accordingly, this financial information reflects results of operations before and after the impact of the March 15, 2004 transaction.

(2)
The six months ended June 30, 2007 and June 30, 2006 include an aggregate of $24.8 million and $3.6 million, respectively, of equity-based compensation related to one-time grants of equity in connection with the acquisitions of Duff & Phelps, LLC in March 2004, CVC in September 2005 and Chanin in October 2006. During 2006, equity-based compensation reflects liability accounting treatment for our Class C, D and E Units. The years ended December 31, 2006 and 2005, include an aggregate of $12.7 million and $3.9 million, respectively, of equity-based compensation related to one-time grants of equity in connection with the acquisitions of Duff & Phelps, LLC in March 2004, CVC in September 2005 and Chanin in October 2006.

(3)
Reflects expense classified as compensation in connection with deferred payments that we agreed to make to certain employees of CVC in connection with the CVC acquisition in September 2005. The offers of employment to these employees included retention payments of $9.8 million paid in November 2005 and $11.4 million payable in installments of one-third on each of the first three anniversary dates of the CVC acquisition under the condition that the individuals are still employed by us at the anniversary date. We recognize the expenses associated with these payments on a graded-tranche basis, and there will be no further expense associated with these deferred payments after 2008.

(4)
Represents one-time costs associated with the CVC acquisition not otherwise included in acquisition retention expenses. We do not expect to recognize any further CVC acquisition costs after 2006 other than the expenses associated with deferred payments described in footnote (3) above.

(5)
The Adjusted EBITDA measure presented consists of net income/loss before (a) interest income and expense, (b) provision/(benefit) for income taxes, (c) other (income)/expense, (d) depreciation and amortization, (e) acquisition retention expenses, (f) equity-based compensation included in "compensation and benefits," (g) equity-based compensation included in "selling, general and administrative" and (h) merger and acquisition costs.

We believe that Adjusted EBITDA provides a relevant and useful alternative measure of our ongoing profitability and performance, when viewed in conjunction with GAAP measures, as it adjusts for (a) interest expense and depreciation and amortization (a significant portion of which relate to debt and capital investments that have been incurred recently as the result of acquisitions and investments in stand-alone infrastructure which we do not expect to incur at the same levels in the future), (b) equity-based compensation (a significant portion of which is due to certain one-time grants associated with recent acquisitions as described in footnote (2) above) and (c) acquisition retention expenses and other merger and acquisition costs, which are generally non-recurring in nature or are related to deferred payments associated with prior acquisitions.

Given our recent level of acquisition activity and related capital investments and equity grants (which we do not expect to incur at the same levels in the future), and our belief that, as a professional services organization, our operations are not capital intensive on an ongoing basis, we believe the Adjusted EBITDA measure, in addition to GAAP financial measures, provides a relevant and useful benchmark for investors, in order to assess our financial performance and comparability to other companies in our industry. The Adjusted EBITDA measure is utilized by our senior management to evaluate our overall performance and operating expense characteristics and to compare our performance to that of certain of our competitors. A measure substantially similar to Adjusted EBITDA is the principal measure that determines the compensation of our senior management team. In addition, a measure similar to Adjusted EBITDA is a key measure that determines compliance with certain financial covenants under our senior secured credit facility. Management compensates for the inherent limitations associated with using the Adjusted EBITDA measure through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income/(loss). Furthermore, management also reviews GAAP measures, and evaluates individual measures that are not included in Adjusted EBITDA such as our level of capital expenditures, equity issuance and interest expense, among other measures.

Adjusted EBITDA is a non-GAAP measure that has material limitations because it does not include all items of income and expense that impact or have impacted our operations, including (a) interest income and expense, (b) provision/(benefit) for income taxes, (c) other (income)/expense, (d) depreciation and amortization, (e) acquisitions retention expenses, (f) equity-based compensation included in "compensation and benefits," (g) equity-based compensation included in "selling, general and administrative" and (h) merger and acquisition costs. This non-GAAP financial measure in not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income/(loss), net income/(loss) per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate Adjusted EBITDA differently and, therefore, Adjusted EBITDA as presented for us may not be comparable to Adjusted EBITDA reported by other companies.

The following is a reconciliation of our net income/(loss) from continuing operations to Adjusted EBITDA:

	Successor					Predecessor
	Six Months Ended June 30,		Year Ended December 31,		Period from March 15, 2004 through December 31, 2004	Period from January 1, 2004 through March 14, 2004	Year Ended December 31,
	2007	2006	2006	2005			2003	2002
	(in thousands)
Adjusted EBITDA reconciliation
Net income/(loss)	$(4,713)	$(1,689)	$10,499	$(12,495)	$2,415	$(618)	$1,572	$(1,313)
Provision/(benefit) for income taxes	946	(27)	701	330	63	12	—	—
Interest expense	3,571	2,570	5,911	1,661	299	31	182	244
Interest income	(829)	(128)	(556)	(137)	(43)	(3)	(12)	(8)
Other (income)/expense	(192)	(785)	(243)	542	—	—	—	—
Depreciation and amortization	4,398	4,048	7,702	3,186	1,237	113	730	800
Acquisition retention expenses	1,331	4,178	6,003	11,695	—	—	—	—
Equity-based compensation included in "compensation and benefits"	22,041	2,889	10,244	2,113	—	—	—	—
Equity-based compensation included in "selling, general and administrative"	7,798	1,298	3,790	1,803	—	—	—	—
Merger and acquisition costs	—	—	—	2,138	—	—	—	—

Adjusted EBITDA	$34,351	$12,354	$44,051	$10,836	$3,971	$(465)	$2,472	$(277)

(6)
The utilization rate for any given period is calculated by dividing the number of hours all our Financial Advisory client service professionals worked on client assignments during the period by the total available working hours for all of such client service professionals during the same period, assuming a forty-hour work week, less paid holidays and vacation days.

(7)
Represents utilization rate for all of fiscal 2005 as if the CVC acquisition had occurred on January 1, 2005.

(8)
Average billing rate per hour for any given period is calculated by dividing revenues for the period by the number of hours worked on client assignments during the same period.

(9)
Represents rate per hour for all of fiscal 2005 as if the CVC acquisition had occurred on January 1, 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion with "Selected Consolidated Financial and Operating Data" and our consolidated financial statements and related notes included elsewhere in this prospectus.

        The historical consolidated financial data discussed below reflect the historical results of operations of D&P Acquisitions. These historical consolidated financial data do not give effect to the Recapitalization Transactions or to the completion of this offering. See "Our Structure" and "Unaudited Pro Forma Financial Information" included elsewhere in this prospectus.

Overview

        We are a leading provider of independent financial advisory and investment banking services. Our mission is to help our clients protect, maximize and recover value. The foundation of our services is our ability to provide independent advice on issues involving highly technical and complex assessments of value, which typically support client needs in financial and tax valuation (especially in the context of business combinations and other corporate transactions), M&A, restructuring and litigation and disputes.

        We provide services through two segments: Financial Advisory and Investment Banking. The Financial Advisory segment provides valuation advisory services, transaction advisory services, specialty tax and dispute and legal management consulting services. The revenue model associated with this segment is generally based on time-and-materials or fixed-fees based on estimates of such work. In 2006, our Financial Advisory segment generated $189.5 million of revenue, or 77% of our revenue. The Investment Banking segment provides M&A advisory services, transaction opinions and restructuring advisory services. The revenue model associated with this segment is generally based on fixed retainers, fixed-fees and contingent fees upon the successful completion of a transaction. In 2006, our Investment Banking segment generated $57.3 million of revenue, or 23% of our revenue.

        The original Duff & Phelps business was founded in 1932 to provide high quality investment research services focused on the utility industry. Over several decades, it evolved into a diversified financial services firm providing investment banking, credit rating, and investment management services. In 1994, the credit rating business of Duff & Phelps was spun off into a separate public company that was eventually purchased by Fitch Ratings. In 2000, Duff & Phelps, LLC, the company that operated the investment banking practice of the original Duff & Phelps business, was acquired by Webster. In 2004, Duff & Phelps, LLC was acquired from Webster by its management and an investor group led by Lovell Minnick, a leading private equity firm.

        In 2005, Duff & Phelps, LLC teamed with Lovell Minnick and Vestar, another leading private equity firm, to acquire CVC from McGraw-Hill. CVC was formed in the 1970's, initially as part of the financial advisory service groups of Price Waterhouse and Coopers & Lybrand. These practices were combined in 1998 when Price Waterhouse merged with Coopers & Lybrand to form PwC and were subsequently acquired by McGraw-Hill in 2001, thereby establishing independence from the audit practice of PwC. In connection with the acquisition of CVC, D&P Acquisitions was formed and Duff & Phelps, LLC became a wholly-owned subsidiary of D&P Acquisitions. In October 2006, D&P Acquisitions acquired Chanin, one of the leading independent specialty investment banks providing restructuring advisory services for middle market and distressed transactions. Chanin was formed in 1990 and has played a lead role in many of the largest bankruptcy cases in the United States. Duff & Phelps Corporation will, upon consummation of this offering, be the sole managing member of D&P Acquisitions.

        From the fiscal year ended December 31, 2004 through the fiscal year ended December 31, 2006, our revenue has grown from $28.9 million to $246.7 million through a combination of acquisitions and organic growth. Our number of client service professionals has grown from 75 at December 31, 2004 to over 680 at June 30, 2007.

Recent Acquisitions

Chanin Capital Partners LLC

        On October 31, 2006, we acquired the limited liability company units of Chanin Capital Partners LLC, an investment bank providing restructuring advisory, M&A and corporate finance services. The purchase consideration consisted of initial cash consideration of $15.6 million (subject to the completion of the final working capital adjustment), earn out payments equal to up to $5.0 million for each of the three twelve-month periods following the acquisition date (based on certain revenue performance thresholds), and the issuance of 3,000,000 Class F Units of D&P Acquisitions with a stated preference value of $3.0 million in the event of a liquidation or sale of D&P Acquisitions and a fair market value of $1.7 million at October 31, 2006 which, based on the assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover of this prospectus, are convertible into approximately            New Class A Units pursuant to the Recapitalization Transactions. In addition, we incurred total fees and expenses associated with the acquisition of $1.0 million. The initial cash consideration was financed through borrowings of $15.0 million and cash on hand.

        Concurrent with the acquisition, D&P Acquisitions issued 9,855,000 Class G Units to 18 professionals of Chanin which, based on the assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover of this prospectus, are convertible into approximately            New Class A Units pursuant to the Recapitalization Transactions. This grant of equity has been accounted for as equity-based compensation, as the recipients have a required service commitment, and therefore the grant is being expensed over the requisite service period. Please refer to "Notes to the Consolidated Financial Statements of Duff & Phelps Acquisitions, LLC for December 31, 2006 and 2005 — Note 14. Capital Structure" for a description of D&P Acquisitions' capital structure prior to the Recapitalization Transactions.

        The acquisition was recorded using the purchase method of accounting and the purchase price was allocated to net assets based on fair values as determined in accordance with SFAS 141. Excess purchase price of $14.1 million was recognized as goodwill as a result of the acquisition.

Standard & Poor's Corporate Value Consulting

        On September 30, 2005, we acquired substantially all of the assets and assumed certain liabilities of CVC. The total cash purchase price was $118.7 million. The acquisition was financed through borrowings of $50.0 million and proceeds from the issuance of Class A Units of D&P Acquisitions of $82.9 million to Vestar and Lovell Minnick. The proceeds from the issuance of Class A Units were reduced by $2.5 million of equity issuance costs. In addition to the cash paid to effect the acquisition, the use of proceeds from these financing activities included the repayment of then outstanding senior secured notes of Duff & Phelps Holdings, LLC (the predecessor sole unitholder of D&P Acquisitions), payment of $3.2 million in fees and expenses associated with the acquisition and related transactions and general corporate purposes. In connection with the acquisition, we extended offers of employment to substantially all of the employees of CVC. The offers of employment to the client service professionals included retention payments of $9.8 million paid in November 2005 and $11.4 million payable in installments of one third on each of the first three anniversary dates of the transaction under the condition that the individuals are still employed by us at the anniversary date. Retention payments to certain individuals may be accelerated if such individuals are terminated without cause. Concurrent with the acquisition, D&P Acquisitions issued 104,432 Class C Units and 10,338,782

Class D Units to 57 managing directors of CVC which, based on the assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover of this prospectus, are convertible into approximately            and            New Class A Units, respectively, pursuant to the Recapitalization Transactions. This grant of equity has been accounted for as equity-based compensation to the recipients and is being expensed over the requisite service period. The acquisition was recorded using the purchase method of accounting and the purchase price was allocated to net assets based on fair values as determined in accordance with SFAS 141. Excess purchase price of $74.7 million was recognized as goodwill as a result of the acquisition.

Valuemetrics

        On January 1, 2005, Duff & Phelps Holdings, LLC acquired the assets of Valuemetrics Advisors, Inc. and Valuemetrics Capital, LLC (together, "Valuemetrics") for $3.7 million in cash and 2,600 Class C interests in Duff & Phelps Holdings, LLC which, based on the assumed initial public offering price of $             per share, the midpoint of the range set forth on the cover of this prospectus, are convertible into approximately        New Class A Units pursuant to the Recapitalization Transactions. The acquisition was recorded using the purchase method of accounting and the purchase price was allocated to net assets based on fair values as determined in accordance with SFAS 141.

Sale of Controlling Interest in Duff & Phelps, LLC

        On March 15, 2004, Webster sold its 73% ownership interest in Duff & Phelps, LLC to Duff & Phelps Holdings, LLC, formed by an investor group consisting of management and Lovell Minnick. Webster received $1.0 million in cash, $7.0 million in promissory notes and a payoff of $2.0 million of the outstanding balance of Duff & Phelps, LLC's line of credit with Webster. Duff & Phelps, LLC allocated the purchase price to assets and liabilities based on their estimated fair values, considering ownership interest in the assets and liabilities. As of the date of the Webster transaction, Duff & Phelps, LLC had current assets of $4.3 million, property and equipment, net, of $0.5 million, other assets of $0.3 million, current liabilities of $4.3 million and long-term debt of $1.1 million. In connection with Webster's sale of its ownership interests in Duff & Phelps, LLC, Duff & Phelps, LLC recognized goodwill in the amount of $5.9 million.

Revenues

        We generate revenues from financial advisory and investment banking services. We typically enter into these engagements on a time-and-materials basis, a fixed-fee basis or a contingent-fee basis. We recognize revenues when persuasive evidence of an arrangement exists, the related services are provided, the price is fixed or determinable, and collectibility is reasonably assured.

        Revenues from time-and-materials engagements are recognized as the hours are incurred by our client service professionals. With respect to fixed-fee engagements, revenue recognition is affected by a number of factors that change the estimated amount of work required to complete the project such as changes in scope, the staffing on the engagement and the level of client participation. Periodic engagement reviews require us to make judgments and estimates regarding the overall profitability and stage of project completion, which, in turn, affect how we recognize revenue.

        We have engagements for which the revenues are contingent on successful completion of the project, which would include, for example, "success fees" associated with our M&A advisory and restructuring businesses. Any contingent revenue on these contracts is not recognized until the contingency is resolved and payment is reasonably assured. Retainer fees under these arrangements are deferred and recognized ratably over the period in which the related service is rendered.

        We have engagements to perform restructuring advisory services for which we are entitled to and record a monthly fee when services are rendered and collectibility is reasonably assured. Revenues from restructuring advisory engagements that are performed with respect to cases in bankruptcy court are typically recognized one-two months in arrears from the month in which the services were performed unless there are objections and/or holdbacks mandated by court instructions.

        Revenue trends in our Financial Advisory and Investment Banking segments generally are correlated to the volume of M&A activity and restructurings. However, deviations from this trend can occur in any given year for a number of reasons. For example, changes in our market share or the ability of our clients to close certain large transactions can cause our revenue results to diverge from the level of overall M&A or restructuring activity. In addition, because many businesses do not routinely engage in M&A and restructuring activity, our fee paying engagements with many clients are not likely to be predictable and high levels of revenue in one quarter are not necessarily predictive of continued high levels of revenue in future periods. Further, we have lines of business that are not correlated to the volume of M&A activity and restructurings, but rather to bankruptcy filings, litigation or regulatory trends.

        We operate in a highly competitive environment where there are limited long-term contracted sources of revenue and each revenue-generating engagement is separately awarded and negotiated. While we have achieved long and stable client relationships by providing outstanding service, attracting leaders in each industry and integrating ourselves with our clients' existing audit and other service providers, our list of clients, including our list of clients with whom there is a currently active revenue-generating engagement, changes continually. We gain new clients through our business development initiatives, through recruiting additional senior client service professionals who bring with them client relationships and through referrals from executives, directors, attorneys, accountants, private equity and hedge fund professionals and other parties with whom we have relationships. We may also lose clients as a result of the sale or merger of a client, a change in a client's senior management, competition from other firms and other causes. See "Risk Factors—Risks Related to Our Business—The financial advisory and investment banking industries are highly competitive and we may not be able to compete effectively" and "Risk Factors—Risks Related to Our Business—Our business operates in a highly competitive environment where typically there are no long-term contracted sources of revenue and clients can terminate engagements with us at any time."

Reimbursable Expenses

        Reimbursable expenses, including those relating to travel, other out-of-pocket expenses and third-party costs are included as a component of total revenues. Expense reimbursements that are billable to clients are included in total revenues, and typically an equivalent amount of reimbursable expenses are included in total direct client service costs. Reimbursable expenses related to time-and-materials and fixed-fee engagements are recognized as revenue in the period in which the expense is incurred and collectibility is reasonably assured. We manage our business on the basis of revenue before reimbursable expenses. We believe this is the most accurate reflection of our services because it eliminates the effect of these reimbursable expenses that we bill to our clients.

Direct Client Service Costs

Compensation and Benefits

        Our most significant expenses are costs classified as direct client service costs. These direct client service costs include salaries, performance bonuses, payroll taxes, benefits and equity-based compensation for client service professionals.

Other Direct Client Service Costs

        In certain cases we incur fees paid to independent contractors that we retain to supplement full-time personnel, typically on an as-needed basis for specific client engagements.

Acquisition Retention Expenses

        We also incur compensation expense in connection with deferred payments that we agreed to make to certain employees of CVC in connection with the CVC acquisition in September 2005. The offers of employment to these employees included retention payments of $9.8 million paid in November 2005 and $11.4 million payable in installments of one-third on each of the first three anniversary dates of the CVC acquisition under the condition that the individuals are still employed by us as of the anniversary date. Retention payments to certain individuals may be accelerated if such individuals are terminated without cause. During 2006, we paid a total of $4.1 million to such employees. We recognize the expenses associated with these payments on a graded-tranche basis, whereby the first anniversary payment is recognized over the first 12 months since the CVC acquisition, the second anniversary payment is recognized over the first 24 months since the CVC acquisition, and the third anniversary payment is recognized over the 36-month period since the CVC acquisition, adjusted for any terminations that may result in an accelerated payment. There will be no further expense associated with these deferred payments for existing acquisitions after 2008.

Operating Expenses

        Our operating expenses include selling, general and administrative expenses, which consist of salaries, performance bonuses, payroll taxes, benefits and equity-based compensation for our corporate and administrative personnel, costs for occupancy, technology and communications, marketing and business development, recruiting, training, professional fees, depreciation and amortization and other operating expenses. In addition, operating expenses include costs associated with the CVC acquisition not otherwise included in "Acquisition Retention Expenses" described above. We do not expect to recognize any further CVC acquisition costs after 2006 other than the expenses associated with deferred payments described above.

Equity-Based Compensation

        Direct client service costs and selling, general and administrative expenses include equity-based compensation with respect to grants of units of D&P Acquisitions prior to the consummation of the Recapitalization Transactions. We have accounted for equity-based compensation in accordance with the fair value provisions of SFAS No. 123 (Revised), Share-Based Payment ("SFAS 123(R)") for the years ended December 31, 2006 and 2005. For the year ended December 31, 2004, we accounted for equity-based compensation in accordance APB No. 25. For the six months ended June 30, 2007 and the twelve months ended December 2006 and 2005, principles of option pricing theory were used to calculate the fair value of the subject grants. Under this methodology, periodic business enterprise valuations of D&P Acquisitions were performed. The business enterprise valuations were determined by various methodologies including the discounted future earnings method, the merger and acquisition method, and the guideline public company method, on a weighted and blended basis. The various classes of equity units of D&P Acquisitions were then modeled as call options with distinct claims on the assets of D&P Acquisitions. The characteristics of the equity unit classes, as determined in the D&P Acquisitions limited liability company agreement and unit grant agreements, determine the uniqueness of each unit's claim on D&P Acquisitions' assets relative to each other and the other components of D&P Acquisitions' capital structure. Periodic valuations were performed during 2006 and as of March 31, 2007 and June 30, 2007 in order to properly recognize equity-based compensation. During 2006, our periodic business enterprise valuations increased as a result of the following significant factors:

  •
  our positive financial performance relative to prior-year and sequential periods, and relative to initial internal budgets prepared by management. In particular, our revenues before reimbursable expenses for the years ended December 31, 2005 and December 31, 2006 increased from $73.9 million to $246.7 million, respectively, and our adjusted EBITDA for the years ended

    December 31, 2005 and December 31, 2006 increased from $10.8 million to $44.1 million, respectively. In addition, over the course of the period, we conducted periodic re-forecasts of our full-year results for 2006, which typically resulted in revised forecasts that were higher relative to the initial budget for the year;

  •
  meaningful progress with respect to development of stand-alone operational infrastructure, including technology, finance and human capital functions, as well as real estate, separate from McGraw-Hill, which had been providing many services with respect to these items pursuant to a transitional services agreement that was entered into between us and McGraw-Hill subsequent to the CVC acquisition;

  •
  entry into new service offerings and geographies, including the acquisition of Chanin (enabling us to expand our service offerings to include financial restructuring advice to constituencies in the business reorganization process), further diversifying our business and geographic mix and enhancing our prospects for future growth;

  •
  increases in multiples of earnings of several of our comparable publicly traded peers; and

  •
  greater visibility and likelihood, over the course of the period, with respect to the prospects for marketability of our equity securities.

        During the six months ended June 30, 2007 our periodic business enterprise valuations increased as a result of the following significant factors:

  •
  our positive financial performance relative to prior-year and sequential periods, and relative to initial internal budgets prepared by management. In particular, our revenues before reimbursable expenses for the 12-month periods ended December 31, 2006 and June 30, 2007 increased from $246.7 million to $308.6 million, respectively, and our adjusted EBITDA for the 12-month periods ended December 31, 2006 and June 30, 2007 increased from $44.1 million to $66.1 million, respectively. In addition, over the course of the period, we conducted a re-forecast of our full-year results for 2007, which resulted in a revised forecast that was higher relative to the initial budget for the year;

  •
  completion of the development of stand-alone operational infrastructure, including technology, finance and human capital functions, as well as real estate, separate from McGraw-Hill, which had been providing many services with respect to these items pursuant to a transitional services agreement that was entered into between us and McGraw-Hill subsequent to the CVC acquisition. We believe that the creation of our stand-alone infrastructure has and will continue to result in cost-savings and increased flexibility relative to being a party to the transitional services agreement;

  •
  continued expansion of service offerings and geographies, including the opening or ramp-up of new offices in Munich, Paris and Zurich, further diversifying our business and geographic mix and enhancing our prospects for future growth;

  •
  increases in multiples of earnings of several of our comparable publicly traded peers; and

  •
  greater visibility and likelihood, over the course of the period, with respect to the prospects for marketability of our equity securities.

        The equity unit valuations included the key assumptions presented in the table below in determining fair value as of June 30, 2007 and December 31, 2006:

Valuation Date	June 30, 2007	December 31, 2006
Asset Volatility	23.0%	45.0%
Risk Free Rate	4.44%	5.00%
Expected Term of Units	0.1 year	0.8 year
Expected Dividends	None	None

        The Class C, D, E, and G Units issued to individuals as long-term incentive compensation were not options, but rather fully participating units in D&P Acquisitions. The C, D and G Units, as well as a majority of the E Units, were issued to individuals for future services in connection with the CVC and Chanin acquisitions, and therefore were one-time in nature; we do not believe that the level of unit grant activity in 2005 and 2006 as a result of acquisitions is representative of our ongoing equity issuance activity.

        The Class C, D, and E Units contained certain repurchase provisions which could result in an award being settled in cash in the event of certain types of termination scenarios. These provisions were invoked during 2006 and D&P Acquisitions established a policy to repurchase units upon these occurrences. As a result, during 2006, the expense recognition for the C, D, and E Units was under variable (also referred to as "liability") accounting until the award is settled, as per SFAS 123(R). Settlement occurs at the time of exercise, forfeiture, repurchase, or at the point in time where the unitholder has borne sufficient risks and rewards of equity ownership, also defined as six months and one day post-vesting. The fair values of these units are re-valued at each reporting period and any change in value is recognized in current period expense, until settled. As such, the fair value of the Class C, D and E Units is recognized in the current and long-term liabilities on our balance sheet. Upon settlement, the award is re-classified from a liability award to an equity award.

        In all cases of graded vesting, equity-based compensation expense is being accrued through charges to operations over the respective vesting periods of the equity grants using the accelerated method of amortization. The total equity-based compensation expense recognized for the six months ended June 30, 2007 and June 30, 2006 and the years ended December 31, 2006 and 2005 was $29.8 million, $4.2 million, $14.0 million and $3.9 million, respectively. Because D&P Acquisitions is a limited liability company, no tax benefit has been recognized. At June 30, 2007, the total unamortized compensation cost related to non-vested awards was $65.9 million. The weighted-average period over which this is expected to be recognized is 2.7 years.

        All the Class C, D, E and G Units will be converted into New Class A Units pursuant to the Recapitalization Transactions. Upon consummation of the Recapitalization Transactions, the repurchase provisions described above will be eliminated, and expense recognition will no longer be under liability accounting.

        Information with respect to applicable number of units by class in connection with equity-based compensation is set forth in the table below:

	As of June 30, 2007
	Vested	Unvested	Total	Fair Value per Unit
Class C Units	—	99,516	99,516	$166.42
Class D Units	—	9,852,073	9,852,073	$3.57
Class E Units	2,778,666	14,776,834	17,555,500	$3.57
Class G Units	153,751	9,181,667	9,335,418	$3.23

The fair value per unit for the Class C Units is substantially higher than that of the Class D, Class E and Class G Units because the Class C Units entitle the holders thereof to a preference upon liquidation while the Class D, Class E and Class G Units represent only profits interests.

Results of Operations

Six months ended June 30, 2007 versus six months ended June 30, 2006

Revenues

        Revenues, excluding reimbursable expenses, increased $61.9 million, or 60.3%, to $164.6 million for the six months ended June 30, 2007 from $102.7 million for the six months ended June 30, 2006. Of the overall $61.9 million increase in revenues, $39.4 million is attributable to our Financial Advisory segment and $22.5 million is attributable to our Investment Banking segment, including $9.5 million attributable to the inclusion of the restructuring advisory business as a result of the Chanin acquisition. Our client service headcount increased to 686 client service professionals at June 30, 2007 from 567 client service professionals at June 30, 2006, as we added a significant number of client service professionals through the Chanin acquisition and new hiring in our Financial Advisory segment. Our revenue per client service professional increased to approximately $240,000 during the six months ended June 30, 2007 from approximately $189,000 during the six months ended June 30, 2006. In addition to the impact of the Chanin acquisition and new hiring, we believe that we have been able to increase productivity per client service professional as a result of increased marketing activity, greater name awareness as a result of our increased scale, and continued strength in the M&A marketplace and the economy in general. See "—Segment Results" for additional information.

Direct Client Service Costs

        Direct client service costs increased $43.3 million, or 57.7%, to $118.3 million for the six months ended June 30, 2007 from $75.0 million for the six months ended June 30, 2006. Compensation and benefits increased $46.0 million, or 71.7%, to $110.1 million for the six months ended June 30, 2007 from $64.1 million for the six months ended June 30, 2006. Of the $46.0 million increase in compensation, $19.1 million is attributable to higher equity-based compensation primarily as a result of liability accounting treatment and the inclusion of equity grants associated with the Chanin acquisition, with the balance due to increased compensation (other than equity-based compensation) as a result of the Chanin acquisition, new hiring activity and promotions and compensation increases of various client service professionals. Expenses related to retention payments associated with the CVC acquisition decreased by $2.9 million to $1.3 million for the six months ended June 30, 2007 from $4.2 million for the six months ended June 30, 2006. See "—Direct Client Service Costs—Acquisition Retention Expenses."

Operating Expenses

        Operating expenses increased $19.2 million, or 55.9%, to $53.6 million for the six months ended June 30, 2007 from $34.4 million for the six months ended June 30, 2006. Of the $19.2 million increase, $6.5 million is attributable to higher equity-based compensation primarily as a result of liability accounting treatment, with the balance due to increases in compensation (other than equity-based compensation) as a result of acquisitions, new hiring activity, promotions and compensation increases for individuals not classified as client service professionals, higher occupancy expenses associated with expanded or new office locations (including several lease termination charges) and increases in other operating expenses as a result of our growth and investment in infrastructure.

        Depreciation and amortization increased $0.4 million, or 8.6%, to $4.4 million for the six months ended June 30, 2007 from $4.0 million for the six months ended June 30, 2006. Depreciation and amortization of property and equipment increased as a result of additions to real estate and technology infrastructure to support our growth and amortization of intangibles associated with the Chanin acquisition.

Operating Income/(Loss)

        Operating loss increased $1.1 million to $(1.2) million for the six months ended June 30, 2007 from $(0.1) million for the six months ended June 30, 2006. The increase in operating loss was primarily due to increases in direct client service costs and operating expenses, partially offset by the increase in revenues as described above. In particular, total equity-based compensation increased $25.6 million to $29.8 million for the six months ended June 30, 2007 from $4.2 million for the six months ended June 30, 2006, primarily as a result of liability accounting treatment and the inclusion of equity grants associated with the Chanin acquisition.

        Adjusted EBITDA increased $22.0 million, to $34.4 million for the six months ended June 30, 2007 from $12.4 million for the six months ended June 30, 2006.

        The Adjusted EBITDA measure presented consists of net income/loss before (a) interest income and expense, (b) provision/(benefit) for income taxes, (c) other (income)/expense, (d) depreciation and amortization, (e) acquisition retention expenses, (f) equity-based compensation included in "compensation and benefits," (g) equity-based compensation included in "selling, general and administrative" and (h) merger and acquisition costs.

        We believe that Adjusted EBITDA provides a relevant and useful alternative measure of our ongoing profitability and performance, when viewed in conjunction with GAAP measures, as it adjusts for (a) interest expense and depreciation and amortization (a significant portion of which relates to debt and capital investments that have been incurred recently as the result of acquisitions and investments in stand-alone infrastructure which we do not expect to incur at the same levels in the future), (b) equity-based compensation (a significant portion of which is due to certain one-time grants associated with recent acquisitions) and (c) acquisition retention expenses and other merger and acquisition costs, which are generally non-recurring in nature or are related to deferred payments associated with prior acquisitions.

        Given our recent level of acquisition activity and related capital investments and equity grants (which we do not expect to incur at the same levels in the future), and our belief that, as a professional services organization, our operations are not capital intensive on an ongoing basis, we believe the Adjusted EBITDA measure, in addition to GAAP financial measures, provides a relevant and useful benchmark for investors, in order to assess our financial performance and comparability to other companies in our industry. The Adjusted EBITDA measure is utilized by our senior management to evaluate our overall performance and operating expense characteristics and to compare our performance to that of certain of our competitors. A measure substantially similar to Adjusted EBITDA is the principal measure that determines the compensation of our senior management team. In addition, a measure similar to Adjusted EBITDA is a key measure that determines compliance with certain financial covenants under our senior secured credit facility. Management compensates for the inherent limitations associated with using the Adjusted EBITDA measure through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income/(loss). Furthermore, management also reviews GAAP measures, and evaluates individual measures that are not included in Adjusted EBITDA such as our level of capital expenditures, equity issuance and interest expense, among other measures.

        Adjusted EBITDA is a non-GAAP measure that has material limitations because it does not include all items of income and expense that impact or have impacted our operations, including (a) interest income and expense, (b) provision/(benefit) for income taxes, (c) other (income)/expense, (d) depreciation and amortization, (e) acquisitions retention expenses, (f) equity-based compensation included in "compensation and benefits," (g) equity-based compensation included in "selling, general and administrative" and (h) merger and acquisition costs. This non-GAAP financial measure in not prepared in accordance with, and should not be considered an alternative to, measurements required by

GAAP, such as operating income, net income/(loss), net income/(loss) per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate Adjusted EBITDA differently and, therefore, Adjusted EBITDA as presented for us may not be comparable to Adjusted EBITDA reported by other companies.

        The following is a reconciliation of our net loss to Adjusted EBITDA:

	Six Months Ended June 30,
	2007	2006
	(in thousands)
Net loss	$(4,713)	$(1,689)
Provision / (benefit) for income taxes	946	(27)
Interest expense	3,571	2,570
Interest income	(829)	(128)
Other income	(192)	(785)
Depreciation and amortization	4,398	4,048
Acquisition retention expenses	1,331	4,178
Equity based compensation included in "compensation and benefits"	22,041	2,889
Equity based compensation included in "selling, general and administrative"	7,798	1,298

Adjusted EBITDA	$34,351	$12,354

Net Income/(Loss)

        Net loss increased $3.0 million to $(4.7) million for the six months ended June 30, 2007 from $(1.7) million for the six months ended June 30, 2006. The increase in net loss was primarily due to the $25.6 million increase in equity-based compensation as described above, a $1.0 million increase in provision for income taxes, and a $1.0 million increase in interest expense as a result of our higher average debt balance during the six months ended June 30, 2007 compared to the six months ended June 30, 2006, partially offset by a $0.7 million increase in interest income as a result of our higher average cash balance during the six months ended June 30, 2007 compared to the six months ended June 30, 2006, in addition to the other factors described above.

Year ended December 31, 2006 versus year ended December 31, 2005

Revenues

        Revenues, excluding reimbursable expenses, increased $172.8 million, or 233.8%, to $246.7 million for the year ended December 31, 2006 from $73.9 million for the year ended December 31, 2005. Revenues for the year ended December 31, 2006 included revenues generated by Chanin since November 1, 2006 and revenues of CVC for the entire year. Revenues for the year ended December 31, 2005 included revenues generated by CVC since October 1, 2005 and did not include revenues of Chanin.

        Of the overall $172.8 million increase in revenues, $101.8 million is attributable to the inclusion of the CVC business for all of 2006, $4.5 million is attributable to the inclusion of Chanin since November 1, 2006 and the balance is attributable to increased client service professional headcount and productivity improvements. Our client service headcount increased to 671 client service professionals at December 31, 2006 from 509 client service professionals at December 31, 2005, as we added a significant number of client service professionals through the Chanin acquisition and new hiring in our Financial Advisory segment, particularly in areas such as specialty tax and transaction advisory services.

Our revenue per client service professional increased to approximately $416,000 in 2006 from approximately $377,000 in 2005. In addition to the impact of acquisitions and hiring, we believe that we have been able to increase productivity per client service professional as a result of increased marketing activity, greater name awareness as a result of our increased scale, and continued strength in the M&A marketplace and the economy in general. See "—Segment Results" for additional information.

Direct Client Service Costs

        Direct client service costs increased $105.9 million, or 174.2%, to $166.6 million for the year ended December 31, 2006 from $60.8 million for the year ended December 31, 2005. Direct client service costs for the year ended December 31, 2006 included costs associated with Chanin since November 1, 2006 and costs associated with CVC for the entire year. Direct client service costs for the year ended December 31, 2005 included costs associated with CVC since October 1, 2005 and did not include costs associated with Chanin. Approximately $94.4 million of the increase is attributable to increases in compensation (other than equity-based compensation) as a result of acquisitions, new hiring activity and promotions and compensation increases of various client service professionals. Equity-based compensation increased $8.1 million, reflecting the inclusion of equity grants associated with the CVC acquisition for all of 2006 and the Chanin acquisition since November 1, 2006, as well as liability treatment for our equity-based compensation expense during 2006. Expenses related to retention payments associated with the CVC acquisition decreased by $5.7 million to $6.0 million for the year ended December 31, 2006 from $11.7 million for the year ended December 31, 2005. These payments include $9.8 million of retention payments paid in 2005 and aggregate retention payments of $11.4 million payable in installments of one-third on each of the first three anniversary dates of the CVC acquisition under the condition that the individuals are still employed by us at the anniversary date. Such payments have been recognized on a graded-tranche basis. See "—Direct Client Service Costs — Acquisition Retention Expenses."

Operating Expenses

        Operating expenses increased $48.7 million, or 176.8%, to $76.3 million for the year ended December 31, 2006 from $27.6 million for the year ended December 31, 2005. Operating expenses for the year ended December 31, 2006 included costs associated with Chanin since November 1, 2006. Operating expenses for the year ended December 31, 2005 included costs associated with CVC since October 1, 2005. $46.4 million of the increase is attributable to selling, general and administrative expenses, including a $30.4 million increase in non-compensation expense as a result of acquisitions, higher occupancy costs and other operating expenses associated with our growth, a $14.0 million increase in compensation (other than equity-based compensation) as a result of acquisitions, new hiring activity, promotions and compensation increases of individuals not classified as client service professionals, and a $2.0 million increase in equity-based compensation as a result of the recognition of certain equity grants for all of 2006 compared to the period of October 1 through December 31 for 2005, as well as liability treatment for our equity-based compensation during 2006. In addition, during 2005 we incurred approximately $2.1 million of non-recurring merger and acquisition costs associated with the CVC acquisition.

        Depreciation and amortization increased $4.5 million, or 141.7%, to $7.7 million for the year ended December 31, 2006 from $3.2 million for the year ended December 31, 2005. Depreciation and amortization for the year ended December 31, 2006 included expense associated with Chanin since November 1, 2006 and a full year of depreciation and amortization of assets acquired in the CVC acquisition. Depreciation and amortization for the year ended December 31, 2005 included expense associated with CVC since October 1, 2005. In addition, depreciation and amortization of property and equipment increased as a result of additions to real estate and technology infrastructure to support our growth.

Operating Income/(Loss)

        Operating income increased $26.4 million, to $16.3 million for the year ended December 31, 2006 from $(10.1) million for the year ended December 31, 2005. The increase was primarily due to the increase in revenues, partially offset by increases in direct client service costs and operating expenses as described above. In particular, total equity-based compensation increased $10.1 million to $14.0 million for the year ended December 31, 2006 from $3.9 million for the year ended December 31, 2005, primarily as a result of liability accounting treatment and the inclusion of grants associated with the CVC acquisition for all of 2006 and the Chanin acquisition from November 1, 2006.

        Adjusted EBITDA increased $33.2 million, to $44.1 million for the year ended December 31, 2006 from $10.8 million for the year ended December 31, 2005.

        The Adjusted EBITDA measure presented consists of net income/loss before (a) interest income and expense, (b) provision/(benefit) for income taxes, (c) other (income)/expense, (d) depreciation and amortization, (e) acquisition retention expenses, (f) equity-based compensation included in "compensation and benefits," (g) equity-based compensation included in "selling, general and administrative" and (h) merger and acquisition costs.

        We believe that Adjusted EBITDA provides a relevant and useful alternative measure of our ongoing profitability and performance, when viewed in conjunction with GAAP measures, as it adjusts for (a) interest expense and depreciation and amortization (a significant portion of which relates to debt and capital costs that have been incurred recently as the result of acquisitions and investments in stand-alone infrastructure which we do not expect to incur at the same levels in the future), (b) equity-based compensation (a significant portion of which is due to certain one-time grants associated with recent acquisitions) and (c) acquisition retention expenses and other merger and acquisition costs, which are generally non-recurring in nature or are related to deferred payments associated with prior acquisitions.

        Given our recent level of acquisition activity and related capital investments and equity grants, we believe the Adjusted EBITDA measure, in addition to GAAP financial measures, provides a relevant and useful benchmark for investors, in order to assess our financial performance and comparability to other companies in our industry. The Adjusted EBITDA measure is utilized by our senior management to evaluate our overall performance, compensation and operating expense characteristics and to compare our performance to that of certain of our competitors. Adjusted EBITDA is the principal measure that determines the compensation of our senior management team. In addition, a measure similar to Adjusted EBITDA is a key measure that determines compliance with certain financial covenants under our senior secured credit facility. Management compensates for the inherent limitations associated with using the Adjusted EBITDA measure through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income/(loss). Furthermore, management also reviews GAAP measures, and evaluates individual measures that are not included in Adjusted EBITDA such as our level of capital expenditures, equity issuance and interest expense, among other measures.

        Adjusted EBITDA is a non-GAAP measure that has material limitations because it does not include all items of income and expense that impact or have impacted our operations, including (a) interest income and expense, (b) provision/(benefit) for income taxes, (c) other (income)/expense, (d) depreciation and amortization, (e) acquisitions retention expenses, (f) equity-based compensation included in "compensation and benefits," (g) equity-based compensation included in "selling, general and administrative" and (h) merger and acquisition costs. This non-GAAP financial measure in not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income/(loss), net income/(loss) per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate Adjusted EBITDA differently and, therefore, Adjusted EBITDA as presented for us may not be comparable to Adjusted EBITDA reported by other companies.

        The following is a reconciliation of our net income/(loss) to Adjusted EBITDA:

	Year Ended December 31,
	2006	2005
	(in thousands)
Adjusted EBITDA reconciliation
Net income/(loss)	$10,499	$(12,495)
Provision for income taxes	701	330
Interest expense	5,911	1,661
Interest income	(556)	(137)
Other (income)/expense	(243)	542
Depreciation and amortization	7,702	3,186
Acquisition retention expenses	6,003	11,695
Equity-based compensation included in "compensation and benefits"	10,244	2,113
Equity-based compensation included in "selling, general and administrative"	3,790	1,803
Merger and acquisition costs	—	2,138

Adjusted EBITDA	$44,051	$10,836

Net Income/(Loss)

        Net income increased $23.0 million to $10.5 million for the year ended December 31, 2006 from $(12.5) million for the year ended December 31, 2005. The increase was primarily due to the increase in revenues, partially offset by increases in direct client service costs and operating expenses as described above. Interest expense increased $4.3 million as a result of our higher average debt balance during the year ended December 31, 2006 compared to the year ended December 31, 2005. In addition, provision for income taxes increased $0.4 million and interest income increased by $0.4 million during the year ended December 31, 2006 compared to the year ended December 31, 2005.

        With respect to ongoing operations in 2007 and beyond, we expect the following key trends to be relevant to our operating results:

  •
  inclusion of Chanin, which was acquired on October 31, 2006, for a full year.

  •
  during 2006, we increased our number of client service managing directors from 101 at December 31, 2005 to 113 at December 31, 2006, through external hiring and internal promotions. During 2007, we expect to continue hiring additional managing directors. We anticipate that some of these managing directors may not be in a position to generate revenues for a period of six months or more, as they will initially focus their time on new business development efforts. Additionally, some of these managing directors may be subject to restrictive covenants and may require additional time to establish new client relationships.

  •
  during 2006, we increased our number of client service professionals, excluding managing directors, from 408 at December 31, 2005 to 558 at December 31, 2006. During 2007, we expect to hire additional client service professionals to expand support for our existing practices and better leverage our existing managing directors.

  •
  during 2007 and beyond, we expect to continue to hire additional administrative staff, to enhance our infrastructure and to increase legal and financial compliance costs to comply with rules and regulations associated with being a public company.

  •
  during 2005 and 2006, we incurred a significant level of equity-based compensation due to equity grants that were made in connection with the CVC and Chanin acquisitions. We do not believe that the level of unit grant activity in 2005 and 2006 as a result of these acquisitions is representative of our ongoing equity issuance activity.

  •
  D&P Acquisitions has historically operated as a limited liability company and was treated as a partnership for U.S. federal income tax purposes. As a result, its income has not been subject to U.S. federal income taxes. Income taxes shown on D&P Acquisitions' historical statements of operations are attributable to state, local and international income taxes. Following the Offering Transactions, we will be subject to U.S. federal income taxes, in addition to state, local and international taxes, with respect to our allocable share of any net taxable income of D&P Acquisitions, which will result in higher income taxes and an increase in income taxes paid. For information on our pro forma effective tax rate following the Offering Transactions, see "Unaudited Pro Forma Financial Information."

Year ended December 31, 2005 versus year ended December 31, 2004

        For purposes of the following comparison, we refer to the full-year 2004 financials of Duff & Phelps, LLC by combining the financial statements of Duff & Phelps, LLC that reflect the results of operations before and after the impact of the March 15, 2004 transaction in which an investor group consisting of management and Lovell Minnick purchased the interests of Duff & Phelps, LLC from Webster. That transaction constituted a change of control and required purchase accounting revaluation of Duff & Phelps, LLC's assets and liabilities.

Revenues

        Revenues, excluding reimbursable expenses, increased $45.1 million, or 156.0%, to $73.9 million for the year ended December 31, 2005 from $28.9 million for the year ended December 31, 2004. Revenues for the year ended December 31, 2005 included revenues generated by CVC since October 1, 2005.

        Of the overall $45.1 million increase in revenues, $35.5 million is attributable to the inclusion of the CVC business from October 1, 2005 through December 31, 2005, and the balance is attributable to increased client service professional headcount and productivity improvements. Our client service headcount increased to 509 client service professionals at December 31, 2005 from 75 client service professionals at December 31, 2004, primarily due to the addition of a significant number of professionals through the CVC acquisition. Our revenue per client service professional decreased to approximately $377,000 in 2005 from approximately $415,000 in 2004.

Direct Client Service Costs

        Direct client service costs increased $40.5 million, or 199.3%, to $60.8 million for the year ended December 31, 2005 from $20.3 million for the year ended December 31, 2004. Direct client service costs for the year ended December 31, 2005 included costs associated with CVC since October 1, 2005. Approximately $18.9 million of the increase is attributable to increases in compensation (other than equity-based compensation) as a result of the CVC acquisition. Equity-based compensation increased $2.1 million as a result of equity grants made in connection with the CVC acquisition and the adoption of SFAS 123(R) as of January 1, 2005. Expenses related to retention payments associated with the CVC acquisition were $11.7 million in 2005. These payments include $9.8 million of retention payments paid in 2005 and aggregate retention payments of $11.4 million payable in installments of one-third on each of the first three anniversary dates of the CVC acquisition under the condition that the individuals are still employed by us at the anniversary date. Such payments have been recognized on a graded-tranche basis. See "—Direct Client Service Costs—Acquisition Retention Expenses."

Operating Expenses

        Operating expenses increased $19.5 million, or 243.4%, to $27.6 million for the year ended December 31, 2005 from $8.0 million for the year ended December 31, 2004. Operating expenses for the year ended December 31, 2005 included costs associated with CVC since October 1, 2005. Approximately $9.4 million of the increase is attributable to selling, general and administrative expenses associated with the CVC acquisition. Equity-based compensation increased $1.8 million, as a result of equity grants made in connection with the CVC acquisition and the adoption of SFAS 123(R) as of January 1, 2005. In addition, during 2005, we incurred approximately $2.1 million of non-recurring merger and acquisition costs associated with the CVC acquisition.

        Depreciation and amortization increased $1.8 million, or 136.0%, to $3.2 million for the year ended December 31, 2005 from $1.4 million for the year ended December 31, 2004. Depreciation and amortization for the year ended December 31, 2005 included expense associated with CVC since October 1, 2005. In addition, depreciation and amortization of property and equipment increased as a result of additions to real estate and technology infrastructure to support our growth.

Operating Income

        Operating income decreased $12.3 million, to $(10.1) million for the year ended December 31, 2005 from $2.2 million for the year ended December 31, 2004. The decrease was primarily due to the increase in direct client service costs and operating expenses associated with the CVC acquisition, particularly acquisition retention payments and equity-based compensation, partially offset by increases in revenues as described above. In particular, total equity-based compensation increased $3.9 million for the year ended 2005 from zero for the year ended 2004 as a result of the adoption of SFAS 123(R) and equity grants made in connection with the CVC acquisition.

        Adjusted EBITDA increased $7.3 million to $10.8 million for the year ended December 31, 2005 from $3.5 million for the year ended December 31, 2004.

        The Adjusted EBITDA measure presented consists of net income/loss before (a) interest income and expense, (b) provision/(benefit) for income taxes, (c) other (income)/expense, (d) depreciation and amortization, (e) acquisition retention expenses, (f) equity-based compensation included in "compensation and benefits," (g) equity-based compensation included in "selling, general and administrative" and (h) merger and acquisition costs.

        We believe that Adjusted EBITDA provides a relevant and useful alternative measure of our ongoing profitability and performance, when viewed in conjunction with GAAP measures, as it adjusts for (a) interest expense and depreciation and amortization (a significant portion of which relates to debt and capital investments that have been incurred recently as the result of acquisitions and investments in stand-alone infrastructure which we do not expect to incur at the same levels in the future), (b) equity-based compensation (a significant portion of which is due to certain one-time grants associated with recent acquisitions) and (c) acquisition retention expenses and other merger and acquisition costs, which are generally non-recurring in nature or are related to deferred payments associated with prior acquisitions.

        We believe that Adjusted EBITDA is useful to investors to provide them with disclosures of our operating results on the same basis as that used by our management. Additionally, our management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to our underlying operating performance.

        Given our recent level of acquisition activity and related capital investments and equity grants, (which we do not expect to incur at the same levels in the future), and our belief that, as a professional services organization, our operations are not capital intensive on an ongoing basis, we believe the

Adjusted EBITDA measure, in addition to GAAP financial measures, provides a relevant and useful benchmark for investors, in order to assess our financial performance and comparability to other companies in our industry. The Adjusted EBITDA measure is utilized by our senior management to evaluate our overall performance and operating expense characteristics and to compare our performance to that of certain of our competitors. A measure substantially similar to Adjusted EBITDA is the principal measure that determines the compensation of our senior management team. In addition, a measure similar to Adjusted EBITDA is a key measure that determines compliance with certain financial covenants under our senior secured credit facility. Management compensates for the inherent limitations associated with using the Adjusted EBITDA measure through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income/(loss). Furthermore, management also reviews GAAP measures, and evaluates individual measures that are not included in Adjusted EBITDA such as our level of capital expenditures, equity issuance and interest expense, among other measures.

        Adjusted EBITDA is a non-GAAP measure that has material limitations because it does not include all items of income and expense that impact or have impacted our operations, including (a) interest income and expense, (b) provision/(benefit) for income taxes, (c) other (income)/expense, (d) depreciation and amortization, (e) acquisitions retention expenses, (f) equity-based compensation included in "compensation and benefits," (g) equity-based compensation included in "selling, general and administrative" and (h) merger and acquisition costs. This non-GAAP financial measure in not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income/(loss), net income/(loss) per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate Adjusted EBITDA differently and, therefore, Adjusted EBITDA as presented for us may not be comparable to Adjusted EBITDA reported by other companies.

        The following is a reconciliation of our net income/(loss) to Adjusted EBITDA:

	Year Ended December 31,
	2005	2004
	(in thousands)
Adjusted EBITDA reconciliation
Net income/(loss)	$(12,495)	$1,797
Provision for income taxes	330	75
Interest expense	1,661	330
Interest income	(137)	(46)
Other (income)/expense	542	—
Depreciation and amortization	3,186	1,350
Acquisition retention expenses	11,695	—
Equity-based compensation included in "compensation and benefits"	2,113	—
Equity-based compensation included in "selling, general and administrative"	1,803	—
Merger and acquisition costs	2,138	—

Adjusted EBITDA	$10,836	$3,506

Net Income/(Loss)

        Net income decreased $14.3 million to $(12.5) million for the year ended December 31, 2005 from $1.8 million for the year ended December 31, 2004. The decrease was primarily due to increases in direct client service costs and operating expenses as described above, partially offset by increases in revenues. Interest expense increased $1.3 million as a result of our higher average debt balance during the year ended December 31, 2005 compared to the year ended December 31, 2004. In addition, provision for income taxes increased $0.3 million and interest income increased by $0.1 million during the year ended December 31, 2005 compared to the year ended December 31, 2004.

Segment Results

        During 2006, we determined that we provide services through two segments: Financial Advisory and Investment Banking. Results for 2005 and 2004 have been adjusted to reflect this determination, which was made as a result of the evolution and growth of our Investment Banking segment, particularly after the acquisition of Chanin. During 2004, we operated in only the Investment Banking segment and as a result there is no comparative discussion with respect to 2004 contained herein. The Financial Advisory segment provides valuation advisory services, transaction advisory services, dispute and legal management consulting and specialty tax advisory services. The revenue model associated with this segment is generally based on time-and-materials. The Investment Banking segment provides merger and acquisition advisory services, transaction opinions and financial restructuring advisory services. The revenue model associated with this segment is generally based on fixed retainers, fixed fees and contingent fees upon the successful completion of a transaction. Segment operating income consists of revenues generated by the segment, less the direct and allocated costs of revenue and selling, general and administrative costs that are incurred by or allocated to the segment.

        The Company does not report separate balance sheet information by segment.

        The following tables set forth selected segment operating results for the periods indicated.

	Six Months ended June 30,		Year Ended December 31,
Segment Operating Data	2007	2006	2006	2005	2004
	(in thousands)
Financial Advisory:
Revenue	$124,432	$85,078	$189,486	$35,460	$—
Segment operating income	20,562	10,836	27,045	5,846	—
Operating income margin	16.5%	12.7%	14.3%	16.5%	—
Investment Banking:
Revenue	$40,131	$17,598	$57,256	$38,466	$28,876
Segment operating income	13,816	1,283	17,165	5,217	3,506
Operating income margin	34.4%	7.3%	30.0%	13.6%	12.1%
Total Company:
Revenue	$164,563	$102,676	$246,742	$73,926	$28,876
Reimbursable expenses	6,058	6,574	12,526	4,313	1,611

Total revenue and reimbursable expenses	$170,621	$109,250	$259,268	$78,239	$30,487

Statement of Operations Reconciliation:
Total segment operating income	$34,378	$12,119	$44,210	$11,063	$3,506
Charges not allocated at the segment level:
Net client reimbursable expenses/(income)	27	(235)	159	228	—
Equity-based compensation	29,839	4,187	14,034	3,916	—
Depreciation and amortization	4,398	4,048	7,702	3,186	1,350
Acquisition retention payments	1,331	4,178	6,003	13,832	—

Operating income/(loss)	(1,217)	(59)	16,312	(10,099)	2,156
Interest expense, net	2,742	2,442	5,355	1,524	284
Other (income)/expense	(192)	(785)	(243)	542	—

Net income/(loss) before provision/(benefit) for income taxes	(3,767)	(1,716)	11,200	(12,165)	1,872
Income tax provision/(benefit)	946	(27)	701	330	75

Net/(loss)income	$(4,713)	$(1,689)	$10,499	$(12,495)	$1,797

Six months ended June 30, 2007 versus six months ended June 30, 2006

Financial Advisory

Revenues

        Financial Advisory segment revenues increased $39.3 million, or 46.3%, to $124.4 million for the six months ended June 30, 2007 from $85.1 million for the six months ended June 30, 2006, reflecting increased client service professional headcount and productivity improvement in terms of revenue per client service professional. Of the overall $39.3 million increase in revenues, $30.3 million is attributable to a higher number of chargeable hours as a result of the increase in the number of client service professionals and $9.0 million is attributable to higher rate per hour. Our Financial Advisory client service professional headcount increased to 588 client service professionals at June 30, 2007 from 490 client service professionals at June 30, 2006, with significant growth resulting from new hiring in specialty tax, transaction advisory services and in our international offices. Our revenue per client service professional increased to approximately $214,000 in the six months ended June 30, 2007 from approximately $185,000 in the six months ended June 30, 2006. Our client service utilization rate increased to 69.3% for the six months ended June 30, 2007 from 67.7% for the six months ended June 30, 2006, primarily as a result of the ability to better leverage the staff on engagements and better productivity from the new hires within the specialty tax, transaction advisory services and international offices. Our average rate per hour increased $32 to $325 for the six months ended June 30, 2007 from $293 for the six months ended June 30, 2006. The utilization rate for any given period is calculated by dividing the number of hours all our Financial Advisory client service professionals worked on client assignments during the period by the total available working hours for all of our client service professionals during the same period, assuming a forty-hour work week, less paid holidays and vacation days. Average rate per hour for any given period is calculated by dividing revenues for the period by the number of hours worked on client assignments during the same period.

Segment Operating Income

        Financial Advisory segment operating income increased $9.8 million, or 90.7%, to $20.6 million for the six months ended June 30, 2007 from $10.8 million for the six months ended June 30, 2006. Operating income margin, defined as segment operating income expressed as a percentage of segment revenues, increased to 16.5% for the six months ended June 30, 2007 from 12.7% for the six months ended June 30, 2006, due to higher revenue and leveraging of our expense structure.

Investment Banking

Revenues

        Investment Banking segment revenues increased $22.5 million, or 128.0%, to $40.1 million for the six months ended June 30, 2007 from $17.6 million for the six months ended June 30, 2006, reflecting increased client service professional headcount primarily as a result of the acquisition of Chanin, and productivity improvements in terms of revenue per client service professional as a result of higher volume of merger and acquisition and transaction opinion activity and higher revenue per assignment. Our Investment Banking client service professional headcount increased to 98 client service professionals at June 30, 2007 from 77 client service professionals at June 30, 2006. Our revenue per client service professional increased to approximately $388,000 in the six months ended June 30, 2007 from approximately $211,000 in the six months ended June 30, 2006.

Segment Operating Income

        Investment Banking segment operating income increased $12.5 million to $13.8 million for the six months ended June 30, 2007 from $1.3 million for the six months ended June 30, 2006. Operating income margin, defined as segment operating income expressed as a percentage of segment revenues, increased to 34.4% for the six months ended June 30, 2007 from 7.3% for the six months ended June 30, 2006 due to higher revenue and leveraging of our expense structure.

Year ended December 31, 2006 versus year ended December 31, 2005

Financial Advisory

Revenues

        Financial Advisory segment revenues increased $154.0 million, or 434.4%, to $189.5 million for the year ended December 31, 2006 from $35.5 million for the year ended December 31, 2005. Revenues for the year ended December 31, 2005 included revenues generated by CVC since October 1, 2005.

        Of the overall $154.0 million increase in revenues, $101.8 million is attributable to the inclusion of the CVC business for all of 2006, and the balance is attributable to increased client service professional headcount through new hiring activities and productivity improvement in terms of revenue per client service professional. Our Financial Advisory client service headcount increased to 553 client service professionals at December 31, 2006 from 425 client service professionals at December 31, 2005, with significant growth resulting from hiring in specialty tax and transaction advisory services. In addition to the impact of acquisitions and new hiring, we believe that we have been able to increase revenue per client service professional in our Financial Advisory segment as a result of increased marketing activity, greater name awareness due to our increased scale and continued strength in the M&A marketplace and economy in general. Our revenue per client service professional increased to approximately $375,000 in 2006 from approximately $343,000 in 2005. Our client service utilization rate decreased to 68.1% for the year ended December 31, 2006 from 71.4% for the year ended December 31, 2005 (pro forma for the CVC acquisition as if it had occurred on January 1, 2005), as a result of significant new hiring activity in our Financial Advisory segment. Our average rate per hour increased $36 to $300 for the year ended December 31, 2006 from $264 for the year ended December 31, 2005 (pro forma for the CVC transaction as if it had occurred on January 1, 2005). The utilization rate for any given period is calculated by dividing the number of hours all our Financial Advisory client service professionals worked on client assignments during the period by the total available working hours for all of our client service professionals during the same period, assuming a forty-hour work week, less paid holidays and vacation days. Average rate per hour for any given period is calculated by dividing revenues for the period by the number of hours worked on client assignments during the same period.

Segment Operating Income

        Financial Advisory segment operating income increased $21.2 million, or 362.6%, to $27.0 million for the year ended December 31, 2006 from $5.8 million for the year ended December 31, 2005. Operating income margin, defined as segment operating income expressed as a percentage of segment revenues, decreased to 14.3% in 2006 from 16.5% in 2005, due to higher direct client service costs and operating expenses.

Investment Banking

Revenues

        Investment Banking segment revenues increased $18.8 million, or 48.8%, to $57.3 million for the year ended December 31, 2006 from $38.5 million for the year ended December 31, 2005. Revenues for the year ended December 31, 2006 included revenues generated by Chanin since November 1, 2006.

        Of the overall $18.8 million increase in revenues, $4.5 million is attributable to the inclusion of Chanin since November 1, 2006, and the balance is attributable primarily to productivity improvements in terms of revenue per client service professional, as a result of higher volume of merger and acquisition and transaction opinion activity and higher revenue per assignment. In addition to the impact of acquisitions, we believe that we have been able to increase productivity per person in our Investment Banking segment as a result of increased marketing activity, greater name awareness due to our increased scale and continued strength in the M&A marketplace and economy in general. Our Investment Banking client service headcount increased to 118 client service professionals at December 31, 2006 from 84 client service professionals at December 31, 2005. Our revenue per client service professional increased to approximately $653,000 in 2006 from approximately $415,000 in 2005.

Segment Operating Income

        Investment Banking segment operating income increased $11.9 million, or 229.0%, to $17.2 million for the year ended December 31, 2006 from $5.2 million for the year ended December 31, 2005. Operating income margin, defined as segment operating income expressed as a percentage of segment revenues, increased to 30.0% in 2006 from 13.6% in 2005, due primarily to higher productivity per client service professional.

Liquidity and Capital Resources

        Our primary sources of liquidity are cash flows from operations and debt capacity available under our credit facility. Our historical cash flows are primarily related to the timing of receipt of Financial Advisory and Investment Banking revenues, payment of base compensation, benefits and operating expenses, and the timing of payment of bonuses to professionals and tax distributions to members of D&P Acquisitions. Typically, we accrue performance bonuses during the course of the calendar year, therefore generating cash, which is used to fund bonus payments to our personnel early in the following year. In addition, as a limited liability company, D&P Acquisitions does not incur significant federal or state and local taxes, which taxes are primarily the obligations of our members. Therefore, D&P Acquisitions makes periodic distributions to its members based on estimates of taxable income and assumptions about marginal tax rates. The marginal tax rate that has initially been set is 45%. In January 2007, D&P Acquisitions made a $12.2 million tax distribution with respect to 2006 taxable income. D&P Acquisitions is only required to make such distributions if cash is available for such purposes. An additional distribution of approximately $14.0 million is anticipated to be made in the third quarter of 2007. Cash and cash equivalents decreased from $59.1 million at December 31, 2006 to $42.6 million at June 30, 2007, primarily due to the payment of bonuses to our professionals and tax distributions to the members of D&P Acquisitions with respect to 2006, offset by cash flow from operations. Cash and cash equivalents increased from $12.1 million at December 31, 2005 to $59.1 million at December 31, 2006, primarily due to cash flow from operations (including accrual of bonuses) and proceeds from issuance of debt as described below. Foreign currency translation gains and losses were immaterial for the six months ended June 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004.

Operating Activities

        During the six months ended June 30, 2007, cash of $0.8 million was provided by operating activities, primarily as a result of non-cash equity-based compensation and depreciation and amortization, partially offset primarily by payment of bonuses with respect to 2006 and increases in accounts receivable and unbilled services. During the six months ended June 30, 2006, cash of $13.3 million was used by operating activities, primarily as a result of payment of bonuses with respect to 2005, partially offset primarily by non-cash equity-based compensation. During the year ended December 31, 2006, cash of $40.9 million was provided by operating activities, including $10.5 million from net income. During the year ended December 31, 2005, cash of $5.1 million was provided by operating activities, offsetting a $12.5 million net loss during the period. The increase in cash provided by operating activities is largely attributable to higher net income as a result of overall growth in the business, higher non-cash equity-based compensation and accrued bonus compensation, partially offset by a higher investment in working capital (primarily accounts receivable) due to the increase in revenue.

Investing Activities

        During the six months ended June 30, 2007 and 2006, cash of $4.8 million and $2.5 million, respectively, was used for investing activities, relating to the purchase of property and equipment. During the year ended December 31, 2006, cash of $21.9 million was used for investing activities, including the cash portion of the purchase price in connection with the acquisition of Chanin, net of cash acquired. Investment in property, plant and equipment increased $7.4 million to $10.8 million for the year ended December 31, 2006 from $3.4 million for the year ended December 31, 2005, primarily as a result of increased investment in real estate and technology infrastructure following the CVC acquisition and to support our continued growth. During the year ended December 31, 2005, cash of $124.8 million was used for investing activities, including the cash portion of the purchase price in connection with the acquisition of CVC. The decrease in the cash used for investing activities is largely attributable to the cash purchase price for CVC during 2005.

Financing Activities

        During the six months ended June 30, 2007, cash of $12.7 million was used for financing activities, primarily as a result of tax distributions to and equity repurchases from members of D&P Acquisitions. During the six months ended June 30, 2006, cash of $14.4 million was provided by financing activities, primarily as a result of the delayed-draw term loan associated with the CVC acquisition. During the year ended December 31, 2006, cash of $27.7 million was provided by financing activities, including proceeds of $30.0 million from issuance of debt in connection with the acquisitions of Chanin and CVC, partially offset primarily by repayments of debt, repurchase of equity units and distributions to unitholders. The effect of exchange rates on cash and equivalents was $0.3 million during the period. During the year ended December 31, 2005, cash of $119.5 million was provided by financing activities, including proceeds of $81.1 million from issuance of equity and $49.2 million from issuance of debt in connection with the CVC acquisition, partially offset primarily by repayments of debt and distributions to members of D&P Acquisitions. There was no effect of exchange rates on cash and equivalents during the period.

        Duff & Phelps, LLC, a subsidiary of D&P Acquisitions, entered into a senior secured credit facility, dated as of September 30, 2005, as amended on June 14, 2006 and October 31, 2006, with a syndicate of financial institutions, including General Electric Capital Corporation as administrative agent. The credit facility provides for a $80.0 million term loan facility that matures on October 1, 2012 and a revolving credit facility with a $20.0 million aggregate loan commitment amount available, including a $5.0 million sub-facility for letters of credit and a $5.0 million swingline facility, that matures on October 1, 2011.

        All obligations under the credit facility are unconditionally guaranteed by each of our existing and future subsidiaries, other than certain foreign and regulated subsidiaries. The credit facility and the related guarantees are secured by substantially all of Duff & Phelps, LLC's present and future assets and all present and future assets of each guarantor on a first lien basis.

        At June 30, 2007, $79.0 million was outstanding under the term loan facility (before debt discount) and no amount was outstanding under the revolving credit facility. Borrowings under the credit facility bear interest at a rate based on LIBOR plus a margin of 2.75%. We incur an annual commitment fee of 0.5% of the unused portion of the revolving credit facility and 1% on the unused portion of the term loan facility.

        The credit facility includes customary events of default and covenants for maximum net debt to EBITDA, minimum interest coverage ratio and maximum capital expenditures. We were in compliance with the financial covenants at June 30, 2007. The credit facility requires a mandatory prepayment in an amount equal to half the Excess Cash Flow (as defined in the credit agreement) for fiscal year 2006 and each fiscal year thereafter if it is positive. Excess Cash Flow was negative for fiscal year 2006. See "Description of Indebtedness—Senior Secured Credit Facility."

        We intend to use a portion of the proceeds from this offering to repay a portion of the borrowings under this credit facility.

        We regularly monitor our liquidity position, including cash, other significant working capital assets and liabilities, debt, and other matters relating to liquidity and compliance with regulatory net capital requirements.

        As the result of a federal income tax election made by D&P Acquisitions applicable to a portion of our acquisition of D&P Acquisitions interests, the income tax basis of the assets of D&P Acquisitions underlying a portion of the interests we acquire will be adjusted based upon the amount that we have paid for that portion of our D&P Acquisitions interests. Further, we expect that, as a result of our initial contribution into D&P Acquisitions, we will receive the benefit of depreciation and other tax deductions that will be allocated to us and will be taken into account in reporting our taxable income. We have entered into an agreement with the existing unitholders of D&P Acquisitions (for the benefit of the existing unitholders of D&P Acquisitions) that will provide for the payment by us to D&P Acquisitions members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these and other adjustments to tax basis and allocated deductions. We will retain the remaining 15% of such tax savings. See "Related Party Transactions—Tax Receivable Agreement."

        As a member of D&P Acquisitions, we will incur U.S. federal, state and local income taxes on our allocable share of any net taxable income of D&P Acquisitions. As authorized by the LLC Agreement, we intend to cause D&P Acquisitions to continue to distribute cash on a pro rata basis to its members at least to the extent necessary to provide funds to pay the members' tax liabilities, if any, with respect to the earnings of D&P Acquisitions. See "Related Party Transactions—Third Amended and Restated Limited Liability Company Agreement of D&P Acquisitions."

Future Needs

        Our primary financing need has been to fund our growth. Our growth strategy includes hiring additional revenue-generating client service professionals and expanding our service offerings through existing client service professionals, new hires or acquisitions of new businesses. We intend to fund such growth over the next twelve months with funds generated from operations and borrowings under our credit agreement. Because we expect that our future annual growth rate in revenues and related percentage increases in working capital balances will be moderate, we believe cash generated from operations, supplemented as necessary by borrowings under our credit facility, will be adequate to fund this growth. Our ability to secure short-term and long-term financing in the future will depend on several factors, including our future profitability, the quality of our accounts receivable and unbilled services, our relative levels of debt and equity and the overall condition of the credit markets.

Contractual Obligations

        The contractual obligations presented in the table below represent our estimates of future payments under fixed contractual obligations and commitments at December 31, 2006. Changes in our business needs or interest rates, as well as actions by third parties and other factors, may cause these estimates to change. Because these estimates are complex and necessarily subjective, our actual payments in future periods are likely to vary from those presented in the table. The following table sets forth information relating to our contractual obligations at December 31, 2006:

	Less than 1 year	2-3 years	4-5 years	After 5 years	Total
	(in thousands)
Credit facility(1)	$7,189	$14,184	$13,927	$79,944	$115,244
Capital lease obligations	249	—	—	—	249
Operating lease obligations	12,720	23,572	19,071	86,855	142,218

Total	$20,158	$37,756	$32,998	$166,799	$257,711

(1)
Assumes a constant interest rate of 8.1% for the duration of the credit facility, calculated as three-month LIBOR at May 17, 2007 plus a margin of 2.75%.

        We lease office facilities under non-cancelable operating leases that expire at various dates through 2023 and that include fixed or minimum payments plus, in some cases, scheduled base rent increases over the terms of the lease. Certain leases provide for monthly payment of real estate taxes, insurance and other operating expenses applicable to the property.

        In connection with the acquisition of Chanin, we may also be obligated to make earn-out payments equal to up to $5.0 million for each of the three 12-month periods following the acquisition date (based on certain revenue performance thresholds).

Off-Balance Sheet Arrangements

        We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any leasing activities that expose us to any liability that is not reflected in our combined/consolidated financial statements.

Qualitative and Quantitative Disclosure about Market Risk

        We are exposed to market risks related to interest rates and changes in the market value of our investments. Our exposure to changes in interest rates is limited to borrowings under our bank credit agreement, which has variable interest rates tied to the LIBOR or prime rate. At June 30, 2007 we had borrowings outstanding totaling $79.0 million (before debt discount) that bear interest at LIBOR plus a margin of 2.75%. A hypothetical 1% adverse change in interest rates would have an unfavorable impact of $0.8 million on our earnings, based on our level of debt at June 30, 2007. We have a $36.8 million notional amount interest rate swap that effectively converted floating rate LIBOR payments to fixed payments at 4.94%. The swap agreement terminates September 30, 2010. We elected not to apply hedge accounting to this instrument. The estimated fair value of the interest rate swap is based on quoted market prices. The estimated fair value of the swap at December 31, 2006 and 2005 resulted in an asset of $0.1 million and a liability of $0.2 million, respectively. We recorded a gain of $0.3 million for the year ended December 31, 2006 and a loss of $0.2 million for the year ended December 31, 2005, for the change in fair value of the interest rate swap. From time to time, we invest excess cash in marketable securities. These investments principally consist of overnight sweep accounts and short-term commercial paper. Due to the short maturity of our investments, we have concluded that we do not have material market risk exposure with respect to such investments.

Critical Accounting Policies

        Management's discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The notes to our consolidated financial statements include disclosure of our significant accounting policies. We review our financial reporting and disclosure practices and accounting policies periodically to ensure that our financial reporting and disclosures provide accurate information relative to the current economic and business environment.

        The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Critical estimates include the amount of proportional performance under client engagements for the purposes of determining revenue recognition, accounts receivable and unbilled services valuation, incentive compensation, useful lives of intangible assets and the carrying value of goodwill and intangible assets. Actual results may vary from such estimates.

        Critical accounting policies are those policies that we believe present the most complex or subjective measurements and have the most potential to impact our financial position and operating results. While all decisions regarding accounting policies are important, we believe that the following policies could be considered critical. These critical policies relate to revenue recognition, accounts receivable and allowance for doubtful accounts, goodwill and other intangible assets, acquisition accounting, accounting for equity-based compensation and valuation of net deferred tax assets.

Revenue Recognition

        We recognize revenues in accordance with Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition. Revenue is recognized when persuasive evidence of an arrangement exists, the related services are provided, the price is fixed or determinable and collectibility is reasonably assured.

        We generate revenues from services provided by our Financial Advisory and Investment Banking segments. We typically enter into these engagements on a time-and-materials basis, a fixed-fee basis or a contingent fee basis.

        Revenues from time-and-materials engagements are recognized as the hours are incurred by our client service professionals.

        Revenues from fixed-fee engagements are recognized as the services are provided under a proportional performance method. Revenues for engagements under a proportional performance method are recognized based on estimates of work completed versus the total services to be provided under the engagement. Revenue recognition is affected by a number of factors that change the estimated amount of work required to complete the project such as changes in scope, the staffing on the engagement and the level of client participation. Losses, if any, on fixed-fee engagements are recognized in the period in which the loss first becomes probable and reasonably estimable. To date, such losses have not been significant. Historically, if an engagement terminates prior to completion, we have typically recovered the costs incurred related to the services provided. Periodic engagement reviews require us to make judgments and estimates regarding the overall profitability and stage of project completion, which, in turn, impact the revenue recognition in the current period.

        In the absence of clear and reliable output measures, we believe that our method of recognizing service revenues, for contracts with fixed fees, based on hours of service provided represents an appropriate surrogate for output measures. We determined that an input-based approach was most appropriate because the input measures are deemed to be a reasonable substitute for output measures based on the performance of our obligations to the customer, and due to the fact that an input-based approach would not vary significantly from an output measure approach. We believe this methodology provides a reliable measure of the revenue from the advisory services we provide to our customers under fixed-fee engagements given the nature of the consulting services we provide and the following additional considerations:

  •
  we are a specialty consulting firm;

  •
  our engagements do not typically have specific interim deliverables or milestones;

  •
  the customer receives the benefit of our services throughout the contract term;

  •
  the customer is obligated to pay for services rendered even if a final deliverable is not produced, typically based on the proportional hours performed to date;

  •
  we do not incur setup costs; and

  •
  we expense contract fulfillment costs, which are primarily compensation costs, as incurred.

        We recognize revenue over the period that the services are provided in proportion to the delivery of services as measured by billable hours as this reflects the pattern in which obligations to the customer are filled and by which the customer receives the benefit of the service. Revenue is not recognized on a straight-line basis or upon completion as this is not reflective of the manner in which services are provided.

        We have engagements for which the revenues are contingent on successful completion of the project. Any contingent revenue on these contracts is not recognized until the contingency is resolved and payment is reasonably assured. Retainer fees under these arrangements are deferred and recognized ratably over the period in which the related service is rendered. Revenues from restructuring advisory engagements that are performed with respect to cases in bankruptcy court are typically recognized one-two months in arrears from the month in which the services were performed unless there are objections and/or holdbacks mandated by court instructions. Costs related to these engagements are expensed as incurred.

        We also have contracts with clients to deliver multiple services that are covered under specific engagement letters. These contracts specifically identify the services to be provided with the corresponding deliverable. All engagement letters are reviewed by management and signed by both the client and the Company prior to any engagement codes being created to track billable time or revenue being recorded. During the review process, management ascertains which services are being provided for within the contract and sets up the appropriate coding and accrual rates within the financial system for each element. For engagements that have multiple elements, a separate task will be set up for each element to enable more accurate tracking and variance analysis.

        The fair value for each service is determined based on the prices charged when each element is sold separately. Revenues are recognized in accordance with our accounting policies for the elements as described further above. The elements qualify for separation when the services have value on a stand-alone basis and fair value of the separate element exists. While determining fair value and identifying separate elements requires judgment, generally fair value and the separate elements are readily identifiable as we also sell those elements individually outside of a multiple services engagement.

        Differences between the timing of billings and the recognition of revenue are recognized as either unbilled services or deferred revenue in the accompanying consolidated balance sheets. Revenues recognized for services performed but not yet billed to clients have been recorded as unbilled services. Client prepayments and retainers are classified as deferred revenue and recognized as earned or ratably over the service period.

Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are recorded at face amounts less an allowance for doubtful accounts. On a periodic basis, we evaluate our accounts receivable and establish the allowance for doubtful accounts by calculating and recording a specified percentage of the individual open receivable balances. Specific allowances are also recorded based on historical experience, analysis of past due accounts, client creditworthiness and other current available information. However, our actual experience may vary from our estimates. If the financial condition of our clients were to deteriorate, resulting in their inability or unwillingness to pay our fees, we may need to record additional allowances or write-offs in future periods. This risk is mitigated to the extent that we may receive retainers from some of our clients prior to performing significant services.

        The provision for doubtful accounts is recorded as a reduction in revenue to the extent the provision relates to fee adjustments and other discretionary pricing adjustments. To the extent the provision relates to a client's inability to make required payments on accounts receivables, the provision is recorded in operating expenses.

        Historically, our actual losses and credits have been consistent with these allowances. As a percentage of gross accounts receivable, our accounts receivable allowances totaled 3.1% and 3.8% as of June 30, 2007 and December 31, 2006, respectively. As of June 30, 2007, a five-percentage point deviation in our accounts receivable allowances balance would have resulted in an increase or decrease in the allowance of $88,000.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of purchase price and related acquisition costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Under the provisions of SFAS 142, Goodwill and Intangible Assets, goodwill is required to be tested for impairment on an annual basis and between annual tests whenever indications of impairment exist such as loss of key personnel, unanticipated competition or other unforeseen developments. Impairment exists when the carrying amount of goodwill exceeds its implied fair value, resulting in an impairment charge for this excess. An impairment test involves considerable management judgment and estimates regarding future operating results and cash flows. Pursuant to our policy, we performed the annual goodwill assessment as of October 1, 2006 and determined that no impairment of goodwill existed as of that date. No indications of impairment have arisen since that date.

        Other intangible assets include trade names, customer relationships, contract backlog, and non-competition agreements. We use valuation techniques in estimating the initial fair value of acquired intangible assets. These valuations are primarily based on the present value of the estimated net cash flows expected to be derived from the client contracts and relationships, discounted for assumptions about future customer attrition. We evaluate our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In the event that higher or earlier-than-expected customer attrition occurs, it may result in higher future amortization charges or an impairment charge for customer-related intangible assets.

Acquisition Accounting

        Acquisitions are accounted for using the purchase method of accounting in accordance with SFAS 141. SFAS 141 requires that the total cost of an acquisition be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition. The allocation of the purchase price is dependent upon certain valuations and other studies.

Accounting for Equity-Based Compensation

        In December 2004, SFAS 123(R) was issued. SFAS 123(R) is a revision of SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB 25. We elected to adopt SFAS 123(R) on January 1, 2005. Prior to that time, we accounted for equity-based compensation under APB 25.

        Equity-based compensation expense is based on fair value at the date of grant and the pre-vesting forfeiture rate. It is recognized over the requisite service period using the accelerated method of amortization as described in SFAS 123(R) for grants with graded vesting or using the straight-line method for grants with cliff vesting. The fair value of the units is determined from periodic valuations using key assumptions for implied asset volatility, expected dividends, risk free rate and the expected term of the units. If factors change and we employ different assumptions in the application of SFAS 123(R) in future periods or if there is a material change in the fair value of the Company, the compensation expense that we record may differ significantly from what we have recorded in the current period. A five-percentage point deviation in the fair value of the Company would have resulted in a $2.2 million increase or decrease in compensation expense related to equity-based compensation expense for the quarter ended June 30, 2007.

        Forfeitures are estimated at the time a unit is granted and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures were estimated to be between 4% and 19% based on historical experience. A one-percentage point deviation in the estimated forfeiture rates would have resulted in a $1.4 million increase or decrease in compensation expense related to equity-based compensation expense for the quarter ended June 30, 2007.

Valuation of Net Deferred Tax Assets

        We have recorded net deferred tax assets as we expect to realize future tax benefits related to the utilization of certain of these assets. If we determine in the future that we will not be able to fully utilize all or part of these deferred tax assets, we would record a valuation allowance and record it as a charge to income in the period the determination was made. While utilization of these deferred tax assets will provide future cash flow benefits, they will not have an effect on future income tax periods.

Recent Accounting Pronouncements

        In May 2005, SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 ("SFAS 154"), was issued and is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 applies to all voluntary changes in accounting principles and to changes required by accounting pronouncements that do not contain transition provisions. SFAS 154 requires, among other things, the retrospective application to prior periods' financial statements of changes in accounting principles as opposed to including in net income the cumulative effect of the change in accounting principles in the period of adoption, which was the standard under Accounting Principles Board Opinion No. 20, Accounting Changes. There was no impact of the adoption of SFAS 154 on our financial condition or results of operations.

        In June 2006, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of SFAS No. 109 ("FIN 48"), was issued and is effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The adoption of FIN 48 on January 1, 2007 had no impact on our consolidated financial statements.

        In September 2006, the SEC issued SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 was issued to address diversity in practice in quantifying financial statement misstatements. Current practice allows for the evaluation of materiality on the basis of either (1) the error quantified as the amount by which the current year income statement was misstated ("rollover method") or (2) the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated ("iron curtain method"). The guidance provided in SAB 108 requires both methods to be used in evaluating materiality ("dual approach"). SAB 108 permits companies to initially apply its provisions either by (1) restating prior financial statements as if the dual approach had always been used or (2) recording the cumulative effect of initially applying the "dual approach" as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. There were no matters warranting our consideration under the provisions of SAB 108 and, therefore, it did not have an impact on our financial position, results of operations or cash flows.

        In September 2006, SFAS No. 157, Fair Value Measurements ("SFAS 157") was issued. SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements in financial statements, but standardizes its definition and guidance in GAAP. Thus, for some entities, the application of this statement may change current practice. SFAS 157 became effective for us beginning on January 1, 2007. We are currently evaluating the impact that the adoption of this statement may have on our financial position, results of operations and cash flows.

        In December 2006, we adopted the provisions of SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans ("SFAS 158"). SFAS 158 requires that employers recognize on a prospective basis the funded status of an entity's defined benefit postretirement plan as an asset or liability in the financial statements, requires the measurement of defined benefit postretirement plan assets and obligations as of the end of the employer's fiscal year, and requires the recognition of the change in the funded status of defined benefit postretirement plans in other comprehensive income. SFAS 158 also requires additional disclosures in the notes to the financial statements. The effect of adopting SFAS 158 is further discussed the section entitled "Notes to consolidated financial statements—Note 12. Post Retirement Health Care Costs."

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that currently are not required to be measured at fair value. This is effective no later than fiscal years beginning on or after November 15, 2007. We are currently evaluating the impact this standard may have on our financial position, results of operations and cash flows.

BUSINESS

Overview

        We are a leading provider of independent financial advisory and investment banking services. Our mission is to help our clients protect, maximize and recover value. The foundation of our services is our ability to provide independent advice on issues involving highly technical and complex assessments of value. We principally support client needs in financial and tax valuation (especially in the context of business combinations and other corporate transactions), M&A, restructuring and litigation and disputes. We believe the Duff & Phelps brand is associated with a high level of professional service and integrity, knowledge leadership and independent, trusted advice. With over 680 highly experienced and credentialed client service professionals at June 30, 2007, we provide our clients with specialized, technical expertise in the areas of finance, valuation, accounting and tax. We serve a global client base through offices in 21 cities, comprised of offices in 15 U.S. cities, including New York, Chicago and Los Angeles, and six international offices located in Amsterdam, London, Munich, Paris, Tokyo and Zurich.

        We provide our services through our Financial Advisory and Investment Banking segments. Our Financial Advisory segment provides valuation advisory, transaction advisory, specialty tax and dispute and legal management consulting services. These services help our clients effectively navigate through increasingly complex financial, accounting, tax, regulatory and legal issues. Our Investment Banking segment provides M&A advisory services, transaction opinions and restructuring advisory services. Through these services we provide independent advice to our clients in order to assist them in making critical decisions in a variety of strategic situations. The Financial Advisory and Investment Banking segments serve a broad base of clients and work collaboratively to identify and capture new business opportunities. For the year ended December 31, 2006, we generated 77% of our revenues and 72% of our pro forma revenues from our Financial Advisory segment, and 23% of our revenues and 28% of our pro forma revenues from our Investment Banking segment. For the six-month periods ended June 30, 2007 and 2006, we generated 76% and 83%, respectively, of our revenues from our Financial Advisory segment and 24% and 17%, respectively, of our revenues from our Investment Banking segment.

        We believe that by operating as an integrated, single-source provider of these services, we are able to leverage our client service professionals' knowledge leadership across a range of functional disciplines to serve the diverse and complex needs of our clients. Our services are provided more typically by competitors who specialize primarily in financial, accounting or tax advisory services (such as specialty consulting, national accounting and regional advisory firms) or in transaction-based advisory services (such as boutique advisory firms and investment banks) and who therefore may not possess the breadth of services we can offer to act as a single source provider.

        We believe that, unlike public accounting or investment banking firms who are often subject to actual or perceived conflicts of interest with respect to some or all of the services they offer, the scope of services we currently offer enables us to provide advice to clients which is independent of conflicts related to audit services, Sarbanes-Oxley Act compliance services, public capital raising, trading, underwriting and lending activities. We believe that managers, corporate boards and investors will increasingly focus on conflicts of interest, independence and fiduciary obligations when selecting advisors, and will increasingly seek independent, objective and authoritative advice from independent providers like us.

        We provide our services globally to a wide variety of companies who are in need of industry-leading, customized financial advice. Our clients include publicly-traded and privately-held companies, as well as investment firms such as private equity firms and hedge funds. Additionally, we maintain extensive relationships with law, accounting and investment banking firms from whom we receive referral business. We have historically experienced a significant level of repeat referrals and engagements from our client base and are focused on ensuring that we cover multiple areas where we can assist a client with its financial advisory needs.

        We have a collaborative culture that is based on a team approach. This approach promotes the cross-selling of new business opportunities across practice groups and enables us to deliver the most appropriate Duff & Phelps client service professionals to meet a client's needs. In addition, our integrated, multi-disciplinary approach enables us to cross-staff our client service professionals across multiple service lines to better manage the utilization of our staff. To achieve these goals, we believe that we must recruit, train and develop the leading client service professionals in our industry to provide our clients with unparalleled financial advice and uphold our brand's reputation for market-leading technical excellence. We believe that, as a result of our firm's culture, global scale, broad service offering and strong brand name, Duff & Phelps provides an attractive career platform which we believe combines the stability of a larger firm with the collaborative culture and conflict-free environment of a smaller, high growth firm and allows us to attract and retain highly qualified client service professionals. We have hired experienced professionals from a variety of our competitors and have historically experienced low turnover among our senior client service professionals.

        From the fiscal year ended December 31, 2004 through the fiscal year ended December 31, 2006, our revenue has grown from $28.9 million to $246.7 million through a combination of acquisitions and organic growth. Our number of client service professionals has grown from 75 at December 31, 2004 to over 680 at June 30, 2007.

Our History

        The original Duff & Phelps business was founded in 1932 to provide high quality investment research services focused on the utility industry. Over several decades, it evolved into a diversified financial services firm providing investment banking, credit rating, and investment management services. In 1994, the credit rating business of Duff & Phelps was spun off into a separate public company that was eventually purchased by Fitch Ratings. In 2000, Duff & Phelps, LLC, the company that operated the investment banking practice of the original Duff & Phelps business, was acquired by Webster. In 2004, Duff & Phelps, LLC was acquired from Webster by its management and an investor group led by Lovell Minnick, a leading private equity firm.

        In 2005, Duff & Phelps, LLC teamed with Lovell Minnick and Vestar, another leading private equity firm, to acquire the CVC business from the Standard & Poor's division of McGraw-Hill. CVC was formed in the 1970's, initially as part of the financial advisory service groups of Price Waterhouse and Coopers & Lybrand. These practices were combined in 1998 when Price Waterhouse merged with Coopers & Lybrand to form PwC and were subsequently acquired by McGraw-Hill in 2001, thereby establishing independence from the audit practice of PwC. In connection with the acquisition of CVC, D&P Acquisitions was formed and Duff & Phelps, LLC became a wholly owned subsidiary of D&P Acquisitions. In October 2006, D&P Acquisitions acquired Chanin, one of the leading independent specialty investment banks providing restructuring advisory services for middle market and distressed transactions. Chanin was formed in 1990 and has played a lead role in many of the largest bankruptcy cases in the United States. Duff & Phelps Corporation was formed in connection with this offering and will, upon consummation of this offering, be the sole managing member of D&P Acquisitions.

Industry Trends

        We believe that favorable long-term global trends have created a climate which supports strong revenue and profit growth in the industry segments in which we compete. Companies often do not possess the specialized knowledge and in-house staff to effectively respond to these industry trends, and we believe, are therefore increasingly relying on independent, third party advisors who have the expertise and resources to advise them on a wide array of complex issues. Because of our independence, our leading brand name and our technical expertise in the financial advisory industry, we believe that we are well positioned to capitalize on these long-term trends. These trends include:

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  Growing demand for independent advisors.    We are not affiliated with any public accounting firm and, therefore, we are not constrained by the provisions of the Sarbanes-Oxley Act that limit an accounting firm's ability to provide certain non-audit services to its audit clients. We believe that these restrictions, together with the perceived conflicts of interest when auditors provide non-audit services to their audit clients, provide us with a competitive advantage over public accounting firms in securing financial advisory engagements. We believe that the relatively small number of large public accounting firms will lead some organizations to engage independent advisory firms like us in order to preserve their flexibility to hire large public accounting firms for audit or other attest services. We also believe that the large accounting firms are motivated to recommend independent advisory firms to their audit clients for non-audit services, rather than expose their lucrative audit relationships to potential competition from other accounting firms. We therefore believe that there is a significant opportunity for us to provide non-audit services currently provided by the Big Four accounting firms. In addition, we believe our investment banking business will benefit from the growing scrutiny by regulators and investors regarding corporate governance. This has led to increased sensitivity among managers and corporate boards to the conflicts of interest presented by the advisory fees, underwriting, lending, sales and trading and other investment banking activities of our more diversified competitors. For example, we believe corporate boards are increasingly seeking independent fairness opinions from independent M&A advisory firms, such as us, either as the primary fairness opinion or as a supplemental opinion when there are concerns that their investment banking advisors are conflicted due to the M&A advisory fees they stand to earn upon successful consummation of a transaction.

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  Movement to fair value accounting.    Corporate boards, managers, and regulatory bodies have increased their focus on improving the quality and transparency of financial reporting to stakeholders. Both the FASB and the IASB are increasingly favoring the use of fair value accounting techniques. These techniques seek to measure the current market value of a company's assets and liabilities as an alternative to the traditional historical cost method of accounting, which they argue is less relevant to investors who make investment decisions based on current, not historical, assessments of value. The FASB has issued numerous standards in recent years to require the use of or provide guidance for calculating fair-value measurements in financial accounting. The issuance of SFAS 141 and SFAS 142 in 2001 was a watershed event in fair value accounting because they require intangible assets to be separately valued and reported from goodwill in a business combination, and goodwill and intangible assets that have indefinite useful lives to be valued at least annually for impairment. The promulgation of fair value accounting continued with the issuance in December 2004 of SFAS 123(R), which requires companies to account for share-based payments using fair value, and the issuance in September 2006 of SFAS 157, which provides a comprehensive framework for measuring fair value and expands on certain disclosure requirements. In 2004, the IASB released IFRS 3 and revisions for the related standards IAS 36 and IAS 38, which are similar to the fair value accounting standards under SFAS 141 and SFAS 142. In addition, the Memorandum of Understanding issued on February 27, 2006 between the FASB and the IASB sets out a time frame for convergence efforts between U.S. GAAP and IFRS by 2009 in an effort to standardize global accounting policies and facilitate capital flows internationally. We believe that the movement of accounting standards to fair value accounting, coupled with the increased scrutiny by boards and investors on the quality, transparency and reliability of financial statements, will drive continued demand for high quality, independent valuation services.

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  Growth in global M&A activity.    According to Thomson Financial, global M&A volume increased 38% in 2006 to an all-time high of $3.8 trillion. Strong equity markets, robust earnings and significant cash balances have made corporate buyers much more active in M&A. In addition, private equity firms and hedge funds, fueled by low interest rates and strong capital inflows into alternative investments, are becoming very aggressive acquirers, creating an additional layer of competition and complexity in the M&A environment. For example, leveraged buyouts by private equity funds accounted for 20% of global M&A volume in 2006, up from only 4% in 2001, according to data from Thomson Financial. In addition, according to The Barclays Group, hedge funds now have approximately $1.5 trillion of assets under management, and are increasingly wielding their influence to provoke acquisitions, divestitures or sales of the companies they own or in which they have investments, and have even begun to compete with corporate and private equity buyers in more traditional M&A processes. M&A activity in the middle market, which is a focus of our sell-side advisory practice, has also been strong. Middle market M&A volume, which we define as transactions with values ranging from $20 million to $250 million, increased to $445 billion in 2006, up 65% from the lows reached in 2002, according to Thomson Financial, driven by increased investor activity from private equity firms, hedge funds and strategic combinations. Despite recent growth, we believe that M&A activity will remain strong. For example, according to Forbes, cash as a percentage of the largest 1,500 companies' assets is 9.7%, nearly double the amount of a decade ago, which we believe indicates there is a significant opportunity for further M&A growth. We believe continued M&A growth, coupled with the heightened sensitivity among managers and corporate boards to conflicts of interest and fiduciary duties, will continue to drive demand for our M&A related services, such as purchase price allocation and our other valuation services, M&A advisory, M&A due diligence and transaction opinions services.

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  Restructuring and financial distress.    According to Standard & Poor's/LCD and Thomson Financial, over the past three years, approximately $1.9 trillion of leveraged bank loans and high yield bonds have been issued, including record issuances in 2006 for both types of securities. Growth has been driven largely by a combination of low interest rates, stable economic growth and increased liquidity from new institutional investors such as collateralized debt obligation funds and hedge funds. However, despite this growth, according to Moody's Investors Service, default rates on non-investment grade securities remain at historical lows of less than 2%, compared to default rates of over 10% during the last two recessions in 1990 and 2000. If economic growth slows and default rates increase, we believe there will be a significant increase in demand for restructuring advisory services, especially from new entrants into the market who lack the experience in complex workout and bankruptcy situations.

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  Litigation and disputes.    Litigation and disputes are an inherent part of the U.S. economy and complex litigation continues to grow, driven by legislative ambiguities, regulatory activities, judicial interpretations and private actions. Litigation and disputes often arise as a result of disagreements over valuation in the context of bankruptcies, M&A, commercial and shareholder disputes, intellectual property disputes, tax disputes, financial reporting and insurance claims. In complex litigation and disputes, organizations and the law firms that represent them regularly engage experienced professionals, like us, to provide or support expert testimony or perform data analyses involving valuation and other financial issues. We believe shareholder activism, increased regulatory scrutiny, and the increased complexity and value of intellectual property assets will continue to drive the demand for our dispute consulting and litigation services.

Our Competitive Strengths

        We believe our key competitive strengths include:

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  Strong brand name with leading market positions.    We believe that the Duff & Phelps brand is well recognized and associated with independent, trusted advice, knowledge leadership and technical expertise in the fields of finance, valuation accounting and tax. We have a leading market position for many of the services that we provide. Our acquisition of CVC, which formerly constituted the valuation practice of PwC and is now the foundation of our Financial Advisory segment, provides us with what we believe to be the industry's leading independent practice providing purchase price allocation services. Additionally, according to Thomson Financial, in 2006, we were the number two independent provider of fairness opinions (which we define as excluding investment banks that engage in underwriting, capital markets or lending activities) in the world based on number of opinions delivered, and, according to The Deal, a top ten global provider of restructuring services based on number of assignments.

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  Independent provider of financial advisory services.    We consider ourselves independent because, among other things, we do not provide our clients with audit or Sarbanes-Oxley Act Section 404 compliance services, and we do not engage in public capital raising, trading, underwriting or lending activities. We believe increased regulation, growing public scrutiny and investor concerns regarding perceived and actual conflicts of interest have resulted in increased opportunities for independent providers of financial advisory services like us. We believe that our objective perspective is highly valued by our clients in various financial and strategic settings.

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  Long-standing, diverse client relationships.    We have achieved long-standing client relationships by providing advice on issues involving highly technical and complex assessments of value. We proactively assess the needs of our clients and deliver the full resources of our firm to address their issues, working collaboratively with our clients' other advisors, including law firms and accounting firms, to provide services which these advisors cannot provide either because they lack the expertise or due to conflict issues. We provide services to a diverse base of clients, including public and private companies, investment firms such as private equity firms and hedge funds and professional services firms, such as law firms and public accounting firms. In 2006, 62% of our revenue was derived from repeat engagements with existing clients to whom we provided services during the prior three years, and our largest client represented approximately 3% of our revenue. We currently provide, or have provided in the past, services to approximately 36% of the S&P 500 companies. We believe the diversity of our client base mitigates the impact of the loss of any one customer or the completion of a project on our revenues and profitability.

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  Broad service offering.    We have a broad and well-balanced service offering, which encompasses multiple disciplines across our Financial Advisory and Investment Banking segments. We promote cross-selling among our practice groups, enabling us to cross-staff extensively and share analytical approaches, technical data and analysis, research and marketing strategies. We believe this breadth of services and integrated approach give us a competitive advantage, as they allow us to better serve our global client base by drawing solutions from our various areas of expertise. In addition, our range of service offerings reduces our dependence on any one service offering or industry, provides a stimulating work environment for our client service professionals while enhancing our flexibility in managing their utilization and career development and aids in our recruitment of new client service professionals. Our service offerings span across cyclical, non-cyclical and counter-cyclical activities and provide for revenue diversification through both time-and- materials-based and success-based fee structures.

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  Critical mass of highly qualified and experienced professionals.    With over 680 highly qualified and credentialed client service professionals at June 30, 2007, we can execute large and complex advisory assignments that we believe many of our competitors cannot. Our client service professionals have developed a reputation for high integrity and technical excellence. Many of our client service professionals are regarded as industry leaders, have previously held senior positions at the Big Four, hold advanced degrees or occupy or have occupied positions on national trade boards and trade associations.

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  Distinctive, collaborative culture.    We have developed a collaborative culture that is based on a team approach which aims to deliver the most appropriate Duff & Phelps client service professionals to meet a client's needs regardless of the source of the client engagement. Our culture is exemplified by this team approach, the meritocracy under which client service professionals are promoted, the cross-selling of services between our practice groups and the cross-staffing by which client service professionals are encouraged to assist in other areas of client projects outside of their core practice group. We believe that our distinctive culture, broad service offering and client service professional development initiatives allow us to better serve our clients and recruit and retain a greater number of talented personnel.

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  Global presence.    We deliver our services through offices in 21 cities, including six international offices. Our international offices are located in Amsterdam, London, Munich, Paris, Tokyo and Zurich. Many of our clients are multi-national firms with issues that cross national boundaries, and we believe our ability to operate in an integrated global manner provides us with a competitive advantage over many of our competitors in performing complex engagements that span multiple countries and continents. Our global presence also provides us with a strong platform to take advantage of emerging opportunities in Europe and Asia as global accounting standards converge and cross-border M&A increases. Our overseas operations also help to counter-balance our exposure to U.S. economic growth.

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  Strong and experienced management team.    Our executive officers have an average of approximately 20 years of industry experience. Upon completion of the offering, our executive officers will own approximately        % of the Company on a fully diluted basis. In addition, our executive officers have successfully sourced, executed and integrated several acquisitions, including the hiring of various teams of seasoned professionals from other firms and the acquisitions of the CVC and Chanin businesses.

Our Growth Strategy

        We intend to expand our business by:

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  Expanding services to our existing clients.    We intend to use our broad service offering, our leading market positions and our long-standing client relationships to continue penetrating our existing clients. During 2006, approximately 650 of our clients, or 27% of our total 2006 client base, purchased multiple Duff & Phelps services. Given the recent CVC and Chanin acquisitions and recent additions of new business lines, we believe we have a meaningful opportunity to increase revenue through increased penetration of our existing client base. For example, Chanin, which we acquired in September 2006, has established relationships providing restructuring services to several leading hedge funds and could potentially serve as a point of referral for our other service offerings, such as portfolio valuation, financial engineering, transaction advisory services and M&A advisory services.

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  Expanding our client base.    We aim to significantly expand our client base and increase the overall exposure of our firm in the markets we serve. Despite holding market-leading positions in many of our service offerings, we operate in a highly fragmented industry and believe there are significant opportunities to serve clients with whom we have no current relationship. In 2006, we generated approximately 38% of our revenue from clients that did not have a prior relationship with Duff & Phelps during the prior three years.

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  Expanding our global presence.    We believe that the continuing convergence of international and U.S. accounting standards and increasing global M&A activity have created a significant opportunity for global expansion of our services. In addition, we believe we have a significant opportunity to leverage our reputation and capabilities in the U.S. to Europe and Asia. In 2006, approximately 13% of our revenue was sourced from international relationships. We currently service our global client base from either our multiple international offices or our U.S.-based offices, depending on the nature and scope of the assignment. At June 30, 2007, we had 62 client service professionals located in six international offices. In addition to our existing international offices in Amsterdam and London, over the past year we have opened four international offices in Munich, Paris, Tokyo and Zurich. We intend to continue our expansion in Europe and Asia in the future.

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  Expanding our service offerings.    We intend to expand our current capabilities around our core competencies, and broaden the scope of our existing services to address the evolving needs of our clients and shifting market conditions. For example, given the increasingly global nature of our client base, in 2006, we invested resources internally to develop a specialty tax business in response to our identification of an underserved area in our Financial Advisory segment.

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  Attracting additional highly qualified professionals.    We believe our attractive, collaborative culture, differentiated business model, leading market positions and performance-based compensation structure will continue to enable us to attract and retain top client service professionals and provide a platform for career development. We have hired experienced professionals from a variety of our competitors and have historically experienced low turnover among our senior client service professionals. In 2006, we hired 20 new managing directors.

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  Pursuing strategic acquisitions and alliances.    We plan to expand our operations opportunistically through the acquisition of complementary businesses and by establishing strategic alliances. Our senior management team has a demonstrated track record of sourcing, executing and integrating several acquisitions as evidenced by the acquisitions of the CVC and Chanin businesses.

Our Services

        We provide our services through two reporting segments: Financial Advisory and Investment Banking. For the year ended December 31, 2006, our Financial Advisory segment contributed 77% of our revenues and 72% of our pro forma revenues and our Investment Banking segment contributed 23% of our revenues and 28% of our pro forma revenues. The services we offer within these segments are often complementary, which enables us to cross-sell related services and increase our relevance to our clients. In addition, our client service professionals possess core financial and valuation skill sets that are highly portable within operating segments, facilitating the sharing of resources across the organization.

Overview of Our Services

Financial Advisory

        The foundation of our Financial Advisory segment is our core competency in making highly technical and complex assessments of value. We believe we are one of the leading independent valuation services firms in the world. Our Financial Advisory segment provides our clients with valuation advisory, transaction advisory, specialty tax, and dispute and legal management consulting services delivered by client service professionals who possess highly specialized skills in finance, valuation, accounting and tax. We typically price these services based on our assessment of the hours required to deliver the work and the billing rates of the client service professionals assigned to the project.

Valuation Advisory

        Financial reporting.    We believe we are a leading independent provider of valuation services for financial reporting. We provide objective and independent valuation reports that allow our clients to meet important regulatory, market and fiduciary requirements. Our finance and accounting expertise, combined with our use and development of sophisticated valuation methodologies, fulfill even the most complex financial reporting requirements. Examples of the financial reporting services we offer include: SFAS 141 and 142 valuations used in conjunction with purchase price allocation and periodic impairment testing; SFAS 123(R) share-based compensation valuation; "cheap stock" valuation; and fresh start accounting for companies emerging from Chapter 11 bankruptcy. The acute sensitivity of our clients at the highest levels of the organization to the quality and transparency of the financial information they present to their investors results in strong customer loyalty, which often leads to repeat client engagements and creates an established entry point for the delivery of additional services.

        Fixed asset/real estate valuation.    We provide integrated fixed asset and real estate valuations, with specialized expertise in machinery and equipment valuation, fixed asset reconciliation, cost segregation, real estate valuation and real estate consulting. Our services are used for a variety of purposes, including: valuation of machinery and equipment for financial and tax reporting and loan/lease structuring; satisfying Sarbanes-Oxley Act Section 404 requirements for fixed asset internal controls; optimizing tax depreciation benefits; and various real estate appraisal purposes. Our geographic scale enables us to compete effectively and win large client assignments involving multiple asset sites on both a national and global basis.

        Tax valuation.    We specialize in tax valuations and related advisory services when tax laws and regulations stipulate that a valuation is required or when assistance is needed to implement a client's tax strategies. We offer tax valuation and advisory services services for a variety of transaction-related, compliance and planning purposes, including taxable reorganizations; purchase price allocations; inventory, fixed asset, intangible asset and goodwill valuations; net operating loss and built-in gains analyses; and estate and gift taxes. We have the expertise and testimony experience to defend our work and our clients' valuation positions in regulatory inquiries. We have advised staff and members of the U.S. Senate Finance Committee, the U.S. House Ways and Means Committee and the Joint Committee on Taxation on tax valuation and related legislative matters. We believe that the tax advisory services provided by the Big Four accounting firms to their audit clients will be an additional area of scrutiny regarding potential conflicts, and that independent firms like us will have an opportunity to gain meaningful market share in this service area.

Transaction Advisory

        M&A due diligence.    We provide buy-side and sell-side M&A due diligence services to private equity and strategic buyers. Our client service professionals assist with the accounting, financial, commercial operational, tax and information technology aspects of the due diligence process, by developing and executing a due diligence plan that focuses on the key value drivers and risks that are critical to our clients' investment or divestiture decision. Recently, demand for our M&A due diligence services has grown significantly, fueled by increased M&A activity by middle market companies that lack the internal resources and capabilities to execute a comprehensive due diligence process on their own, as well as private equity buyers who are increasingly viewing due diligence services as a necessary cost of doing business in an increasingly competitive M&A environment. We believe our independence provides us with a competitive advantage over the Big Four accounting firms. In addition, we believe the collaboration with our other practice areas creates a more efficient transaction process for our clients, giving us a distinct competitive advantage.

        Portfolio valuations.    Our portfolio valuation client service professionals specialize in valuing the investment portfolios of our private equity and hedge fund clients. The majority of these portfolios are comprised of illiquid or restricted securities, including secured and unsecured loans and other debt instruments, privately held preferred equity and common equity, convertible securities, warrants and options, as well as other derivative securities. Similar to our corporate clients, our private equity and hedge fund clients are under intense scrutiny regarding their fiduciary duties to their investors, which has prompted many of these firms to obtain outside assurances on the valuations of their investment portfolios. Conflict of interest considerations typically prevent any accounting firm which has an audit relationship with a portfolio company from rendering valuation advisory services on the entire portfolio. As a result, we typically do not compete with large accounting firms, such as the Big Four, in providing these services. We typically deliver these services on a recurring, quarterly basis. We believe we are a market leader in portfolio valuations, which provides us with an attractive opportunity to increase our revenues in this practice group and increase our brand equity and recognition among private equity firms and hedge funds.

        Strategic finance.    Our strategic finance practice group has developed proprietary tools and methodologies to build, review and validate financial projections and models. We believe our strategic finance services enhance the sophistication and accuracy of our clients' internal planning and budget forecasts, M&A analysis, capital allocation decisions and capital structure optimization. We also provide financial engineering services that assist clients in solving critical and complex business problems using technically sophisticated mathematical models. Services include the design and valuation of derivatives, options and other complex financial instruments.

Specialty Tax

        Transfer pricing.    Transfer pricing is a significant international tax issue facing multi-national companies. Most tax authorities require comprehensive transfer pricing documentation and have other compliance requirements, and impose severe penalties for failure to comply. Furthermore, transfer pricing presents significant tax optimization opportunities for multi-national companies. We provide a full scope of transfer pricing services to ensure that inter-company transactions comply with required arm's-lengths standards, as well as create the contemporaneous documentation that satisfies global compliance requirements.

        Property tax.    Property taxes are a significant recurring expense paid by corporations, but one of the least understood due to the complexity of the applicable tax regulations. We assist corporations in identifying opportunities for property tax savings by reviewing their property tax assessments and liabilities. Our services include negotiating assessment appeals, providing property tax due diligence for acquisitions, preparing studies to remove non-taxable embedded costs, obtaining property tax exemptions and providing general property tax consulting services.

        Business incentives.    State and local governments often offer valuable tax incentives in return for investments in their jurisdictions. Whether the planned investment will create new facilities, expand or relocate operations, penetrate new markets, result in hiring additional or replacement employees, or initiate research and development activities, business incentives in the form of tax exemptions, tax credits, project grants and other tax benefits are likely to be available at the state and local levels to offset some of these costs. Our strategic geographic network of business incentives experts provides us with specialized, local knowledge of the potential business incentives available to our clients.

Dispute and Legal Management Consulting

        Dispute consulting.    We offer a broad array of dispute consulting services to corporate clients and attorneys at many of the country's largest law firms. Our client service professionals typically serve as consultants who provide comprehensive support throughout all stages of the litigation process, including, on occasion, as testifying experts. We have focused our dispute consulting practice on bankruptcy and retrospective solvency, business insurance consulting, intellectual property disputes, commercial and shareholder litigation, forensic and investigative services, and purchase price disputes. Our dispute consulting practice draws on the subject matter expertise and industry experience of many of our client service professionals from across the firm, which we believe provides us with a competitive advantage over many litigation support firms which have a much narrower focus on the litigation process and do not have the same industry knowledge as us. We also maintain an external network of affiliates with whom we contract to provide testimony on an as-needed basis.

        Legal management consulting.    We provide various services designed to enable chief legal officers, chief compliance officers and law firms to analyze and implement strategy, operations, compliance and risk management decisions. Legal management consulting services are matched to the specific needs of the client, and have encompassed technology and infrastructure planning, merger and acquisition integration, caseload management, compliance program implementation, intellectual asset management and strategy development.

Investment Banking

        Our Investment Banking segment focuses on providing M&A advisory services, transaction opinions and restructuring advisory services to corporate and investor clients. A significant portion of revenues in this segment are generated from success-based fees that are paid when a transaction closes and are generally tied to the value of the transaction. As a result, revenues in this segment can be less predictable and more event-driven than revenues in our Financial Advisory segment. However, projects in this segment have the potential to generate higher revenue per client service professional, resulting in higher margins.

M&A Advisory Services

        We provide objective valuation, structuring and negotiation services tailored to help our clients achieve their strategic goals on the best possible terms. We have developed our expertise through hundreds of sell-side, buy-side and divestiture assignments across a wide range of industries. We provide our services primarily to middle-market clients, including the portfolio companies of our private equity clients, focusing on transaction values ranging from $20 million to $250 million. We believe our technical expertise, strong brand name, reputation and geographic scale provide us with key competitive advantages that separate us from other independent M&A advisory boutiques.

Transaction Opinions

        Our independent fairness and solvency opinions help provide boards of directors and other corporate fiduciaries with a legally defensible basis to support important corporate decisions. Our ability to offer opinions that satisfy all constituencies, including regulators, has been developed through extensive research, detailed financial analyses and a commitment to stay current on key governance and regulatory issues. In recent years, we believe our fairness opinion practice has benefited from an increase in the perceived standard of diligence required by boards of directors to adequately satisfy their fiduciary duties, particularly when faced with financial advisors who may have conflicts arising from the receipt of success-based transaction advisory or financing fees in conjunction with sell-side advisory assignments. According to Thomson Financial, in 2006, we were the number two independent provider of fairness opinions (which we define as excluding investment banks that engage in underwriting, capital markets or lending activities) in the world based on number of opinions delivered. In addition, the greater use of financial leverage in leveraged buyout transactions and the increasing number of spin-offs and leveraged recapitalizations being undertaken by corporations is driving the need for solvency opinions. Finally, we believe we are one of the leading financial advisors in transactions involving benefit plans, including employee stock ownership plans ("ESOPs"). We have a strong background in resolving the unique financial, valuation, tax and structural issues involving employee benefit plans under the Employee Retirement Income Security Act of 1974 ("ERISA"), and also provide recurring ERISA/ESOP valuation services for our clients on a periodic basis.

Restructuring Advisory Services

        Our restructuring client service professionals provide financial restructuring advice to all constituencies in the business reorganization process, including debtors, senior and junior lenders, existing and potential equity investors and other interested parties. Our services include strategy, plan development and implementation, exchange offers and consent solicitations, out-of-court workouts, Chapter 11 restructurings and debtor-in-possession and exit financing advisory. Since 1984, our restructuring advisory practice, which includes our recently acquired subsidiary Chanin, has advised hundreds of clients in transactions valued collectively at over $150 billion.

Our Clients

        We have a client base that includes Fortune 1000 and smaller corporations, prominent law firms and leading private equity and hedge funds. Our clients operate in a broad array of industries, including automotive, consumer products, energy, financial services, healthcare, industrial products, media and entertainment, pharmaceuticals, real estate, technology, telecommunications and utilities. In 2006, we conducted over 4,400 engagements for over 2,400 clients located around the globe, including approximately 36% of the S&P 500 companies. Our top ten clients represented 12% of our revenues in 2006, and no single client accounted for more than 3% of our revenues in 2006.

        We believe the strength of our existing customer relationships provides us with a substantial opportunity to generate new business through the cross-selling of additional services that are beneficial to our clients. An example of our ability to effectively cross-sell our portfolio of services is our history with a large, diversified industrial company that is a member of the S&P 500. This company became a client of CVC approximately ten years ago, beginning with relatively small tax valuation assignments during the late 1990's. Over the years, we have maintained our relationship with the company, despite significant management and structural changes within the company. As a result of our knowledge of their business and our long-standing relationship, we have the ability to sell additional financial advisory and investment banking services to this client and maintain our position as a preferred provider. During 2006, we generated approximately $7.7 million in revenue from this company, consisting of approximately $5.7 million of multiple tax valuation services and assignments, approximately $1.0 million of financial reporting services, approximately $0.9 million of investment banking services and approximately $0.1 million of other financial advisory services. We believe that our ability to cross-sell our services to our existing clients will continue to increase as we expand our service and geographic portfolio and continue to enhance coordination of our marketing activities.

Our Professionals

        We believe our core asset is our professional staff, their intellectual capital, their professional relationships, and their dedication to providing the highest quality services to our clients. We seek talented, motivated and detail-oriented individuals with a desire to grow in a challenging, professional and diversified work environment. We believe individuals are attracted to us because we combine the stability, professionalism and client relationships of a large firm with the collaborative culture and conflict-free environment of a smaller, high growth firm, which enables our personnel to maximize their commercial potential and career development opportunities.

        At June 30, 2007, we had 870 globally based personnel, consisting of 686 client service professionals, 63 executive assistants and 121 internal support personnel. Of our 686 client service professionals, 126 were managing directors, and 560 were directors, vice-presidents, senior associates and analysts. Most of our client service professionals have backgrounds in accounting, finance and economics. The common elements of these skill sets enables us to readily transfer staff between service lines to better manage the utilization and career development of our client service professionals. We source these client service professionals from top undergraduate and graduate schools, and from a variety of our competitors, including the Big Four, independent specialty consulting firms, middle market investment banks, and larger, diversified investment banks.

        We consistently monitor the performance of our personnel through an annual performance management process which is designed to align performance with our business strategy, assess competency against appropriately set benchmarks and identify development needs in the context of short and long-term career aspirations. To reward performance we have implemented a reward program which aims to aggressively differentiate compensation based on performance. Our reward program includes a base pay, an incentive bonus and a variety of benefits. We also aim to align the interests of our personnel with those of the firm through significant equity ownership programs. Excluding executive management, personnel will own    % of our Class A common stock outstanding following

the completion of this offering, assuming that all the New Class A Units outstanding after giving effect to the Reorganization and Offering, except those held by Duff & Phelps Corporation, are exchanged into shares of our Class A common stock. Many of our senior client service professionals are subject to non-competition and non-solicitation covenants which, in most cases, prohibit the individual from soliciting our clients for a period of two years following termination of the person's employment with us and from soliciting our personnel for a period of two years after termination of the person's employment.

        We have comprehensive training programs in place to further enhance the development of our personnel. We provide ongoing professional development through the D&P University (our annual multi-week national training event) for new client service professionals and internal courses on both technical and non-technical subjects, and support personnel in their career progression through training and development programs designed to help new and recently promoted personnel to quickly become effective in their new roles.

Business Development & Marketing

        Our goal is to build a leading, global, well-recognized brand that is synonymous with high quality, financial advisory and investment banking services. We generate new business opportunities primarily based on the professional relationships of our managing directors, our reputation in the marketplace, and referrals from third party advisors, including law, accounting and investment banking firms and our corporate investor clients. Our managing directors are respected within their chosen fields and are instrumental to our business development activities. Many of our managing directors are recognized as leaders in their fields of expertise, and are members of national trade boards and committees of trade associations.

        Our client service professionals are encouraged to generate new business from both existing and new clients, and are rewarded with increased compensation and promotions for obtaining new business. Many of our client service professionals have published articles in industry, business opportunities, economic and legal journals and have made speeches and presentations at industry conferences and seminars, which serve as a means of attracting new business and enhancing their reputations. In pursuing new business, our client service professionals emphasize Duff & Phelps' institutional reputation and experience, while also promoting the expertise of the particular individuals who will work on the matter. We augment the business development activities of our managing directors and other client service professionals with a centralized marketing group that provides traditional marketing services such as local advertising in business and industry periodicals, the production of marketing materials and the organization and sponsorship of seminars, trade conferences and other events.

Competition

        Our competition varies by segment. Within our Financial Advisory segment, we compete primarily with the consulting practices of major accounting firms, such as the Big Four, and regional and global consulting companies. Within our Investment Banking segment, we compete with both boutique M&A and restructuring advisory firms as well as large, diversified investment banks. We believe the principal competitive factors in both segments include the reputation of the firm and its professionals, technical expertise and experience, the ability to rapidly deploy large teams for client engagements, geographic presence, and to a lesser extent, price. See "Risk Factors—Risks Related to Our Business—The financial advisory and investment banking industries are highly competitive, and we may not be able to compete effectively."

Regulation

        We, as a participant in the financial services industry, are subject to extensive regulation in the U.S. and elsewhere. As a matter of public policy, regulatory bodies in the U.S. and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. Duff & Phelps Securities, LLC, our subsidiary through which we provide our M&A advisory services, is registered as a broker-dealer with the SEC and is a member firm of the NASD. Accordingly, the conduct and activities of Duff & Phelps Securities, LLC are subject to the rules and regulations of and oversight by the SEC, the NASD, and other self-regulatory organizations which are themselves subject to oversight by the SEC. As Duff & Phelps Securities, LLC is also registered to conduct business in a substantial majority of the U.S. states, the District of Columbia and Puerto Rico, state securities regulators also have regulatory or oversight authority over Duff & Phelps Securities, LLC. In addition, Duff & Phelps Securities, Ltd., is in the process of applying for registration with the Financial Services Authority in the U.K. Our business may also be subject to regulation by non-U.S. governmental and regulatory bodies and self-regulatory authorities in other jurisdictions in which we operate.

        Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping, the financing of customers' purchases and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of various self-regulatory organizations, Duff & Phelps Securities, LLC is subject to the SEC's uniform net capital rule, Rule 15c3-1. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer's assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker- dealer to expand its business under certain circumstances. Additionally, the SEC's uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital. Certain of our businesses are subject to compliance with laws and regulations of U.S. federal and state governments, non-U.S. governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage.

        Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of our operation and profitability.

        The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees.

Intellectual Property

        Our success has resulted in part from our methodologies and other proprietary intellectual property rights. We rely upon a combination of nondisclosure and other contractual arrangements, trade secret, copyright and trademark laws to protect our proprietary rights and rights of third parties from whom we license intellectual property. We also enter into confidentiality and intellectual property agreements with our personnel that limit the distribution of proprietary information. We currently have only a limited ability to protect our important intellectual property rights. Pursuant to a name use agreement between us and Phoenix Duff & Phelps Corporation, a subsidiary of Phoenix Life Insurance Company, we have the perpetual exclusive right to use the Duff & Phelps name in connection with capital raising, M&A advisory services, corporate valuation, fairness opinions, strategic financial consulting, capital adequacy opinions and certain other investment banking businesses. See "Risk

Factors—Risks Related to Our Business—Our intellectual property rights in our 'Duff & Phelps Corporation' name are important, and any inability to use that name could negatively impact our ability to build brand identity."

Facilities

        We currently have offices located in 21 cities across the U.S., Europe and Asia. Our current principal executive office, which we occupied commencing in June 2007, is located in one leased facility in New York, consisting of approximately 60,000 square feet of office space under a 16-year sublease that expires in 2023. Total annual rent expense for our principal executive offices in 2006, including base rent, operating expenses and taxes, was $3.3 million. Our principal executive office in New York accommodates our executive team and corporate functions, as well as client services professionals in many of our practice groups.

        We also occupy leased facilities for our other offices under non-cancelable operating leases that expire at various dates through 2021 and that include fixed or minimum payments, plus, in some cases, scheduled base rent increases over the terms of the lease.

        We believe our current facilities are adequate to meet our needs for at least the next twelve months.

Legal Proceedings

        From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. As of the date of this prospectus, we are not a party to or threatened with any litigation or other legal proceeding that, in our opinion, could have a material adverse effect on our business, operating results or financial condition.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information regarding our directors and executive officers. Our executive officers also will serve as executive officers of our subsidiaries, including D&P Acquisitions. All of our directors and executive officers were elected or appointed to their positions effective May 2007.

Name	Age	Position
Noah Gottdiener	51	Chief Executive Officer and Chairman of the Board
Gerard Creagh	49	President and Director
Jacob Silverman	35	Executive Vice President & Chief Financial Officer
Brett Marschke	44	Executive Vice President & Chief Operating Officer
Edward Forman	38	Executive Vice President, General Counsel & Secretary
Robert Belke	37	Director
Peter Calamari	32	Director
William R. Carapezzi	50	Director
Harvey Krueger	78	Director
Sander Levy	45	Director
Jeffrey Lovell	55	Director

        Noah Gottdiener has served as the Chief Executive Officer of D&P Acquisitions since March 2004 when he led the acquisition of Duff & Phelps, LLC from Webster Financial Corporation, and currently serves as our Chief Executive Officer and the chairman of our board of directors. Mr. Gottdiener was the founding partner of Stone Ridge Partners LLC, an M&A advisory firm focused on middle market companies. Previously, Mr. Gottdiener was a Partner of Thomas Weisel Partners and Furman Selz LLC, and a Managing Director at Lehman Brothers, where he began his career. Mr. Gottdiener has more than 20 years of investment banking origination, execution and management experience. Mr. Gottdiener sits on the advisory board of the National Outdoor Leadership School and is a member of the advisory council of the mathematics department of Princeton University. Mr. Gottdiener is also on the Board of Directors of the Manhattan Theatre Club. Mr. Gottdiener received his B.A. from Princeton University and an M.B.A. from Harvard Business School.

        Gerard Creagh has served as the President of D&P Acquisitions since September 2005 and currently serves as our President and a member of our board of directors. Mr. Creagh served as Executive Managing Director of Standard & Poor's Corporate Value Consulting prior to its merger with Duff & Phelps in September 2005. He joined Standard & Poor's from PricewaterhouseCoopers, where he held the position of North American Valuation Services Practice Leader. Mr. Creagh's tenure with PricewaterhouseCoopers came from a merger between Coopers & Lybrand in 1998, where he was the U.S. Leader for its Valuation Practice. He has more than 20 years of experience consulting with U.S. and multinational companies on valuation issues arising from corporate strategies, M&A, joint ventures, divestitures and restructurings. Mr. Creagh received his B.E. and M.E. degrees in mechanical engineering from Manhattan College and his M.B.A. degree in finance from New York University's Leonard N. Stern School of Business.

        Jacob Silverman has served as the Chief Financial Officer of D&P Acquisitions since December 2006 and currently serves as our Chief Financial Officer. Mr. Silverman joined Duff & Phelps in March 2004, in connection with the acquisition of Duff & Phelps, LLC from Webster. From April 2001 to March 2004, Mr. Silverman was with Stone Ridge Partners LLC, an M&A advisory firm focused on middle market companies. He joined Stone Ridge Partners from Atomica Corporation, a venture-backed enterprise software company, where he served as Vice President of Finance and acting CFO. Prior to Atomica, Mr. Silverman worked for Oak Hill Advisors, a private investment firm. Mr. Silverman received his M.B.A and B.A. degrees from Harvard University.

        Brett Marschke has served as the Chief Operating Officer of D&P Acquisitions since January 2007 and currently serves as our Chief Operating Officer. From September 2001 to January 2007, Mr. Marschke was employed by The McGraw-Hill Companies, Inc., where he held the position of Vice President of Human Resources for the Information & Media business and was a member of the Information and Media Executive team. Mr. Marschke has extensive professional service and consulting experience, with PricewaterhouseCoopers, Andersen Consulting (Accenture), Gemini Consulting and Coopers & Lybrand. Mr. Marschke holds a B.A. in Economics from the State University of New York and a CCP certification from the American Compensation Association.

        Edward S. Forman has served as the Executive Vice President, General Counsel and Secretary of D&P Acquisitions since February 2006 and currently serves as our Executive Vice President, General Counsel and Secretary. From May 1998 to February 2006, Mr. Forman was employed by The BISYS Group, Inc., a publicly traded financial outsourcing company, most recently as its Senior Vice President, Acting General Counsel and Secretary. Mr. Forman received his B.A. in economics from Yeshiva University and his J.D. and M.B.A. from Columbia University.

        Robert M. Belke has served as a member of the board of managers of D&P Acquisitions since September 2005, when D&P Acquisitions was formed in connection with the CVC acquisition. Prior to that, Mr. Belke was a member of the board of managers of Duff & Phelps Holdings, LLC from March 2004. Mr. Belke currently serves as a member of our board of directors. He is also a Managing Director of Lovell Minnick Partners LLC. Mr. Belke has worked for Lovell Minnick Partners LLC and its predecessor firm since 2000. Prior to joining Lovell Minnick Partners, he was an associate in the Private Equity Group at Teachers Insurance and Annuity Association — College Retirement Equities Fund. Mr. Belke received his B.B.A. degree in Finance and Accounting from the University of Wisconsin and an M.B.A. with honors in Finance and Accounting from the University of Chicago. Mr. Belke also serves on the boards of directors of UNX, Inc. and PlanMember Financial Corporation, and on the board of managers of Denali Advisors, LLC.

        Peter Calamari currently serves as a member of our board of directors. He is also a Vice President of Vestar Capital Partners, which he joined in 1999. Prior to joining Vestar, Mr. Calamari was a member of the Mergers & Acquisitions group at Merrill Lynch. Mr. Calamari received his B.A. from Yale University and an M.B.A. from Harvard Business School. Mr. Calamari is on the board of directors of Solo Cup Company, Birds Eye Foods, Inc. and Consolidated Container Corporation. He also serves on the board of directors of the Colorado Coalition for the Homeless.

        William R. Carapezzi joined our board of directors in July 2007. Prior to his retirement in 2006, Mr. Carapezzi served as the Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of Lucent Technologies Inc. from 2004 to 2006. Prior to that role, he was Vice President — Global Tax and Trade of Lucent Technologies Inc. from 2002 to 2004. Mr. Carapezzi received his B.S. in Accounting from Fairfield University, his J.D. from Western New England School of Law, and his L.L.M. in Taxation from New York University School of Law.

        Harvey M. Krueger has served as a member of the board of managers of D&P Acquisitions since 2006 and currently serves as a member of our board of directors. Mr. Krueger is Vice Chairman Emeritus of Lehman Brothers and has been involved with that firm and Kuhn Loeb & Co, one of its constituent firms, since 1959. Mr. Krueger currently serves as a director of Delta Galil Industries, Chaus, Inc. and Hansard Global plc, and is also Chairman of Stockton Partners Inc. In addition, Mr. Krueger is former chairman of the Peres Center for Peace, former Chairman of Cooper-Hewitt National Design Museum of the Smithsonian Institution, former and honorary Chairman of the

Hebrew University of Jerusalem and a member of the Board of Directors of Beth Israel Medical Center (NY) and Continuum Health Partners.

        Sander M. Levy has served as a member of the board of managers of D&P Acquisitions since September 2005, when D&P Acquisitions was formed in connection with the CVC acquisition. Mr. Levy currently serves as a member of our board of directors. He is also a Managing Director of Vestar Capital Partners and was a founding partner of Vestar Capital Partners at its inception in 1988. Previously, he was a member of the Management Buyout Group of The First Boston Corporation. Mr. Levy is currently a member of the board of directors of St. John Knits, Inc., Symetra Financial Corporation, Wilton Re Holdings Limited and Validus Holdings, Ltd. Mr. Levy received his B.S. from The Wharton School, University of Pennsylvania and an M.B.A. from Columbia University.

        Jeffrey Lovell has served as a member of the board of managers of D&P Acquisitions since September 2005 when D&P Acquisitions was formed in connection with the CVC acquisition. Prior to that, Mr. Lovell was a member of the board of managers of Duff & Phelps Holdings, LLC, from March 2004. Mr. Lovell currently serves as a member of our board of directors. He is also Chairman and Chief Executive Officer of Lovell Minnick Partners LLC, which he co-founded in 1999. Prior to founding Lovell Minnick Partners LLC, Mr. Lovell was the co-founder and President of Putnam Lovell Securities, now Putnam Lovell NBF, in 1987 following twelve years at SEI Investments where he held executive and operating positions. Mr. Lovell received a B.S.B.A., from the Leeds School of Business at the University of Colorado. Mr. Lovell also serves on the board of managers of Berkeley Capital Management LLC and on the boards of directors of ALPS Holdings Inc. and PlanMember Financial Corporation.

Board of Directors

        Our bylaws provide that our board of directors shall consist of such number of directors as shall from time to time be fixed by our board of directors, which will initially consist of seven directors. Each director will serve until our next annual meeting or until the director's earlier resignation or removal.

Committees of the Board of Directors

        Upon consummation of this offering, we will establish the following committees of our board of directors:

Audit Committee

        The audit committee:

  •
  reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management's corrective action plans where necessary;

  •
  reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

  •
  reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

  •
  has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

        The members of the committee have not yet been appointed. We intend to appoint at least three members that are "independent" directors as defined under NYSE rules and Rule 10A-3 of the Exchange Act within the time period specified in the NYSE's transition rules applicable to companies completing an initial public offering.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee:

  •
  reviews the performance of our board of directors and makes recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors;

  •
  advises the board with respect to the corporate governance principles applicable to us; and

  •
  oversees the evaluation of the board and management.

        The members of the committee have not yet been appointed. We intend to appoint at least three members that are "independent" directors as defined under the NYSE rules.

Compensation Committee

        The compensation committee:

  •
  reviews and recommends to the board the equity incentive grants for all professionals, consultants, officers, directors and other individuals to whom we make such grants;

  •
  reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer's performance in light of those goals and objectives, and determines the chief executive officer's compensation based on that evaluation; and

  •
  oversees our compensation and employee benefit plans.

        The members of the committee have not yet been appointed. We intend to appoint at least three members that are "independent" directors as defined under the NYSE rules, "non-employee" directors as defined in Rule 16b-3(b)(3) under the Exchange Act and "outside" directors within the meaning of Section 162(m)(4)(c)(i) of the Code.

Compensation Committee Interlocks and Insider Participation

        Upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will form a compensation committee as described above. The board of managers of D&P Acquisitions has historically made all determinations regarding executive officer compensation, including compensation decisions during the year ended December 31, 2006. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the board of managers of D&P Acquisitions, our board of directors or compensation committee.

Compensation Discussion and Analysis

Overview

        The following paragraphs provide an overview and analysis of our executive compensation policies and programs, the compensation decisions material to an understanding of our policies and programs, and the material factors and rationale considered in making those decisions. This discussion is intended to put in context the information in the tables that follow, each of which contains detailed information on the compensation granted, earned and paid to our named executive officers.

        In connection with this offering, we retained the compensation consulting firm Watson Wyatt Worldwide, Inc. ("Watson Wyatt") to evaluate our compensation practices and assist in developing and implementing our executive compensation program and philosophy. Watson Wyatt developed competitive peer groups and performed analyses of competitive performance and compensation levels. Watson Wyatt also met with the members of our board of directors and our senior management to learn about our business operations and strategy, key performance metrics, target goals and the labor and capital markets in which we compete. Watson Wyatt provided peer group information and information regarding the competitiveness of the compensation provided to our named executive officers to our board of directors. This information provided by Watson Wyatt and described in greater detail below was utilized by our board of directors in the construction of the compensation elements within the employment agreements as well as the equity grant guidelines for the named executive officers.

Objectives of Our Compensation Program

        Our objective is to have an executive compensation program that will attract and retain the best possible executive talent, to tie annual and long-term cash and equity to achievement of measurable corporate and individual performance goals and objectives, and to align executives' incentives with stockholder value creation. To achieve these objectives, the board of managers of D&P Acquisitions has implemented, and it is expected that the compensation committee, when formed, will continue to implement and maintain compensation plans that tie a substantial portion of executives' overall compensation to our financial performance, including our revenue and earnings growth. Overall, the executive compensation program is intended to create the opportunity for total compensation that is comparable with that available to executives at other companies of similar size in comparable industries. The compensation committee will review and recommend for approval to the board all of our compensation policies regarding our executive officers, which we expect will include the following:

  •
  provide a pay opportunity that is dependent to a large extent upon our performance via variable pay rather than fixed pay;

  •
  provide a pay opportunity that is targeted at or near the median of competitive companies, with an opportunity for pay higher than the median if our performance is higher than our targeted performance; and

  •
  determine compensation practices of our competitors by reference to relevant benchmarks in the industry, executive pay surveys, and peer group practices as described below as "Peer Group 1."

Determining Executive Compensation

        Our board of directors, after receiving recommendations from the compensation committee, will ultimately bear the primary responsibility for approving the compensation of our named executive officers, other than our chief executive officer. Among other things, the compensation committee will be responsible for:

  •
  setting the compensation of our chief executive officer;

  •
  overseeing our equity incentive plans;

  •
  developing and recommending to the board total compensation for directors;

  •
  reviewing development and succession plans;

  •
  evaluating the performance of the chief executive officer;

  •
  approving any employment agreement, severance arrangement, retirement arrangement, change in control agreement or provision, and any special or supplemental benefit for the chief executive officer or any other executive officer; and

  •
  to the extent the board of directors decides that it is advisable, any matter involving compensation assigned to the compensation committee by the board of directors.

        The chief executive officer will provide his recommendations regarding compensation matters involving named executive officers, including base and total compensation, to the compensation committee. From time to time, the chief executive officer may consult with Watson Wyatt or other compensation experts to obtain competitive information regarding compensation levels at peers or surveyed companies before submitting his recommendations to the compensation committee. The chief executive officer also may have input in the determination of appropriate peers and surveyed companies, before being approved by the compensation committee. The compensation committee will independently determine the performance of the chief executive officer and approve his compensation levels, including base and total compensation.

        Prior to the formation of the compensation committee, the task of recommending and approving the compensation elements provided to the named executive officers has resided with the board of managers of D&P Acquisitions.

Peer Groups

        In determining the various levels of compensation and equity grants, in consultation with Watson Wyatt, we constructed two peer groups. Our purpose in constructing two peer groups was to provide a sufficient number of companies to be benchmarked to allow for any comparison to be statistically relevant.

        Peer Group 1 was utilized to determine the appropriate level of base and total compensation for the named executive officers within their employment agreements. Peer Group 1 consists of those companies that are similar in revenue, market capitalization, and industry to us. Peer Group 1 is comprised of the following companies:

Company Name	Industry
Advisory Board Co.	Management Consulting Services
CBIZ, Inc.	Accounting Services
Cohen & Steers, Inc.	Investment Advice
CRA International, Inc.	Legal Services
Diamond Management & Technology Consultants, Inc.	Management Consulting Services
Digitas, Inc.	Management Consulting Services
Exponent, Inc.	Management Consulting Services
First Advantage Corporation	Business Services
FTI Consulting, Inc.	Accounting Services
Huron Consulting Group Inc.	Management Consulting Services
LECG Corporation	Management Consulting Services
Navigant Consulting, Inc.	Management Consulting Services
PHH Corporation	Fleet Management Services
Resources Connection, Inc.	Accounting Services
Watson Wyatt Worldwide, Inc.	Management Consulting Services

        Peer Group 2 was constructed to determine the appropriate level of equity to be granted to the named executive officers in connection with this offering. Peer Group 2 consists of those companies within the business services or financial services industry that have completed an initial public offering within the prior several years.

Company Name	Industry
Clayton Holdings, Inc.	Mortgage Banking
Cohen & Steers, Inc.	Investment Advice
Cowen Group, Inc.	Financial Services
CRA International, Inc.	Business Services
Evercore Partners Inc.	Financial Services
Fortress Investment Group LLC	Financial Services
FTI Consulting, Inc.	Business Services
Greenhill & Co., Inc.	Financial Services
Heartland Payment Systems, Inc.	Business Services
Hewitt Associates, Inc.	Management Consulting Services
Huron Consulting Group, Inc.	Management Consulting Services
ICF International, Inc.	Management Consulting Services
LECG Corporation	Management Consulting Services
Navigant Consulting, Inc.	Management Consulting Services
TRX, Inc.	Business Services

Executive Compensation Components

        Our executive compensation program consists primarily of the following components: base salary, annual bonus and long-term incentives (stock options, restricted stock awards and other long-term awards). The program includes minimal levels of perquisites and also includes severance and change-in-control benefits.

        Base Salary.    Historically, base salaries for each executive were set by the board of managers of D&P Acquisitions based on the executive's duties and responsibilities, individual performance, contribution, tenure and experience. In September 2005, concurrent with the CVC Acquisition, the base salaries for Messrs. Gottdiener, Creagh and Silverman were established in connection with the execution of their employment agreements. In 2006, base salaries for Messrs. Forman and Livingston were established upon their joining the Company in accordance with the criteria set forth above. There were no increases to base salaries of our named executive officers during 2006. During the first quarter of 2007, the base salaries of Messrs. Gottdiener, Creagh, Silverman and Forman were reviewed by the board of managers of D&P Acquisitions, which proposed an increase to reflect our performance, the individual's performance, as well as the increased responsibilities relating to this offering and being a public company.

        Following the consummation of this offering, base salaries for our named executive officers will be adjusted based on the scope of their responsibilities, taking into account competitive market compensation paid by the companies listed above in Peer Group 1 and other companies of similar size in comparable industries for similar positions. We believe that executive base salaries should be targeted near or above the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Annual salary adjustments will be based on the executive's individual performance, contribution, tenure and experience.

        Annual Bonus.    In the first quarter of 2007, Messrs. Gottdiener, Creagh and Silverman were entitled to an annual bonus award for the fiscal year ended December 31, 2006 in accordance with their employment agreements in effect at that time. This bonus award was calculated by multiplying the target bonus amount (50% of their base salary) by a fraction (i) the numerator of which was the Company EBITDA less a stated Minimum Company EBITDA (each as defined in the employment agreements) and (ii) the denominator of which was the stated Target Company EBITDA less the Minimum Company EBITDA. Upon the recommendations of Messrs. Gottdiener, Creagh and Silverman, the amount of the annual bonus award each was entitled to was reduced by $58,000, $38,000 and $33,000, respectively, and used to increase the Company's non-executive officer bonus pool. Given the amount by which the Company EBITDA exceeded Target Company EBITDA, bonuses were paid at approximately four times target bonus amounts. Bonuses paid to Messrs. Gottdiener, Creagh and Silverman were $1,280,000, $1,161,000 and $705,000, respectively. Based on the recommendation of Mr. Gottdiener, and approval of the board of managers of D&P Acquisitions, Mr. Forman was paid an annual bonus award of $300,000, which was approximately three times his target annual bonus of $95,000. This was based on the Company's performance and determination that Mr. Forman substantially exceeded his individual goals and objectives during 2006.

        Following the consummation of this offering, the compensation committee will recommend and the board will have the authority to award discretionary bonuses to our executive officers, other than our chief executive officer, subject to the parameters set forth in their employment agreements. Consistent with our emphasis on performance incentive compensation programs, bonuses are to be paid to executive officers based on our financial performance. Pursuant to their employment agreements to be effective upon the effectiveness of the registration statement in connection with this offering, target annual bonus awards for each of our executive officers is 100% of their base salary, based on our achieving target adjusted EBITDA thresholds specified in the employment agreements. The employment agreements do not fix a maximum payout for any executive officer's annual bonus. Annual bonuses are typically paid to executive officers during the first quarter in respect of the prior year.

        The target annual bonus award was increased to 100% of base salary in order to adjust proportionally with the thresholds, which we doubled since 2006. Both the target bonus as a percentage of base salary and the target adjusted EBITDA in the new employment agreements were doubled to allow the target adjusted EBITDA to be more in line with our actual results. Since both the target adjusted EBITDA and the target bonus percentage were adjusted by the same factor, this adjustment did not result in any change to the bonus calculation in the new employment agreements from the prior employment agreements. The annual bonus award will be calculated by multiplying the base salary by a fraction (i) the numerator of which shall be Company EBITDA less Minimum Company EBITDA (which shall not result in a number less than zero), and (ii) the denominator of which shall be Target Company EBITDA less Minimum Company EBITDA. "Company EBITDA" is as defined in the employment agreements and represents EBITDA adjusted (up or down) as follows: (i) any non-recurring one-time expenses or any such expenses as determined by the Executive Committee of the Board and approved by the Compensation Committee of the Board will be added to Company EBITDA, (ii) Company EBITDA attributable to any acquisition with an aggregate purchase price during any 12 month period in excess of $10 million will be subtracted from Company EBITDA, (iii) the aggregate annual bonus amounts payable to Messrs. Gottdiener, Creagh and Silverman for such period under their respective employment agreements will be added to Company EBITDA, and (iv) any compensation expense related to the portion of any equity awards issued to the executive or any of our other other employees or employees of any of our affiliates or subsidiaries as part of his or her annual bonus award will be subtracted from Company EBITDA. We believe that: (i) non-recurring expenses are not generally indicative of the executive's performance and, as such, should not be considered in determining executive compensation unless specifically approved by the compensation committee, (ii) in order to properly align executives with the interests of shareholders, executives should not be credited with EBITDA added as a result of significant acquisitions, and (iii) the exclusion of compensation expense related to equity awards is consistent with the definition of Adjusted EBITDA discussed in "Prospectus Summary—Summary Historical Consolidated Financial and Operating Information." In addition, in setting the Target Company EBITDA, the inclusion of bonus payments to Messrs. Gottdiener, Creagh and Silverman was taken into account. "Minimum Company EBITDA" and

"Target Company EBITDA" mean, for each fiscal year, the corresponding amount of Company EBITDA shown in the table below:

Fiscal year ended December 31,	Minimum Company EBITDA	Target Company EBITDA
2007	$30,650,000	$44,975,000
2008	$35,450,000	$52,175,000
2009	$38,650,000	$56,975,000
2010	$42,218,000	$62,327,000

The targets are consistent with those established for compensation purposes in the employment agreements entered into in connection with the CVC Acquisition in September 2005 and have not been revised to reflect our current expectations as a result of changes in company performance or general industry or economic conditions since that date. As such, the Target Company EBITDA does not represent our current view of our projected results in any of the periods presented. Based on our results to date and assuming similar results for the remainder of the year, we anticipate that Target Company EBITDA will be exceeded in 2007. The annual bonus award will be payable in a combination of cash and a number of restricted shares of Class A common stock as described below in the description of employment agreements.

        Long-Term Incentive Program.    We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. Our long-term incentive plan will be established prior to the consummation of this offering to provide certain of our personnel, including our executive officers, with incentives to help align those individuals' interests with the interests of stockholders. We believe that the use of stock and stock-based awards offers the best approach to achieving our compensation goals.

        In connection with the stated objective of achieving the ownership goal with the provision of long-term incentive awards, we are adopting the 2007 Omnibus Stock Incentive Plan which will permit the granting of several types of equity-based compensation awards. The determination of the grant pool together with the awards for the chief executive officer and other executive officers was determined based upon the competitive data provided by Watson Wyatt from industry surveys and available information within the peer group established by Watson Wyatt. The following details the 2007 grants that have been and are being made to the named executive officers pursuant to this Plan.

2007 Grants

        In January 2007, the board of managers of D&P Acquisitions granted 700,000 Class E Units in D&P Acquisitions to Mr. Marschke in connection with his joining the company which, based on the assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus, are convertible into approximately                 New Class A Units pursuant to the Recapitalization Transaction, which vest 20% on each of the first five anniversaries of the date of grant. Effective on the date of this offering, the board of directors awarded options to purchase                 shares of Class A common stock to Noah Gottdiener, our chairman and chief executive officer, and options to purchase                 shares of Class A common stock in the aggregate to our other named executive officers. All of these options are nonqualified stock options and have an exercise price equal to the initial public offering price in this offering. In determining these grants, our board of directors allocated an aggregate number of stock options to be issued to our executive officers based on the size of similar grants made by companies listed in Peer Group 2. Based on Mr. Gottdiener's recommendation, our board of directors allocated this pool of options to our executive officers. Mr. Gottdiener's recommendations were based on his assessment that all of the executives have contributed to our performance and are expected to contribute to our future performance. Messrs. Creagh and Gottdiener were allocated more options than Messrs. Forman, Marschke and Silverman in light of the leadership they have exhibited and are expected to continue to exhibit in their roles as our President and Chief Executive Officer, respectively. The Company has not yet made a determination with respect to future grants.

Other Compensation

        Our determination regarding levels of benefits and perquisites is based on what we have seen in the market through our recruiting process and our actual ability to hire senior executives over the last several years. The benefits we have provided to our executives have not materially changed during that period and we believe we are generally competitive with the market. The benefits provided to our executives have been for the most part limited to core benefit programs including health and welfare plans, defined contribution plans, vacation and severance that we find to be typical in the market.

        Gerard Creagh, our President, received $16,200 in 2006 in reimbursements for membership dues to his country club and is entitled to certain retiree medical benefits. All of our executive officers are eligible for benefits offered to personnel generally, including life, health, disability, dental and vision insurance and our 401(k) plan. In addition, certain of our more senior personnel, including our executive officers, are eligible for supplemental group variable life insurance, supplemental disability plan and a nonqualified supplemental retirement plan. The compensation committee in its discretion may revise, amend or add to the executive officers' benefits and perquisites if it deems it advisable.

        Prior to this offering, our business was conducted through one or more entities, including D&P Acquisitions, that will become our subsidiaries upon consummation of this offering.

Employment Agreements with Executive Officers

        On July 17, 2007, Duff & Phelps, LLC entered into employment agreements with each of Messrs. Gottdiener, Creagh, Silverman, Marschke and Forman, which provide that Mr. Gottdiener will serve as our Chief Executive Officer, Mr. Creagh as our President, Mr. Silverman as our Executive Vice President and Chief Financial Officer, Mr. Marschke as our Chief Operating Officer and Mr. Forman as our Executive Vice President, General Counsel and Secretary. Each of the agreements will become effective on the date that our registration statement with respect to our initial public offering becomes effective and has an initial term that ends on December 31, 2010, with automatic one-year renewal periods thereafter.

        Pursuant to the employment agreements, Mr. Gottdiener will receive an annual base salary of $750,000; Mr. Creagh will receive an annual base salary of $675,000; Mr. Silverman will receive an annual base salary of $425,000; Mr. Marschke will receive an annual base salary of $400,000 and Mr. Forman will receive an annual base salary of $300,000. The annual salaries may be increased from time to time by our board of directors (or in the case of Mr. Gottdiener, the compensation committee). In addition, each of the employment agreements provide for an annual bonus for each fiscal year. The target annual bonus is 100% of annual base salary, based on our achieving targeted adjusted EBITDA thresholds specified in the employment agreements. See "Compensation Disclosure and Analysis—Executive Compensation Components—Annual Bonus." If we achieve greater than the targeted adjusted EBITDA threshold, the amount of the bonus increases proportionally and is not subject to a cap. The annual bonus is payable in the form of 70% cash and the remainder in a number of restricted shares of our Class A common stock, valued at the per share closing price on the date the bonus is paid, rounded down to the nearest whole share. The restricted shares awarded as bonus payments generally become non-forfeitable as to 1/3 of each such award on each of the first three anniversaries of the subject award. In addition, each of the executive officers may elect to increase the amount of their bonus payable in restricted stock by up to 15%, such that the maximum percentage of the bonus payable in such restricted stock is 45%. In the event that an executive officer so elects, we will grant a matching award of restricted stock equal to the number of shares of restricted stock paid as a result of the election. The matching award will have the same vesting schedule as the automatic awards discussed above. In order to receive an annual bonus, the executive generally must have been employed by us or one of our subsidiaries on the last day of the fiscal year to which the bonus relates. Each annual bonus is payable to the executives on or before March 15, following the year to which it applies. The employment agreements also provide that each of the executive officers will be eligible to participate in company benefit plans relating to, among other things, options, equity purchase, pension, profit sharing, employee equity ownership and group life insurance.

        Pursuant to the employment agreements, if an executive's employment terminates prior to the expiration of the term by us for "cause" (as defined in the employment agreements) or is terminated by the executive without "good reason" (as defined in the employment agreements), the executive would be entitled to receive any base salary earned, but unpaid through the date of termination.

        If an executive's employment terminates prior to the expiration of the term due to death or "disability" (as defined in the employment agreements), the executive would be entitled to receive any base salary earned, but unpaid through the date of termination, any pro rata portion of the annual bonus up to the date of such termination, acceleration of vesting of the awards of restricted stock paid as part of an annual bonus (other than acceleration of vesting with respect to the matching portion of any award), and acceleration of any unvested equity awarded to the executive prior to the date of the employment agreement.

        If an executive retires after reaching retirement age (generally 65 years of age or 55 years of age with 15 years of service to us or a subsidiary) the executive would be entitled to receive any base salary earned, but unpaid through the date of termination, and, if the executive signs a general release of liability, any unvested equity awarded to the executive under the employment agreement would become vested.

        If an executive's employment is terminated prior to the expiration of the term by us without cause or by the executive for good reason, and the executive signs a general release of liability, the executive would be entitled to (i) any base salary earned but unpaid through the date of termination and a payment equal to the executive's annual base salary as of the date of termination; (ii) the amount of the most recent annual bonus earned by the executive or, if higher, the target bonus amount as of the date of termination, (iii) any pro rata portion of the annual bonus up to the date of termination, (iv) full and immediate vesting of any equity or equity-based awards (including stock options) then held by the executive, (v) should the executive elect continuation of the medical and dental benefits under COBRA, payment of the executive's costs for such coverage for a period of up to one year following the date of termination; and (vi) any other amounts or benefits required to be paid or provided, or which the executive is entitled to receive, as of the date of termination, as provided for under any plan, program, policy, contract or agreement of the company or any subsidiaries, including any severance plan or policy which is then applicable to executive.

        If an executive's employment is terminated prior to the expiration of the term and within eighteen (18) months following a "change in control" (as defined in the employment agreements) and the executive signs a general release of liability, (unless such termination is for cause, by reason of death or disability, or by the executive without good reason) the executive would be entitled to the same payments and benefits as if terminated without cause, and would be entitled to an additional amount equal to the executive's annual base salary as of the date of termination and the amount of the most recent annual bonus earned by the executive or, if higher, the target bonus amount as of the date of termination. For purposes of the employment agreements, change in control generally includes circumstances in which any person acquires 50% of our voting securities, if the directors as of the effective date of the agreement fail to constitute a majority of our board of directors, if there is a merger or acquisition of the company or any of our subsidiaries, or if our stockholders approve a sale or liquidation of the company or an agreement to sell or dispose of substantially all of our assets is consummated.

        Our executives are also entitled to tax gross-up payments in the event that compensation to the executive is assessed an excise tax on "excess parachute payments" under section 280G of the Code or in the event that an excise tax is levied as a result of section 409A of the Code (despite the full cooperation of the executives to ensure compliance with Section 409A).

        Pursuant to the employment agreements, our executives are required, whether during or after employment with us, to protect and use confidential information in accordance with the restrictions placed by us on its use and disclosure. Additionally, our executives are subject to customary intellectual property covenants with respect to works created, implemented or developed by them that are relevant to or implicated by employment with us. Further, during the term of employment and during the one-year period immediately after employment is terminated, each of our executives will not, directly or indirectly engage or have any financial interest in any business within a 50-mile radius of any metropolitan area in which we conducted significant business during the 12-month period immediately preceding the subject termination of employment (i) that competes with any business actively conducted in such area by us and (ii) that is of the type of business activity in which the executive was engaged on our behalf. In addition, during the term of employment and during the two-year period immediately after employment is terminated, each of our executives is prohibited from soliciting our employees for hire and from soliciting business from our clients.

        We have also agreed in the employment agreements to indemnify our executives for liability arising from the fact that they were employed by us or acting on our behalf (other than liability incurred as a result of the executive's gross negligence or willful misconduct).

COMPENSATION TABLES

        The following tables set forth certain information concerning compensation paid or accrued by D&P Acquisitions, or one of its affiliates, including Duff & Phelps Holdings LLC ("DPH") which, prior to the date of this offering, holds all of the outstanding Class B Units of D&P Acquisitions, for services rendered in all capacities by our chairman and chief executive officer, our chief financial officer, our former chief financial officer and our other executive officers during the fiscal year ended December 31, 2006. References to units in the tables below are to memberships interests in either of D&P Acquisitions or DPH, as applicable. Each of the units referenced in the tables below will convert, upon consummation of this offering, into a number of New Class A Units determined in accordance with conversion ratios for each class of outstanding units based upon the valuation of D&P Acquisitions as determined by the initial public offering price of the Class A common stock sold in this offering. See "Our Structure—Recapitalization Transactions." Vesting provisions applicable to all classes of Units in D&P Acquisitions that are subject to vesting will continue to apply to the New Class A Units obtained upon conversion. In addition, SEC regulations require inclusion in the tables below of certain compensation expenses imposed by accounting rules on the Company. Accordingly, the information depicted may not reflect actual compensation paid to our officers in 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)		Equity Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Noah Gottdiener Chairman and Chief Executive Officer	2006	$666,401	$1,280,000		$1,271,465	$118,836	$3,336,702
Gerard Creagh President	2006	$650,000	$1,161,000		$926,834	$138,455	$2,876,279
Jacob Silverman Executive Vice President & Chief Financial Officer	2006	$400,000	$705,000		$342,503	$336	$1,447,839
Edward Forman(4) Executive Vice President, General Counsel & Secretary	2006	$239,794	$325,000	(5)	$90,098	$12,167	$667,059

Philip Livingston(6) Former Chief Financial Officer	2006	$233,333	—	$159,427	$108,782	$501,542

(1)
Because our executives are paid annual bonuses in the first quarter of the year following the year in which the bonus was earned, the bonuses set forth below were paid during the first quarter 2007, but earned in 2006.

(2)
Reflects the compensation expense recognized in 2006 for equity awards under FAS No 123(R) for each of our identified executive officers and as reported in our financial statements, whether or not the awards were made in 2006. Refer to Notes 3 and 14 to our attached Condensed Consolidated Financial Statements as of June 30, 2007 and June 30, 2006 and Notes 2 and 15 to our Consolidated Financial Statements as of December 31, 2006 and 2005 for a discussion of the relevant assumptions used in calculating the compensation expense.

(3)
All Other Compensation includes: 401(k) match contributions by the Company (generally available to all employees) in the amount of $9,900 for Messrs. Gottdiener and Creagh, $9,804 for Mr. Forman and $8,250 for Mr. Livingston; contributions by the Company to a nonqualified supplemental retirement plan of $33,138 for Mr. Gottdiener, $40,545 for Mr. Creagh and $2,016 for Mr. Forman; premiums on group life insurance policies in the amount of $798 for Messrs. Gottdiener and Creagh, $336 for Mr. Silverman, $347 for Mr. Forman and $532 for Mr. Livingston; severance payments of $100,000 for Mr. Livingston; reimbursement of country club dues of $16,200 for Mr. Creagh; deferred payment to Mr. Creagh in connection with the CVC acquisition of $71,000; and $75,000 paid to Stone Ridge Partners LLC ("Stone Ridge"), a company owned by Mr. Gottdiener, pursuant to a consulting agreement between D&P Acquisitions and Stone Ridge. The consulting agreement was terminated effective December 31, 2006.

(4)
Mr. Forman's compensation in 2006 reflects the fact that he began serving the company in February of 2006.

(5)
Includes a $25,000 sign-on bonus.

(6)
Mr. Livingston's compensation in 2006 reflects the fact that he began serving the company in March of 2006 and left the company in September of 2006. In connection with his departure, the equity awards of Mr. Livingston were forfeited.

GRANTS OF PLAN-BASED AWARDS

        Equity awards made during 2006 to the executive officers identified above are described in the table below.

Name	Grant Date	All Other Equity Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Equity and Option Awards(1) ($)
Noah Gottdiener	—	—		—
Gerard Creagh	—	—		—
Jacob Silverman	—	—		—
Edward Forman	3/1/06		(2)	$130,000
	10/29/06		(3)	$97,000
Philip Livingston	3/21/06		(4)	$455,000

(1)
This column shows the full grant date fair value of each award, computed in accordance with FAS 123(R), as mandated by SEC Regulations.

(2)
200,000 Class E Units in D&P Acquisitions which, effective upon consummation of this offering, convert into                  New Class A Units based upon the assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus. The units vest at a rate of 20% on each of the first five anniversaries of the grant date, with accelerated vesting in the case of a sale (other than in connection with a public offering) of more than 50% of the equity or assets of D&P Acquisition or its affiliates. See "Our Structure—Offering Transactions."

(3)
100,000 Class E Units in D&P Acquisitions which, effective upon consummation of this offering, convert into                  New Class A Units based upon the assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus. The units vest at a rate of 20% on each of the first five anniversaries of the grant date, with accelerated vesting in the case of a sale (other than in connection with a public offering) of more than 50% of the equity or assets of D&P Acquisition or its affiliates. See "Our Structure—Offering Transactions."

(4)
700,000 Class E Units in D&P Acquisitions. Equity awards made to Mr. Livingston were forfeited in connection with his departure in September 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Equity Awards
Name	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned, Units or Other Rights That Have Not Vested(1) ($)
Noah Gottdiener	(2)	$11,481,794	(3)	$867,100
Gerard Creagh	(4)	$4,017,902	(5)	$1,150,000
Jacob Silverman	(6)	$2,434,644	(7)	$345,000
Edward Forman	(8)	$414,000	—	—
Philip Livingston		—	—	—

(1)
Represents the fair value of the equity awards that have not been considered "vested" for purposes of this table based on a valuation of the various classes of units in D&P Acquisitions or DPH, as applicable, as of December 31, 2006.

(2)
Mr. Gottdiener's equity awards that we have determined to treat as not "vested" for purposes of this table consist of 11,990 Class A Interests and 3,235 Class D Interests in DPH; and 1,633,667 Class E Units in D&P Acquisitions, all of which, effective upon consummation of this offering, convert into                ,                 and                 New Class A Units, respectively based on the assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus. Mr. Gottdiener purchased an aggregate of 19,749 Class A Interests in DPH on March 15, 2004 for an aggregate purchase price of $531,363. The Class A and Class D Interests in DPH are not subject to vesting but, upon termination of Mr. Gottdiener's employment, are repurchasable by DPH initially at 50% of fair market value, with 1/84 of the originally granted interests becoming repurchasable at 100% of fair market value on each one month anniversary of the date of purchase. The number of interests represented in the table reflects that portion of the DPH interests that was, as of December 31, 2006, repurchasable at 50% of fair market value. The Class E Units in D&P Acquisitions vest 20% per year on each of the first five anniversaries of the date of grant (September 30, 2005).

(3)
Represents 628,333 Class E Units in D&P Acquisitions that are subject to D&P Acquisitions achieving specified levels of EBITDA adjusted for certain items, in 2007 and 2008. For each such year in which D&P Acquisitions meets such specified levels of EBITDA adjusted for certain items, 50% of such units will be eligible to vest 20% on each of the first five anniversaries of the date of grant (September 30, 2005).

(4)
Mr. Creagh's equity awards that have not vested consist of 3,664 Class C Units, 362,764 Class D Units and 2,166,668 Class E Units in D&P Acquisitions, all of which, effective upon consummation of this offering, convert into                ,                 and                New Class A Units, respectively, based on the assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus. The Class C and Class D Units in D&P Acquisitions vest 100% on the fifth anniversary of the date of grant (September 15, 2005); provided that upon the occurrence of an initial public offering, 25% of the Class C and Class D Units vest on each of the first four anniversaries of the date of grant. The Class E Units in D&P Acquisitions vest 20% per year on each of the first five anniversaries of the date of grant (September 30, 2005).

(5)
Represents 833,333 Class E Units in D&P Acquisitions that are subject to D&P Acquisitions achieving specified levels of EBITDA adjusted for certain items, in 2007 and 2008. For each such year in which D&P Acquisition meets such specified levels of EBITDA adjusted for certain items, 50% of such units will be eligible to vest 20% on each of the first five anniversaries of the date of grant (September 30, 2005).

(6)
Mr. Silverman's equity awards that we have determined to treat as not "vested" for purposes of this table consist of 1,998 Class A Interests and 539 Class D Interests in DPH; and 650,000 Class E Units in D&P Acquisitions all of which, effective upon consummation of this offering convert into                ,                 and                New Class A Units, respectively based on the assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus. Mr. Silverman purchased an aggregate of 3,291 Class A Interests in DPH on March 15, 2004 for an aggregate purchase price of $88,547. The Class A and Class D Interests in DPH are not subject to vesting but, upon termination of Mr. Silverman's employment, are repurchasable by DPH initially at 50% of fair market value, with 1/84 of the originally granted interests becoming repurchasable at 100% of fair market value on each one month anniversary of the date of purchase. The number of interests represented in the table reflects that portion of the interests that was, as of December 31, 2006, repurchasable at 50% of fair market value. The Class E Units in D&P Acquisitions vest 20% per year on each of the first five anniversaries of the date of grant (September 30, 2005).

(7)
Represents 250,000 Class E Units in D&P Acquisitions, all of which, effective upon consummation of this offering, convert into                New Class A Units based on the assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus that are subject to D&P Acquisitions achieving specified levels of EBITDA adjusted for certain items, in 2007 and 2008. For each such year in which D&P Acquisitions meets such specified levels of EBITDA adjusted for certain items, 50% of such units will be eligible to vest 20% on each of the first five anniversaries of the date of grant (September 30, 2005).

(8)
Mr. Forman's equity awards that have not vested consist of 300,000 Class E Units in D&P Acquisitions which, effective upon consummation of this offering, convert into                 New Class A Units based upon the assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus. The Class E Units in D&P Acquisitions vest 20% per year on each of the first five anniversaries of the date of grant (March 1, 2006 with respect to 200,000 units and October 29, 2006 with respect to 100,000 units).

        The interests and units described in the table above will be converted in connection with the closing of this offering and exchangeable for a number of shares of our common stock having equivalent value. The vesting provisions described above will generally continue to apply to interests obtained upon such conversion or exchange. See discussion of "Our Structure—Offering Transactions" on page 25.

OPTION EXERCISES AND STOCK VESTED

	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)
Noah Gottdiener	(1)	$1,633,868	(2)
	(3)	$461,360	(4)
	(5)	$346,839	(6)
Gerard Creagh	(7)	$459,999	(6)
Jacob Silverman	(8)	$272,270	(9)
	(10)	$76,879	(4)
	(11)	$138,000	(6)
Edward Forman	—	—
Philip Livingston	—	—

(1)
Represents 2,821 Class A Interests in DPH which, effective upon consummation of this offering, convert into                New Class A Units based upon the assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus. Mr. Gottdiener purchased an aggregate of 19,749 Class A Interests in DPH on March 15, 2004 for an aggregate purchase price of $531,363. The Class A Interests in DPH are not subject to vesting but, upon termination of Mr. Gottdiener's employment, are repurchasable by DPH initially at 50% of fair market value, with 1/84 of the originally purchased interests becoming repurchasable at 100% of fair market value on each one month anniversary of the date of purchase. The number of interests represented in the table reflects the portion of the DPH Class A Interests that became repurchasable at 100% of fair market value during 2006.

(2)
Represents the fair value, as of December 31, 2006, calculated in accordance with FAS 123(R), of the DPH Class A Interests included in the table less the purchase price paid by Mr. Gottdiener for such interests.

(3)
Represents 761 Class D Interests in DPH granted to Mr. Gottdiener on March 15, 2004 which, effective upon consummation of this offering, convert into                 New Class A Units based upon the assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus. The Class D Interests in DPH are not subject to vesting but, upon termination of Mr. Gottdiener's employment, are repurchasable by DPH initially at 50% of fair market value, with 1/84 of the originally granted interests becoming repurchasable at 100% of fair market value on each one month anniversary of the date of grant. The number of interests represented in the table reflects the portion of the DPH Class D Interests that became repurchasable at 100% of fair market value during 2006.

(4)
Represents the fair value, as of December 31, 2006, calculated in accordance with FAS 123(R), of the DPH Class D Interests included in the table.

(5)
Represents 251,333 Class E Units in D&P Acquisitions which, effective upon consummation of this offering, convert into                New Class A Units based upon the assumed initial public offering price of $                per share, the midpoint of the range set forth on the cover of this prospectus.

(6)
Represents the fair value, as of December 31, 2006, calculated in accordance with FAS 123(R), of the Class E Units included in the table.

(7)
Represents 333,333 Class E Units in D&P Acquisitions which, effective upon consummation of this offering, convert into                New Class A Units based upon the assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus.

(8)
Represents 470 Class A Interests in DPH which, effective upon consummation of this offering, convert into                New Class A Units based upon the assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus. Mr. Silverman purchased an aggregate of 1,998 Class A Interests in DPH on March 15, 2004 for an aggregate purchase price of $88,547. The Class A Interests in DPH are not subject to vesting but, upon termination of Mr. Silverman's employment, are repurchasable by DPH initially at 50% of fair market value, with 1/84 of the originally purchased interests becoming repurchasable at 100% of fair market value on each one month anniversary of the date of purchase. The number of interests represented in the table reflects the portion of the DPH Class A Interests that became repurchasable at 100% of fair market value during 2006.

(9)
Represents the fair value, as of December 31, 2006, calculated in accordance with FAS 123(R), of the DPH Class A Interests included in the table less the purchase price paid by Mr. Silverman for such interests.

(10)
Represents 127 Class D Interests in DPH granted to Mr. Silverman on March 15, 2004 which, effective upon consummation of this offering, convert into                 New Class A Units based upon the assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus. The Class D Interests in DPH are not subject to vesting but, upon termination of Mr. Silverman's employment, are repurchasable by DPH initially at 50% of fair market value, with 1/84 of the originally granted interests becoming repurchasable at 100% fair market value on each one month anniversary of the date of grant. The number of interests represented in the table reflects the portion of the DPH Class D Interests that became repurchasable at 100% of fair market value during 2006.

(11)
Represents 99,750 Class E Units in D&P Acquisitions which, effective upon consummation of this offering, convert into                New Class A Units based upon the assumed initial public offering price of $        per share, the midpoint of the range set forth on the cover of this prospectus.

NONQUALIFIED DEFERRED COMPENSATION(1)

Name	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Noah Gottdiener	$33,138	—	$33,138
Gerard Creagh	$40,545	$313	$48,170
Jacob Silverman	—	—	—
Edward Forman	$2,016	—	$2,016
Philip Livingston	—	—	—
(1)
Represents contributions made by D&P Acquisitions pursuant to its Nonqualified Supplemental Retirement Plan which is made available to all managing directors and executive officers of D&P Acquisitions. Pursuant to the plan, D&P Acquisitions contributes 4.5% of each participant's total cash compensation that exceed the statutory maximum compensation for 401(k) plan participation ($220,000 in 2006) provided that the participant has made the maximum allowable deductible contribution to his 401(k) account ($15,500 in 2006). These amounts are included in the Summary Compensation Table as "Other Compensation." Earnings on balances in the plan are calculated based on the performance of the ABN Amro Income Plus Fund. Withdrawals from the plan are permitted only upon death, retirement, disability or cessation of employment with D&P Acquisitions.

Compensation of Directors

        We will pay an annual fee to each non-affiliated director equal to $50,000, payable quarterly. In addition, an annual fee of $10,000, $7,500 and $7,500, respectively, will be paid to the chairs of each of the audit, compensation and nominating and corporate governance committees of the board of directors. We do not intend to separately compensate our directors who are also employed by us or who are otherwise affiliated with us. All members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors. In addition, each non-affiliated director will receive an annual grant of Class A common stock with a value of $50,000 based on the closing stock price on the day prior to the annual stockholder's meeting, which Class A common stock will vest over four years, provided that any such issuance does not prevent such director from being determined to be independent.

Equity Incentive Plan

2007 Omnibus Stock Incentive Plan

        The Duff & Phelps Corporation 2007 Omnibus Stock Incentive Plan, our stock incentive plan, will be adopted by our board of directors and approved by our stockholders prior to the consummation of this offering. The stock incentive plan permits us and our subsidiaries to make grants of "incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, dividend equivalent rights and other stock-based awards" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any combination of the foregoing. We have initially reserved            shares of our Class A common stock for the issuance of awards under our stock incentive plan. The number of shares reserved under our stock incentive plan is also subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under our stock incentive plan also will be available for future awards.

        Our stock incentive plan will be administered by the compensation committee of our board of directors. The compensation committee may interpret the stock incentive plan and may make all determinations necessary or desirable for the administration of the stock incentive plan and has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of our stock incentive plan. All full-time and part-time officers, employees, directors, members and other key persons (including consultants and prospective personnel) of Duff & Phelps Corporation, D&P Acquisitions and affiliates are eligible to participate in our stock incentive plan.

        We may issue incentive stock options or non-qualified stock options under the stock incentive plan. The exercise price of stock options awarded under our stock incentive plan may not be less than 100% of the fair market value of our common stock on the date of the option grant. The compensation committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

        Stock appreciation rights may be granted under our stock incentive plan. Stock appreciation rights allow the participant to receive the appreciation in the fair market value of our Class A common stock between the exercise date and the date of grant in the form of shares of our Class A common stock. The exercise price of stock appreciation rights awarded under our stock incentive plan may not be less than 100% of the fair market value of our Class A common stock on the date of grant. The compensation committee determines the terms of stock appreciation rights, including when such rights become exercisable and the period of time, if any, after retirement, death, disability or other termination of employment during which stock appreciation rights may be granted.

        Restricted stock and deferred stock awards may also be granted under our stock incentive plan. Restricted stock awards are shares of our Class A common stock that vest in accordance with terms and conditions established by the compensation committee. The compensation committee may impose whatever conditions to vesting it determines to be appropriate, including attainment of performance goals. Shares of restricted stock that do not satisfy the vesting conditions are subject to our right of repurchase or forfeiture. Deferred stock awards are stock units entitling the participant to receive shares of Class A common stock paid out on a deferred basis and subject to such restrictions and conditions as the compensation committee shall determine. The compensation committee may impose whatever conditions to vesting it determines to be appropriate, including attainment of performance goals. Deferred stock awards that do not satisfy the vesting conditions are subject to forfeiture.

        Dividend equivalent rights may also be granted under our stock incentive plan. These rights entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of our Class A common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award.

        Other stock-based awards under our stock incentive plan will include awards that are valued in whole or in part by reference to shares of our Class A common stock, including convertible preferred stock, convertible debentures and other convertible or exchangeable securities, membership units in a subsidiary or D&P Acquisitions, awards valued by reference to book value, fair value or performance of a subsidiary, and any class of profits interest or limited liability company membership units. We may make certain awards in the form of long-term incentive units, or "LTIP units." LTIP units will be issued pursuant to a separate series of units in D&P Acquisitions. LTIP units, which can be granted either as free-standing awards or in tandem with other awards under our stock incentive plan, will be valued by reference to the value of our Class A common stock, and will be subject to such conditions and restrictions as the compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants would forfeit their LTIP units. LTIP unit awards, whether vested or unvested, may entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of our Class A common stock underlying the LTIP unit award or other distributions from D&P Acquisitions, and the compensation committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of our Class A common stock or LTIP units.

        LTIP units may be structured as "profits interests" for federal income tax purposes, in which case we would not expect the grant, vesting or conversion of LTIP units to produce a tax deduction for us. As profits interests, LTIP units initially would not have full parity, on a per unit basis, with D&P Acquisitions' common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. If such parity is achieved, LTIP units may be exchanged with D&P Acquisitions, subject to the satisfaction of applicable vesting and other conditions, on a one-for-one basis into common units, which in turn could be exchangeable by the holder with D&P Acquisitions for shares of our Class A common stock on a one-for-one basis or for the cash value of such shares, at our election. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero. Ordinarily, we anticipate that each LTIP unit awarded will be equivalent to an award of one share of Class A common stock reserved under our stock incentive plan, thereby reducing the number of shares of Class A common stock available for other equity awards on a one-for-one basis. However, the compensation committee has the authority under the plan to determine the number of shares of Class A common stock underlying an award of

LTIP units in light of all applicable circumstances, including performance-based vesting conditions, D&P Acquisitions "capital account allocations," to the extent set forth in the LLC Agreement, the Code or Treasury Regulations, value accretion factors and conversion ratios.

        Unless the compensation committee provides otherwise, our stock incentive plan does not generally allow for the transfer of awards, and only the participant may exercise an award during his or her lifetime. In the event of a change-in-control of the company, our board of directors and the board of directors of the surviving or acquiring entity shall, as to outstanding awards under our stock incentive plan, make appropriate provision for the continuation or assumption of such awards and may provide for the acceleration of vesting with respect to existing awards.

        The terms of the stock incentive plan provide that we may amend, suspend or terminate the stock incentive plan at any time, but stockholder approval of any such action will be obtained if required to comply with applicable law. Further, no action may be taken that adversely affects any rights under outstanding awards without the holder's consent. The stock incentive plan will terminate on the tenth anniversary of the date on which stockholder approval was received.

        We intend to file with the SEC a registration statement on Form S-8 covering the shares of our Class A common stock issuable under the stock incentive plan.

Minimum Retained Ownership Requirements

        While employed by us, each of our executive officers will be required to continue to hold, either in the form of our Class A common stock, New Class A Units or other equity instruments granted pursuant to the 2007 Omnibus Stock Incentive Plan, at least 25% of the New Class A Units held by him or her immediately following the Reorganization and Offering, and each of our other professionals who hold New Class A Units will be required to continue to hold at least 20% of such New Class A Units. See "Related Party Transactions—Exchange Agreement."

RELATED PARTY TRANSACTIONS

Redemption of Certain D&P Acquisitions New Class A Units

        Immediately following this offering, we will use a portion of the net proceeds of this offering to redeem approximately $                      million of New Class A Units held by the existing unitholders of D&P Acquisitions, at a redemption price per New Class A Unit equal to the public offering price per share of our Class A common stock in this offering. Of this amount, we expect that approximately $                              (or $                              if the underwriters exercise in full their over-allotment option to purchase additional shares) will be paid to Vestar and its affiliates and approximately $                              (or $                              if the underwriters exercise in full their over-allotment option to purchase additional shares) will be paid to Lovell Minnick and its affiliates. In addition, we expect that an aggregate amount of approximately $                              (or $                              if the underwriters exercise in full their over-allotment option to purchase additional shares) will be paid to our professionals, of which amount approximately $                              (or $                              if the underwriters exercise in full their over-allotment option to purchase additional shares) to Mr. Gottdiener, approximately $            (or $                              if the underwriters exercise in full their over-allotment option to purchase additional shares) to Mr. Creagh, approximately $                              (or $                              if the underwriters exercise in full their over-allotment option to purchase additional shares) to Mr. Silverman, approximately $                              , which includes redemption of unvested New Class A Units (or $                              if the underwriters exercise in full their over-allotment option to purchase additional shares, which includes redemption of unvested New Class A Units) to Mr. Marschke, approximately $                               (or $            if the underwriters exercise in full their over-allotment option to purchase additional shares, which includes redemption of unvested New Class A Units) to Mr. Forman and approximately $            (or $            if the underwriters exercise in full their over-allotment option to purchase additional shares) to Mr. Krueger. Upon the completion of this offering, after giving effect to the use of proceeds, there will be approximately                        New Class A Units oustanding. See "Use of Proceeds" and "Our Structure."

Tax Receivable Agreement

        On the date of this offering, we will be treated for U.S. federal income tax purposes as having directly purchased a membership interest in D&P Acquisitions, by which purchase we will become a member of D&P Acquisitions entitled to our proportionate share of certain deductions and other adjustments to taxable income of D&P Acquisitions. Further, as described in "Our Structure," a portion of the New Class A Units held by the existing unitholders of D&P Acquisitions will be treated, for U.S. federal income tax purposes, as having been exchanged on the date of this offering and in the future may be exchanged for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. D&P Acquisitions intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange (whether deemed or actual) (an "Exchange") of New Class A Units for shares occurs, which may result in an adjustment to the tax basis of the assets owned by D&P Acquisitions at the time of an Exchange of New Class A Units. The Exchanges may result in adjustments to the tax basis of the tangible and intangible assets of D&P Acquisitions. These adjustments to tax basis as well as any other deductions or adjustments to taxable income of D&P Acquisitions, would reduce the amount of tax that we would otherwise be required to pay in the future.

        We intend to enter into a tax receivable agreement with the existing unitholders of D&P Acquisitions that will provide for the payment by us to an exchanging D&P Acquisitions member of

85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these adjustments to tax basis as well as the initial basis in our proportionate share of D&P Acquisitions' assets we receive as a result of our contribution into and associated membership in D&P Acquisitions and our proportionate share, as a member of D&P Acquisitions, of the deductions and other adjustments to taxable income of D&P Acquisitions. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no such initial basis, such adjustments to the tax basis of the tangible and intangible assets of D&P Acquisitions or such other deductions and other adjustments to taxable income of D&P Acquisitions. The term of the tax receivable agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement.

        Were the IRS to challenge a tax basis adjustment or other deductions or adjustments to taxable income of D&P Acquisitions, the existing unitholders of D&P Acquisitions will not reimburse us for any payments previously made under the tax receivable agreement. As a result, in certain circumstances we could make payments to the existing unitholders of D&P Acquisitions under the tax receivable agreement in excess of our cash tax savings. However, the existing unitholders of D&P Acquisitions receive 85% of our cash tax savings, leaving us with 15% of the benefits of the tax savings. While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the basis of our proportionate share of D&P Acquisitions' assets on the date of our initial contribution into D&P Acquisitions, the timing of exchanges, the extent to which such exchanges are taxable, the deductions and other adjustments to taxable income to which D&P Acquisitions is entitled and the amount and timing of our income, we expect that during the expected term of the tax receivable agreement the payments that we may make to the existing unitholders of D&P Acquisitions could be substantial.

Exchange Agreement

        In connection with the closing of this offering, the existing unitholders of D&P Acquisitions will enter into the Exchange Agreement with D&P Acquisitions under which, from time to time, typically once a quarter, they (or certain transferees thereof) will have the right to exchange their New Class A Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The Exchange Agreement generally provides that (i) certain of our existing unitholders, including Vestar and Lovell Minnick, may elect to exchange with D&P Acquisitions 100% of their New Class A Units into shares of our Class A common stock after the 180-day lock-up period following the closing of this offering (unless extended as provided in the exchange agreement); (ii) unitholders who are our executive officers may elect to exchange with D&P Acquisitions up to 20% of their New Class A Units into shares of our Class A common stock after the first anniversary of this offering, 40% of such New Class A Units after the second anniversary of this offering, 60% of such New Class A Units after the third anniversary of this offering, and 100% of such New Class A Units after the fourth anniversary of this offering, subject to the notice requirement and minimum retained ownership requirements applicable to such executives; and (iii) unitholders who are not our executive officers may elect to exchange with D&P Acquisitions up to one-third of their New Class A Units into shares of our Class A common stock after the first anniversary of this offering, two-thirds of such New Class A Units after the second anniversary of this offering, and 100% of such New Class A Units after the third anniversary of this offering, subject to the notice requirement and minimum retained ownership requirements applicable to such unitholders. See "Management—Minimum Retained Ownership Requirements." As the existing unitholders of

D&P Acquisitions exchange their New Class A Units with D&P Acquisitions, our membership interests in D&P Acquisitions will be correspondingly increased and their corresponding shares of Class B common stock will be cancelled.

Registration Rights Agreement

        Effective upon consummation of this offering, we will enter into a registration rights agreement pursuant to which we may be required to register the sale of shares of our Class A common stock held by the existing unitholders of D&P Acquisitions upon exchange of New Class A Units held by them. Under the registration rights agreement, the existing unitholders of D&P Acquisitions have the right to request us to register the sale of their shares and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the existing unitholders of D&P Acquisitions will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us.

Third Amended and Restated Limited Liability Company Agreement of D&P Acquisitions

        As a result of the Reorganization and Offering, Duff & Phelps Corporation will, through D&P Acquisitions and its subsidiaries and affiliates, operate our business. The form of the third amended and restated limited liability company agreement of D&P Acquisitions, or the LLC Agreement, is filed as an exhibit to the registration statement of which this prospectus forms a part, and the following description of the LLC Agreement is qualified by reference thereto.

        As the sole managing member of D&P Acquisitions, we will have control over all of the affairs and decision making of D&P Acquisitions. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of D&P Acquisitions and the day-to-day management of D&P Acquisitions' business.

        In accordance with the LLC Agreement, net profits and net losses of D&P Acquisitions will be allocated to its members pro rata in accordance with the respective percentages of their New Class A Units. Accordingly, net profits and net losses of D&P Acquisitions will initially be allocated, approximately    % to us and approximately    % to the existing unitholders of D&P Acquisitions.

        The holders of New Class A Units, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of D&P Acquisitions. Net profits and net losses of D&P Acquisitions will generally be allocated to its members pro rata in accordance with the percentages of their respective New Class A Units, though certain non pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The LLC Agreement will provide for cash distributions to its members if the taxable income of D&P Acquisitions will give rise to taxable income for its members. In accordance with the LLC Agreement, D&P Acquisitions will make cash distributions to the holders of its New Class A Units for purposes of funding their tax obligations in respect of the income of D&P Acquisitions that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of D&P Acquisitions allocable to such holder of New Class A Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

        The LLC Agreement will provide that at any time we issue a share of our Class A common stock other than pursuant to a stock incentive plan, the net proceeds received by us with respect to such share, if any, shall be concurrently transferred to D&P Acquisitions and the D&P Acquisitions shall issue to us one New Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, D&P Acquisitions shall, immediately prior to such redemption of our Class A common stock, redeem an equal number of New Class A Units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed.

Other Related Party Transactions

        In 2005, D&P Acquisitions paid Vestar and Lovell Minnick $1.0 million and $0.5 million, respectively, for services rendered in connection with securing, structuring and negotiating the equity and debt financing associated with the CVC acquisition. In addition, pursuant to certain agreements, D&P Acquisitions paid professional services fees to Vestar and Duff & Phelps Holdings, LLC, totaling $0.2 million in the first quarter of 2007, $0.9 million in fiscal 2006 and $0.2 million in fiscal 2005. Following the consummation of this offering, we will no longer pay these professional services fees.

Statement Regarding Transactions with Related Parties

        Upon the completion of this offering, we will adopt a Statement of Policy Regarding Transactions with Related Parties that will require that a Related Party (defined as any person described in paragraph (a) of Item 404 of Regulation S-K) to promptly disclose to our general counsel any Related Party transaction in which we are to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will then communicate that information to the board of directors. No Related Party transaction will be consummated without the approval of the nominating and corporate governance committee. However, it will be our policy that directors interested in a Related Party transaction will recuse themselves from any vote of a Related Party transaction in which they have an interest.

PRINCIPAL SHAREHOLDERS

        The following table sets forth information regarding the beneficial ownership of our Class A common stock and New Class A Units, for:

  •
  each beneficial owner of more than 5% of any class of our outstanding shares;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        The number of New Class A Units outstanding and percentage of beneficial ownership before this offering set forth below is based on the number of New Class A Units outstanding immediately prior to the consummation of this offering after giving effect to the Recapitalization Transactions. The number of shares of our Class A common stock and percentage of beneficial ownership after this offering set forth below is based on the shares of our Class A common stock outstanding after this offering, assuming that all the New Class A Units outstanding after giving effect to the Reorganization and Offering, except those held by Duff & Phelps Corporation, are exchanged into shares of our Class A common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each of our principal shareholders is c/o Duff & Phelps Corporation, 55 East 52nd Street, New York, New York 10155.

Class A common stock owned after giving effect to the Reorganization and Offering, assuming exercise in full of the over-allotment option
Class A common stock owned after giving effect to the Reorganization and Offering
New Class A Units owned before the offering
Name and Address of Beneficial Owner
	Number	%	Number	%	Number	%
Noah Gottdiener(1)
Gerard Creagh(2)
Jacob Silverman
Brett Marschke
Edward Forman
Robert Belke(3)(4)
Peter Calamari(5)(6)
Harvey Krueger
Sander Levy(5)(7)
Jeffrey Lovell(3)(8)
All executive officers and directors as a group (10 persons)
Entities affiliated with Vestar(5)
Entities affiliated with Lovell Minnick(3)

(1)
Certain New Class A Units beneficially owned by Mr. Gottdiener are held by trusts for the benefit of Mr. Gottdiener.

(2)
Certain New Class A Units beneficially owned by Mr. Creagh are held by a trust for the benefit of Mr. Creagh.

(3)
Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. The address of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC is 550 Deep Valley Drive, Suite 293 Rolling Hills Estates, CA 90274. Each of Robert Belke and Jeffrey Lovell disclaim beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.

(4)
As an officer of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC, Mr. Belke may be deemed to share beneficial ownership of the shares held respectively by Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. Mr. Belke disclaims beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.

(5)
Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC. The address of Vestar Capital Partners IV, L.P. and Vestar D&P Holdings, LLC is 245 Park Avenue, 41st Floor, New York, NY 10167. Each of Peter Calamari and Sander Levy disclaim beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners.

(6)
As an officer of Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC, Mr. Calamari may be deemed to share beneficial ownership of the shares held respectively by Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC. Mr. Calamari disclaims beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners.

(7)
As an officer of Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC, Mr. Levy may be deemed to share beneficial ownership of the shares held respectively by Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC. Mr Levy disclaims beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners.

(8)
As an officer of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC, Mr. Lovell may be deemed to share beneficial ownership of the shares held respectively by Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. Mr. Lovell disclaims beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock as it will be in effect upon the consummation of this offering is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

        Upon consummation of this offering, our authorized capital stock will consist of    shares of Class A common stock, par value $.01 per share,    shares of Class B common stock, par value $.0001 per share and    shares of preferred stock. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

  Class A common stock

        Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

        Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        In the event of our merger or consolidation with or into another entity in connection with which shares of our Class A common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of shares of our Class A common stock will thereafter be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

        Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

        Subject to the transfer restrictions set forth in the LLC Agreement of D&P Acquisitions, holders of fully vested New Class A Units (other than Duff & Phelps Corporation) may exchange these New Class A Units with D&P Acquisitions for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

  Class B common stock

        Holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

        Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class B common stock and Class A common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class B common stock and Class A common stock, voting together as a single class. However, amendments to the certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated

certificate of incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class B common stock and Class A common stock, voting together as a single class.

        Holders of our Class B common stock will not have any right to receive dividends (other than dividends consisting of shares of our Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock) or to receive a distribution upon a liquidation or winding up of Duff & Phelps Corporation.

        No shares of either class of common stock will be subject to redemption or will have preemptive rights to purchase additional shares of either class of common stock. Upon consummation of this offering, all the outstanding shares of Class B common stock will be legally issued, fully paid and nonassessable.

  Preferred Stock

        Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

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  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

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  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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  the dates at which dividends, if any, will be payable;

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  the redemption rights and price or prices, if any, for shares of the series;

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  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

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  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

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  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

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  the voting rights, if any, of the holders of the series.

        We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your Class A common stock over the market price of the Class A common stock.

  Authorized but Unissued Capital Stock

        Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

  Anti-Takeover Effects of Provisions of Delaware Law

        We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

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  prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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  at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

  Corporate Opportunities and Transactions with Lovell Minnick and Vestar

        In recognition that directors, officers, stockholders, members, managers and/or employees of Lovell Minnick and Vestar and their respective affiliates may serve as our directors and/or officers, and that Lovell Minnick and Vestar may acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or clients of ours, our amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us on the one hand, and Lovell Minnick and Vestar, on the other hand. As set forth in our amended and restated certificate of incorporation, neither Lovell Minnick nor Vestar, nor any director, officer, stockholder, member, manager or employee of Lovell Minnick or Vestar has any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. In the event that Lovell Minnick or Vestar acquire knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity and Lovell Minnick and Vestar will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for themselves or direct such opportunity to another person. In addition, if a director or officer of our company who is also a director, officer, member, manager or employee of Lovell Minnick or Vestar acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and Lovell Minnick and/or Vestar, we will not have any expectancy in such corporate opportunity unless such corporate opportunity is offered to such person in his or her capacity as a director or officer of our company.

        The above provision shall automatically, without any need for any action by us, be terminated and void at such time as Lovell Minnick and Vestar, whose ownership interests shall be counted together as a group, beneficially own less than 20% of us.

Listing

        We intend to list our Class A common stock on the New York Stock Exchange under the symbol "DUF."

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF INDEBTEDNESS

Senior Secured Credit Facility

        Duff & Phelps, LLC, one of our affiliates, entered into a senior secured credit facility, dated as of September 30, 2005, as amended on June 14, 2006 and October 31, 2006, with a syndicate of financial institutions, including General Electric Capital Corporation as administrative agent. The credit facility provides for an $80.0 million term loan facility that matures on October 1, 2012 and a revolving credit facility with a $20.0 million aggregate loan commitment amount available, including a $5.0 million sub-facility for letters of credit and a $5.0 million swingline facility, that matures on October 1, 2011.

        All obligations under the credit facility are unconditionally guaranteed by each of our existing and future subsidiaries, other than certain foreign and regulated subsidiaries. The credit facility and the related guarantees are secured by substantially all of Duff & Phelps, LLC's present and future assets and all present and future assets of each guarantor on a first lien basis.

        As of June 30, 2007, $79.0 million was outstanding under the term loan facility (before debt discount) and no amount was outstanding under the revolving credit facility. In general, borrowings under the credit facility bear interest, at our option, at either the Base Rate (as defined in the credit agreement) plus a margin of 1.75%, or a rate based on LIBOR plus a margin of 2.75%. We incur an annual commitment fee of 0.5% of the unused portion of the revolving credit facility and 1.0% on the unused portion of the term loan facility.

        No principal payments are due on the revolving credit facility until the applicable maturity date. Commencing on January 1, 2007 and ending on July 1, 2012, on the first date of each quarter, we are required to repay borrowings under the term loan facility in an amount equal to 0.25% of the outstanding balance as of October 31, 2006, with the remaining balance to be repaid on the applicable maturity date.

        The credit facility contains the following financial covenants that generally require Duff & Phelps, LLC to maintain certain financial ratios, at the end of each fiscal quarter: (a) maximum ratio of senior debt to EBITDA (as defined in the credit facility) as of the last day of such fiscal quarter of not more than (i) 3.50 to 1.00 for each fiscal quarter ending on or prior to June 30, 2007, (ii) 3.25 to 1.00 for each fiscal quarter ending after July 1, 2007 and on or prior to June 30, 2008, and (iii) 3.00 to 1.00 for each fiscal quarter ending after July 1, 2008; (b) minimum ratio of EBITDA to interest expense for the twelve-month period then ended of not less than (i) 3.50 to 1.00 for each fiscal quarter ending on or prior to June 30, 2007, (ii) 3.75 to 1.00 for each fiscal quarter ending after July 1, 2007 and on or prior to June 30, 2008, and (iii) 4.00 to 1.00 for each fiscal quarter ending after July 1, 2008. In addition, the credit facility requires Duff & Phelps, LLC not to incur capital expenditures (as defined in the credit facility) in excess of $6.0 million in fiscal year 2007 and any fiscal year thereafter, provided that up to $2.0 million of capital expenditures permitted but not made during any fiscal year may be carried forward into the immediately following fiscal year. The credit facility requires a mandatory prepayment in an amount equal to half of the Excess Cash Flow (as defined in the credit agreement) for fiscal year 2006 and each fiscal year thereafter if it is positive. Excess Cash Flow was negative for fiscal year 2006.

        The credit facility also contains affirmative and negative covenants customarily found in loan agreements for similar transactions, including restrictions on our ability to incur indebtedness, create liens on assets, engage in mergers or consolidations, change the nature of our business, dispose of assets, make certain investments, engage in transactions with affiliates, enter into negative pledges or pay dividends or make other restricted payments, and modify our constituent documents if the modification materially adversely affect the interests of the lenders.

        The credit facility contains customary events of default, including defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other obligations, subject to specified grace periods; a material inaccuracy of representations and warranties; breach of covenants; failure to pay other indebtedness and cross-defaults; a Change of Control (as defined in the credit facility); events of bankruptcy and insolvency; material judgments; and impairment of collateral. Upon the occurrence of an event of default, the lenders have the ability to accelerate all amounts then outstanding under the credit facility.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our Class A common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability for future sales of shares, will have on the market price of our Class A common stock prevailing from time to time. The sale of substantial amounts of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Class A common stock.

        Upon consummation of this offering, we will have outstanding    shares of Class A common stock (or a maximum of    Class A common stock if the underwriters exercise their over-allotment option to purchase additional shares), all of which will have been sold in this offering. These shares of Class A common stock will be freely tradable without restriction or further registration under the Securities Act, except for any Class A common stock held by our "affiliates," as defined in Rule 144, which would be subject to the limitations and restrictions described below.

        In addition, pursuant to the terms of the exchange agreement, the existing unitholders of D&P Acquisitions could from time to time, typically once a quarter, exchange with D&P Acquisitions their New Class A Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The exchange agreement generally provides that (i) certain of our existing unitholders, including Vestar and Lovell Minnick, may elect to exchange with D&P Acquisitions 100% of their New Class A Units into shares of our Class A common stock after the 180-day lock-up period following this offering; (ii) unitholders who are our executive officers may elect to exchange with D&P Acquisitions up to 20% of their New Class A Units into shares of our Class A common stock after the first anniversary of this offering, 40% of such New Class A Units after the second anniversary of this offering, 60% of such New Class A Units after the third anniversary of this offering, and 100% of such New Class A Units after the fourth anniversary of this offering, subject to the notice requirements and the minimum retained ownership requirements applicable to such executives; and (iii) unitholders who are not our executive officers may elect to exchange with D&P Acquisitions up to one-third of their New Class A Units into shares of our Class A common stock after the first anniversary of this offering, two-thirds of such New Class A Units after the second anniversary of this offering, and 100% of such New Class A Units after the third anniversary of this offering, subject to the notice requirements and the minimum retained ownership requirements applicable to such unitholders. See "Related Party Transactions—Exchange Agreement." As a result of the Reorganization and Offering, immediately following this offering and the application of net proceeds from this offering as described herein, the existing unitholders of D&P Acquisitions will beneficially own    New Class A Units, all of which will be exchangeable with D&P Acquisitions for shares of our Class A common stock. These shares of Class A common stock would be "restricted securities," as defined in Rule 144. However, effective upon consummation of this offering, we will enter into a registration rights agreement with the existing unitholders of D&P Acquisitions that would require us to register under the Securities Act these shares of Class A common stock. See "—Registration Rights Agreement" and "Related Party Transactions—Registration Rights Agreement."

        Under the terms of the LLC Agreement of D&P Acquisitions, all of the New Class A Units received by the existing unitholders of D&P Acquisitions in the Recapitalization Transactions will be subject to restrictions on disposition, and    % of the New Class A Units received by our professionals in the Recapitalization Transactions will be subject to forfeiture if the individual ceases to be employed by us prior to the occurrence of specified vesting events. See "Our Structure—Recapitalization Transactions." Additionally, consistent with the terms of the underlying unit grant agreements executed at the time of original grant, New Class A Units that are issued in the Recapitalization Transactions in exchange for Class C and Class D Units of D&P Acquisitions will vest 25% per year from the date of original grant and New Class A Units that are issued in the Recapitalization Transactions in exchange for Class E and Class G Units of D&P Acquisitions will generally vest 20% per year from the date of original grant. New Class A Units that are issued in the Recapitalization Transactions in exchange for Class F Units of D&P Acquisitions will generally continue to vest 100% on the fifth anniversary of the date of original grant. Generally, vesting will accelerate upon the sale of the Company or other specified liquidity events.

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register Class A common stock issued or reserved for issuance under our stock incentive plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described below.

Registration Rights Agreement

        Effective upon consummation of this offering, we will enter into a registration rights agreement with the existing unitholders of D&P Acquisitions pursuant to which we will grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) held or acquired by them. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

Lock-Up of our Class A common stock

        We and substantially all of the existing unitholders of D&P Acquisitions have agreed with the underwriters, subject to certain exceptions described below, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our Class A common stock, or any options or warrants to purchase any shares of our Class A common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our Class A common stock, including any New Class A Units, or any such substantially similar securities, whether owned directly by such member (including holding as a custodian) or with respect to which such member has beneficial ownership within the rules and regulations of the SEC, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and UBS Securities LLC. Currently, the underwriters have no intention to release the aforementioned holders of our Class A common stock from the lock-up restrictions described above.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if (i) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period beginning on the last day of the 180-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        Our lock-up agreement will provide exceptions for, among other things, the issuance by us of securities pursuant to any employee benefit plan which may (by their express provisions or pursuant to any exchange offer) be or become exercisable, convertible or exchangeable for shares of our Class A common stock.

Rule 144

        In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of restricted securities that does not exceed the greater of 1% of the then outstanding Class A common stock and the average weekly trading volume during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one-year holding period requirement) in order to sell shares of Class A common stock which are not restricted securities (such as shares acquired by affiliates either in this offering or through purchases in the open market following the completion of this offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS

        The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of shares of common stock by a Non-U.S. Stockholder. For purposes of this discussion, a Non-U.S. Stockholder is a beneficial owner of our Class A common stock who is treated for U.S. federal tax purposes as:

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  a non-resident alien individual;

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  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of a jurisdiction other than the U.S. or any state or political subdivision thereof;

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  an estate, other than an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, other than a trust that (i) is subject to the primary supervision of a court within the United States and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        For purposes of this discussion, it is important to note that the rules for determining whether an individual is a non-resident alien for income tax purposes differ from those applicable for estate tax purposes. Also, a beneficial owner who is a partner in a partnership or other flow-through entity that holds our common stock should consult its own tax advisor regarding the U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock.

        This summary assumes that our common stock is held as a capital asset (generally, property held for investment). The discussion does not address all of the United States federal income tax and estate tax considerations that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances or to Non-U.S. Stockholders that may be subject to special treatment under United States federal tax laws. Furthermore, this summary does not discuss any aspects of state, local or non-U.S. taxation. This summary is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the IRS and other applicable authorities, all of which are subject to change, possibly with retroactive effect. Each prospective purchaser of Class A common stock is advised to consult its tax advisor with respect to the U.S. federal, state, local or non-U.S. tax consequences of acquiring, holding and disposing of our common stock.

Dividends

        Although we do not expect to pay any dividends in the foreseeable future, any dividend paid to a Non-U.S. Stockholder with respect to our Class A common stock generally will be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). Generally, a Non-U.S. Stockholder must certify as to its status, and to any right to reduced withholding under an applicable income tax treaty, on a properly completed IRS Form W-8BEN in order to obtain the benefit of such right. If, however, the Non-U.S. Stockholder provides an IRS Form W-8ECI, certifying that the dividend is effectively connected with the Non-U.S. Stockholder's conduct of a trade or business within the United States, the dividend will not be subject to withholding. Instead, such dividends are subject to U.S. federal income tax at regular rates applicable to U.S. persons generally and, for corporate holders, may also be subject to "branch profits tax."

Sale or Disposition of Common Stock

        Except as otherwise discussed below, a Non-U.S. Stockholder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of the common stock unless (i) such gain is effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, (ii) the Non-U.S. Stockholder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met, (iii) the Non-U.S. Stockholder is subject to provisions applicable to certain United States expatriates, or (iv) we are or become a "United States real property holding corporation" ("USRPHC"), for U.S. federal income tax purposes. We do not believe that we are or will become a USRPHC.

Information Reporting and Backup Withholding

        Annual reporting to the IRS and to each Non-U.S. Stockholder will be required as to the amount of dividends paid to such stockholder and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the Non-U.S. Stockholder's country of residence. Dividends paid to a Non-U.S. Stockholder may be subject to withholding as described above under "Dividends," but generally are not subject to "backup withholding" if the Non-U.S. Stockholder properly certifies as to its Non-U.S. status (usually by completing an IRS Form W-8BEN, including any claim to reduced withholding under an applicable income tax treaty). Treasury regulations contain special rules for determining whether an income tax treaty benefit depends upon the residence of an entity that is a holder of our Class A common stock or upon the residence of the holders of an interest in the entity.

        The payment of the proceeds of the sale or other taxable disposition of the Class A common stock to or through the United States office of a broker is subject to information reporting. Information reporting requirements, but not backup withholding, will also generally apply to payments of the proceeds of a sale of the Class A common stock by foreign offices of United States brokers or foreign brokers with certain types of relationships to the United States unless the Non-U.S. Stockholder establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a stockholder may be refunded or credited against such stockholder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

Estate Tax

        A non-resident alien individual should note that shares of Class A common stock held by (i) such individual or (ii) an entity created by such individual and included in such individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such individual and with respect to which the individual has retained certain interests or powers), will be, absent an applicable treaty, treated as U.S. situs property subject to U.S. federal estate tax. Accordingly, stockholders who are Non-U.S. Stockholders may be subject to U.S. federal estate tax on all or a portion of the value of the common stock owned at the time of their death. Prospective individual stockholders who are Non-U.S. persons are urged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with respect to our Class A common stock.

UNDERWRITING

        We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and UBS Securities LLC are the representatives of the underwriters.

Underwriters	Number of Class A common stock
Goldman, Sachs & Co.
UBS Securities LLC
Lehman Brothers Inc.
William Blair & Company, L.L.C.
Keefe, Bruyette & Woods, Inc.
Fox-Pitt, Kelton Incorporated
Total

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional            shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase    additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $        per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $        per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        We and substantially all of the existing unitholders of D&P Acquisitions have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

        At our request, certain of the underwriters have reserved up to 5% of the Class A common stock being offered by this prospectus for sale at the initial offering price to our personnel. The sales will be made by UBS Financial Services Inc., an affiliate of UBS Securities LLC, through a directed share program. We do not know whether these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. We have agreed to indemnify UBS Financial Services Inc. for the failure of participants in the directed share program to pay for and accept delivery of the shares they have agreed to purchase.

        Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        We intend to apply to list our Class A common stock on the New York Stock Exchange under the symbol "DUF." In order to meet one of the requirements for listing the Class A common stock on the NYSE, the underwriters will undertake to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

        In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The shares have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

        If you purchase shares of Class A common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

        The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                  .

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

        Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is representing Duff & Phelps in connection with this offering. Davis Polk & Wardwell, New York, New York, is acting as counsel to the underwriters.

EXPERTS

        The consolidated financial statements of Duff & Phelps Acquisitions, LLC and its subsidiaries as of December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006, the consolidated financial statements of Chanin Capital Partners LLC and its subsidiaries for the ten-months ended October 31, 2006, and the financial statements of Standard & Poor's Corporate Value Consulting as of and for the nine-months ended September 30, 2005 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm of Duff & Phelps Acquisitions, LLC and subsidiaries, and independent auditors' of Chanin Capital Partners LLC and subsidiaries and Standard & Poor's Corporate Value Consulting, appearing herein and elsewhere in the registration statement, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 and 2005 financial statements of Duff & Phelps Acquisitions, LLC and its subsidiaries refers to the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payments, as of January 1, 2005, and Statement of Financial Accounting Standards No. 158, Employers' Accounting For Defined Benefit Pension and Other Post-retirement Plans as of December 31, 2006.

        The consolidated financial statements of Duff & Phelps, LLC for the periods from March 15, 2004 through December 31, 2004 and from January 1, 2004 through March 14, 2004 included in this prospectus have been audited by Grant Thornton LLP, independent auditors, as stated in its report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

        The financial statements of Standard & Poor's Corporate Value Consulting as of December 31, 2004 and for the year then ended included in this prospectus have been audited by Ernst & Young LLP, and have been included in reliance upon the authority of their report as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC's public reference room in Washington, D.C. at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 55 East 52 Street, New York, New York 10055 or telephoning us at (212) 871-2000.

        Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a year ended December 31. We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Index to financial statements

Page
Duff & Phelps Acquisitions, LLC
Condensed consolidated balance sheets as of December 31, 2006 and June 30, 2007 (unaudited)	F-2
Condensed consolidated statements of operations for the three and six months ended June 30, 2006 and 2007 (unaudited)	F-3
Condensed consolidated statements of unitholders' equity/(deficit) and comprehensive income/(loss) as of June 30, 2006 and 2007 (unaudited)	F-4
Condensed consolidated statements of cash flows for the six months ended June 30, 2006 and 2007 (unaudited)	F-5
Notes to condensed consolidated financial statements	F-6
Independent auditors' reports	F-29
Consolidated balance sheets as of December 31, 2005 and 2006	F-31

Consolidated statements of operations for the years ended December 31, 2005 and 2006, for the period from January 1, 2004 through March 14, 2004 and for the period from March 15, 2004 through December 31, 2004	F-32
Consolidated statements of unitholders' equity/(deficit) and comprehensive income/(loss) as of December 31, 2004, 2005 and 2006, and March 14, 2004	F-33

Consolidated statements of cash flows for the years ended December 31, 2005 and 2006, for the period from January 1, 2004 through March 14, 2004 and for the period from March 15, 2004 through December 31, 2004	F-35
Notes to consolidated financial statements	F-36
Chanin Capital Partners LLC
Independent auditors' report	F-66
Consolidated statement of operations of Chanin Capital Partners LLC for the ten-months ended October 31, 2006	F-67
Consolidated statement of cash flows of Chanin Capital Partners LLC for the ten-months ended October 31, 2006	F-68
Notes to consolidated financial statements	F-69
Standard & Poor's Corporate Value Consulting
Independent auditors' reports	F-74
Balance sheets of Standard & Poor's Corporate Value Consulting as of December 31, 2004 and September 30, 2005	F-76

Statements of operations, comprehensive income and retained earnings/(accumulated deficit) of Standard & Poor's Corporate Value Consulting for the year ended December 31, 2004 and for the period from January 1, 2005 through September 30, 2005	F-77
Statements of cash flows of Standard & Poor's Corporate Value Consulting for the year ended December 31, 2004 and for the period from January 1, 2005 through September 30, 2005	F-78
Notes to financial statements	F-79

        The financial statements of Duff & Phelps Corporation have been omitted because the entity has not commenced operations, and has no activities except in connection with its formation, as described in "Our Structure." The balance sheet of Duff & Phelps Corporation contains $26,640 of deferred assets relating to filing fees with the SEC and the NASD as of June 30, 2007. Duff & Phelps Corporation does not have any contingent liabilities or commitments.

 DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except unit amounts)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,575	$59,132
Accounts receivable, net	53,016	46,475
Unbilled services	25,059	14,199
Prepaid expenses	2,639	2,151
Other current assets	253	310

Total current assets	123,542	122,267

Property and equipment, net	17,863	15,609
Goodwill	98,389	98,314
Intangible assets, net	24,998	27,122
Other assets	8,667	4,719

Total assets	$273,459	$268,031

Liabilities and Unitholders' (Deficit)/Equity
Current liabilities:
Accounts payable	$6,478	$6,858
Accrued expenses	8,070	6,424
Accrued compensation and benefits	40,595	52,695
Deferred revenues	4,676	4,761
Equity-based compensation liability, current	6,947	3,241
Current portion of long-term debt	794	794

Total current liabilities	67,560	74,773

Long-term debt, less current portion	76,791	77,203
Equity based compensation liability, long-term	31,491	11,566
Other long-term liabilities	14,445	10,471
Commitments and contingencies	—	—
Redeemable units:
Class A Units (liquidation preference of $1.64 per unit; issued and outstanding 50,689,190 units at June 30, 2007 (unaudited) and December 31, 2006)	80,458	80,458
Class B Units (liquidation preference of $1.64 per unit; issued and outstanding 24,161,835 units at June 30, 2007 (unaudited) and December 31, 2006)	11,460	11,515
Unitholders' equity/(deficit):
Class C Units (liquidation preference of $163.74 per unit; issued and outstanding 99,516 units at June 30, 2007 (unaudited) and December 31, 2006)	—	—
Class D Units (issued and outstanding 9,852,073 units at June 30, 2007 (unaudited) and December 31, 2006)	—	—
Class E Units (issued and outstanding 17,555,500 and 16,947,500 units at June 30, 2007 (unaudited) and December 31, 2006)	—	—
Class F Units (liquidation preference of $1.00 per unit; issued and outstanding 3,000,000 units at June 30, 2007 (unaudited) and December 31, 2006)	1,710	1,710
Class G Units (issued and outstanding 9,335,418 and 9,855,000 units at June 30, 2007 (unaudited) and December 31, 2006)	—	—
Additional paid-in-capital — equity-based compensation	8,279	2,343
Accumulated other comprehensive loss	(45)	(248)
(Accumulated deficit)	(18,690)	(1,760)

Total unitholders' (deficit)/equity	(8,746)	2,045

Total liabilities and unitholders' (deficit)/equity	$273,459	$268,031

See accompanying notes to condensed consolidated financial statements.

 DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months ended June 30, 2007	Three Months ended June 30, 2006	Six Months ended June 30, 2007	Six Months ended June 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$87,092	$52,123	$164,563	$102,676
Reimbursable expenses	3,610	3,746	6,058	6,574

Total revenues	90,702	55,869	170,621	109,250

Direct client service costs:
Compensation and benefits (including $11,746 and $1,527 of equity-based compensation for the three months ended June 30, 2007 and 2006, respectively, and $22,041 and $2,889 for the six months ended June 30, 2007 and 2006, respectively)	58,811	33,218	110,051	64,098
Other direct client service costs	164	161	813	341
Acquisition retention expenses	639	1,968	1,331	4,178
Reimbursable expenses	3,540	3,657	6,085	6,339

Total direct client service costs	63,154	39,004	118,280	74,956

Operating expenses:
Selling, general, and administrative (including $4,763 and $737 of equity-based compensation for the three months ended June 30, 2007 and 2006, respectively, and $7,798 and $1,298 for the six months ended June 30, 2007 and 2006, respectively)	27,786	15,894	49,160	30,305
Depreciation and amortization	2,295	2,127	4,398	4,048

Total operating expenses	30,081	18,021	53,558	34,353

Operating loss	(2,533)	(1,156)	(1,217)	(59)

Other (income)/expense:
Interest income	(329)	(109)	(829)	(128)
Interest expense	1,780	1,395	3,571	2,570
Other income	(307)	(390)	(192)	(785)

Total other expenses, net	1,144	896	2,550	1,657

Loss before income tax expense	(3,677)	(2,052)	(3,767)	(1,716)
Provision/(benefit) for income taxes	605	2	946	(27)

Net loss	$(4,282)	$(2,054)	$(4,713)	$(1,689)

See accompanying notes to condensed consolidated financial statements.

 DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Unitholders' Equity/(Deficit) and
Comprehensive Income/(Loss)
(In thousands, except unit amounts)

	Balance as of
	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)
Unitholders' equity:
Class C units at beginning-of-period	99,516	104,432
Repurchase of units	—	(1,832)

Class C units at end-of-period	99,516	102,600

Class D units at beginning-of-period	9,852,073	10,338,782
Forfeiture of units	—	(486,709)

Class D units at end-of-period	9,852,073	9,852,073

Class E units at beginning-of-period	16,947,500	14,500,000
Issuance of units to employees	1,272,000	3,225,000
Forfeiture of units	(664,000)	(1,102,500)

Class E units at end-of-period	17,555,500	16,622,500

Class F units at beginning-of-period	3,000,000	—

Class F units at end-of-period	3,000,000	—

Balance at beginning-of-period	$1,710	$—

Balance at end-of-period	$1,710	$—

Class G units at beginning-of-period	9,855,000	—
Forfeiture of units	(519,582)	—

Class G units at end-of-period	9,335,418	—

 DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Unitholders' Equity/(Deficit) and
Comprehensive Income/(Loss) (Continued)
(In thousands, except unit amounts)

	Balance as of
	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)
Additional paid-in-capital:
Balance at beginning-of-period	$2,343	$3,916
Equity-based compensation	750	609
Repurchase of units	(272)	—
Transfer from/(to) equity-based compensation liability	5,458	(2,602)

Balance at end-of-period	8,279	1,923

Accumulated other comprehensive (loss)/income:
Balance at beginning-of-period	(248)	—
Amortization related to post-retirement benefit obligation	24	—
Currency translation adjustment	179	147

Balance at end-of-period	(45)	147

Accumulated deficit:
Balance at beginning-of-period	(1,760)	(11,853)
Net loss	(4,713)	(1,689)
Distributions to unitholders	(12,217)	—

Balance at end-of-period	(18,690)	(13,542)

Total unitholders' (deficit)	$(8,746)	$(11,472)

Comprehensive income:
Net loss	$(4,713)	$(1,689)
Currency translation adjustment	179	147

Total comprehensive loss	$(4,534)	$(1,542)

See accompanying notes to condensed consolidated financial statements.

 DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months ended June 30, 2007	Six Months ended June 30, 2006
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(4,713)	$(1,689)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation and amortization	2,274	1,761
Amortization of intangibles	2,124	2,287
Amortization of deferred credits	168	41
Amortization of post retirement	45	45
Equity-based compensation	29,839	4,187
Allowance for doubtful accounts	(97)	103
Amortization of interest rate swap	(149)	(831)
Deferred income taxes	125	51
Changes in assets and liabilities:
Accounts receivable	(6,444)	171
Unbilled services	(10,860)	(9,235)
Prepaid expenses	(488)	95
Deferred credits	362	—
Other assets	(4,017)	346
Accounts payable	3,178	5,667
Accrued expenses	1,667	(967)
Accrued compensation and benefits	(12,100)	(12,485)
Deferred revenues	(84)	(2,852)

Net cash provided by/(used in) operating activities	830	(13,305)

Cash flows from investing activities:
Purchase of property and equipment	(4,752)	(2,511)
Business acquisitions, net of cash acquired	(75)	—

Net cash used in investing activities	(4,827)	(2,511)

Cash flows from financing activities:
Proceeds from issuance of equity units	—	200
Repurchase of equity units	—	(175)
Proceeds from issuance of debt	—	15,000
Repayments of debt	(397)	(429)
Principal payments under capital lease obligation	(125)	(195)
Distributions to unitholders	(12,217)	—

Net cash (used in)/provided by financing activities	(12,739)	14,401

Effect of exchange rate on cash and cash equivalents	179	147

Net decrease in cash and cash equivalents	(16,557)	(1,268)
Cash and cash equivalents at beginning of period	59,132	12,134

Cash and cash equivalents at end of period	$42,575	$10,866

Supplemental disclosure of cash flow activities:
Cash paid during the period for interest	$3,299	$3,434
Cash paid during the period for income taxes	821	—

See accompanying notes to condensed consolidated financial statements.

 DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

June 30, 2007 and June 30, 2006
(In thousands, except unit amounts and as otherwise indicated)
(Unaudited)

(1)    Description of Business

        Duff & Phelps Acquisitions, LLC and subsidiaries (the Company) is a holding company and the parent of Duff & Phelps, LLC, which is an independent financial advisory firm, offering a range of financial advisory and investment banking services, including valuation advisory services, transaction advisory services, dispute and legal management consulting, specialty tax advisory services, merger and acquisition advisory services, transaction opinions and financial restructuring advisory services. Duff & Phelps, LLC serves a full spectrum of multinational clients, including public and private corporations, private equity firms, law firms and public and private middle market companies.

(2)    Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. In the opinion of management, these condensed consolidated financial statements reflect all adjustments of a normal, recurring nature necessary for the fair presentation of the Company's financial position, results of operations and cash flows for the interim periods presented in conformity with accounting principles generally accepted in the United States of America. These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto for the year ended December 31, 2006 included elsewhere in this prospectus. The Company's results for any interim period are not necessarily indicative of results for a full year or any other interim period. The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

(3)    Significant Accounting Policies

  (a)    Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Critical estimates include the amount of proportional performance under client engagements for the purposes of determining revenue recognition, accounts receivable and unbilled services valuation, incentive compensation, useful lives of intangible assets and the carrying value of goodwill and intangible assets.

        The Company is subject to uncertainties, such as the impact of future events, economic, environmental and political factors, and changes in the business climate; therefore, actual results may differ from those estimates. When no estimate in a given range is deemed to be better than any other when estimating contingent liabilities, the low end of the range is accrued. Accordingly, the accounting estimates used in the preparation of the Company's consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes. Changes in estimates are made when circumstances warrant. Such changes and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements.

  (b)    Revenue Recognition

        The Company recognizes revenues in accordance with Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition. Revenue is recognized when persuasive evidence of an arrangement exists, the related services are provided, the price is fixed or determinable and collectibility is reasonably assured.

        Revenues are primarily generated from financial advisory and investment banking services. The Company typically enters into these engagements on a time-and-materials basis, a fixed-fee basis or a contingent-fee basis.

        Revenues from time-and-materials engagements are recognized as the hours are incurred by the Company's professionals.

        Revenues from fixed-fee engagements are recognized as the services are provided under a proportional performance method. The nature of services typically provided under fixed-fee engagements include (but are not limited to) purchase price allocations, goodwill and intangible asset impairment, international business combinations, option valuations, transfer pricing and litigation support services. Revenues for engagements under a proportional performance method are recognized based on estimates of work completed versus the total services to be provided under the engagement. Estimates of work completed are based on the level of services or billable hours provided by each member of the engagement team during the period relative to the estimated total level of effort or total billable hours required to perform the engagement. These estimates are continually monitored during the term of the contract and if appropriate are amended as the contract progresses.

        Revenue recognition is affected by a number of factors that change the estimated amount of work required to complete the project such as changes in scope, the staffing on the engagement and the level of client participation. Periodic engagement reviews require the Company to make judgments and estimates regarding the overall profitability and stage of project completion, which, in turn, affect how the Company recognizes revenue.

        Losses, if any, on fixed-fee engagements are recognized in the period in which the loss becomes probable and reasonably estimable.

        In the absence of clear and reliable output measures, the Company believes that its method of recognizing service revenues, for contracts with fixed fees, based on hours of service provided represents an appropriate surrogate for output measures. The Company determined that an input-based approach was most appropriate because the input measures are deemed to be a reasonable substitute for output measures based on the performance of the Company's obligations to the customer, and due to the fact that an input-based approach would not vary significantly from an output measure approach. The Company believes this methodology provides a reliable measure of the revenue from the advisory services it provides to its customers under fixed-fee engagements given the nature of the consulting services the Company provides and the following additional considerations:

  •
  the Company is a specialty consulting firm;

  •
  the Company's engagements do not typically have specific interim deliverables or milestones;

  •
  the customer receives the benefit of the Company's services throughout the contract term;

  •
  the customer is obligated to pay for services rendered even if a final deliverable is not produced typically based on the proportional hours performed to date;

  •
  the Company does not incur setup costs; and

  •
  the Company expenses contract fulfillment costs, which are primarily compensation costs, as incurred.

        The Company recognizes revenue over the period that the services are provided in proportion to the delivery of services as measured by billable hours as this reflects the pattern in which obligations to the customer are filled and by which the customer receives the benefit of the service. Revenue is not recognized on a straight-line basis or upon completion as this is not reflective of the manner in which services are provided.

        The Company has engagements for which the revenues are contingent on successful completion of the project. Any contingent revenue on these contracts is not recognized until the contingency is resolved and payment is reasonably assured. Retainer fees under these arrangements are deferred and recognized ratably over the period in which the related service is rendered. Revenues from restructuring engagements that are performed with respect to cases in bankruptcy court are typically recognized one-two months in arrears from the month in which the services were performed unless there are objections and/or holdbacks mandated by court instructions. Costs related to these engagements are expensed as incurred.

        Revenues for contracts with multiple elements are allocated pursuant to Emerging Issues Task Force Issue 00-21, "Revenue Arrangements with Multiple Deliverables," based on the element's fair value. Fair value is determined based on the prices charged when each element is sold separately. Revenues are recognized in accordance with our accounting policies for the elements. Elements qualify for separation when the services have value on a stand-alone basis and fair value of the separate element exists. While determining fair value and identifying separate elements requires judgment, generally fair value and the separate elements are readily identifiable as the Company sells those elements individually outside of a multiple services engagement. Contracts with multiple elements are generally fixed-fee or time-and-materials engagements. Contracts are typically terminable by either party upon sufficient notification and do not include provisions for refunds relating to services provided.

        Differences between the timing of billings and the recognition of revenue are recognized as either unbilled services or deferred revenue in the accompanying consolidated balance sheets. Revenues recognized for services performed but not yet billed to clients have been recorded as unbilled services. Client prepayments and retainers are classified as deferred revenue and recognized as earned or ratably over the service period.

        Reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, of $3,610 and $3,746 for the three months ended June 30, 2007 and 2006, respectively, and $6,058 and $6,574 for the six months ended June 30, 2007 and 2006, are included as a component of revenues. Expense reimbursements that are billable to clients are included in total revenues, and typically an equivalent amount of reimbursable expenses are included in total direct client service costs.

Reimbursable expenses related to time and materials and fixed-fee engagements are recognized as revenue in the period in which the expense is incurred and collectibility is reasonably assured.

  (c)    Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are recorded at face amounts less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts by calculating and recording a specified percentage of the individual open receivable balances. Specific allowances are also recorded based on historical experience, analysis of past due accounts, client creditworthiness and other current available information.

        The provision for doubtful accounts is recorded as a reduction in revenue to the extent the provision relates to fee adjustments and other discretionary pricing adjustments. To the extent the provision relates to a client's inability to make required payments on accounts receivables, the provision is recorded in operating expenses. The allowance for doubtful accounts totaled $1,759 and $1,856 as of June 30, 2007 and December 31, 2006, respectively.

  (d)    Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of receivables from clients. The Company performs ongoing credit evaluations of its major customers and maintains allowances for potential credit losses. No single client balance is considered large enough to pose a significant credit risk.

  (e)    Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  (f)    Property and Equipment

        Property and equipment are recorded at cost, less accumulated depreciation. Property and equipment are depreciated using the straight-line method based upon the following estimated useful lives: leasehold improvements—over the lesser of the estimated useful life of the asset or the remaining life of the lease; equipment and furniture—two to ten years; and software, computers and related equipment—two to five years.

  (g)    Goodwill and Indefinite-Lived Intangible Assets

        Goodwill represents the excess of purchase price and related acquisition costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Under the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Intangible Assets (SFAS 142), goodwill is required to be tested for impairment on an annual basis and between annual tests whenever indications of impairment exist. Impairment exists when the carrying amount of goodwill exceeds its implied fair value, resulting in an impairment charge for this excess. Goodwill is tested for impairment annually, or more often when certain events or circumstances indicate an impairment may exist.

        The Company evaluates goodwill for impairment using a two-step impairment test approach at the reporting unit level. In the first step, the fair value for each of the Company's two reporting units is compared to its book value, including goodwill. If the fair value of the reporting unit is less than the book value, a second step is performed that compares the implied fair value of the reporting unit's goodwill to the book value of the goodwill. The fair value for the goodwill is determined based on the difference between the fair values of each of the two reporting units and the net fair values of the identifiable assets and liabilities of such reporting units. If the fair value of the goodwill is less than the book value, the difference is recognized as impairment. The Company has concluded that there has been no impairment of goodwill.

        The Company evaluates the remaining useful lives of intangible assets not being amortized each year to determine whether events or circumstances continue to support an indefinite useful life. There have been no changes in useful lives of indefinite-lived intangible assets.

  (h)    Acquisition Accounting

        Acquisitions are accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations (SFAS 141). SFAS 141 requires that the total cost of an acquisition be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition. The allocation of the purchase price is dependent upon certain valuations and other studies.

  (i)    Impairment of Long-Lived Assets

        The Company evaluates long-lived assets, including amortizable identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to forecasted undiscounted net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long-lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on discounted cash flows, appraised values or management's estimates, depending upon the nature of the assets. There has been no impairment of long-lived assets.

  (j)    Fair Value of Financial Instruments

        The Company's financial instruments consist of cash and cash equivalents, derivatives, accounts receivable, accounts payable, accrued expenses, debt and other liabilities. As of June 30, 2007 the fair value of these instruments approximated their carrying value.

  (k)    Foreign Currency Translation

        The Company's foreign operations use their local currency as their functional currency. Financial statements of foreign subsidiaries are translated into U.S. dollars using period-end exchange rates for assets and liabilities and weighted average exchange rates for revenues and expenses. Adjustments resulting from translating net assets are reported as a separate component of accumulated other comprehensive income/(loss) within unitholders' equity under the caption currency translation adjustment. Transaction gains and losses were immaterial for the three months ended June 30, 2007 and June 30, 2006, and the six months ended June 30, 2007 and June 30, 2006.

  (l)    Other Comprehensive Income

        Comprehensive income is a measure of income which includes both net income and other comprehensive income or loss. Other comprehensive income or loss results from items deferred from recognition into the statement of operations. Accumulated other comprehensive loss is separately presented on the Company's balance sheet as part of unitholders' equity. Other comprehensive income/(loss) as a result of foreign currency translation adjustment and post-retirement amortization was $(45) and $147 for the six months ended June 30, 2007 and 2006, respectively.

  (m)    Accounting for Equity-Based Compensation

        The Company accounts for equity-based compensation in accordance with the provisions of SFAS No. 123 (Revised), Share-Based Payment SFAS 123(R). Equity-based compensation expense is based on fair value at the date of grant and is recognized over the requisite service period using the accelerated method of amortization for grants with graded vesting or using the straight-line method for grants with cliff vesting.

  (n)    Income Taxes

        The Company complies with the requirements of the Internal Revenue Code that are applicable to limited liability companies (LLCs) that have elected to be treated as partnerships, which allow for complete pass-through of taxable income or losses to the Company's unitholders, who are individually responsible for any federal tax consequences. Therefore, no federal tax provision is required in the Company's consolidated financial statements for each of the periods presented. The Company is subject to certain state and local taxes, and its international subsidiaries are subject to tax in their jurisdictions.

        Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects or changes in tax laws and rates on the date of enactment.

  (o)    Derivative Instruments

        The Company accounts for its derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments as either assets or liabilities in the statement of financial position based on their fair values. Changes in the fair values are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. Derivative instruments are designated and accounted for as either a hedge of a recognized asset or liability (fair value hedge) or a hedge of a forecasted transaction (cash flow hedge). For derivatives designated as effective cash flow hedges, changes in fair values are recognized in other comprehensive income. Changes in fair values related to fair value hedges as well as the ineffective portion of cash flow hedges are recognized in earnings. Changes in the fair value of the underlying hedged item of a fair value hedge are also recognized in earnings.

        The Company maintains one interest rate swap agreement and has not applied hedge accounting to that instrument. Therefore, the interest rate swap has been marked to market with changes in fair value recorded in the accompanying condensed consolidated statements of operations, and its carrying value equals fair value as of June 30, 2007.

        The Company neither holds nor issues derivative financial instruments for trading purposes.

  (p)    Segment Reporting

        SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company provides services through two segments: Financial Advisory and Investment Banking. The Financial Advisory segment provides valuation advisory services, transaction advisory services, dispute and legal management consulting and specialty tax advisory services; the revenue model associated with this segment is generally based on time and materials. The Investment Banking segment provides merger and acquisition advisory services, transaction opinions and financial restructuring advisory services; the revenue model associated with this segment is generally based on fixed retainers, fixed fees and contingent fees upon the successful completion of a transaction.

(4)    Recent Accounting Pronouncements

        In June 2006, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS No. 109 (FIN 48), was issued and is effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company is organized as a LLC and as such no federal tax provision is required in the Company's consolidated financial statements. The Company is subject to certain state and local taxes and its international subsidiaries are subject to tax in their jurisdictions. The adoption of FIN 48 did not have an impact on the Company's financial position, results of operations or cash flows.

        In September 2006, SFAS No. 157, Fair Value Measurements (SFAS 157) was issued. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements in financial statements, but standardizes its definition and guidance in GAAP. Thus, for some entities, the application of this statement may change current practice. SFAS 157 will be effective for the Company beginning on January 1, 2007. The Company is currently evaluating the impact that the adoption of this statement may have on its financial position, results of operations and cash flows.

        In September 2006, the Securities and Exchange Commission issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 was issued to address diversity in practice in quantifying financial statement misstatements. Current practice allows for the evaluation of materiality on the basis of either (1) the error quantified as the amount by which the current year income statement was misstated (rollover method) or (2) the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (iron curtain method). The guidance provided in SAB 108 requires both methods to be used in evaluating materiality (dual approach). SAB 108 permits companies to initially apply its provisions either by (1) restating prior financial statements as if the dual approach had always been used or (2) recording the cumulative effect of initially applying the "dual approach" as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. There were no material matters warranting the Company's consideration under the provisions of SAB 108 and, therefore, the adoption of SAB 108 did not have an impact on the Company's financial position, results of operations or cash flows.

        In December 2006, the Company adopted the provisions of SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158). SFAS 158 requires that employers recognize on a prospective basis the funded status of an entity's defined benefit postretirement plan as an asset or liability in the financial statements, requires the measurement of defined benefit postretirement plan assets and obligations as of the end of the employer's fiscal year, and requires the recognition of the change in the funded status of defined benefit postretirement plans in other comprehensive income. SFAS 158 also requires additional disclosures in the notes to the financial statements. The effect of adopting SFAS 158 is further discussed in note 12 of the Company's consolidated financial statements and notes thereto for the year ended December 31, 2006 included elsewhere in this prospectus.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that currently are not required to be measured at fair value. This is effective no later than fiscal years beginning on or after November 15, 2007. The Company is currently evaluating the impact this statement may have on its financial position, results of operations and cash flows.

(5)    Business Combinations

  (a)    Chanin Capital Partners LLC

        On October 31, 2006, the Company acquired the limited liability company units of Chanin Capital Partners LLC (Chanin), an investment bank providing restructuring advisory, merger & acquisition and corporate finance services. The acquisition of Chanin further diversifies the Company's revenue base and enables the Company to expand its service offering to include financial restructuring advice to constituencies in the business reorganization process, including debtors, senior and junior lenders, existing and potential equity investors and other interested parties. In addition, the acquisition provides potential cross-selling opportunities and access to new client relationships, particularly in the private equity and hedge fund markets. The purchase consideration consisted of initial cash consideration of $15,576 (subject to the completion of the final working capital adjustment), earn-out payments equal to up to $5,000 for each of the three 12-month periods following the acquisition date (based solely on certain revenue performance thresholds), and the issuance of Class F Units of the Company with a stated preference value of $3,000 in the event of a liquidation or sale of the Company and a fair market value of $1,710. In addition, the Company incurred total fees and expenses associated with the acquisition of $1,026. The fair market value of the Class F Units was determined using a contingent claims analysis, which incorporated the business enterprise value as of the valuation date, assumptions such as time to initial public offering, asset volatility, and risk free rate. The valuation model used translated the Company's securities into a series of call options, such that the value of each security corresponds to the value of certain call option compositions. The Black-Scholes formula was used to calculate the value of these call options. The initial cash consideration was financed through borrowings of $15,000 and cash on hand.

        Concurrent with the acquisition, the Company issued 9,855,000 Class G Units to 18 employees of Chanin. This grant of equity has been accounted for as equity-based compensation as the recipients have a required service commitment and therefore the grant is being expensed over the requisite service period. See note 14 for additional description of this equity-based compensation.

        The acquisition was recorded using the purchase method of accounting and the purchase price was allocated to net assets based on fair values as determined in accordance with SFAS 141. Excess purchase price of $14,125 was recognized as goodwill as a result of the acquisition.

        The purchase price, including the initial net working capital payment, was allocated to net assets acquired based on fair values as follows:

Current assets	$8,085
Property and equipment	339
Other assets	345
Liabilities	(8,426)
Goodwill	14,125
Customer backlog	1,791
Trade name	1,812
Non-compete agreements	241

Total	$18,312

  (b)    Standard & Poor's Corporate Value Consulting

        On September 30, 2005, the Company acquired substantially all of the assets and assumed certain liabilities of CVC. The acquisition of CVC substantially increases and diversifies the Company's revenue base, types of valuation and financial advisory service offerings provided and geographic coverage (particularly in Europe). In addition, the acquisition augments our management team and provides potential cross-selling opportunities and access to new client relationships, particularly with respect to large and multi-national corporate clients. The total cash purchase price was $118,667, which includes a final net working capital payment made in 2006 of $1,080. The acquisition was financed through borrowings of $50,000 and proceeds from the issuance of Class A Units of $82,900 (note 13). The proceeds from the issuance of Class A Units were reduced by $2,542 of equity issuance costs. In addition to the cash paid to effect the acquisition, the use of proceeds from these financing activities included the repayment of then outstanding senior secured notes of Duff & Phelps Holdings, LLC (the predecessor sole unitholder of the Company); payment of $3,168 in fees and expenses associated with the acquisition and related transactions; and general corporate purposes.

        The acquisition was recorded using the purchase method of accounting and the purchase price, including the final payment made in 2006, was allocated to net assets acquired based on fair values as follows:

Current assets	$30,825
Property and equipment	4,153
Other assets	624
Liabilities	(16,780)
Goodwill	74,695
Software	1,450
Customer relationships	20,000
Other intangible assets	3,700

Total	$118,667

        In connection with the acquisition, the Company extended offers of employment to substantially all of the employees of CVC. The offers of employment to such employees included retention payments of $11,365 payable in installments of one-third on each of the first three anniversary dates of the transaction under the condition that the individuals are still employed by the Company as of the anniversary date. The retention payments are being expensed over the service periods of such employees using the graded tranche method. Concurrent with the acquisition, the Company issued 104,432 Class C Units and 10,338,782 Class D Units to 57 managing directors of CVC. This grant of equity has been accounted for as equity-based compensation to the recipients and is being expensed over the requisite service period. See note 14 for additional description of this equity-based compensation.

        Excess purchase price of $74,695 was recognized as goodwill as a result of the acquisition. Other intangible assets include $20,000 attributable to customer relationships of CVC, which is being amortized over 15 years. Also included in other intangible assets are capitalized software, an assumed covenant not-to-compete and the rights to use the "S&P" and "Standard & Poor's" names and trademarks for specific transitional marketing purposes until June 30, 2006.

 DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

June 30, 2007 and June 30, 2006
(In thousands, except unit amounts and as otherwise indicated)
(Unaudited)

(6)    Property and Equipment

        Property and equipment at June 30, 2007 and December 31, 2006 consisted of the following:

	June 30, 2007	December 31 2006
Leasehold improvements	$9,160	$8,028
Office furniture, computers, and equipment	14,971	11,713

	24,131	19,741
Less accumulated depreciation and amortization	(6,268)	(4,132)

Property and equipment, net	$17,863	$15,609

        Depreciation and amortization expense of property and equipment was $1,106 and $867, respectively, for the three months ended June 30, 2007 and June 30, 2006, and $2,042 and $1,528, respectively, for the six months ended June 30, 2007 and June 30, 2006.

(7)    Intangible Assets

        The following table summarizes other intangible assets:

	June 30, 2007			December 31, 2006
	Gross intangible	Accumulated Amortization	Net intangible	Gross intangible	Accumulated Amortization	Net intangible
CVC customer lists	$20,000	$(2,333)	$17,667	$20,000	$(1,667)	$18,333
Other customer lists	3,080	(975)	2,105	3,080	(821)	2,259
Indefinite-lived intangible	3,120	—	3,120	3,120	—	3,120
Trade name	1,812	(606)	1,206	1,812	(150)	1,662
Non-compete	3,041	(2,832)	209	3,041	(2,808)	233
Backlog	1,791	(1,100)	691	1,791	(276)	1,515
Other intangible assets	1,760	(1,760)	—	1,760	(1,760)	—

Total intangible assets	$34,604	$(9,606)	$24,998	$34,604	$(7,482)	$27,122

        Customer backlog acquired in the Chanin acquisition is being amortized over an expected life of 13 months. Noncompete agreements are being amortized over an expected life of five years. The Chanin trade name is being amortized over an expected life of two years. The customer relationships asset acquired in the CVC acquisition is being amortized over an expected life of 15 years. Other customer relationships are being amortized over an expected life of 10 years. Other intangible assets are being amortized over one year. Total amortization expense for intangible assets was $1,062 and $1,187, respectively, for the three months ended June 30, 2007 and June 30, 2006, and $2,124 and $2,287, respectively, for the six months ended June 30, 2007 and June 30, 2006.

(8)    Related-Party Transactions

        The Company pays ongoing advisory and management fees to Vestar Capital Partners and Duff & Phelps Holdings, LLC. The total of such fees is $425 for each of the six months ended June 30, 2007 and 2006, respectively, and is included in selling, general and administrative expenses in the accompanying condensed consolidated statement of operations. The fees continue until there is either a liquidity event, an initial public offering or certain other conditions are met under the Company's LLC agreement.

(9)    Long-Term Debt

        In conjunction with the acquisition of CVC, the Company entered into a seven-year credit facility which expires October 1, 2012. The facility consists of a $50,000 seven-year term loan, a $15,000 delayed draw term loan, and a $20,000 six-year revolver loan. The Company incurs an annual commitment fee of 1/2 of 1% of the unused portion of the revolver and 1% on the unused portion of the delayed draw term loan. The debt is offset by $1,524 of debt discount, which is being amortized over the life of the debt. In addition, $1,145 of deferred debt issuance costs is included in other assets and is being amortized over the life of the debt.

        In conjunction with the acquisition of Chanin, the above credit facility was amended to allow for an additional $15,000 of term loan borrowings. In addition, $330 of deferred debt issuance costs is included in other assets and is being amortized over the life of the debt. Borrowings bear interest at LIBOR plus 2.75% and are secured by substantially all of the Company's assets. As of June 30, 2007, all amounts were drawn on the delayed draw term loan and no amounts were outstanding on the revolver. Pursuant to the terms of the credit facility, letters of credit in the amount of $3,669 have been issued on the account of the Company as of June 30, 2007, primarily in connection with real estate leases, which amount reduces availability under the revolver.

        The credit facility includes customary events of default and covenants for maximum net debt to EBITDA, minimum interest coverage ratio and maximum capital expenditures. The Company was in compliance with the financial covenants as of June 30, 2007.

        The Company has a $36,800 notional amount interest rate swap that effectively converted floating rate LIBOR payments to fixed payments at 4.94%. The swap agreement terminates September 30, 2010. The Company elected not to apply hedge accounting to this instrument. The estimated fair value of the interest rate swap is based on quoted market prices. The estimated fair value of the swap as of June 30, 2007 resulted in an asset of $277. The Company recorded a gain of $269 and a gain of $378 for the three months ended June 30, 2007 and 2006, respectively, and a gain of $149 and a gain of $831 for the six months ended June 30, 2007 and 2006, respectively, for the change in fair value of the interest rate swap.

(10)    Income Taxes

        In June 2006, the FASB issued FIN 48. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." It prescribes a reasonable threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006.

        FIN 48 requires that we recognize uncertain tax positions in our financial statements based on a more-likely-than-not recognition threshold as of the date of adoption. The Company has adopted, as required, this interpretation on January 1, 2007 and the adoption did not have an impact on the Company's condensed consolidated balance sheet or condensed consolidated statement of operations as the Company does not have any material uncertain tax positions. As such, upon adoption on January 1, 2007 and as of June 30, 2007, an accrual for the potential payment of interest and penalties was deemed not necessary. If deemed necessary, the Company will record accrued interest and penalties as a component of provision for income taxes on the consolidated statement of operations.

        The Company's unrecognized tax benefits, relating to state and foreign jurisdictions, totaled $799 and $1,234 at January 1, 2007 and June 30, 2007, respectively, all of which would have a favorable impact on the Company's effective tax rate in recognized.

        The Company does not expect that changes in the liability for unrecognized tax benefits during the next twelve months will have a significant impact on the Company's financial position or results of operations.

        The Company files income tax returns with Federal, state, local and foreign jurisdictions. U.S. Federal and state tax returns and foreign tax returns for 2005 and 2006 are currently open for examination.

        Under the Company's LLC Agreement, quarterly distributions to the members are to be made based on estimates of taxable income and assumptions about marginal tax rates. The tax distribution rate that has initially been set is 45% of cumulative taxable income. The Company is only required to make such distributions if cash is available for such purposes. In January 2007, the Company made a $12,217 aggregate tax distribution to its members. An additional distribution of approximately $14,000 is anticipated to be made in the third quarter of 2007.

(11)    Commitments and Contingencies

        The Company is involved in various claims or disputes arising in the normal course of business. Management does not believe that these matters would have a material adverse effect on the Company's financial position, results of operations, or liquidity.

(12)    Post-retirement Health Care Costs

        In connection with the CVC acquisition, the Company established a retiree health benefit for certain senior managers and their eligible dependents when the individual becomes eligible for these benefits by satisfying age and service requirements. This program contains cost-sharing features such as deductibles and co-insurance. The Company does not prefund this program and has the right to modify or terminate this benefit for the limited group of individuals covered by this program after October 1, 2015; as such, there were no contributions by the Company or participants and there were no plan assets as of June 30, 2007 and 2006, respectively. In addition, the Company does not expect to make any contributions to the plan during 2007.

        The amortization of prior service cost and actuarial loss for the six months ended June 30, 2007 and 2006, included in the table below, has been recognized in the net periodic benefit cost and included in other comprehensive income, net of tax.

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Components of net periodic benefit cost
Service cost	$13	$14	$26	$28
Interest cost	9	9	18	18
Amortization of prior service cost	12	12	24	24

Net periodic benefit cost	$34	$35	$68	$70

        As discussed in more detail in note 13 of the notes to consolidated financial statements in the Company's consolidated financial statements for the year ending December 31, 2006, the Company adopted the provisions of SFAS 158 during the fourth quarter of 2006.

        The Company will record the plan's funded status at December 31, 2007, the measurement date, and will adjust the balance in accumulated comprehensive income during the fourth quarter of 2007.

(13)    Capital Structure

(a)
General

        On September 30, 2005, the Company issued an aggregate of 50,628,215 Class A Units (the Class A Units), 24,428,571 Class B Units (the Class B Units), 104,432 Class C Units (the Class C Units), 10,338,782 Class D Units (the Class D Units) and 14,500,000 Class E Units (the Class E Units).

        The Company received proceeds of $82,900 relating to the issuance of the Class A Units, for a purchase price per Class A Unit equal to approximately $1.64. Class B Units were issued in exchange for all of the outstanding ownership of Duff & Phelps, LLC. The Company did not realize any proceeds relating to the issuance of the Class C Units, Class D Units or Class E Units, which were issued in consideration for services to be provided by the holders of such units.

        On October 31, 2006, the Company issued an aggregate of 3,000,000 Class F Units (the Class F Units) and 9,855,000 Class G Units (the Class G Units and together with the Class A Units, the Class B Units, the Class C Units, the Class D Units, the Class E Units and the Class F Units, the Units) in connection with the Chanin acquisition. The Class F Units have a capped preference value of $1.00 per unit, and are not participating profits units. The Company did not realize any proceeds relating to the issuance of the Class G Units, which were issued in consideration for services to be provided by the holders of such units.

(b)
Voting

        Holders of the units (whether vested or unvested) are entitled to one vote for each unit held by such holder. In addition, the Company may not take certain specified actions (or permit any subsidiary to take such actions) without the consent of the holders of a majority of the Class A Units. Such actions include, among others, consummating a transaction that is deemed a change of control of the Company, acquiring an entity or assets for a purchase price in excess of $2,500, selling assets with a fair market value in excess of $1,500 in any twelve-month period, incurring indebtedness in excess of $5,000 in the aggregate or authorizing the issuance of any equity securities of the Company. In addition, the Company may not issue any equity securities that are junior to the Class A Units and either senior to or pari passu with the Class B Units without the consent of holders of a majority of the Class B Units, the Company may not issue any equity securities that are junior to the Class A Units and either senior to or pari passuwith the Class C Units without the consent of holders of a majority of the Class C Units and the Company may not issue additional Class F Units or Class G Units without the consent of holders of a majority of the Class F Units.

(c)
Priority on Distributions

        Distributions are made at such times as determined by the management committee of the Company. The Class A Units and Class B Units (to the extent of the Class A Capital and the preferred Class B Capital (each as defined below)) rank pari passu with one another with respect to the return of invested capital and are senior in right to all other classes and series of the Company's equity securities with respect to distribution and redemptions and upon a liquidation or sale of the Company, including the Class B Units to the extent of the common Class B Capital (as defined below), the Class C Units, the Class D Units, the Class E Units, the Class F Units and the Class G Units. The Class A Units, the Class B Units and the Class C Units are entitled to a priority on distributions and redemptions upon a liquidation or sale of the Company, as well as a participating right to share pro rate in all distributions once the aggregate priority has been satisfied. The Class F Units are entitled only to a priority on distributions and redemptions upon a liquidation or sale of the Company. The Class D Units, the Class E Units and the Class G Units are profits interests that are entitled only to share pro rata in all distributions once distributions are equal to the floor price at which such units were issued. The priority of distributions, including upon liquidation or sale of the Company, to holders of the units at June 30, 2007, including with respect to the Class C Units, Class D Units, Class E Units and Class G Units, to the extent such units have vested, is described in more detail below:

  •
  First, $94,515 to the holders of Class A Units and Class B Units pro rata based on capital invested (e.g., $83,000 for the Class A Units (the Class A Capital) and $11,460 for the Class B Units (the preferred Class B Capital));

  •
  Second, $44,207 to the holders of Class B Units and the Class C Units pro rata based on capital invested (e.g., $27,912 for the Class B Units (the common Class B Capital and, together with preferred Class B Capital, the Class B Capital)) and $16,295 for the Class C Units (the Class C Capital);

  •
  Third, to the holders of Class A Units, Class B Units, Class C Units, Class D Units and Class E Units (that were issued based on a $140,000 floor price, as defined in the LLC agreement of the Company) pro rata based on the aggregate number of units held by each holder, until the cumulative aggregate distributions equal $175,000;

  •
  Fourth, $3,000 to the holders of the Class F Units;

  •
  Fifth, to the holders of Class A Units, Class B Units, Class C Units, Class D Units, Class E Units (that were issued based on a $140,000 and $175,000 floor price, as defined in the LLC agreement of the Company) and Class G Units, pro rata based on the aggregate number of units held by each holder, until the cumulative aggregate distributions equal $227,000;

  •
  Sixth, to the holders of Class A Units, Class B Units, Class C Units, Class D Units, Class E Units (that were issued based on a $140,000, $175,000 and $227,000 floor price, as defined in the LLC agreement of the Company) and Class G Units, pro rata based on the aggregate number of units held by each holder, until the cumulative aggregate distributions equal $411,000;

  •
  Seventh, the remaining distribution proceeds shall be distributed to the holders of units (excluding class F Units) pro rata based on the aggregate number of units held by each holder.

        Holders of unvested Class C Units, Class D Units, Class E Units and Class G Units are not entitled to any distributions described above, other than with respect to tax distributions (as further described below) until such units are vested. However, pursuant to the limited liability company agreement of the Company, the Company maintains a "catch-up" account with respect to such unvested Class C Units, Class D Units, Class E Units and Class G Units, pursuant to which it deposits all distributions that would otherwise be payable to holders of such unvested units if such units were vested at the time of such distributions. Upon the vesting of such units, the Company will distribute the portion of the proceeds in the catch-up account that are allocated with respect to each unvested Class C Unit, Class D Unit, Class E Unit and Class G to the holder thereof or, if such units are either forfeited or repurchased by the Company prior to vesting, to all holders of units in accordance with the distribution priority described above.

(d)
Tax Distributions

        The Company distributes to each holder of the units on a periodic basis (to the extent it has cash available for distribution and is not otherwise prohibited from doing so) tax distributions in an amount equal to the excess of (i) the product of (a) the cumulative taxable income allocated by the Company to such holder in excess of the cumulative taxable loss allocated by the Company to such holder and (b) an assumed tax rate, over (ii) all prior tax distributions made by the Company to such holder.

(e)
Redemption Provisions

        At any time following September 30, 2011, the majority of certain groups that hold the Class A Units may request that the Company redeem all or a specified portion of such holders' Class A Units at a redemption price per Class A Unit that is equal to the greater of the unreturned Class A Capital with respect to such Class A Unit or the amount that a Class A Unit would be entitled to receive under the heading "Priority on Distributions" above in the event of a hypothetical sale of the

Company. In the event that certain holders of Class A Units request that the Company redeem all or a specified percentage of such holders' Class A Units, certain holders of Class B Units may request that the Company redeem a specified percentage of such holders' Class B Units. The Company does not believe that such redemption is probable as of June 30, 2007.

(f)
Class A and B Units

        There were no issuances or redemptions of Class A and Class B Units during the six months ended June 30, 2007.

(14)    Equity-Based Compensation

        The Company has four classes of equity units (Class C, Class D, Class E, and Class G Units) that have been issued as long-term incentive compensation to management and independent members of the board of directors. All classes are subject to the participation preferences and other rights of the Class A and B Unit capital as further described in note 13.

        In conjunction with the acquisition of CVC on September 30, 2005, the Company issued 104,432 Class C Units, 10,338,782 Class D Units and 14,500,000 Class E Units. In conjunction with the acquisition of Chanin on October 31, 2006, the Company issued 9,855,000 Class G Units. The Class C and D Units have certain five-year vesting provisions, as more precisely defined in the individual grant agreements. However, both classes have accelerated vesting in the case of a sale of the Company or a qualified liquidity event. In the case of an initial public offering, 25% of the units vest for each full year of continuous service from the date of issuance and 25% vest on each anniversary date after the event assuming that the holder remains employed by the Company. For the purposes of calculating periodic equity-based compensation expense, a five-year requisite service period has been assumed and expense is recognized using the straight-line allocation method. In the case of retirement, the units continue to vest so long as the individual does not compete with the Company. As a result, for the purpose of recognizing equity-based compensation expense only, full vesting has been assumed as of the date an individual becomes retirement-eligible and is recognized over the period from the date of grant to the retirement-eligible date, if this period is shorter than the requisite service period.

        Generally, twenty percent of the Class E Units vest on each anniversary of the date of issuance, so long as the holder remains employed by the Company. A select group of senior executives hold Class E Units whereby 50% of the units time vest and 50% of the units contain certain performance conditions for fiscal years ending 2006, 2007, and 2008. The performance conditions for fiscal year 2006 have been met. At each future reporting period, the Company will assess the probability of the likelihood that the remaining units will become eligible to vest. In addition, all of the time-vesting Class E Units will vest immediately upon the occurrence of a sale of the Company or a qualified liquidity event prior to the fifth anniversary of the date of issuance, so long as the holder remains employed with the Company, or, if the holder has retired, so long as the holder has not competed with the Company prior to such date. Upon a termination of such holder's employment other than for cause, unvested Class E Units will be forfeited for no consideration and vested Class E Units may be repurchased for a repurchase price equal to the fair market value of such Class E Units at the option of the Company. Upon a termination of such holder's employment for cause or if the holder resigns without good reason and then competes with the Company, all vested and unvested Class E Units will be forfeited without any consideration. For the purposes of calculating periodic equity-based compensation expense, a five-year service period has been assumed and graded vesting is used to allocate compensation expense. As a result, for the purpose of recognizing equity-based compensation expense only, full vesting has been assumed as of the date an individual becomes retirement-eligible and is recognized over the period from the date of grant to the retirement-eligible date, if this period is shorter than the requisite service period.

        The Class G Units have certain five-year vesting provisions, as more precisely defined in the individual grant agreements. The Class G Units have accelerated vesting in the case of a sale of the Company or a qualified liquidity event. In the case of an initial public offering, generally 20% of the units vest for each full year of continuous service from the date of issuance and 20% vest on each anniversary date after the event assuming that the holder remains employed by the Company. For the purpose of calculating periodic equity-based compensation expense, a five-year requisite service period has been assumed and expense is recognized using the straight-line allocation method. In the case of retirement, the units continue to vest so long as the individual does not compete with the Company. As a result, for the purpose of recognizing equity-based compensation expense only, full vesting has been assumed as of the date an individual becomes retirement-eligible and is recognized over the period from the date of grant to the retirement-eligible date, if this period is shorter than the requisite service period.

        There is no maximum contractual life of the Class C, D, E or G Units.

        As discussed above, the Class C, D, E, and G Units issued to personnel as long-term incentive compensation are not options, but rather fully participating units in the LLC.

        Information with respect to the six months ended June 30, 2007 equity-based compensation is detailed in the following tables below:

Class C Units	Number of Awards	Weighted- Average Fair Value
As of January 1, 2007	99,516	$143.91
Granted	—	—
Forfeited	—	—

Unvested as of June 30, 2007	99,516	$166.42

Awards vested during 2007	—	$—

Class D Units	Number of Awards	Weighted- Average Fair value
As of January 1, 2007	9,852,073	$1.38
Granted	—	—
Forfeited	—	—

Unvested as of June 30, 2007	9,852,073	$3.57

Awards vested during 2007	—	$—
Class E Units	Number of Awards	Weighted- Average Fair value
As of January 1, 2007	14,503,834	$1.38
Granted	1,272,000	1.87
Forfeited	(664,000)	1.56
Vested	(335,000)	2.96

Unvested as of June 30, 2007	14,776,834	$3.57

        The total fair value of Class E units vested during the first six months of 2007 was $991.

Class G Units	Number of Awards	Weighted- Average Fair value
As of January 1, 2007	9,855,000	$0.75
Granted	—	—
Forfeited	(519,582)	0.75
Vested	(153,751)	0.75

Unvested as of June 30, 2007	9,181,667	$3.23

        The total fair value of Class G units vested during the first six months of 2007 was $115.

        The Company accounts for equity-based compensation in accordance with the fair value provisions of SFAS 123(R). Principles of option pricing theory were used to calculate the fair value of the subject grants. Under this methodology, the Company's various classes of equity units are modeled as call options with distinct claims on the assets of the Company. The characteristics of the equity unit classes, as determined in the Company's unit grant and limited liability corporation (LLC) agreements, determine the uniqueness of each unit's claim on the Company's assets relative to each other and the other components of the Company's capital structure. Periodic valuations were performed during 2006, as of March 31, 2007 and as of June 30, 2007 in order to properly recognize equity-based compensation.

        During 2006, the Company's periodic business enterprise valuations increased as a result of the following significant factors:

  •
  the Company's positive financial performance relative to prior-year and sequential periods, and relative to initial internal budgets prepared by management. In particular, its revenues before reimbursable expenses for the years ended December 31, 2005 and December 31, 2006 increased from $73.9 million to $246.7 million, respectively, and its adjusted EBITDA for the years ended December 31, 2005 and December 31, 2006 increased from $10.8 million to $44.1 million, respectively. In addition, over the course of the period, the Company conducted periodic re-forecasts of its full-year results for 2006, which typically resulted in revised forecasts that were higher relative to the initial budget for the year;

  •
  meaningful progress with respect to development of stand-alone operational infrastructure, including technology, finance and human capital functions, as well as real estate, separate from McGraw-Hill, which had been providing many services with respect to these items pursuant to a transitional services agreement that was entered into between the Company and McGraw-Hill subsequent to the CVC acquisition;

  •
  entry into new service offerings and geographies, including the acquisition of Chanin (enabling the Company to expand its service offering to include financial restructuring advice to constituencies in the business reorganization process), further diversifying the Company's business and geographic mix and enhancing the Company's prospects for future growth;

  •
  increases in multiples of earnings of several of the Company's comparable publicly traded peers; and

  •
  greater visibility and likelihood, over the course of the period, with respect to the prospects for marketability of the Company's equity securities.

        During the six months ended June 30, 2007, the Company's periodic business enterprise valuations increased as a result of the following significant factors:

  •
  the Company's positive financial performance relative to prior-year and sequential periods, and relative to initial internal budgets prepared by management. In particular, its revenues before reimbursable expenses for the 12-month periods ended December 31, 2006 and June 30, 2007 increased from $246.7 million to $308.6 million, respectively, and its adjusted EBITDA for the 12-month periods ended December 31, 2006 and June 30, 2007 increased from $44.1 million to $66.1 million, respectively. In addition, over the course of the period, the Company conducted a re-forecast of its full-year results for 2007, which resulted in a revised forecast that was higher relative to the initial budget for the year;

  •
  completion of the development of stand-alone operational infrastructure, including technology, finance and human capital functions, as well as real estate, separate from McGraw-Hill, which had been providing many services with respect to these items pursuant to a transitional services agreement that was entered into between the Company and McGraw-Hill subsequent to the CVC acquisition. The Company believes that the creation of the Company's stand-alone infrastructure has and will continue to result in cost-savings and increased flexibility relative to being a party to the transitional services agreement;

  •
  continued expansion of service offerings and geographies, including the opening or ramp-up of new offices in Munich, Paris and Zurich, further diversifying the Company's business and geographic mix and enhancing the Company's prospects for future growth;

  •
  increases in multiples of earnings of several of the Company's comparable publicly traded peers; and

  •
  greater visibility and likelihood, over the course of the period, with respect to the prospects for marketability of the Company's equity securities.

        The equity unit valuations included the following key assumptions in the determination of fair value as of June 30, 2007:

June 30, 2007
Implied asset volatility	23%
Expected dividends	None
Risk-free rate	4.44%
Expected term of the units	0.125 years

        The Class C, D, and E Units contain certain repurchase provisions which could result in an award being settled in cash in the event of certain types of termination scenarios. These provisions were invoked during several repurchase instances during 2006 and the Company established a policy to repurchase units upon these occurrences. As a result, during 2006 and thereafter, the expense recognition for the C, D, and E Units is under variable accounting until the award is settled, as per SFAS 123(R). Settlement occurs at the time of exercise, forfeiture, repurchase, or at the point in time where the unitholder has borne sufficient risks and rewards of equity ownership, assumed as six-months and one-day post-vesting. The fair values of these units are re-valued at each reporting period and any change in value is recognized in current period expense, until settled. As such, the expense will no longer reside within additional paid-in capital, but within the current and long-term liabilities on the balance sheet. Upon settlement, the award will be re-classified from a liability award to an equity award.

        In all cases of graded vesting, equity-based compensation expense is being accrued through charges to operations over the respective vesting periods of the equity grants using the accelerated method of amortization. The total equity-based compensation expense recognized for the three and six months ended June 30, 2007 and 2006 were $16,509 and $29,839, respectively and $2,264 and $4,187, respectively. Because the Company is a LLC, no tax benefit has been recognized. As of June 30, 2007, the total unamortized compensation cost related to non-vested awards was $65,919. The weighted-average period over which this is expected to be recognized is 2.67 years.

 DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

June 30, 2007 and June 30, 2006
(In thousands, except unit amounts and as otherwise indicated)
(Unaudited)

(15)    Segment Information

        Segments are defined by SFAS 131 as components of a company in which separate financial information is available and is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance.

        During 2006, the Company determined that it provides services through two segments: Financial Advisory and Investment Banking. The Financial Advisory segment provides valuation advisory services, transaction advisory services, dispute and legal management consulting and specialty tax advisory services. The revenue model associated with this segment is generally based on time and materials. The Investment Banking segment provides merger and acquisition advisory services, transaction opinions and financial restructuring advisory services. The revenue model associated with this segment is generally based on fixed retainers, fixed fees and contingent fees upon the successful completion of a transaction. Segment operating income consists of revenues generated by the segment, less the direct and allocated costs of revenue and selling, general and administrative costs that are incurred by or allocated to the segment.

        The Company does not maintain separate balance sheet information by segment.

        Revenues including reimbursables attributable to international activities were $5,166 and $2,345 for the three months ended June 30, 2007 and 2006, respectively, and $9,525 and $5,028 for the six months ended June 30, 2007 and 2006, respectively. There were no inter-segment revenues during the six months ended June 30, 2007 or June 30, 2006. There were no material changes in the long-lived assets attributable to international operations subsequent to December 31, 2006.

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
Financial Advisory:
Revenues	$65,739	$44,822	$124,432	$85,078
Segment operating income	9,420	5,676	20,562	10,836
Segment operating income margin	14.3%	12.7%	16.5%	12.7%
Investment Banking:
Revenues	21,353	7,301	40,131	17,598
Segment operating income/(loss)	7,420	(562)	13,816	1,283
Segment operating income margin	34.7%	(7.7)%	34.4%	7.3%
Total Company:
Revenues	87,092	52,123	164,563	102,676
Reimbursable expenses	3,610	3,746	6,058	6,574

Total revenues and reimbursable expenses	$90,702	$55,869	$170,621	$109,250

Statement of operations reconciliation:
Total segment operating income	$16,840	$5,114	$34,378	$12,119
Charges not allocated at the segment level:
Net client reimbursable expenses	(70)	(89)	27	(235)
Equity-based compensation	16,509	2,264	29,839	4,187
Depreciation and amortization	2,295	2,127	4,398	4,048
Acquisition retention expenses	639	1,968	1,331	4,178

Operating income	(2,533)	(1,156)	(1,217)	(59)
Interest expense, net	1,451	1,286	2,742	2,442
Other income	(307)	(390)	(192)	(785)

Net loss before provision/(benefit) for income taxes	(3,677)	(2,052)	(3,767)	(1,716)
Provision/(benefit) for income taxes	605	2	946	(27)

Net loss	$(4,282)	$(2,054)	$(4,713)	$(1,689)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders of Duff & Phelps Acquisitions, LLC:

        We have audited the accompanying consolidated balance sheets of Duff & Phelps Acquisitions, LLC and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations and unitholders' equity/(deficit) and comprehensive income/(loss), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Duff & Phelps Acquisitions, LLC and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

        As discussed in the notes to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, as of January 1, 2005, and Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans as of December 31, 2006.

/s/ KPMG LLP

New York, New York
May 21, 2007

Independent Auditors' Report

The Board of Directors and Unitholders
Duff & Phelps Acquisitions, LLC:

        We have audited the accompanying consolidated statements of operations, cash flows and unitholders' (deficit)/equity for the periods from March 15, 2004 through December 31, 2004 and from January 1, 2004 through March 14, 2004 of Duff & Phelps, LLC. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board of the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the consolidated statements of operations, cash flows, and redeemable units and unitholders' (deficit)/equity for the periods from March 15, 2004 through December 31, 2004 and from January 1, 2004 through March 14, 2004 of Duff & Phelps, LLC.

/s/ Grant Thornton LLP

Chicago, Illinois
January 28, 2005, except for the 2004 income
tax disclosures in Note 9 to the
consolidated financial statements, as
to which the date is April 18, 2007

DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except unit amounts)

	December 31
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$59,132	$12,134
Accounts receivable, net	46,475	32,962
Unbilled services	14,199	10,269
Prepaid expenses	2,151	2,197
Other current assets	310	1,614

Total current assets	122,267	59,176
Property and equipment, net	15,609	6,870
Goodwill	98,314	84,105
Intangible assets, net	27,122	27,520
Other assets	4,719	3,621

Total assets	$268,031	$181,292

Liabilities and Unitholders' Equity/(Deficit)
Current liabilities:
Accounts payable	$6,858	$5,972
Accrued expenses	6,424	3,650
Accrued compensation and benefits	52,695	28,360
Deferred revenues	4,761	7,521
Equity-based compensation liability, current	3,241	—
Current portion of long-term debt	794	813

Total current liabilities	74,773	46,316
Long-term debt, less current portion	77,203	47,937
Equity-based compensation liability, long-term	11,566	—
Other long-term liabilities	10,471	2,923
Commitments and contingencies	—	—
Redeemable units:
Class A Units (liquidation preference of $1.64 per unit; issued and outstanding 50,689,190 and 50,628,215 units at December 31, 2006 and 2005, respectively)	80,458	80,358
Class B Units (liquidation preference of $1.64 per unit; issued and outstanding 24,161,835 and 24,428,571 units at December 31, 2006 and 2005, respectively)	11,515	11,695
Unitholders' equity/(deficit):
Class C Units (liquidation preference of $163.74 per unit; issued and outstanding 99,516 and 104,432 units at December 31, 2006 and 2005, respectively)	—	—
Class D Units (issued and outstanding 9,852,073 and 10,338,782 units at December 31, 2006 and 2005, respectively)	—	—
Class E Units (issued and outstanding 16,947,500 and 14,500,000 units at December 31, 2006 and 2005, respectively)	—	—
Class F Units (liquidation preference of $1.00 per unit; issued and outstanding 3,000,000 and zero units at December 31, 2006 and 2005, respectively)	1,710	—
Class G Units (issued and outstanding 9,855,000 and zero units at December 31, 2006 and 2005, respectively)	—	—
Additional paid-in capital—equity-based compensation	2,343	3,916
Accumulated other comprehensive loss	(248)	—
Retained earnings/(accumulated deficit)	(1,760)	(11,853)

Total unitholders' equity/(deficit)	2,045	(7,937)

Total liabilities and unitholders' equity/(deficit)	$268,031	$181,292

See accompanying notes to consolidated financial statements.

DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands)

	Successor			Predecessor
	Year ended December 31, 2006	Year ended December 31, 2005	Period from March 15, 2004 through December 31, 2004	Period from January 1, 2004 through March 14, 2004
Revenues	$246,742	$73,926	$24,995	$3,881
Reimbursable expenses	12,526	4,313	1,339	272

Total revenues	259,268	78,239	26,334	4,153

Direct client service costs:
Compensation and benefits (including $10,244 and $2,113 of equity-based compensation for 2006 and 2005, respectively)	146,926	44,387	15,545	2,861
Other direct client service costs	1,034	145	267	19
Acquisition retention expenses	6,003	11,695	—	—
Reimbursable expenses	12,685	4,541	1,339	272

Total direct client service costs	166,648	60,768	17,151	3,152

Operating expenses:
Selling, general, and administrative (including $3,790 and $1,803 of equity-based compensation for 2006 and 2005, respectively)	68,606	22,246	5,212	1,466
Depreciation and amortization	7,702	3,186	1,237	113
Merger and acquisition costs	—	2,138	—	—

Total operating expenses	76,308	27,570	6,449	1,579

Operating income/(loss)	16,312	(10,099)	2,734	(578)

Other (income)/expense:
Interest income	(556)	(137)	(43)	(3)
Interest expense	5,911	1,661	299	31
Other (income)/expense	(243)	542	—	—

Total other expenses, net	5,112	2,066	256	28

Income/(loss) before income tax expense	11,200	(12,165)	2,478	(606)
Provision for income taxes	701	330	63	12

Net income/(loss)	$10,499	$(12,495)	$2,415	$(618)

See accompanying notes to consolidated financial statements.

DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES
Consolidated Statements of Unitholders' Equity/(Deficit) and
Comprehensive Income/(Loss)

(In thousands, except unit amounts)

	Successor			Predecessor
	Balance as of December 31, 2006	Balance as of December 31, 2005	Balance as of December 31, 2004	Balance as of March 14, 2004
Unitholders' equity:
Class C Units at beginning-of-period	104,432	—	—	—
Issuance of units in conjunction with CVC acquisition	—	104,432	—	—
Repurchase of units	(4,916)	—	—	—

Class C Units at end-of-period	99,516	104,432	—	—

Class D Units at beginning-of-period	10,338,782	—	—	—
Issuance of units in conjunction with CVC acquisition	—	10,338,782	—	—
Forfeiture of units	(486,709)	—	—	—

Class D Units at end-of-period	9,852,073	10,338,782	—	—

Class E Units at beginning-of-period	14,500,000	—	—	—
Issuance of units in conjunction with CVC acquisition	—	14,500,000	—	—
Issuance of units to employees	4,795,000	—	—	—
Forfeiture of units	(2,347,500)	—	—	—

Class E Units at end-of-period	16,947,500	14,500,000	—	—

Class F Units at beginning-of-period	—	—	—	—
Issuance of units in conjunction with Chanin acquisition	3,000,000	—	—	—

Class F Units at end-of-period	3,000,000	—	—	—

Class F Units at beginning-of-period	$—	$—	$—	$—
Issuance of units in conjunction with Chanin acquisition	1,710	—	—	—

Class F Units at end-of-period	$1,710	$—	$—	$—

Class G Units at beginning-of-period	—	—	—	—
Issuance of units in conjunction with Chanin acquisition	9,855,000	—	—	—

Class G Units at end-of-period	9,855,000	—	—	—

	Successor			Predecessor
	Balance as of December 31, 2006	Balance as of December 31, 2005	Balance as of December 31, 2004	Balance as of March 14, 2004
Members' interests:
Members' interests at beginning-of-period	$—	$10,935	$—	$2,187
Change of control transaction	—	—	—	(2,187)
Issuance of interests in conjunction with Webster transaction	—	—	10,935	—
Issuance of interests in conjunction with Valuemetrics transaction	—	294	—	—
Issuance of interests	—	466	—	—
Conversion of interests to units in conjunction with CVC acquisition	—	(11,695)	—	—

Balance at end-of-period	—	—	10,935	—

Additional paid-in capital:
Balance at beginning-of-period	3,916	—	—	—
Reclassification of equity-based compensation due to variable accounting	(2,602)	—	—	—
Equity-based compensation	1,345	3,916	—	—
Repurchase of units	(316)	—	—	—

Balance at end-of-period	2,343	3,916	—	—

Accumulated other comprehensive loss:
Effect of adoption of SFAS No. 158	(515)	—	—	—
Currency translation adjustment	267	—	—	—

Balance at end-of-period	(248)	—	—	—

Retained earnings/(accumulated deficit):
Balance at beginning-of-period	(11,853)	2,415	—	(1,828)
Net income/(loss)	10,499	(12,495)	2,415	(618)
Change of control transaction	—	—	—	2,446
Distributions to unitholders	(406)	(1,773)	—	—

Balance at end-of-period	(1,760)	(11,853)	2,415	—

Total unitholders' equity/(deficit)	$2,045	$(7,937)	$13,350	$—

Comprehensive income/(loss):
Net income/(loss)	$10,499	$(12,495)	$2,415	$(618)
Currency translation adjustment	267	—	—	—

Total comprehensive income/(loss)	$10,766	$(12,495)	$2,415	$(618)

See accompanying notes to consolidated financial statements.

DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Successor			Predecessor
	Year ended December 31, 2006	Year ended December 31, 2005	Period from March 15, 2004 through December 31, 2004	Period from January 1, 2004 through March 14, 2004
Cash flows from operating activities:
Net income/(loss)	$10,499	$(12,495)	$2,415	$(618)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities
Depreciation and amortization	3,460	820	375	113
Amortization of intangibles	4,242	2,378	862	—
Amortization of deferred credits	(114)	—	—	—
Equity-based compensation	14,034	3,916	—	—
Allowance for doubtful accounts	1,409	374	146	—
Amortization of interest rate swap	(347)	—	—	—
Deferred income taxes	309	—	—	—
Changes in assets and liabilities:
Accounts receivable	(16,119)	(4,997)	(1,953)	1,199
Unbilled services	(3,280)	(4,731)	187	(262)
Prepaid expenses	273	(825)	(234)	4
Deferred credits	4,274	1,642	—	—
Other assets	(501)	(2,595)	—	—
Accounts payable	5,420	1,530	235	4
Accrued expenses	2,601	1,382	(194)	314
Accrued compensation and benefits	17,542	11,645	6,479	(3,438)
Deferred revenues	(2,761)	7,087	101	138

Net cash provided by/(used in) operating activities	40,941	5,131	8,419	(2,546)

Cash flows from investing activities:
Purchase of property and equipment	(10,804)	(3,420)	(400)	(19)
Business acquisitions, net of cash acquired	(11,085)	(121,361)	—	—

Net cash used in investing activities	(21,889)	(124,781)	(400)	(19)

Cash flows from financing activities:
Proceeds from issuance of equity units	200	81,118	—	—
Repurchase of equity units	(1,079)	—	—	—
Proceeds from issuance of debt	30,000	49,169	7,080	—
Repayments of debt	(650)	(9,012)	(1,490)	(60)
Principal payments under capital lease obligation	(386)	—	—	—
Decrease in borrowings under line of credit with affiliate	—	—	(2,000)	—
Distributions to unitholders	(406)	(1,773)	—	—

Net cash provided by/(used in) financing activities	27,679	119,502	3,590	(60)

Effect of exchange rate on cash and cash equivalents	267	—	—	—

Net increase/(decrease) in cash and cash equivalents	46,998	(148)	11,609	(2,625)
Cash and cash equivalents at beginning of year	12,134	12,282	673	3,298

Cash and cash equivalents at end of year	$59,132	12,134	12,282	673

Supplemental disclosure of cash flow activities:
Cash paid during the period for interest	$5,170	$381	$299	$30
Cash paid during the period for income taxes	902	91	47	—
Noncash financing and investing activities:
Property and equipment acquired under capital leases	$635	$—	$—	$—
Class F Units issued for business acquisition	1,710	—	—	—

See accompanying notes to consolidated financial statements

DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2006 and 2005

(In thousands, except unit amounts or as otherwise indicated)

1.    Description of Business

        Duff & Phelps Acquisitions, LLC and subsidiaries (the Company) is a holding company and the parent of Duff & Phelps, LLC, which is an independent financial advisory firm, offering a range of financial advisory and investment banking services, including valuation advisory services, transaction advisory services, dispute and legal management consulting, specialty tax advisory services, merger and acquisition advisory services, transaction opinions and financial restructuring advisory services. Duff & Phelps, LLC serves a full spectrum of multinational clients, including public and private corporations, private equity firms, law firms and public and private middle market companies.

2.    Summary of Significant Accounting Policies

        (a)    Organization and Basis of Presentation

        The Company, through its wholly owned subsidiary Duff & Phelps, LLC, acquired the assets of the Standard & Poor's Corporate Value Consulting (CVC) business from The McGraw Hill Companies, Inc. (McGraw Hill) on September 30, 2005. The Company was formed on September 30, 2005 to facilitate the financing and ownership of the combined companies. Prior to that date, these financial statements represent the operations of Duff & Phelps, LLC. The controlling owners of Duff & Phelps, LLC continued to retain majority ownership and rights after the transaction, resulting in no change in the basis of accounting. Therefore, the CVC acquisition was accounted for as a business combination by which the Company acquired CVC.

        Prior to March 15, 2004, Duff & Phelps, LLC was a majority owned subsidiary of Webster Financial Corporation (Webster). Webster owned approximately 73% of Duff & Phelps, LLC's outstanding equity interests. On March 15, 2004 Webster sold its interests in Duff & Phelps, LLC in a transaction more fully described in note 3 to these consolidated financial statements. That transaction constituted a change of control and required purchase accounting revaluation of Duff & Phelps, LLC's assets and liabilities. Accordingly, these financial statements reflect operations and cash flow statements before (Predecessor) and after (Successor) the impact of the March 15, 2004 transaction.

        (b)    Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

        (c)    Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Critical estimates include the amount of proportional performance under client engagements for the purposes of determining revenue recognition, accounts receivable and unbilled services valuation, incentive compensation, useful lives of intangible assets and the carrying value of goodwill and intangible assets.

        The Company is subject to uncertainties, such as the impact of future events, economic, environmental and political factors, and changes in the business climate; therefore, actual results may differ from those estimates. When no estimate in a given range is deemed to be better than any other when estimating contingent liabilities, the low end of the range is accrued. Accordingly, the accounting estimates used in the preparation of the Company's consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes. Changes in estimates are made when circumstances warrant. Such changes and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements.

        (d)    Reclassifications

        Certain amounts reported in previous years have been classified to conform to the fiscal 2006 presentation.

        (e)    Revenue Recognition

        The Company recognizes revenues in accordance with Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition. Revenue is recognized when persuasive evidence of an arrangement exists, the related services are provided, the price is fixed or determinable and collectibility is reasonably assured.

        Revenues are primarily generated from financial advisory and investment banking services. The Company typically enters into these engagements on a time and materials basis, a fixed fee basis or a contingent fee basis.

        Revenues from time and materials engagements are recognized as the hours are incurred by the Company's professionals.

        Revenues from fixed-fee engagements are recognized as the services are provided under a proportional performance method. The nature of services typically provided under fixed-fee engagements include (but are not limited to) purchase price allocations, goodwill and intangible asset impairment, international business combinations, option valuations, transfer pricing and litigation support services. Revenues for engagements under a proportional performance method are recognized based on estimates of work completed versus the total services to be provided under the engagement. Estimates of work completed are based on the level of services or billable hours provided by each member of the engagement team during the period relative to the estimated total level of effort or total billable hours required to perform the engagement. These estimates are continually monitored during the term of the contract and if appropriate are amended as the contract progresses.

        Revenue recognition is affected by a number of factors that change the estimated amount of work required to complete the project such as changes in scope, the staffing on the engagement and the level of client participation. Periodic engagement reviews require the Company to make judgments and estimates regarding the overall profitability and stage of project completion, which, in turn, affect how the Company recognizes revenue.

        Losses, if any, on fixed-fee engagements are recognized in the period in which the loss becomes probable and reasonably estimatable.

        In the absence of clear and reliable output measures, the Company believes that its method of recognizing service revenues, for contracts with fixed fees, based on hours of service provided represents an appropriate surrogate for output measures. The Company determined that an input-based approach was most appropriate because the input measures are deemed to be a reasonable substitute for output measures based on the performance of the Company's obligations to the customer, and due to the fact that an input-based approach would not vary significantly from an output measure approach. The Company believes this methodology provides a reliable measure of the revenue from the advisory services it provides to its customers under fixed-fee engagements given the nature of the consulting services the Company provides and the following additional considerations:

  •
  the Company is a specialty consulting firm;

  •
  the Company's engagements do not typically have specific interim deliverables or milestones;

  •
  the customer receives the benefit of the Company's services throughout the contract term;

  •
  the customer is obligated to pay for services rendered even if a final deliverable is not produced typically based on the proportional hours performed to date;

  •
  the Company does not incur setup costs; and

  •
  the Company expenses contract fulfillment costs, which are primarily compensation costs, as incurred.

        The Company recognizes revenue over the period that the services are provided in proportion to the delivery of services as measured by billable hours as this reflects the pattern in which obligations to the customer are filled and by which the customer receives the benefit of the service. Revenue is not recognized on a straight-line basis or upon completion as this is not reflective of the manner in which services are provided.

        The Company has engagements for which the revenues are contingent on successful completion of the project. Any contingent revenue on these contracts is not recognized until the contingency is resolved and payment is reasonably assured. Retainer fees under these arrangements are deferred and recognized ratably over the period in which the related service is rendered. Revenues from restructuring engagements that are performed with respect to cases in bankruptcy court are typically recognized one-two months in arrears from the month in which the services were performed unless there are objections and/or holdbacks mandated by court instructions. Costs related to these engagements are expensed as incurred.

        Revenues for contracts with multiple elements are allocated pursuant to Emerging Issues Task Force Issue 00-21, "Revenue Arrangements with Multiple Deliverables," based on the element's fair value. Fair value is determined based on the prices charged when each element is sold separately. Revenues are recognized in accordance with our accounting policies for the elements. Elements qualify for separation when the services have value on a stand-alone basis and fair value of the separate element exists. While determining fair value and identifying separate elements requires judgment, generally fair value and the separate elements are readily identifiable as the Company sells those elements individually outside of a multiple services engagement. Contracts with multiple elements are generally fixed-fee or time-and-materials engagements. Contracts are typically terminable by either party upon sufficient notification and do not include provisions for refunds relating to services provided.

        Differences between the timing of billings and the recognition of revenue are recognized as either unbilled services or deferred revenue in the accompanying consolidated balance sheets. Revenues recognized for services performed but not yet billed to clients have been recorded as unbilled services. Client prepayments and retainers are classified as deferred revenue and recognized as earned or ratably over the service period.

        Reimbursable expenses, including those relating to travel, other out of pocket expenses and any third party costs, of $12,526, $4,313 and $1,611 for the years ended December 31, 2006, 2005 and 2004, respectively, are included as a component of revenues. Expense reimbursements that are billable to clients are included in total revenues, and typically an equivalent amount of reimbursable expenses are included in total direct client service costs. Reimbursable expenses related to time and materials and fixed fee engagements are recognized as revenue in the period in which the expense is incurred and collectibility is reasonably assured.

        (f)    Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are recorded at face amounts less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts by calculating and recording a specified percentage of the individual open receivable balances. Specific allowances are also recorded based on historical experience, analysis of past due accounts, client creditworthiness and other current available information.

        The provision for doubtful accounts is recorded as a reduction in revenue to the extent the provision relates to fee adjustments and other discretionary pricing adjustments. To the extent the provision relates to a client's inability to make required payments on accounts receivables, the provision is recorded in operating expenses. The allowance for doubtful accounts totaled $1,856 and $447 as of December 31, 2006 and 2005, respectively.

        (g)    Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of receivables from clients. The Company performs ongoing credit evaluations of its major customers and maintains allowances for potential credit losses. No single client balance is considered large enough to pose a significant credit risk.

        (h)    Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

        (i)    Property and Equipment

        Property and equipment are recorded at cost, less accumulated depreciation. Property and equipment are depreciated using the straight line method based upon the following estimated useful lives: leasehold improvements—over the lesser of the estimated useful life of the asset or the remaining life of the lease; equipment and furniture—two to ten years; and software, computers and related equipment—two to five years.

        (j)    Goodwill and Indefinite-Lived Intangible Assets

        Goodwill represents the excess of purchase price and related acquisition costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Under the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Intangible Assets (SFAS 142), goodwill is required to be tested for impairment on an annual basis and between annual tests whenever indications of impairment exist. Impairment exists when the carrying amount of goodwill exceeds its implied fair value, resulting in an impairment charge for this excess. Goodwill is tested for impairment annually, or more often when certain events or circumstances indicate an impairment may exist.

        The Company evaluates goodwill for impairment using a two step impairment test approach at the reporting unit level. In the first step, the fair value for each of the Company's two reporting units is compared to its book value, including goodwill. If the fair value of the reporting unit is less than the book value, a second step is performed that compares the implied fair value of the reporting unit's goodwill to the book value of the goodwill. The fair value for the goodwill is determined based on the difference between the fair values of each of the two reporting units and the net fair values of the identifiable assets and liabilities of such reporting units. If the fair value of the goodwill is less than the book value, the difference is recognized as impairment. The Company has concluded that there has been no impairment of goodwill.

        The Company evaluates the remaining useful lives of intangible assets not being amortized each year to determine whether events or circumstances continue to support an indefinite useful life. There have been no changes in useful lives of indefinite-lived intangible assets.

        (k)    Acquisition Accounting

        Acquisitions are accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations (SFAS 141). SFAS 141 requires that the total cost of an acquisition be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition. The allocation of the purchase price is dependent upon certain valuations and other studies.

        (l)    Impairment of Long Lived Assets

        The Company evaluates long lived assets, including amortizable identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to forecasted undiscounted net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on discounted cash flows, appraised values or management's estimates, depending upon the nature of the assets. There has been no impairment of long lived assets.

        (m)    Fair Value of Financial Instruments

        The Company's financial instruments consist of cash and cash equivalents, derivatives, accounts receivable, accounts payable, accrued expenses, debt and other liabilities. As of December 31, 2006 and 2005 the fair value of these instruments approximated their carrying value.

        (n)    Foreign Currency Translation

        The Company's foreign operations use their local currency as their functional currency. Financial statements of foreign subsidiaries are translated into U.S. dollars using period end exchange rates for assets and liabilities and weighted average exchange rates for revenues and expenses. Adjustments resulting from translating net assets are reported as a separate component of accumulated other comprehensive income/(loss) within unitholders' equity under the caption currency translation adjustment. Transaction gains and losses were immaterial for each of the three years ended December 31, 2006.

        (o)    Other Comprehensive Income

        Comprehensive income is a measure of income which includes both net income and other comprehensive income or loss. Other comprehensive income or loss results from items deferred from recognition into the statement of operations. Accumulated other comprehensive loss is separately presented on the Company's balance sheet as part of unitholders' equity. Other comprehensive income/(loss) as a result of foreign currency translation adjustment was $267 in 2006, $0 in 2005 and $0 in 2004.

        (p)    Accounting for Equity-Based Compensation

        In December 2004, SFAS No. 123 (Revised), Share-Based Payment SFAS 123(R) was issued. SFAS 123(R) is a revision of SFAS No. 123, Accounting for Stock-Based Compensation and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The

Company elected to adopt SFAS 123(R) on January 1, 2005. Prior to that time, the Company accounted for equity-based compensation under APB 25.

        Equity-based compensation expense is based on fair value at the date of grant and is recognized over the requisite service period using the accelerated method of amortization for grants with graded vesting or using the straight line method for grants with cliff vesting.

        (q)    Income Taxes

        The Company complies with the requirements of the Internal Revenue Code that are applicable to limited liability companies (LLCs) that have elected to be treated as partnerships, which allow for complete pass through of taxable income or losses to the Company's unitholders, who are individually responsible for any federal tax consequences. Therefore, no federal tax provision is required in the Company's consolidated financial statements for each of the periods presented. The Company is subject to certain state and local taxes, and its international subsidiaries are subject to tax in their jurisdictions.

        Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects or changes in tax laws and rates on the date of enactment.

        (r)    Derivative Instruments

        The Company accounts for its derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments as either assets or liabilities in the statement of financial position based on their fair values. Changes in the fair values are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. Derivative instruments are designated and accounted for as either a hedge of a recognized asset or liability (fair value hedge) or a hedge of a forecasted transaction (cash flow hedge). For derivatives designated as effective cash flow hedges, changes in fair values are recognized in other comprehensive income. Changes in fair values related to fair value hedges as well as the ineffective portion of cash flow hedges are recognized in earnings. Changes in the fair value of the underlying hedged item of a fair value hedge are also recognized in earnings.

        During 2005, the Company entered into an interest rate swap agreement and has not applied hedge accounting to that instrument. Therefore, the interest rate swap has been marked to market with changes in fair value recorded in the accompanying consolidated statements of operations, and its carrying value equals fair value as of December 31, 2006 and 2005.

        The Company neither holds nor issues derivative financial instruments for trading purposes.

        (s)    Segment Reporting

        SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company provides services through two segments: Financial Advisory and Investment Banking. The Financial Advisory segment provides valuation advisory services, transaction advisory services, dispute and legal management consulting and specialty tax advisory services. The revenue model associated with this segment is generally based on time-and-materials. The Investment Banking segment provides merger and acquisition advisory services, transaction opinions and financial restructuring advisory services. The revenue model associated with this segment is generally based on fixed retainers, fixed fees and contingent fees upon the successful completion of a transaction.

        (t)    Recent Accounting Pronouncements

        In May 2005, SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS 154), was issued and is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 applies to all voluntary changes in accounting principles and to changes required by accounting pronouncements that do not contain transition provisions. SFAS 154 requires, among other things, the retrospective application to prior periods' financial statements of changes in accounting principles as opposed to including in net income the cumulative effect of the change in accounting principal in the period of adoption, which was the standard under Accounting Principles Board Opinion No. 20, Accounting Changes. There was no impact of the adoption of SFAS 154 on the Company's financial position or results of operations or cash flows.

        In June 2006, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS No. 109 (FIN 48), was issued and is effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company is organized as a LLC and as such no federal tax provision is required in the Company's consolidated financial statements. The Company is subject to certain state and local taxes and its international subsidiaries are subject to tax in their jurisdictions. The Company is currently evaluating the impact of FIN 48 on its financial position, results of operations and cash flows.

        In September 2006, the Securities and Exchange Commission issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 was issued to address diversity in practice in quantifying financial statement misstatements. Current practice allows for the evaluation of materiality on the basis of either (1) the error quantified as the amount by which the current year income statement was misstated (rollover method) or (2) the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (iron curtain method). The guidance provided in SAB 108 requires both methods to be used in evaluating materiality (dual approach). SAB 108 permits companies to initially apply its provisions either by (1) restating prior financial statements as if the dual approach had always been used or (2) recording the cumulative effect of initially applying the "dual approach" as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. There were no material matters warranting the Company's consideration under the provisions of SAB 108 and, therefore, the adoption of SAB 108 did not have an impact on the Company's financial position, results of operations or cash flows.

        In September 2006, SFAS No. 157, Fair Value Measurements (SFAS 157) was issued. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements in financial statements, but standardizes its definition and guidance in GAAP. Thus, for some entities, the application of this statement may change current practice. SFAS 157 will be effective for the Company beginning on January 1, 2007. The Company is currently evaluating the impact that the adoption of this statement may have on its financial position, results of operations and cash flows.

        In December 2006, the Company adopted the provisions of SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158). SFAS 158 requires that employers recognize on a prospective basis the funded status of an entity's defined benefit postretirement plan as an asset or liability in the financial statements, requires the measurement of defined benefit postretirement plan assets and obligations as of the end of the employer's fiscal year, and requires the recognition of the change in the funded status of defined benefit postretirement plans in other comprehensive income. SFAS 158 also requires additional disclosures in the notes to the financial statements. The effect of adopting SFAS 158 is further discussed in note 12.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that currently are not required to be measured at fair value. This is effective no later than fiscal years beginning on or after November 15, 2007. The Company is currently evaluating the impact this statement may have on its financial position, results of operations and cash flows.

3.    Significant Transactions

        (a)    Chanin Capital Partners LLC

        On October 31, 2006, the Company acquired the limited liability company units of Chanin Capital Partners LLC (Chanin), an investment bank providing restructuring advisory, merger & acquisition and corporate finance services. The acquisition of Chanin further diversifies the Company's revenue base and enables the Company to expand its service offering to include financial restructuring advice to constituencies in the business reorganization process, including debtors, senior and junior lenders, existing and potential equity investors and other interested parties. In addition, the acquisition provides potential cross-selling opportunities and access to new client relationships, particularly in the private equity and hedge fund markets. The purchase consideration consisted of initial cash consideration of $15,576 (subject to the completion of the final working capital adjustment), earn out payments equal to up to $5,000 for each of the three 12-month periods following the acquisition date (based solely on certain revenue performance thresholds), and the issuance of Class F Units of the Company with a stated preference value of $3,000 in the event of a liquidation or sale of the Company and a fair market value of $1,710. In addition, the Company incurred total fees and expenses associated with the acquisition of $1,026. The fair market value of the Class F Units was determined using a contingent claims analysis, which incorporated the business enterprise value as of the valuation date, assumptions such as time to initial public offering, asset volatility, and risk free rate. The valuation model used translated the Company's securities into a series of call options, such that the value of each security corresponds to the value of certain call option compositions. The Black Scholes formula was used to calculate the value of these call options. The initial cash consideration was financed through borrowings of $15,000 and cash on hand.

        Concurrent with the acquisition, the Company issued 9,855,000 Class G Units to 18 employees of Chanin. This grant of equity has been accounted for as equity-based compensation as the recipients have a required service commitment and therefore the grant is being expensed over the requisite service period. See note 15 for additional description of this equity-based compensation.

        The acquisition was recorded using the purchase method of accounting and the purchase price was allocated to net assets based on fair values as determined in accordance with SFAS 141. Excess purchase price of $14,125 was recognized as goodwill as a result of the acquisition.

        The purchase price, including the initial net working capital payment, was allocated to net assets acquired based on fair values as follows:

Current assets	$8,085
Property and equipment	339
Other assets	345
Liabilities	(8,426)
Goodwill	14,125
Customer backlog	1,791
Trade name	1,812
Non-compete agreements	241

Total	$18,312

        (b)    Standard & Poor's Corporate Value Consulting

        On September 30, 2005, the Company acquired substantially all of the assets and assumed certain liabilities of CVC. The acquisition of CVC substantially increases and diversifies the Company's revenue base, types of valuation and financial advisory service offerings provided and geographic coverage (particularly in Europe). In addition, the acquisition augments our management team and provides potential cross-selling opportunities and access to new client relationships, particularly with respect to large and multi-national corporate clients. The total cash purchase price was $118,667, which includes a final net working capital payment made in 2006 of $1,080. The acquisition was financed through borrowings of $50,000 and proceeds from the issuance of Class A Units of $82,900 (note 14). The proceeds from the issuance of Class A Units were reduced by $2,542 of equity issuance costs. In addition to the cash paid to effect the acquisition, the use of proceeds from these financing activities included the repayment of then outstanding senior secured notes of Duff & Phelps Holdings, LLC (the predecessor sole unitholder of the Company); payment of $3,168 in fees and expenses associated with the acquisition and related transactions; and general corporate purposes.

        The acquisition was recorded using the purchase method of accounting and the purchase price, including the final payment made in 2006, was allocated to net assets acquired based on fair values as follows:

Current assets	$30,825
Property and equipment	4,153
Other assets	624
Liabilities	(16,780)
Goodwill	74,695
Software	1,450
Customer Relationships	20,000
Other intangible assets	3,700

Total	$118,667

        In connection with the acquisition, the Company extended offers of employment to substantially all of the employees of CVC. The offers of employment to such employees included retention payments of $11,365 payable in installments of one third on each of the first three anniversary dates of the transaction under the condition that the individuals are still employed by the Company as of the anniversary date. The retention payments are being expensed over the service periods of such employees using the graded tranche method. Concurrent with the acquisition, the Company issued 104,432 Class C Units and 10,338,782 Class D Units to 57 managing directors of CVC. This grant of equity has been accounted for as equity-based compensation to the recipients and is being expensed over the requisite service period. See note 15 for additional description of this equity-based compensation.

        Excess purchase price of $74,695 was recognized as goodwill as a result of the acquisition. Other intangible assets include $20,000 attributable to customer relationships of CVC, which is being amortized over 15 years. Also included in other intangible assets are capitalized software, an assumed covenant not to compete and the rights to use the "S&P" and "Standard & Poor's" names and trademarks for specific transitional marketing purposes until June 30, 2006.

        (c)    Pro forma Information

        The following unaudited pro forma financial information for the years ended December 31, 2006 and 2005 gives effect to the acquisition by the Company of Chanin and CVC as if both acquisitions had occurred on January 1, 2005:

	2006	2005
	(unaudited)	(unaudited)
Total revenues	$278,035	$213,872
Net income	$7,680	$9,097

        The pro forma financial information above is not necessarily indicative of what the Company's consolidated results of operations actually would have been if the Chanin acquisition had been completed at the beginning of the period. In addition, the pro forma financial information above does not attempt to project the Company's future results of operations.

        The 2006 pro forma financial information reflects the following adjustments and assumptions:

            (i)    Additional equity-based compensation expense of $1,007 has been included to reflect the incremental full year impact of equity ownership units issued as part of the Chanin acquisition.

            (ii)    Additional amortization expense of $2,173 has been included in the year ending December 31, 2006, which represents the incremental intangible asset amortization expense based on the Company's estimates of the values and lives of acquired intangible assets.

            (iii)    Additional interest expense of $1,014 has been included to reflect the $15,000 seventy-one-month credit facility entered into in conjunction with the Chanin acquisition as if it occurred as of January 1, 2006.

            (iv)    Compensation with respect to the restructuring business has been reduced by $2,939 to reflect the agreement with the principals of Chanin that compensation for the restructuring business shall represent 50% of net revenue of the restructuring business.

            (v)    Elimination of $736 of expenses attributable to Chanin stock appreciation rights held by certain employees of Chanin.

        The 2005 pro forma financial information reflects the following adjustments and assumptions:

            (i)    The pro forma net income amounts exclude integration and other related one time expenses incurred in connection with the CVC acquisition of $13,832 for the year end December 31, 2005.

            (ii)    Additional equity-based compensation expense of $5,689 has been included to reflect the incremental full year impact of equity units issued as part of the CVC and Chanin acquisitions.

            (iii)    Additional amortization expense of $3,363 has been included in the year ended December 31, 2005 representing the incremental amortization expense based on the Company's estimates of the values and lives of acquired intangible assets in the CVC and Chanin acquisitions.

            (iv)    Compensation with respect to the restructuring business has been reduced by $2,250 to reflect the agreement with the principals of Chanin that compensation for the restructuring business shall represent 50% of net revenue of the restructuring business.

            (v)    Additional interest expense of $2,975 has been included to reflect the $80,000 seven year credit facility, as amended, entered into in conjunction with the CVC and Chanin acquisitions as if it occurred as of January 1, 2005.

            (vi)    Annual management fee expense of $850 has been included to reflect the full year impact of the fees as a result of the CVC transaction. Previously, only $213 of the expenses were recorded, representing the fees associated with the fourth quarter of the year ending December 31, 2005.

        (d)    Valuemetrics

        On January 1, 2005, Duff & Phelps Holdings, LLC acquired the assets of Valuemetrics Advisors, Inc. and Valuemetrics Capital, LLC (together, Valuemetrics) for initial cash consideration totaling $2,545, additional earn out payments of $1,127 and 2,600 Class C interests in Duff & Phelps Holdings, LLC valued at $294 based on the fair value of the units on the date of issuance. In addition, $45 of direct acquisition costs were also incurred. The transaction resulted in the Company recognizing intangible assets consisting of existing customer relationships and backlog with values of $490 and $30, respectively.

        (e)    Sale of Controlling Interest in Duff & Phelps, LLC

        On March 15, 2004, Webster sold its 73% ownership interest in Duff & Phelps, LLC to Duff & Phelps Holdings, LLC, formed by an investor group consisting of management and Lovell Minnick Partners, LLC, a private equity firm. Webster received $1,000 in cash, $7,000 in promissory notes and a payoff of $2,000 of the outstanding balance of the Duff & Phelps, LLC's line of credit with Webster. Duff & Phelps, LLC allocated the purchase price to assets and liabilities based on their estimated fair values, considering ownership interest in the assets and liabilities.

        The purchase price was allocated to net assets acquired based on fair values as follows:

Current assets	$4,283
Liabilities	(5,419)
Other assets	340
Property and equipment	537
Goodwill	5,929
Customer relationships	2,590
Backlog	830
Trade Name	3,120

Total	$12,210

4.    Allowance for Doubtful Accounts

        The activity in the allowance for doubtful accounts in the three years ended December 31, 2006 is as follows:

	Balance at January 1,	Bad debt expense	New provisions	Credits	Balance at December 31,
2004	$183	146	—	(146)	$183

2005	$183	—	709	(445)	$447

2006	$447	165	2,795	(1,551)	$1,856

The increased activity in the allowance for doubtful accounts for 2006 is due to the full-year impact of the CVC acquisition and the two-month impact of the Chanin acquisition. The new provision amount of $2,795 is due to a normal increase in the individual open receivable balances deemed to be at risk commensurate with the growth of the business.

5.    Property and Equipment

        Property and equipment as of December 31 consisted of the following:

	2006	2005
Leasehold improvements	$8,028	$3,148
Office furniture, computers, and equipment	11,713	4,815

	19,741	7,963
Less accumulated depreciation and amortization	(4,132)	(1,093)

Property and equipment, net	$15,609	$6,870

        Depreciation and amortization expense of property and equipment was $3,039, $706 and $488, respectively, for the three years ended December 31, 2006, 2005 and 2004.

6. Goodwill and Other Intangible Assets

        The following table summarizes the activity in goodwill by reporting unit for the years ended December 31:

	2006		2005
	Financial Advisory	Investment Banking	Financial Advisory	Investment Banking
Beginning balance	$74,936	$9,169	$—	$5,929
Changes due to acquisitions:
Chanin	—	14,125	—	—
CVC	(241)	—	74,936	—
Valuemetrics	—	325	—	3,240

Ending balance	$74,695	$23,619	$74,936	$9,169

        The following table summarizes other intangible assets for the years ended December 31:

	2006			2005
	Gross intangible	Accumulated amortization	Net intangible	Gross intangible	Accumulated amortization	Net intangible
CVC customer relationships	$20,000	$(1,667)	$18,333	$20,000	$(333)	$19,667
Other customer relationships	3,080	(821)	2,259	3,080	(513)	2,567
Indefinite-lived intangible	3,120	—	3,120	3,120	—	3,120
Trade name	1,812	(150)	1,662	—	—	—
Non-compete	3,041	(2,808)	233	2,800	(700)	2,100
Backlog	1,791	(276)	1,515	—	—	—
Other	1,760	(1,760)	—	1,760	(1,694)	66

Total intangible assets	$34,604	$(7,482)	$27,122	$30,760	$(3,240)	$27,520

        Customer backlog acquired in the Chanin acquisition is being amortized over an expected life of 13 months. Non compete agreements are being amortized over an expected life of five years. The Chanin trade name is being amortized over an expected life of two years.

        The Customer relationships asset acquired in the CVC acquisition is being amortized over an expected life of 15 years. Other customer relationships are being amortized over an expected life of 10 years. Other intangible assets were amortized over one year.

        Annual amortization expense for intangible assets for the years subsequent to 2006 are as follows:

Year ending December 31:
2007	$4,008
2008	2,343
2009	1,587
2010	1,587
2011	1,577
Thereafter	$12,900

        Total amortization expense for intangible assets was $4,242, $2,378 and $862, respectively, for the three years ended December 31, 2006, 2005 and 2004.

7. Lease Commitments

        The Company leases office facilities and equipment under noncancelable operating leases that expire at various dates through 2023 and that include fixed or minimum payments plus, in some cases, scheduled base rent increases over the terms of the lease. Certain leases provide for monthly payment of real estate taxes, insurance and other operating expenses applicable to the property.

        Future minimum annual lease payments, for the years subsequent to December 31, 2006 are as follows:

Year ending December 31:
2007	$12,720
2008	12,355
2009	11,217
2010	10,181
2011	8,890
Thereafter	$86,855

        The Company has various leases that contain incentives. The accompanying consolidated financial statements reflect all rent expense on a straight line basis over the term of the leases.

        Total rental expense for operating leases amounted to $10,501, $4,152 and $1,956 for the three years ended December 31, 2006, respectively.

8. Related-Party Transactions

        The Company paid Vestar Capital Partners and Lovell Minnick Partners, LLC $1,000 and $500, respectively, for services rendered in connection with securing, structuring and negotiating the equity and debt financing associated with the CVC acquisition on September 30, 2005. These fees were allocated to debt and equity issuance costs and appropriately allocated to the respective balance sheet accounts. The Company pays ongoing advisory and management fees to Vestar Capital Partners and Duff & Phelps Holdings, LLC. The total of such fees is $850 per year and is included in selling, general and administrative expenses in the accompanying statement of operations. The fees continue until there is either a liquidity event, an initial public offering or certain other conditions are met under the Company's LLC agreement.

9. Long-Term Debt

        In conjunction with the acquisition of CVC, the Company entered into a seven-year credit facility which expires October 1, 2012. The facility consists of a $50,000 seven-year term loan, a $15,000 delayed draw term loan, and a $20,000 six-year revolver loan. The Company incurs an annual commitment fee of 1/2 of 1% of the unused portion of the revolver and 1% on the unused portion of the delayed draw term loan. The debt is offset by $1,524 of debt discount, which is being amortized over the life of the debt. In addition, $1,145 of deferred debt issuance costs are included in other assets and are being amortized over the life of the debt.

        In conjunction with the acquisition of Chanin, the above credit facility was amended to allow for an additional $15,000 of term loan borrowings. In addition, $330 of deferred debt issuance costs is included in other assets and is being amortized over the life of the debt. Borrowings bear interest at LIBOR plus 2.75% and are secured by substantially all of the Company's assets. As of December 31, 2006, all amounts were drawn on the delayed draw term loan and no amounts were outstanding on the revolver. Pursuant to the terms of the credit facility, letters of credit in the amount of $3,384 have been issued on the account of the Company, primarily in connection with real estate leases, which amount reduces availability under the revolver.

        The credit facility includes customary events of default and covenants for maximum net debt to EBITDA, minimum interest coverage ratio and maximum capital expenditures. The Company was in compliance with the financial covenants as of December 31, 2006. The Company has an excess cash flow reporting covenant that requires a mandatory prepayment in an amount equal to half the excess cash flow if it is positive for fiscal year end 2006 or later. Excess cash flow was negative as of December 31, 2006. The Company obtained a waiver extending the delivery date of the financial statements and compliance certificate from 90 to 110 days following the last day of 2006.

        The Company has a $41,800 notional amount interest rate swap that effectively converted floating rate LIBOR payments to fixed payments at 4.94%. The swap agreement terminates September 30, 2010. The Company elected not to apply hedge accounting to this instrument. The estimated fair value of the interest rate swap is based on quoted market prices. The estimated fair value of the swap as of December 31, 2006 and 2005 resulted in an asset of $129 and a liability of $218, respectively. The Company recorded a gain and a loss of $347 and $218 for the two years ended December 31, 2006, respectively, for the change in fair value of the interest rate swap.

        Future principal maturities of long-term debt, which includes amounts borrowed in 2006, for the years subsequent to December 31, 2006 are:

2007	$794
2008	794
2009	794
2010	794
2011	794
2012	$75,383

10. Income Taxes

        As an LLC, members are individually responsible for federal income taxes that result from the operations of the Company. A provision for state, local and international income taxes has been provided in the accompanying consolidated financial statements. The LLC through its subsidiaries has operations in multiple states and in non U.S. locations. Several states impose an income or net profits tax. The provision includes a provision for a C corporation subsidiary. The provision is based on estimated state apportionment factors and actual state and local income and net profit tax rates.

        Components of income/(loss) before income tax for the three years ended December 31, 2006 are as follows:

	2006	2005	2004
U.S.	$13,246	$(11,887)	$1,872
Foreign	(2,046)	(278)	—

	$11,200	$(12,165)	$1,872

        Components of the income tax expense for the three years ended December 31, 2006 are as follows:

	2006	2005	2004
Current:
Federal	$12	$3	$—
Foreign	218	164	—
State	780	163	75

	1,010	330	75
Deferred	(309)	—	—

	$701	$330	$75

        The Company is subject to federal tax on a wholly owned C-corporation subsidiary; state income taxes that are directly attributable to the Company and not passed through to the members; and income tax on subsidiaries incorporated in non-U.S. locations. Deferred tax assets and liabilities consist of the following components at December 31, 2006 and 2005.

	2006	2005
Deferred current tax assets:
Compensation and benefits	$66	$30
Deferred rent	42	12
Other	10	22

	118	64

Deferred current tax liabilities:
Prepaid expenses	35	38

Total current assets and liabilities, net	83	26

Deferred long-term assets
Swap loss	9	4
Goodwill and other intangibles	163	(24)
Fixed assets	12	4
Financing fees	42	42
Net operating losses	799	165

	1,025	191

Total deferred tax assets and liabilities, net	1,108	217
Valuation allowance	(799)	(217)

Total deferred tax assets and liabilities	$309	$—

        In evaluating the reasonableness of the valuation allowance, management assesses whether it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. Ultimately, the realization of deferred tax assets is dependent upon generation of future taxable income during those periods in which temporary differences become deductible and/or credits can be utilized. To this end, management considers the level of historical taxable income, the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income. Based on these considerations management believes it is more likely than not that the Company will not realize the benefit of the deferred tax assets relating to certain net operating losses at December 31, 2006. The Company has approximately $2,750 of foreign net operating losses which are available on a carry forward basis in varying time frames in each jurisdiction ranging from 3 to 20 years.

        Under the Company's LLC Agreement, quarterly distributions to the members are to be made based on estimates of taxable income and assumptions about marginal tax rates. The tax distribution rate that has initially been set is 45% of cumulative taxable income. The Company is only required to make such distributions if cash is available for such purposes. Total tax distributions were $406, $0 and $0, respectively, for each of the three years ended December 31, 2006. In January 2007, the Company made a $12,220 aggregate tax distribution to its members.

11. Commitments and Contingencies

        The Company is involved in various claims or disputes arising in the normal course of business. Management does not believe that these matters would have a material adverse effect on the Company's financial position, results of operations, or liquidity.

12. Employee Benefit Plans

        The Company sponsors a qualified defined contribution 401(k) plan covering substantially all personnel. The plan was modified on October 1, 2005 such that individuals are entitled to make contributions up to 25% of their compensation subject to Internal Revenue Code limitations. The Company matches an amount equal to an individual's contribution up to 3% of the individual's salary and matches 50% of the individual's contribution up to the next 3% of salary. Prior to October 1, 2005, the plan allowed for participants to defer 1% to 15% of compensation subject to Internal Revenue Code limitations. All Company contributions are discretionary.

        In addition, the Company has established an unfunded, nonqualified defined contribution plan for certain individuals in which as of December 31 of each plan year there shall be credited to the participant's account an amount equal to 4.5% of the participant's compensation for such plan year in excess of the limitation on compensation under Section 401(a)(17) of the Internal Revenue Code. Payment of the benefit to a participant shall be made within 90 days following December 31 for the plan year in which the participant ceases to be employed by the Company or its subsidiaries. Interest on this plan is credited based on the annual rate of return of the ABN AMRO Income Plus Fund. The liability associated with this plan was $1,434 and $222, respectively, at December 31, 2006 and 2005.

        Company contributions to the plans for the three years ended December 31, 2006 were $2,889, $702 and $248, respectively, and are included in individual compensation and selling, general and administrative expenses on the Company's consolidated statements of operations.

13. Post-retirement Health Care Costs

        In connection with the CVC acquisition, the Company established a retiree health benefit for certain senior managers and their eligible dependents when the individual becomes eligible for these benefits by satisfying age and service requirements. This program contains cost sharing features such as deductibles and co insurance. The Company does not prefund this program and has the right to modify or terminate this benefit for the limited group of individuals covered by this program after October 1, 2015; as such, there were no contributions by the Company or participants and there were no plan assets at December 31, 2006 and 2005, respectively. In addition, the Company does not expect to make any contributions to the plan during 2007.

        Information with respect to our post retirement benefit plan subsequent to the adoption of SFAS 158 is as follows:

	2006	2005
Change in benefit obligation:
Beginning balance/plan inception	$653	$609
Service cost	55	13
Interest cost	36	8
Actuarial (gains)/losses	(59)	23

Benefit obligation at end of year	685	653

Unfunded status	(685)	(653)
Unrecognized prior service cost	551	597
Unrecognized net actuarial (gain)/loss	(36)	23

(Accrued)/pre-paid benefit cost	$(170)	$(33)

Unfunded projected benefit obligation	$(685)	$—
Additional liability	(515)	—
Intangible assets	—	—
Impact on retained earnings	(515)	—
(Benefit liability)/prepaid benefit cost	(685)	—
Impact of 1% increase in assumed health care trend:
Service cost plus interest cost	$12	$12
Benefit obligation	85	82
Effect of applying SFAS 158	Before application of SFAS 158	Adjustments	After application of SFAS 158
Other long-term liabilities	$170	$515	$685
Accumulated other comprehensive loss	267	(515)	(248)
Total unitholders' equity	$2,560	$(515)	$2,045

        The weighted average assumptions used to develop the actuarial present value of the projected benefit obligation included discount rates of 5.5% at December 31, 2006, 2005, and September 30, 2005, the measurement dates. The discount rate was based on the average yield of long-term corporate bonds with a credit rating of Aa as published by Moody's Investors Service for the measurement dates indicated above.

        The benefit program provides for flat dollar credits based on years of service and age at retirement. The liabilities for these retirees are valued assuming a 11.5% and 12.0% rate of increase in health care costs for the year ending December 31, 2007 and 2006, declining by one half of one percentage point per annum to 4.5% in the year ending December 31, 2021.

        The components of periodic benefit cost are as follows:

	2006	2005
Service cost	$55	$13
Interest cost	36	8
Amortization of prior service cost	47	12

Net periodic benefit cost	$138	$33

        The Company expects future benefit payments as follows:

2007	$—
2008	6
2009	10
2010	25
2011	28
2012 and beyond	$361

14. Capital Structure

  (a)
  General

        On September 30, 2005, the Company issued an aggregate of 50,628,215 Class A Units (the Class A Units), 24,428,571 Class B Units (the Class B Units), 104,432 Class C Units (the Class C Units), 10,338,782 Class D Units (the Class D Units) and 14,500,000 Class E Units (the Class E Units).

        The Company received proceeds of $82,900 relating to the issuance of the Class A Units, for a purchase price per Class A Unit equal to approximately $1.64. Class B Units were issued in exchange for all of the outstanding ownership of Duff & Phelps, LLC. The Company did not realize any proceeds relating to the issuance of the Class C Units, Class D Units or Class E Units, which were issued in consideration for services to be provided by the holders of such units.

        On October 31, 2006, the Company issued an aggregate of 3,000,000 Class F Units (the Class F Units) and 9,855,000 Class G Units (the Class G Units and together with the Class A Units, the Class B Units, the Class C Units, the Class D Units, the Class E Units and the Class F Units, the Units) in connection with the Chanin acquisition. The Class F Units have a capped preference value of $1.00 per unit, and are not participating profits units. The Company did not realize any proceeds relating to the issuance of the Class G Units, which were issued in consideration for services to be provided by the holders of such units.

  (b)    Voting

        Holders of the units (whether vested or unvested) are entitled to one vote for each unit held by such holder. In addition, the Company may not take certain specified actions (or permit any subsidiary to take such actions) without the consent of the holders of a majority of the Class A Units. Such actions include, among others, consummating a transaction that is deemed a change of control of the Company, acquiring an entity or assets for a purchase price in excess of $2,500, selling assets with a fair market value in excess of $1,500 in any twelve-month period, incurring indebtedness in excess of $5,000 in the aggregate or authorizing the issuance of any equity securities of the Company. In addition, the Company may not issue any equity securities that are junior to the Class A Units and either senior to or pari passu with the Class B Units without the consent of holders of a majority of the Class B Units, the Company may not issue any equity securities that are junior to the Class A Units and either senior to or pari passu with the Class C Units without the consent of holders of a majority of the Class C Units and the Company may not issue additional Class F Units or Class G Units without the consent of holders of a majority of the Class F Units.

  (c)    Priority on Distributions

        Distributions are made at such times as determined by the management committee of the Company. Distributions of $1,773 were made to the members of Duff & Phelps, LLC prior to the formation of the Company. The Class A Units and Class B Units (to the extent of the Class A Capital and the preferred Class B Capital (each as defined below)) rank pari passu with one another with respect to the return of invested capital and are senior in right to all other classes and series of the Company's equity securities with respect to distribution and redemptions and upon a liquidation or sale of the Company, including the Class B Units to the extent of the common Class B Capital (as defined below), the Class C Units, the Class D Units, the Class E Units, the Class F Units and the Class G Units. The Class A Units, the Class B Units and the Class C Units are entitled to a priority on distributions and redemptions upon a liquidation or sale of the Company, as well as a participating right to share pro rata in all distributions once the aggregate priority has been satisfied. The Class F Units are entitled only to a priority on distributions and redemptions upon a liquidation or sale of the Company. The Class D Units, the Class E Units and the Class G Units are profits interests that are entitled only to share pro rata in all distributions once distributions are equal to the floor price at which such units were issued. The priority of distributions, including upon a liquidation or sale of the Company, to holders of the Units as of December 31, 2006, including with respect to the Class C

Units, Class D Units, Class E Units and Class G Units, to the extent such units have vested, is described in more detail below:

  •
  First, $94,515 to the holders of Class A Units and Class B Units pro rata based on capital invested (e.g., $83,000 for the Class A Units (the Class A Capital) and $11,515 for the Class B Units (the preferred Class B Capital));

  •
  Second, $44,333 to the holders of Class B Units and the Class C Units pro rata based on capital invested (e.g., $28,038 for the Class B Units (the common Class B Capital and, together with preferred Class B Capital, the Class B Capital)) and $16,295 for the Class C Units (the Class C Capital);

  •
  Third, to the holders of Class A Units, Class B Units, Class C Units, Class D Units and Class E Units (that were issued based on a $140,000 floor price, as defined in the LLC agreement of the Company) pro rata based on the aggregate number of units held by each holder, until the cumulative aggregate distributions equal $175,000;

  •
  Fourth, $3,000 to the holders of the Class F Units;

  •
  Fifth, the remaining distribution proceeds shall be distributed to the holders of units (excluding class F Units) pro rata based on the aggregate number of Units held by each holder.

        Holders of unvested Class C Units, Class D Units, Class E Units and Class G Units are not entitled to any distributions described above, other than with respect to tax distributions (as further described below) until such units are vested. However, pursuant to the limited liability company agreement of the Company, the Company maintains a "catch up" account with respect to such unvested Class C Units, Class D Units, Class E Units and Class G Units, pursuant to which it deposits all distributions that would otherwise be payable to holders of such unvested units if such units were vested at the time of such distributions. Upon the vesting of such units, the Company will distribute the portion of the proceeds in the catch up account that are allocated with respect to each unvested Class C Unit, Class D Unit, Class E Unit and Class G to the holder thereof or, if such units are either forfeited or repurchased by the Company prior to vesting, to all holders of units in accordance with the distribution priority described above.

  (d)    Tax Distributions

        The Company distributes to each holder of the units on a periodic basis (to the extent it has cash available for distribution and is not otherwise prohibited from doing so) tax distributions in an amount equal to the excess of (i) the product of (a) the cumulative taxable income allocated by the Company to such holder in excess of the cumulative taxable loss allocated by the Company to such holder and (b) an assumed tax rate, over (ii) all prior tax distributions made by the Company to such holder.

  (e)    Redemption Provisions

        At any time following September 30, 2011, the majority of certain groups that hold the Class A Units may request that the Company redeem all or a specified portion of such holders' Class A Units at a redemption price per Class A Unit that is equal to the greater of the unreturned Class A Capital with respect to such Class A Unit or the amount that a Class A Unit would be entitled to receive under the heading "Priority on Distributions" above in the event of a hypothetical sale of the Company. In the event that certain holders of Class A Units request that the Company redeem all or a specified percentage of such holders' Class A Units, certain holders of Class B Units may request that the Company redeem a specified percentage of such holders' Class B Units. The Company does not believe that such redemption is probable as of December 31, 2006.

  (f)    Class A and B Units

        The following is the rollforward of activity of the Class A and B Units:

Class A Units, January 1, 2005	—	$—
Issuance of Class A Units	50,628,215	80,358

Class A Units, December 31, 2005	50,628,215	80,358
Issuance of Class A Units	121,951	200
Redemption of Class A Units	(60,976)	(100)

Class A Units at December 31, 2006	50,689,190	$80,458

Class B Units, January 1, 2005	—	$—
Conversion of interests to Class B Units in conjunction with CVC acquisition	24,428,571	11,695

Class B Units, December 31, 2005	24,428,571	11,695
Redemption of Class B Units	(266,736)	(180)

Class B Units at December 31, 2006	24,161,835	$11,515

15. Equity-Based Compensation

        The Company has four classes of equity units (Class C, Class D, Class E, and Class G Units) that have been issued as long-term incentive compensation to management and independent members of the board of directors. All classes are subject to the participation preferences and other rights of the Class A and B Unit capital as further described in note 14.

        In conjunction with the acquisition of CVC on September 30, 2005, the Company issued 104,432 Class C Units, 10,338,782 Class D Units and 14,500,000 Class E Units. In conjunction with the acquisition of Chanin on October 31, 2006, the Company issued 9,855,000 Class G Units.The Class C and D Units have certain five-year vesting provisions, as more precisely defined in the individual grant agreements. However, both classes have accelerated vesting in the case of a sale of the Company or a qualified liquidity event. In the case of an initial public offering, 25% of the units vest for each full year of continuous service from the date of issuance and 25% vest on each anniversary date after the event assuming that the holder remains employed by the Company. For the purposes of calculating periodic equity-based compensation expense, a five-year requisite service period has been assumed and expense is recognized using the straight line allocation method. In the case of retirement, the units continue to vest so long as the individual does not compete with the Company. As a result, for the purpose of recognizing equity-based compensation expense only, full vesting has been assumed as of the date an individual becomes retirement eligible and is recognized over the period from the date of grant to the retirement eligible date, if this period is shorter than the requisite service period.

Class C Units	Number of awards	Weighted average fair value
As of January 1, 2005	—	$—
Granted	104,432	60.88
Forfeited	—	—
Expired	—	—

As of December 31, 2005	104,432	60.88
Granted	—	—
Forfeited	—	—
Repurchased	(4,916)	96.85
Expired	—	—

As of December 31, 2006	99,516	$143.91

The total fair value of Class C Units vested during 2006 was $476.

Class D Units	Number of awards	Weighted average fair value
As of January 1, 2005	—	$—
Granted	10,338,782	0.68
Forfeited	—	—
Expired	—	—

As of December 31, 2005	10,338,782	0.68
Granted	—	—
Forfeited	(486,709)	0.65
Repurchased	—	—
Expired	—	—

As of December 31, 2006	9,852,073	$1.38

        Generally, twenty percent of the Class E Units vest on each anniversary of the date of issuance, so long as the holder remains employed by the Company. A select group of senior executives hold Class E Units whereby 50% of the units time vest and 50% of the units contain certain performance conditions for fiscal years ending 2006, 2007, and 2008. The performance conditions for fiscal year 2006 have been met. At each future reporting period, the Company will assess the probability of the likelihood that the remaining units will become eligible to vest. In addition, all of the time vesting Class E Units will vest immediately upon the occurrence of a sale of the Company or a qualified liquidity event prior to the fifth anniversary of the date of issuance, so long as the holder remains employed with the Company, or, if the holder has retired, so long as the holder has not competed with the Company prior to such date. Upon a termination of such holder's employment other than for cause, unvested Class E Units will be forfeited for no consideration and vested Class E Units may be repurchased for a repurchase price equal to the fair market value of such Class E Units at the option of the Company. Upon a termination of such holder's employment for cause or if the holder resigns without good reason and then competes with the Company, all vested and unvested Class E Units will be forfeited without any consideration. For the purposes of calculating periodic equity-based compensation expense, a five-year service period has been assumed and graded vesting is used to allocate compensation expense. As a result, for the purpose of recognizing equity-based compensation expense only, full vesting has been assumed as of the date an individual becomes retirement eligible and is recognized over the period from the date of grant to the retirement eligible date, if this period is shorter than the requisite service period.

Class E Units	Number of awards	Weighted average fair value
As of January 1, 2005	—	$—
Granted	14,500,000	0.68
Forfeited	—	—
Expired	—	—

Outstanding as of December 31, 2005	14,500,000	0.68
Awards vested during 2005	—	—
Granted	4,795,000	0.68
Forfeited	(2,347,500)	0.73
Vested	(2,443,666)	1.38
Expired	—	—

As of December 31, 2006	14,503,834	$1.38

        The total fair value of Class E Units vested during 2006 was $3,372. The Class G Units have certain five-year vesting provisions, as more precisely defined in the individual grant agreements. The Class G Units have accelerated vesting in the case of a sale of the Company or a qualified liquidity event. In the case of an initial public offering, generally 20% of the units vest for each full year of continuous service from the date of issuance and 20% vest on each anniversary date after the event assuming that the holder remains employed by the Company. For the purpose of calculating periodic equity-based compensation expense, a five-year requisite service period has been assumed and expense is recognized using the straight line allocation method. In the case of retirement, the units continue to vest so long as the individual does not compete with the Company. As a result, for the purpose of recognizing equity-based compensation expense only, full vesting has been assumed as of the date an individual becomes retirement eligible and is recognized over the period from the date of grant to the retirement eligible date, if this period is shorter than the requisite service period.

Class G Units	Number of awards	Weighted average fair value
As of January 1, 2006	—	$—
Granted	9,855,000	0.75
Forfeited	—	—
Expired	—	—

As of December 31, 2006	9,855,000	$0.75

        There is no maximum contractual life of the Class C, D, E or G Units.

  (a)    Additional Management Equity-Based Compensation

        As part of the change of control transaction described in note 3 to these consolidated financial statements, certain members of management received a total of 7,979 equity ownership units in Duff & Phelps Holdings, LLC. The units were granted on March 15, 2004 as part of the transactions executed on that date. Management members were not required to pay or exchange value for these units. The terms of the units provided that the units initially had limited rights and that full rights to participate in profits and distributions of the Company only occurred to the extent that certain performance targets were met.

        Since the number of units that would ultimately receive full rights was unknown at the date of grant, this equity grant has been accounted for as a variable equity-based compensation award under APB 25 from the time of grant through September 30, 2005. Accordingly, the Company has expensed the fair value of these grants using its best estimates of the performance measures. Those estimates assumed that the units would become fully participating at the earliest possible date under the terms of the grant.

        As part of the CVC acquisition on September 30, 2005, these grants were substantially amended. Fifty percent of the 7,979 units were converted to time based awards so that the units had full rights to distributions and profits for 2006. The remaining fifty percent were subject to revised performance conditions.

        Since the Company adopted SFAS 123(R) as of January 1, 2005, the modification to these grants has been accounted for as new grants as of September 30, 2005. All 7,979 units remain outstanding as of December 31, 2006. The Company has valued the grants at the fair value inherent in the CVC acquisition and financing. The performance conditions in the revised grants were met in 2006.

  (b)    Valuation Methodology

        The Company accounts for equity-based compensation in accordance with the fair value provisions of SFAS 123(R). Principles of option pricing theory were used to calculate the fair value of the subject grants. Under this methodology, the Company's various classes of equity units are modeled as call options with distinct claims on the assets of the Company. The characteristics of the equity unit classes, as determined in the Company's unit grant and LLC agreements, determine the uniqueness of each unit's claim on the Company's assets relative to each other and the other components of the Company's capital structure. Periodic valuations were performed during 2006 in order to properly recognize equity-based compensation.

        During 2006, the Company's periodic business enterprise valuations increased as a result of the following significant factors:

  •
  the Company's positive financial performance relative to prior-year and sequential periods, and relative to initial internal budgets prepared by management. In particular, its revenues before reimbursable expenses for the years ended December 31, 2005 and December 31, 2006 increased from $73.9 million to $246.7 million, respectively, and its adjusted EBITDA for the years ended December 31, 2005 and December 31, 2006 increased from $10.8 million to $44.1 million, respectively. In addition, over the course of the period, the Company conducted periodic re-forecasts of its full-year results for 2006, which typically resulted in revised forecasts that were higher relative to the initial budget for the year;

  •
  meaningful progress with respect to development of stand-alone operational infrastructure, including technology, finance and human capital functions, as well as real estate, separate from McGraw-Hill, which had been providing many services with respect to these items pursuant to a transitional services agreement that was entered into between the Company and McGraw-Hill subsequent to the CVC acquisition;

  •
  entry into new service offerings and geographies, including the acquisition of Chanin (enabling the Company to expand its service offering to include financial restructuring advice to constituencies in the business reorganization process), further diversifying the Company's business and geographic mix and enhancing the Company's prospects for future growth;

  •
  increases in multiples of earnings of several of the Company's comparable publicly traded peers; and

  •
  greater visibility and likelihood, over the course of the period, with respect to the prospects for marketability of the Company's equity securities.

        The equity unit valuations included the following key assumptions in the determination of fair value:

	2006	2005
Implied asset volatility	45%	63%
Expected dividends	None	None
Risk-free rate	5.00%	4.18%
Expected term of the units	0.8 years	2 years

        As discussed above, the Class C, D, E, and G Units issued to personnel as long-term incentive compensation are not options, but rather fully participating units in the LLC.

  (c)    Equity-Based Compensation Expense

        The Class C, D, and E Units contain certain repurchase provisions which could result in an award being settled in cash in the event of certain types of termination scenarios. These provisions were invoked during 2006 and the Company established a policy to repurchase units upon these occurrences. As a result, during 2006, the expense recognition for the C, D, and E Units is under variable accounting until the award is settled, as per SFAS 123(R). Settlement occurs at the time of exercise, forfeiture, repurchase, or at the point in time where the unitholder has borne sufficient risks and rewards of equity ownership, assumed as six months and one day post vesting. The fair values of these units are re-valued at each reporting period and any change in value is recognized in current period expense, until settled. As such, the expense will no longer reside within additional paid in capital, but within the current and long-term liabilities on the balance sheet. Upon settlement, the award will be re classified from a liability award to an equity award. The Company expects to repurchase between 100,000 and 200,000 units in 2007.

        In all cases of graded vesting, equity-based compensation expense is being accrued through charges to operations over the respective vesting periods of the equity grants using the accelerated method of amortization. The total equity-based compensation expense recognized for the years ended December 31, 2006 and 2005 was $14,034 and $3,916, respectively. Because the Company is a LLC, no tax benefit has been recognized. At December 31, 2006, the total unamortized compensation cost related to non vested awards was $43,119. The weighted average period over which this is expected to be recognized is 3.10 years.

16. Segment Information

        Segments are defined by SFAS 131 as components of a company in which separate financial information is available and is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance.

        During 2006, the Company determined that it provides services through two segments: Financial Advisory and Investment Banking. Results for 2005 have been adjusted to reflect this determination, which was made as a result of the evolution and growth of the Company's investment banking business, particularly after the acquisition of Chanin. The Financial Advisory segment provides valuation advisory services, transaction advisory services, dispute and legal management consulting and specialty tax advisory services. The revenue model associated with this segment is generally based on time-and-materials. The Investment Banking segment provides merger and acquisition advisory services, transaction opinions and financial restructuring advisory services. The revenue model associated with this segment is generally based on fixed retainers, fixed fees and contingent fees upon the successful completion of a transaction. Segment operating income consists of revenues generated by the segment, less the direct and allocated costs of revenue and selling, general and administrative costs that are incurred by or allocated to the segment.

        The Company does not maintain separate balance sheet information by segment.

        Revenues including reimbursable expenses attributable to international activities were $12,223 for the year ended December 31, 2006, and $1,784 for the year ended December 31, 2005. Long-lived assets attributable to international activities were $2,464 for the year ended December 31, 2006, and

$195 for the year ended December 31, 2005. The Company did not have any international activity in 2004. There were no inter-segment revenues during 2006 or 2005.

	Year ended December 31,
	2006	2005	2004
Financial Advisory:
Revenues	$189,486	$35,460	$—
Segment operating income	27,045	5,846	—
Segment operating income margin	14.3%	16.5%	—
Investment Banking:
Revenues	57,256	38,466	28,876
Segment operating income	17,165	5,217	3,506
Segment operating income margin	30.0%	13.6%	12.1%
Total Company:
Revenues	246,742	73,926	28,876
Reimbursable expenses	12,526	4,313	1,611

Total revenues and reimbursable expenses	$259,268	$78,239	$30,487

Statement of operations reconciliation:
Total segment operating income	$44,210	$11,063	$3,506
Charges not allocated at the segment level:
Net client reimbursable expenses	159	228	—
Equity-based compensation	14,034	3,916	—
Depreciation and amortization	7,702	3,186	1,350
Acquisition retention expenses and merger and acquisition costs	6,003	13,832	—

Operating income/(loss)	16,312	(10,099)	2,156
Interest expense, net	5,355	1,524	284
Other (income)/expense	(243)	542	—

Net income/(loss) before provision for income taxes	11,200	(12,165)	1,872
Provision for income taxes	701	330	75

Net income/(loss)	$10,499	($12,495)	$1,797

Independent Auditors' Report

The Members of Chanin Capital Partners LLC:

        We have audited the accompanying consolidated statements of operations and cash flows of Chanin Capital Partners LLC and subsidiaries, a majority owned subsidiary of Jeffrey Chanin and Company, for the ten-months ended October 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

        In our opinion, the consolidated statements of operations and cash flows for the ten-month period ended October 31, 2006 present fairly, in all material respects, the results of operations and cash flows of Chanin Capital Partners LLC and subsidiaries for the ten-months ended October 31, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Los Angeles, California
May 22, 2007

CHANIN CAPITAL PARTNERS LLC AND SUBSIDIARIES
(A Majority Owned Subsidiary of Jeffrey Chanin and Company)

Consolidated Statement of Operations

Ten-Months ended October 31, 2006
(In thousands)

Revenues:
Advisory fees	$17,386
Reimbursable expenses	1,381

Total revenues	18,767

Direct client service costs:
Employee compensation and benefits	11,957
Equity-based compensation	736
Commissions	1,344
Reimbursable expenses	1,872

Total direct client service costs	15,909

Operating expenses:
General and administrative	871
Marketing	894
New business	220
Professional fees	1,881
Occupancy and equipment rental	1,033
Licenses and fees	60
Other	33
Depreciation	191

Total operating expenses	5,183

Operating loss	(2,325)
Other income:
Interest income and other	116

Income loss before income taxes	(2,209)
Provision for income taxes	91

Net loss	$(2,300)

See accompanying notes to consolidated financial statements.

CHANIN CAPITAL PARTNERS LLC AND SUBSIDIARIES
(A Majority Owned Subsidiary of Jeffrey Chanin and Company)

Consolidated Statement of Cash Flows

Ten-Months ended October 31, 2006
(In thousands)

Cash flows from operating activities:
Net loss	$(2,300)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	191
Deferred rent	(28)
Equity-based compensation	736
Changes in operating assets and liabilities:
Accounts receivable	956
Other assets	(50)
Prepaid expenses	(3,695)
Deposits and other assets	30
Related party receivable	(92)
Accounts payable and other	864
Deferred revenue	(10)
Compensation payable	(3,041)

Net cash used in operating activities	(6,439)

Cash flows from investing activities:
Note receivable collection	183
Purchases of fixed assets	(73)

Net cash provided by investing activities	110

Cash flows from financing activities:
Investment in certificate of deposit	(97)
Contribution made by parent company	5,556

Net cash provided by financing activities	5,459

Net decrease in cash and cash equivalents	(870)
Cash and cash equivalents, beginning of period	6,188

Cash and cash equivalents, end of period	$5,318

Supplemental disclosure of cash flow information
Cash paid during the year for:
Income taxes	$91

See accompanying notes to consolidated financial statements.

CHANIN CAPITAL PARTNERS LLC AND SUBSIDIARIES
(A Majority Owned Subsidiary of Jeffrey Chanin and Company)

Notes to Consolidated Financial Statements

October 31, 2006
(In thousands except unit amounts)

(1)    Description of Business

        Chanin Capital Partners LLC and subsidiaries (the Company), a majority owned subsidiary of Jeffrey Chanin and Company, is a holding company and parent company of Chanin & Company LLC, Chanin Capital LLC (Chanin Capital) and Chanin Advisors LLC. The Company is an investment bank providing restructuring advisory, merger & acquisition and corporate finance services. Chanin Capital LLC is a registered broker-dealer in securities under the Securities Act of 1934, and is a member of the National Association of Securities Dealers (NASD).

(2)    Summary of Significant Accounting Policies

  (a)    Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

  (b)    Cash and Cash Equivalents

        The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  (c)    Accounts Receivable

        Accounts receivable consist of amounts due from customers for advisory services performed. Management of the Company monitors the collectibility of receivables and specifically identifies doubtful accounts. When it is determined that specific accounts will remain uncollectible, the Company writes off these amounts. The Company wrote off $4 in accounts receivable during the period.

  (d)    Fixed Assets and Depreciation

        Fixed assets consist of office equipment, leasehold improvements, and furniture and fixtures recorded at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the related assets, which range from three to five years.

  (e)    Revenue Recognition

        The Company recognizes revenues in accordance with Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition. Revenue is recognized when persuasive evidence of an arrangement exists, the related services are provided, the price is fixed or determinable and collectibility is reasonably assured.

        Revenues are primarily generated from restructuring and investment banking services. The Company typically enters into these engagements on a monthly fee basis, a fixed-fee basis or contingent-fee basis.

        The Company performs restructuring services in which the Company is entitled to and records a monthly fee when services are rendered and collectibility is reasonably assured.

        Fixed-fee engagements (i.e. solvency opinions, valuation opinions, etc.) are recorded when the services are delivered and collectibility is reasonably assured.

        The Company has engagements for which the revenues are contingent on successful completion of the project. Any contingent revenue on these contracts is not recognized until the contingency is resolved and payment is reasonably assured. Retainer fees under these arrangements are deferred until the assignment is completed or terminated. Costs related to these engagements are expensed as incurred.

        Reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third party costs are billed to the customer and are included as a component of revenues.

        In certain circumstances, the Company pays commissions for business development opportunities or for consulting services provided from non-affiliated entities in connection with such financial advisory and capital market services. Such commissions are recorded in direct client service costs in the accompanying statement of operation.

  (f)    Concentration of Revenue

        During the ten-months ended October 31, 2006, 10% of advisory fees were derived from one nonaffiliated restructuring assignment.

  (g)    Advertising Expenses

        Advertising expenses are recorded in the marketing expenses and amounted to $197 for the period. The Company recognizes advertising expenses when the advertising takes place.

  (h)    Taxes

        The Company is a limited liability company for income tax purposes. As a limited liability company, members are individually responsible for income taxes that result from the operations of the Company. Under federal and California state law, the taxable income or loss of a limited liability company is allocated to each member based on his ownership interest. The member's tax status, in turn, determines the appropriate income tax for his allocated share of taxable income or loss. The Company is subject to immaterial California franchise tax for limited liability companies and New York State and City business taxes, which have been recorded in the accompanying consolidated financial statements. The Company shall continue in existence until July 31, 2050 unless terminated sooner.

  (i)    Use of Estimates

        The preparation of accompanying financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)    Commitments and Contingencies

        The Company leases office facilities and equipment under non-cancelable operating leases that expire at various dates through 2011 and that includes fixed or minimum payments plus, in all cases, scheduled base rent increases over the terms of the lease. Certain leases provide for monthly payment of real estate taxes, insurance and other operating expenses applicable to the property. Future minimum rental payments at December 31, 2006 are as follows:

Amount
Year ending December 31:
2006	$1,199
2007	1,140
2008	1,010
2009	701
2010	467

$4,517

        The Company has various leases that contain incentives. The lease incentives are being amortized on a straight-line basis over the lease term. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Total rent expense for the ten months ended October 31, 2006 was $937.

  Litigation

        The Company from time to time is named in legal actions arising in the ordinary course of business. No known litigation was outstanding as of October 31, 2006.

(4)    Regulated Subsidiary

        Chanin Capital is subject to the Securities and Exchange Commission's "Uniform Net Capital Rule," Rule 15c3-1, which requires Chanin Capital to maintain minimum net capital, as defined, and may not permit its aggregated indebtedness, as defined, to exceed 15 times its net capital. At October 31, 2006, under the most restrictive requirement, Chanin Capital reported net capital of $2,374 which is $2,368 in excess of its net capital requirement of $6. Chanin Capital's ratio of aggregate indebtedness to net capital was 3.7% to 1.

(5)    Stock Appreciation Rights

        Under the Company's Stock Appreciation Rights Plan (the SAR Plan), approved by the Company on January 1, 2001, the Company may award up to 10,000,000 SAR award units to employees under the SAR Plan. The purpose of the SAR Plan is to attract and retain key management employees of the Company and to provide such persons with a proprietary interest in the Company through the granting of SAR units of common units of the Company (SAR Units). The SAR Plan is administered by the owners of the Company, which at its sole discretion grants SAR Units. The SAR Units vest after five years assuming that the holder remains employed by the Company and, at that point, are exchangeable into cash or limited liability company units of the Company, at the discretion of the Company and have a contractual term of ten years. In addition, upon a change of control the units may be converted to common units of the Company. For the purposes of calculating periodic equity-based compensation expense, a five-year requisite service period has been assumed and expense is recognized using the straight-line allocation method. The total fair value of SAR Units vested in 2006 was $669.

        SAR Units activity for the ten-months ended October 31, 2006 was as follows:

	Stock Appreciation Rights	Weighted- Average Exercise Price
Outstanding award balance, January 1, 2006	2,202,647	$(0.073)
Granted	1,783,600	(0.059)
Exercised	—	—
Forfeited	(1,139,536)	(0.087)

Outstanding award balance October 31, 2006	2,846,711	$(0.058)

	Stock Appreciation Rights	Weighted- Average Fair value
Vested award balance, October 31, 2006	312,500	$2.14

        The Company accounts for share-based compensation in accordance with the provisions of SFAS No. 123 (Revised), Share-Based Payment, (SFAS 123(R)) and has selected the intrinsic value method for liability classified awards. For purposes of calculating the intrinsic value of the subject units, the fair value of the purchase price paid for Chanin Capital Partners LLC by Duff & Phelps Acquisitions (Duff & Phelps) was used to determine the intrinsic value of the units as of October 31, 2006. Per SFAS 123(R), fair value is defined as the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale. The sale of the Company on November 1, 2006 to Duff & Phelps, as fully described in note 8 to the financial statements, represents the most reliable measure of fair value at that point in time.

        The SAR Units contain provisions which could result in an award being settled in cash. As a result, these awards are liability classified and compensation cost is remeasured at each reporting period based on the awards' intrinsic value. The fair values of these units were re-valued as of October 31, 2006 and the change in value was recognized in the current period expense. The total equity-based compensation expense recognized for the ten months ended October 31, 2006 was $736. As a result of the sale of the Company, all outstanding SAR units vested and were settled with the proceeds received.

(6)    Related-Party Transaction

        The Company provided overhead and administrative support to Balmoral Advisors LLC (Balmoral). Balmoral and the Company are related through common ownership. The overhead fee is

$112 during the period and is included in operating expenses in the accompanying consolidated statement of operations.

(7)    401(k) Profit Sharing Plan

        The Company has established a 401(k) Profit Sharing Plan (the Plan) that covers substantially all employees. To become a participant in the Plan, an employee must complete three months of service. Employees may contribute to the Plan up to $15, subject to certain limitations established by the Internal Revenue Service. As defined by the plan document, employer contributions are discretionary and do not vest until three years of continuous service are completed. No employer contribution was made during the ten-months ended October 31, 2006.

(8)    Subsequent Events

        Effective November 1, 2006 Chanin Capital Partners LLC was purchased by Duff & Phelps Acquisitions, LLC (Duff & Phelps), a Delaware Limited Liability Company. Duff & Phelps acquired the limited liability company units of Chanin Capital Partners LLC. The purchase consideration consisted of initial cash consideration of $15,576 (subject to a final working capital adjustment), earn-out payments equal to up to $5,000 for each of the three 12-month periods following the acquisition date (based on certain revenue performance thresholds), and the issuance of Class F Units of Duff & Phelps with a stated preference value of $3,000 and a fair value of $1,710.

        The acquisition by Duff & Phelps triggered the vesting of the SAR units and entitled the Plan participants to $3,205. The Company also paid a discretionary bonus to key employees of $2,351. The Plan participations obligation and the discretionary bonus aggregated $5,556 and was funded by a capital contribution of $5,556 from Jeffrey Chanin and Company, the parent company of the Company.

        On January 31, 2007, Chanin Capital filed for withdrawal from its registered U.S. broker-dealer status, and withdrawal status was granted by the NASD in April of 2007.

Independent Auditors' Report

The Board of Directors and Unitholders of Duff & Phelps Acquisitions, LLC:

        We have audited the accompanying balance sheet of Standard & Poor's Corporate Value Consulting (a division of the The McGraw-Hill Companies, Inc.) as of September 30, 2005, and the related statement of operations, comprehensive income and retained earnings/(accumulated deficit) and cash flows for the nine-months ended September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Standard & Poor's Corporate Value Consulting (a division of the The McGraw-Hill Companies, Inc.) as of September 30, 2005, and the results of its operations and its cash flows for the nine-months ended September 30, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
New York, New York

May 21, 2007

Report of Independent Auditors

The Board of Directors and Shareholders of
The McGraw-Hill Companies, Inc.

        We have audited the accompanying balance sheet of Standard & Poor's Corporate Value Consulting ("Company"), a division of The McGraw-Hill Companies, Inc., as of December 31, 2004 and the related statement of operations, comprehensive income and accumulated deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Standard & Poor's Corporate Value Consulting as of December 31, 2004 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
New York, New York
June 17, 2005

Standard & Poor's Corporate Value Consulting
Balance Sheets
(In thousands)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash	$279	$13
Accounts receivable, net of allowance for doubtful accounts of $490 and $1,374 for 2005 and 2004, respectively	21,692	15,453
Unbilled services	13,457	8,282
Deferred tax assets (Note 6)	1,697	1,618
Other current assets	385	546

Total current assets	37,510	25,912
Property and equipment, net of accumulated depreciation of $1,809, and $1,120 for 2005 and 2004, respectively (Note 3)	3,443	4,045
Goodwill (Note 4)	78,753	78,753
Intangible assets, net (Note 4)	6,568	11,628
Due from affiliates	20,771	9,567
Other assets	1,026	1,334

Total assets	$148,071	$131,239

LIABILITIES AND PARENT'S EQUITY
Current liabilities:
Accounts payable	$2,844	$3,859
Accrued expenses	1,934	4,239
Incentive compensation	10,580	6,497
Deferred revenues	5,452	1,973
Income taxes payable to Parent	9,481	654

Total current liabilities	30,291	17,222
Deferred compensation (Note 5)	3,994	3,806
Defered tax liabilites (Note 6)	502	4,282

Total liabilities	34,787	25,310
Parent's equity:
Capital contribution from Parent	106,324	106,324
Retained earnings/(accumulated deficit)	7,104	(270)
Accumulated other comprehensive loss, net of tax:
Foreign currency translation adjustments	(144)	(125)

Total Parent's equity	113,284	105,929

Total liabilities and Parent's equity	$148,071	$131,239

See accompanying notes to the financial statements.

Standard & Poor's Corporate Value Consulting
Statements of Operations, Comprehensive Income and
Retained Earnings/(Accumulated Deficit)
(In thousands)

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
Revenues:
Revenue	$102,423	$107,440
Reimbursable expenses	7,526	7,272

Net Revenue	109,949	114,712
Direct client service costs:
Employee compensation, including benefits (including $761 and $1,015 of equity-based compensation in 2005 and 2004, respectively)	54,733	61,023
Client reimbursable expenses	7,595	7,272
Other direct client service costs	1,877	3,585

Total direct client service costs	64,205	71,880
Operating expenses:
Employee compensation, including benefits (including $300 and $406 of equity-based compensation in 2005 and 2004, respectively)	8,346	9,208
Selling, general and administrative expenses	14,878	21,785
Allocated administrative costs (Note 8)	3,075	2,579
Depreciation and amortization	2,729	3,491
Impairment of other intangibles	3,329	—

Total operating expenses	32,357	37,063
Income before provision in lieu of income taxes	13,387	5,769
Provision in lieu of income taxes (Note 6)	(6,013)	(3,131)

Net income	$7,374	$2,638

Foreign currency translation adjustments	(19)	(113)

Comprehensive income	$7,355	$2,525

Accumulated deficit at beginning of year	(270)	(2,908)
Net income	7,374	2,638

Retained earnings/(accumulated deficit) at end of year	$7,104	$(270)

See accompanying notes to the financial statements.

Standards & Poor's Corporate Value Consulting
Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
Cash flows from operating activities
Net income	$7,374	$2,638
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation	689	785
Amortization of intangibles	2,040	2,706
Impairment of intangibles	3,329	—
Provision for allowance for doubtful accounts	(884)	910
Deferred income taxes	(3,859)	2,719
Changes in operating assets and liabilities:
Accounts receivable	(5,355)	(1,796)
Unbilled services	(5,175)	3,434
Other current assets	161	(203)
Accounts payable	(1,015)	1,210
Accrued expenses	(2,305)	394
Incentive compensation	4,083	2,101
Deferred revenues	3,479	(168)
Due from/to affiliates	(11,204)	(14,351)
Income taxes payable to Parent	8,827	654
Deferred compensation	188	703

Net cash provided by operating activities	373	1,736

Purchase of property and equipment	(88)	(1,723)

Net cash used in investing activities	(88)	(1,723)

Effect of exchange rate on cash	(19)	—
Net increase in cash	266	13
Cash at beginning of year	13	—

Cash at end of year	$279	$13

See accompanying notes to the financial statements

Standards & Poor's Corporate Value Consulting
Notes to Financial Statements

(In thousands, except per share data)

1.    Description of the Business

        Standard & Poor's Corporate Value Consulting, (CVC or the Company) provides valuation and financial advisory services principally to clients in North America. The Company specializes in valuing tangible assets and determining business enterprise values, and services a full spectrum of multi-national clients, including public corporations, private equity firms, and middle market companies. The McGraw-Hill Companies, Inc. (McGraw-Hill or Parent) acquired the assets of the CVC business from PricewaterhouseCoopers LLP (PwC) in 2001.

2.    Summary of Significant Accounting Policies

Organization and Basis of Presentation

        The financial statements include the accounts of CVC, a division of Standard & Poor's (S&P), itself an operating segment of McGraw-Hill. The financial statements of CVC reflect the financial position, results of operations and cash flows of CVC based on historical financial statements of McGraw-Hill, with the exception of accounting for income taxes, which for purposes of these financial statements, has been computed as if CVC had filed its own separate tax returns (see Note 6).

        CVC has material transactions with its Parent and affiliates, including allocations by the Parent to CVC of certain Parent corporate expenses relating to CVC (see Note 8). In the opinion of management, the allocation method is reasonable. The financial statements do not necessarily reflect the financial position and results of operations that would have existed had CVC been an independent company.

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Critical estimates include the amount of proportional performance under client engagements for the purposes of determining revenue recognition, accounts receivable and unbilled services valuation, incentive compensation, useful lives of intangible assets and the carrying value of goodwill and intangible assets. Actual results may vary from such estimates.

Revenue Recognition

        The Company recognizes revenues in accordance with Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition. Revenue is recognized when persuasive evidence of an arrangement exists, the related services are provided, the price is fixed or determinable and collectibility is reasonably assured.

        Revenues are generated from valuation and financial advisory services. The Company typically enters into these engagements on either a time-and-materials basis or a fixed-fee basis.

        Revenues from fixed fee engagements are recognized as the services are provided under a proportional performance method. The nature of services typically provided under fixed fee engagements include (but are not limited to) purchase price allocations, goodwill and intangible asset impairment, international business combinations, option valuations, transfer pricing and litigation support services. Revenues for engagements under a proportional performance method are recognized based on estimates of work completed versus the total services to be provided under the engagement. Estimates of work completed are based on the level of services or billable hours provided by each member of the engagement team during the period relative to the estimated total level of effort or total billable hours required to perform the engagement. These estimates are continually monitored during the term of the contract and if appropriate are amended as the contract progresses.

        Revenue recognition is affected by a number of factors that change the estimated amount of work required to complete the project such as changes in scope, the staffing on the engagement and the level of client participation. Periodic engagement reviews require the Company to make judgments and estimates regarding the overall profitability and stage of project completion, which, in turn, affect how the Company recognizes revenue.

        Losses, if any, on fixed-fee engagements are recognized in the period in which the loss becomes probable and reasonably estimable.

        The Company has engagements for which the revenues are contingent on successful completion of the project. Any contingent revenue on these contracts is not recognized until the contingency is resolved and payment is reasonably assured. Retainer fees under these arrangements are deferred and recognized ratably over the period in which the related service is rendered. Costs related to these engagements are expensed as incurred.

        Revenues for contracts with multiple elements are allocated pursuant to Emerging Issues Task Force Issue 00-21, "Revenue Arrangements with Multiple Deliverables," based on the lesser of the element's fair value or the amount that is not contingent on future delivery of another element. If the amount of non-contingent revenues allocated to a delivered element is less than the costs to deliver such services, then such costs are deferred and recognized in future periods when the revenues become non-contingent. Fair value is determined based on the prices charged when each element is sold separately. Revenues are recognized in accordance with our accounting policies for the elements. Elements qualify for separation when the services have value on a stand-alone basis and fair value of the separate element exists. While determining fair value and identifying separate elements requires judgment, generally fair value and the separate elements are readily identifiable as the Company sells those elements individually outside of a multiple services engagement.

        Differences between the timing of billings and the recognition of revenue are recognized as either unbilled services or deferred revenue. Revenues recognized for services performed but not yet billed to clients have been recorded as unbilled services. Client prepayments and retainers are classified as deferred revenue and recognized as earned.

        Reimbursable expenses, including those relating to travel, other out-of-pocket expenses and any third-party costs, of $7,526 and $7,272, respectively, for the nine months ended September 30, 2005 and for the year ended December 31, 2004 are included as a component of revenues. Expense reimbursements that are billable to clients are included in total revenues, and an equivalent amount of reimbursable expenses are included in total direct client service costs. Reimbursable expenses related to time and materials and fixed-fee engagements are recognized as revenue in the period in which the expense is incurred and collectibility is reasonably assured.

Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are recorded at face amounts less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts by calculating and recording a specified percentage of the individual open receivable balances based on the aging of the outstanding receivable. Specific allowances are also recorded based on historical experience, analysis of past due accounts, client creditworthiness and other current available information.

        The allowance for doubtful accounts is recorded as a reduction of revenue to the extent the provision relates to fee adjustments and to discretionary pricing adjustments. To the extent the allowance relates to a client's inability to make required payments on an accounts receivable, the allowance is recorded as an operating expense. The allowance for doubtful accounts totaled $490 and $1,374 as of September 30, 2005 and December 31, 2004, respectively.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of receivables from clients. The Company performs ongoing credit evaluations of its major customers and maintains allowances for potential credit losses. To the extent receivables from clients become delinquent, collection activities commence. No single client balance is considered large enough to pose a significant credit risk.

Property and Equipment

        Property and equipment are recorded at cost, less accumulated depreciation. Property and equipment are depreciated using the straight-line method based upon the following estimated useful lives: leasehold improvements—over the lesser of the estimated useful life of the asset or the remaining life of the lease; equipment and furniture—two to ten years; and software, computers and related equipment—two to five years.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of purchase price and related acquisition costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill and other intangible assets that arose from McGraw-Hill's acquisition of CVC amounted to $78,753 and $21,430, respectively.

        The Company evaluates goodwill for impairment annually or if circumstances indicate a possible impairment may exist, using a two-step impairment test approach at the reporting unit level. In the first step, the fair value for the reporting unit is compared to its book value, including goodwill. If the fair value of the reporting unit is less than the book value, a second step is performed that compares the implied fair value of the reporting unit's goodwill to the book value of the goodwill. The fair value for the goodwill is determined based on the difference between the fair values of the reporting units and the net fair values of the identifiable assets and liabilities of such reporting units. If the fair value of the goodwill is less than the book value, the difference is recognized as impairment. The Company has concluded that there has been no impairment of goodwill.

Impairment of Long-Lived Assets

        The Company accounts for impairment of long-lived assets, including amortizable assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As a result, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

        Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to forecasted undiscounted net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is determined based on discounted cash flows, appraised values or management's estimates, depending upon the nature of the assets.

        In the nine-months ended September 30, 2005, the Company concluded that its customer relationship intangible asset acquired in the CVC acquisition in 2001 was impaired. As such, the Company recognized an impairment charge of $3,329 in the accompanying financial statements.

Fair Value of Financial Instruments

        The Company's financial instruments consist of cash, accounts receivable, accounts payable, accrued expenses, and other liabilities. As of September 30, 2005 and December 31, 2004 the fair value of these instruments approximated their carrying value.

Foreign Currency Translation

        The Company's foreign operations use their local currency as their functional currency. Financial statements of foreign subsidiaries are translated into U.S. dollars using period-end exchange rates for assets and liabilities and weighted average exchange rates for revenues and expenses. Adjustments resulting from translating net assets are reported as a separate component of accumulated other comprehensive income within Parent's equity under the caption currency translation adjustment. Transaction gains and losses were immaterial for all periods presented.

Other Comprehensive Income

        Comprehensive income is a measure of income which includes both net income and other comprehensive income or loss. Other comprehensive income or loss results from items deferred from recognition into the statement of operations. Accumulated other comprehensive loss is separately presented on the Company's balance sheet as part of Parent's equity. Other comprehensive loss as a result of foreign currency translation adjustments was $(19) and $(113), respectively, in the nine months ended September 30, 2005 and the year ended December 31, 2004.

Stock-Based Compensation

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), the Company measures compensation expense for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to

Employees (APB 25). As required by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment to SFAS No. 123, the following table illustrates the effect on net income as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation in the form of McGraw-Hill stock.

	Nine months ended September 30, 2005	Year Ended December 31, 2004
Net income, as reported	$7,374	$2,638
Stock-based compensation cost
included in net income, net of tax	467	729
Fair value of stock-based
compensation cost, net of tax	(775)	(1,879)

Pro forma net income	$7,066	$1,488

Advertising Expense

        The cost of advertising is expensed as incurred. The Company incurred $361 and $1,112 in advertising costs in the nine-months ended September 30, 2005 and for the year ended December 31, 2004, respectively.

Income Taxes

        McGraw-Hill accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. CVC's income before taxes on income is included in the consolidated federal income tax return of McGraw-Hill and in a number of combined state tax returns. Income tax payments made by McGraw-Hill or benefits received, as part of the consolidated tax returns, are charged or credited to CVC through an intercompany account by McGraw-Hill when the tax liability for purposes of filing the tax return is determined.

        The calculation of CVC's provision or benefit in lieu of income taxes is based upon a standalone, separate tax return basis. These calculations reflect what CVC's estimated historical income taxes would have been had CVC been a stand-alone company during the periods presented. CVC has been a member of the Parent's consolidated federal and state tax returns, and has filed in certain states with the Parent on a combined or unitary basis. McGraw-Hill did not reimburse CVC for its net operating losses and tax credits that were utilized in the McGraw-Hill consolidated tax returns. These calculations do not necessarily reflect what CVC's future income taxes will be, nor do they reflect tax strategies that CVC would have followed or will follow on a standalone entity basis, given that its tax position was being managed by McGraw-Hill for the benefit of McGraw-Hill on a consolidated basis.

3.    Property and Equipment, Net

        Property and equipment consisted of the following:

	September 30, 2005	December 31, 2004
Leasehold improvements	$1,701	$1,703
Furniture and equipment	3,551	3,462

	5,252	5,165

Less accumulated depreciation	(1,809)	(1,120)

Property and equipment, net	$3,443	$4,045

4. Intangible Assets

        The following table summarizes other intangible assets:

	September 30, 2005	December 31, 2004
Customer relationships	$19,400	$19,400
Accumulated amortization	(9,543)	(8,874)
Impairment of customer relationship	(3,289)	—

Net customer relationships	6,568	10,526

Other intangible assets	2,030	2,030
Accumulated amortization	(1,990)	(928)
Impairment of other intangibles	(40)	—

Net other intangible assets	—	1,102

Total intangible assets	$6,568	$11,628

        Customer relationships acquired in the CVC acquisition were amortized over an expected life of 15 years. Other customer relationships are being amortized over an expected life of 10 years. Other intangible assets were being amortized over one year or less.

        The annual amortization expense for intangible assets for the next five years is approximately (excluding $185 which will be expensed October—December 2005):

2006	$740
2007	740
2008	740
2009	740
2010	740
Thereafter	2,683

5. Deferred Compensation

        At the time of acquisition in 2001, McGraw-Hill agreed to establish a deferred compensation arrangement for certain employees of CVC to replace a portion of future retirement benefits they would have been entitled to under a pre-existing retirement plan that was not assumed as part of the acquisition. Benefits under this deferred compensation arrangement vest over five years. Furthermore, balances accrue interest based on the annual rate of return in the McGraw-Hill Savings Incentive Plan Stable Asset Fund for the respective periods. Payments for vested balances are made when the individual leaves the Company or retires. Interest accrued in the nine-months ended September 30, 2005 and the year ended December 31, 2004 was $164 and $209, respectively.

6. Provision in Lieu of Income Taxes

        The calculation of CVC's provision or benefit in lieu of income taxes is based upon a standalone, separate tax return basis. These calculations reflect what CVC's estimated historical income taxes would have been had CVC been a standalone company during the periods presented. CVC has been a member of the Parent's consolidated federal and state tax returns, and has filed in certain states with the Parent on a combined or unitary basis. McGraw-Hill did not reimburse CVC for its net operating losses and tax credits that were utilized in McGraw-Hill consolidated tax returns. These calculations do not necessarily reflect what CVC's future income taxes will be, nor do they reflect tax strategies that CVC would have followed or will follow on a stand-alone entity basis, given that its tax position was being managed by the Parent for the benefit of the Parent on a consolidated basis.

        A reconciliation of the Federal statutory income tax rate to CVC's effective income tax rate for financial statement reporting purposes follows:

	Nine months ended September 30, 2005	Year ended December 31, 2004
U.S. statutory income tax rate	35.0%	35.0%
Effect of state and local income taxes	7.0%	9.0%
Meals and entertainment	2.2%	10.3%

Effective income tax rate	44.2%	54.3%

        The provision in lieu of income taxes consists of the following:

	Nine months ended September 30, 2005	Year ended December 31, 2004
Federal:
Current	$(7,901)	$(545)
Deferred	3,216	(2,066)

Total Federal	(4,685)	(2,611)

State and Local:
Current	(1,580)	(109)
Deferred	643	(411)

Total state and local	(937)	(520)

Foreign	(391)	—

Total provision in lieu of income taxes	$(6,013)	$(3,131)

        The principal temporary differences between the accounting for income and expenses for financial reporting and income tax purposes are as follows:

	September 30, 2005	December 31, 2004
Deferred tax liabilities:
Goodwill and other intangible assets	$(6,289)	$(6,438)
Fixed assets	(415)	(508)
Other	(53)	(53)

Total deferred tax liabilities	(6,757)	(6,999)

Deferred tax assets:
Reserves and accruals	1,697	1,618
Deferred compensation	6,255	2,717

Total deferred tax assets	7,952	4,335

Net deferred tax (liabilities) assets	$1,195	$(2,664)

        For the nine-months ended September 30, 2005, the current income taxes payable to McGraw-Hill have not been reduced for tax deductions attributable to stock-based compensation. For the year ended December 31, 2004, the current income taxes payable to McGraw-Hill has been reduced by $1,175 for tax deductions attributable to stock-based compensation. The related income tax benefits of this stock-based compensation were credited as additional amounts due to Parent.

        By virtue of being included in the previously filed consolidated tax returns of the Parent, the Company is part of a consolidated entity that is routinely under audit by Federal, state, local and foreign authorities in the area of income taxes and the remittance of sales and use taxes. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. It is the opinion of management that any audit assessments from tax authorities on the Parent will not have a material effect on the Company's standalone financial position or its results of operations.

7. Lease Obligations

        CVC shares certain facilities with its Parent and other affiliates. The Parent charges rent to CVC pro-rata based on the square footage occupied. Rental expense, including the shared facilities amounted to $5,601 for the nine months ended September 30, 2005 and $4,405 for the year ended December 31, 2004.

        CVC has certain office space in which is leased by the Parent on behalf of and is solely used by CVC. Future minimum lease payments under these operating leases at September 30, 2005 are as follows (excluding the $444 of payments due October—December 2005):

2006	$1,848
2007	1,884
2008	1,722
2009	587
2010	225
Thereafter	—

8. Transactions with Parent and Affiliates

        Administrative Services:    McGraw-Hill and its subsidiaries provide CVC certain legal tax, accounting, technology, marketing, contract licensing, billing and customer support service support. In the nine-months ended September 30, 2005 and the year ended December 31, 2004 the Parent charged CVC $3,075 and $2,579, respectively, for these services. These amounts are included in allocated administrative costs in the statements of operations, comprehensive income and accumulated deficit.

        Fringe and Other Employee Benefits:    McGraw-Hill allocates the costs of fringe benefits to CVC based on a percentage of payroll, which is established as of the beginning of each year. Employee benefit costs include statutory benefits such as social security, worker's compensation, unemployment insurance and company-sponsored benefits covering healthcare, life insurance and retirement plans.

        Through its healthcare plans, McGraw-Hill provides certain medical, dental and life insurance benefits for both active and retired employees and their eligible dependents. The medical and dental plans are contributory, while the life insurance plan is noncontributory. As part of its retirement plans, eligible employees of CVC participate in McGraw-Hill's non-contributory defined pension plan under which benefits are based on employee career employment compensation. McGraw-Hill also has a voluntary deferred compensation plan under which the Parent matches employee contributions up to a certain level of compensation and a employee retirement account plan under which the Parent may contribute a percentage of eligible employee's compensation.

        For the nine-months ended September 30, 2005 and the year ended December 31, 2004 McGraw-Hill allocated $12,709 and $14,592, respectively, to CVC for fringe benefits, including equity-based compensation. These amounts are included in compensation in the statements of operations, comprehensive income and accumulated deficit. The amounts incurred by CVC for fringe and other employee benefits could differ on a standalone basis.

9. Commitments and Contingencies

        CVC is involved in various claims or disputes arising in the normal course of business. Management does not believe these matters will have a material adverse effect on the Company's financial position or results of operations.

10. Stock Plan Awards

        McGraw-Hill has stock option plans that provide for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, deferred stock or other stock-based awards. McGraw-Hill common stock is the underlying for all stock plan awards. Options may not be granted at a price less than the market value of McGraw-Hill's common stock at date of grant, vest in two years in equal annual installments and have a maximum term of ten years.

        The Company changed the valuation model used for estimating the fair value of options granted in the first quarter of 2005 from the Black-Scholes option-pricing model to a lattice-based option-pricing model. This change was made because the Parent believed that the lattice model provides a better estimate of fair value of options granted. The fair value of each option grant was estimated on the date of the grant using a lattice model in the nine months ended September 30, 2005 and the Black-Scholes model in the year ended 2004, using the following assumptions:

	Nine months ended September 30, 2005	Year ended December 31, 2004
Risk free average interest rate	1.99–4.64%	2.9%
Dividend yield	1.6%	1.6%
Volatility	16–24%	17%
Expected life	0.5–6.8 years	5 years
Weighted average fair value of grants	$8.90	$6.40

        The options outstanding at September 30, 2005 had a range in exercise price of $29.50 to $43.25 and a weighted-average remaining contractual life of 1.6 years. McGraw-Hill issued a two-for-one stock split in May 2005. All options, restricted stock and share amounts presented below have been restated to reflect the two-for-one stock split. Options outstanding as of September 30, 2005 and December 31, 2004 and activity during the nine-months ended September 30, 2005 and year ended December 31, 2004 is as follows:

	Number of awards	Weighted- average Exercise Price
Outstanding as of January 1, 2004	780,826	$29.96
Granted	416,458	38.36
Exercised	(288,436)	30.03
Cancelled and expired	(59,538)	34.25

Outstanding as of December 31, 2004, adjusted	849,310	$33.76
Granted	326,707	43.51
Exercised	(199,221)	46.36
Cancelled and expired	(19,269)	35.05

Outstanding as of September 30, 2005	957,527	$37.58

        A summary of restricted stock is as follows:

	Nine months ended September 30, 2005	Year ended December 31, 2004
Restricted shares issued	38,130	43,744
Average market value of shares issued	$43.27	$38.32
Restricted stock compensation charged to expense	$1,062	$1,302
Restricted shares outstanding at end of period	111,512	99,712

11. Sale of Corporate Value Consulting

        On September 30, 2005, CVC was acquired by Duff & Phelps Acquisitions, LLC, through its wholly-owned subsidiary Duff & Phelps, LLC. The total cash purchase price paid to McGraw-Hill was $118,667 which includes a final net working capital payment made in 2006.

12. Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (Revised), Share-Based Payment (SFAS 123(R)). SFAS 123(R) is a revision of SFAS 123, and supersedes APB 25. The Company would have been required to adopt Statement 123(R) beginning January 1, 2006.

        In May 2005, SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS 154), was issued by the FASB and is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 applies to all voluntary changes in accounting principles and to changes required by accounting pronouncements that do not contain transition provisions. SFAS 154 requires, among other things, the retrospective application to prior periods' financial statements of changes in accounting principles as opposed to including in net income the cumulative effect of the change in accounting principal in the period of adoption, which was the standard under APB Opinion No. 20, Accounting Changes.

        In June 2006, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), was issued by the FASB and is effective for fiscal years beginning after December 15, 2006. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The future impact of FIN 48 on the Company's provisions would have been considered by the Company and its Parent.

        In September 2006, SFAS No. 157 Fair Value Measurements (SFAS 157) was issued by the FASB and is effective for fiscal years beginning after November 15, 2007. SFAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year of adoption, which would have been 2007 for the Company.

        In February 2007, SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159) was issued by the FASB. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that currently are not required to be measured at fair value. This is effective no later than fiscal years beginning on or after November 15, 2007.

                Shares

Class A Common Stock

Prospectus
                        , 2007

Goldman, Sachs & Co.	UBS Investment Bank
Lehman Brothers
William Blair & Company
Keefe, Bruyette & Woods
Fox-Pitt, Kelton

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of Class A common stock being registered. All amounts are estimated except the SEC registration fee, the NASD filing fees and the NYSE listing fee.

	Amount To Be Paid
SEC registration fee		$6,140
NASD filing fee		20,500
NYSE listing fee		250,000
Printing and engraving costs		375,000
Legal fees and expenses		2,000,000
Accountants' fees and expenses		*
Blue sky qualification fees and expenses		25,000
Transfer agent fees		5,000
Miscellaneous		*

Total	$	*

*
To be completed by amendment

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys fees). Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law.

        Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors' fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation provides for such limitations on liability for our directors.

        We currently maintain liability insurance for our directors and officers. In connection with this offering, we will obtain additional liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.

        Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 15.    Recent Sales of Unregistered Securities.

        None.

Item 16.    Exhibits.

        (a)   See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

        (b)   Financial Statement Schedules

        None.

Item 17.    Undertakings.

        (1)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (2)   The undersigned registrant hereby undertakes that:

          (a)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each underwriter.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 9, 2007.

DUFF & PHELPS CORPORATION
By:	/s/ NOAH GOTTDIENER Noah Gottdiener Chairman of the Board and Chief Executive Officer

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on August 9, 2007.

Signature	Title

/s/ NOAH GOTTDIENER Noah Gottdiener	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ * Gerard Creagh	President and Director
/s/ JACOB SILVERMAN Jacob Silverman	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ * Robert Belke	Director
/s/ * Peter Calamari	Director
/s/ * William Carapezzi	Director
/s/ * Harvey Krueger	Director
/s/ * Sander Levy	Director
/s/ * Jeffrey Lovell	Director
*By:	/s/ EDWARD S. FORMAN Edward S. Forman Attorney-in-fact

EXHIBIT INDEX

Number	Description
1.1	Form of Underwriting Agreement**
3.1	Form of Amended and Restated Certificate of Incorporation of Duff & Phelps Corporation**
3.2	Form of Amended and Restated By-Laws of Duff & Phelps Corporation**
3.3	Third Amended and Restated Limited Liability Company Agreement of Duff & Phelps Acquisitions, LLC*
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
10.1	Credit Agreement dated September 30, 2005, between Duff & Phelps, LLC, Duff & Phelps Acquisitions, LLC, Lenders party thereto and General Electric Capital Corporation, including amendments thereto, dated as of June 14, 2006 and October 31, 2006**
10.2	Amendment No. 1, dated June 14, 2006 to the Credit Agreement, dated September 30, 2005, between Duff & Phelps, LLC, Duff & Phelps Acquisitions, LLC, Lenders party thereto and General Electric Capital Corporation.**
10.3	Amendment No. 2, dated October 31, 2006, to the Credit Agreement, dated September 30, 2005, between Duff & Phelps, LLC, Duff & Phelps Acquisitions, LLC, Lenders party thereto and General Electric Capital Corporation.**
10.4	Registration Rights Agreement, by and between Duff & Phelps Corporation, Duff & Phelps Acquisitions LLC, Lovell Minnick Equity Partners LP, LM Duff Holdings, LLC, Vestar Capital Partners IV L.P., Vestar/D&P Holdings, LLC and the Holders as set forth in the Agreement*
10.5	Tax Receivable Agreement, by and between Duff & Phelps Corporation, Duff & Phelps Acquisitions, LLC and the Members as set forth in the Agreement*
10.6	Exchange Agreement, by and between Duff & Phelps Acquisitions, LLC, Lovell Minnick Equity Partners LP, LM Duff Holdings, LLC, Vestar Capital Partners IV, L.P., Vestar/D&P Holdings, LLC and the Members as set forth in the Agreement*
10.7	Employment Agreement, dated July 17, 2007, by and between Duff & Phelps, LLC and Noah Gottdiener**
10.8	Employment Agreement, dated July 17, 2007, by and between Duff & Phelps, LLC and Gerard Creagh**
10.9	Employment Agreement, dated July 17, 2007, by and between Duff & Phelps, LLC and Jacob Silverman**
10.10	Employment Agreement, dated July 17, 2007, by and between Duff & Phelps, LLC and Brett Marschke**
10.11	Employment Agreement, dated July 17, 2007, by and between Duff & Phelps, LLC and Edward Forman**
10.12	Duff & Phelps Corporation 2007 Omnibus Stock Incentive Plan*
10.13	Name Use Agreement, dated as of July 1, 1996, by and between Phoenix Duff & Phelps Corporation and Duff & Phelps, LLC**
21.1	List of Subsidiaries
23.1	Consent of KPMG LLP
23.2	Consent of KPMG LLP
23.3	Consent of Grant Thornton LLP
23.4	Consent of Ernst & Young LLP
23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)*
24.1	Power of Attorney**
24.2	Power of Attorney of William R. Carapezzi**

*
To be filed by amendment

**
Previously Filed

QuickLinks

TABLE OF CONTENTS
MARKET AND INDUSTRY DATA AND FORECASTS
PROSPECTUS SUMMARY
THE OFFERING
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Organization and Structure
Risks Related To This Offering
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
OUR STRUCTURE
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA FINANCIAL INFORMATION
Unaudited Consolidated Pro Forma Statements of Operations
Unaudited Consolidated Pro Forma Statements of Operations
Unaudited Condensed Consolidated Pro Forma Balance Sheet
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF INDEBTEDNESS
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Index to financial statements
DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES Condensed Consolidated Balance Sheets (In thousands, except unit amounts)
DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands)
DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES Condensed Consolidated Statements of Unitholders' Equity/(Deficit) and Comprehensive Income/(Loss) (In thousands, except unit amounts)
DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES Condensed Consolidated Statements of Unitholders' Equity/(Deficit) and Comprehensive Income/(Loss) (Continued) (In thousands, except unit amounts)
DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (In thousands)
DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES Notes to Condensed Consolidated Financial Statements June 30, 2007 and June 30, 2006 (In thousands, except unit amounts and as otherwise indicated) (Unaudited)
DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES Notes to Condensed Consolidated Financial Statements June 30, 2007 and June 30, 2006 (In thousands, except unit amounts and as otherwise indicated) (Unaudited)
DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES Notes to Condensed Consolidated Financial Statements June 30, 2007 and June 30, 2006 (In thousands, except unit amounts and as otherwise indicated) (Unaudited)
Report of Independent Registered Public Accounting Firm
Independent Auditors' Report
DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES Consolidated Balance Sheets (In thousands, except unit amounts)
DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES Consolidated Statements of Operations (In thousands)
DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES Consolidated Statements of Unitholders' Equity/(Deficit) and Comprehensive Income/(Loss) (In thousands, except unit amounts)
DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands)
DUFF & PHELPS ACQUISITIONS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2006 and 2005 (In thousands, except unit amounts or as otherwise indicated)
Independent Auditors' Report
CHANIN CAPITAL PARTNERS LLC AND SUBSIDIARIES (A Majority Owned Subsidiary of Jeffrey Chanin and Company) Consolidated Statement of Operations Ten-Months ended October 31, 2006 (In thousands)
CHANIN CAPITAL PARTNERS LLC AND SUBSIDIARIES (A Majority Owned Subsidiary of Jeffrey Chanin and Company) Consolidated Statement of Cash Flows Ten-Months ended October 31, 2006 (In thousands)
CHANIN CAPITAL PARTNERS LLC AND SUBSIDIARIES (A Majority Owned Subsidiary of Jeffrey Chanin and Company) Notes to Consolidated Financial Statements October 31, 2006 (In thousands except unit amounts)
Independent Auditors' Report
Report of Independent Auditors
Standard & Poor's Corporate Value Consulting Balance Sheets (In thousands)
Standard & Poor's Corporate Value Consulting Statements of Operations, Comprehensive Income and Retained Earnings/(Accumulated Deficit) (In thousands)
Standards & Poor's Corporate Value Consulting Statements of Cash Flows (In thousands)
Standards & Poor's Corporate Value Consulting Notes to Financial Statements (In thousands, except per share data)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
EXHIBIT INDEX